As filed with the Securities and Exchange Commission on September 27, 2012

Registration No. 333-172165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LIGHTING SCIENCE GROUP CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	3646	23-2596710
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

(321) 779-5520

(Address and telephone number of principal executive offices)

Lighting Science Group Corporation

Attention: Thomas C. Shields, Chief Financial Officer

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

(321) 779-5520

(Name, address and telephone number of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Greg R. Samuel, Esq. Haynes and Boone, LLP 2323 Victory Avenue, Suite 700 Dallas, TX 75219 (214) 651-5000 Fax: (214) 200-0577

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Explanatory Note

As contemplated by Rule 479 promulgated under the Securities Act of 1933, as amended, this Pre-Effective Amendment No. 2 to our Registration Statement on Form S-1 (this “Amendment No. 2”) is filed to update the registration statement to comply with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder. We have not determined when, or if, we will make a public offering of our securities or whether any such offering will be pursuant to the prospectus contained herein. Accordingly, all statements in this Amendment No. 2 concerning our intention to offer for sale and list our securities, and our intended use of the proceeds from any such offer and sale, are subject to our determination to proceed with such offering.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated             , 2012

Shares

Common Stock

Lighting Science Group Corporation is offering                  shares of its common stock. We intend to apply to have our common stock listed on the NASDAQ stock market under the symbol “LSGC.” We anticipate that the public offering price will be between $          and $          per share.

Our common stock is currently traded on the Over-the-Counter Bulletin Board under the symbol “LSCG.OB.”

Investing in our common stock involves risks. See “Risk factors” beginning on page 9 of this prospectus.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to Lighting Science Group Corporation	$	$

(1)	We entered into an agreement with Moelis & Company LLC pursuant to which we agreed to pay Moelis & Company LLC a fee of $200,000 for financial advisory services in connection with this offering, and which we have not included in the underwriting discounts and commissions.

We have granted the underwriters the right to purchase up to                  additional shares of our common stock to cover over-allotments.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares to purchasers on             , 2012.

            , 2012

Innovation **Technology** Value **Sustainability**

Lighting Science Group is a market leader in LED lighting technology.

LightingScience®

Changing the way the world experiences light.

LSG_052

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If you receive any information not authorized by us, then you should not rely on it.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

i

Summary

This summary highlights certain information included elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read this entire prospectus carefully, including the risks discussed in “Risk factors” and our consolidated financial statements and related notes included elsewhere in this prospectus. Some of the statements in this summary constitute forward-looking statements. See “Forward-looking statements” for additional information.

As used in this prospectus, unless the context otherwise indicates, the references to “we,” “us,” “our,” “the company” or “Lighting Science Group” refer to Lighting Science Group Corporation, a Delaware corporation, or, as applicable, its predecessor entities and, where appropriate, its wholly-owned subsidiaries.

Overview

We are one of the world’s premier light emitting diode (“LED”) lighting companies and North America’s largest LED bulb manufacturer. We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our broad product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose-built LED-based luminaires (light fixtures). Our lamps and luminaires are used for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. Our manufacturing operations are currently based in our Satellite Beach, Florida headquarters and our Monterrey, Mexico site. We also have a contract manufacturing agreement with Jabil Circuit, Inc., a NYSE-listed, global electronics manufacturer (“Jabil”), for manufacturing in Chihuahua, Mexico. On September 26, 2012, we announced our plan to cease manufacturing at our Monterrey, Mexico site and transition such production to facilities operated by Jabil by the end of 2012. We believe our proprietary technology, unique designs, and key relationships throughout the LED lighting supply chain position us favorably as LEDs increasingly replace existing lighting technologies.

Our in-house design of power supplies, thermal management solutions and optical systems, along with our detailed specification of the packaged LEDs incorporated into our products provides us with a distinctive ability to manage the interrelationships between components and subsystems. This system-based approach enables us to provide a broader and more relevant range of products that deliver industry-leading performance while offering shorter periods for energy cost savings to cover the purchase price of the LED product, or payback periods than many of our competitors. Our performance advantage can be measured by the combination of higher efficacy—as calculated by lumens of light delivered per watt of power consumed, or lm/W—light quality, and reliability.

Our product offerings have been adopted by leading retailers and original equipment manufacturers (“OEMs”) of lighting products such as The Home Depot, Inc. (“The Home Depot”), Osram Sylvania, Inc. (“Osram Sylvania”) and Standard Products, Inc. (“Standard Products”). These businesses sell our products on a co-branded or private label basis. Notably, we are The Home Depot’s preferred provider and product development partner for LED retrofit lamps and luminaires, which are currently sold under its EcoSmart®, Commercial Electric®, and Defiant® lines on a co-branded basis. We have also partnered with Google to develop intelligent lighting products that will be controllable through the Android@Home platform. Large end-users such as Harrah’s Operating Company, Inc., Hilton Hotels Corporation, Simon Property Group, Inc. and Starbucks Corporation also purchase products directly from us. In addition, we sell our luminaires for use in large-scale infrastructure projects including those in Salt Lake City, Mexico City, and Washington, D.C. During 2011 and through the second quarter of 2012, we sold approximately 8.1 million LED retrofit lamps, outpacing many of the largest worldwide suppliers of LED retrofit lamps.

Products and applications

We have an extensive product portfolio in three distinct product families—lamps, infrastructure luminaires, and commercial, architectural and residential luminaires—and also provide custom lighting solutions. We believe the products in each of our three families offer the best combination of lumen output, efficacy, cost per lumen and payback period. We intend to introduce a number of new products within each of our product families during 2012.

Lamps. We offer a broad range of LED retrofit lamps that are designed to fit into existing light fixtures and sockets. We believe these LED retrofit lamps are economically compelling replacements for traditional reflector and globe incandescent and incandescent halogen lamps. Our range of dimmable LED retrofit lamps exhibit consistent color and deliver excellent light distribution and brightness in commercial and residential lighting settings. Our line of retrofit lamps includes DEFINITY® branded retrofit lamps that we sell directly to our customers and through distributors under the Lighting Science Group name as well as co-branded (for The Home Depot) and private label (for Osram Sylvania and Standard Products) retrofit lamps.

Infrastructure luminaires. We offer LED luminaires that combine energy efficiency, long life and excellent light distribution, making them ideal for street lighting as well as for use in parking garages, outdoor areas, warehouses and manufacturing areas. Our infrastructure luminaire product range includes: (i) the PROLIFIC® Series Roadway Luminaires; (ii) the C2D LowBay, BayLight, Flat LowBay and BayLume luminaires for use in parking garages; and (iii) the ShoeBox and WallPack luminaires for use in area and pathway and security lighting, respectively.

Commercial, architectural and residential luminaires. We offer LED luminaires for the commercial, architectural and residential markets. Our SYMETRIE® line of LED luminaires is designed for retail display applications and is available in various profiles and lengths and in color temperatures ranging from cool to warm. This line offers excellent color control to highlight the appearance of high value or perishable products, without generating excessive heat or UV light that may damage these products. We also offer LED-based spot, accent, recessed, pendant and track lighting, which offer uniform illumination and a more energy efficient alternative to incandescent halogen lighting to commercial customers. We are also in the process of launching a line of residential luminaires that will give consumers the opportunity to bring attractive and energy efficient LED lighting to their homes via purpose-built fixtures. We believe our architectural lighting products help architects, lighting designers and builders enhance building structures with light, color, movement and video in both interior and exterior applications. Many of these architectural lighting products are offered through our custom lighting solutions division.

Custom lighting solutions. In addition to our three product families, we also offer custom LED lighting solutions that combine project management, system integration, and advanced control systems and software to create desired lighting effects. Custom projects generate notable revenues and elevate brand visibility, and often inform as to new product applications. Our custom projects have included the New York City Times Square New Year’s Eve Ball and energy efficient lighting for the International Space Station.

Industry background

Accounting for 1% of the global lighting market today, global revenues from the LED lighting market are expected to grow by an estimated 30% per annum to reach approximately $95 billion and constitute 64% of the overall lighting market by 2020 according to a 2011 report by McKinsey & Company. In North America, Europe and Asia, the share of the lighting market represented by LEDs is expected to rise to around 45% in 2016 and around 70% in 2020 on a dollar value basis, including both new fixture installation and light source replacement. In Latin America, the Middle East and Africa, LED market share is expected to rise on a dollar value basis to 35-40% in 2016 and 55-60% in 2020 mainly driven by the growth of major cities and urbanization according to the McKinsey & Company report.

According to the U.S. Department of Energy (“DOE”), LEDs are the most promising technology for reducing the enormous amount of energy consumed by lighting—estimated to account for 25% of all U.S. electricity consumption. Cool white LED lighting products boast an efficacy around 100 lm/W and last as long as 50,000 hours, while warm white LED lighting products have efficacies over 65 lm/W. These efficiencies and expected lives represent a drastic improvement as compared to an efficacy of 13 lm/W and expected life of 1,200 hours for the typical incandescent bulb or 55 lm/W and expected life of 10,000 hours for the typical compact fluorescent bulb.

As LED technology continues to improve, the efficiency advantage of LED lighting products will continue to increase. For example, a March 2010 DOE study projects that cool white LED luminaire efficacies will reach 219 lm/W in 2020.

Reductions in total cost of ownership, which is comprised of the purchase price and ongoing energy and maintenance costs, improve users’ return on investment in LED technology and shorten the payback period. We expect that continuing improvements in LED product efficacy and light quality, coupled with reductions in purchase price, will further reduce the total cost of ownership for LED lighting products and further accelerate their adoption for general illumination purposes. We also anticipate other catalysts to play an increasing role in LED adoption such as increasing consumer and governmental focus on energy efficiency and environmental sustainability; greater demand for enhanced lighting functionality; design differentiation enabled by the smaller size, lower heat output, longer lifetime, dimmability, directionality and wireless controllability of LED lighting products; greater financial incentives for energy efficient technologies from government and utility providers; government regulations restricting incandescent bulb sales after certain deadlines in both the United States and the European Union; and government support for energy efficient lighting. With over 10.3 million LED bulbs sold as of September 24, 2012, we have helped to accelerate the use of LEDs in general illumination.

Our competitive strengths

We are a leading provider of LED retrofit lamps and luminaires for general illumination and believe the following competitive strengths have enabled us to achieve this position:

In-depth understanding of the lighting markets we serve. We have a deep understanding of how multiple components and subsystems function when integrated into LED lighting products under actual operating conditions, as well as knowledge of what attributes end-users truly value for each application our products address. This knowledge is derived from the experience of our management, sales and product development professionals, many of whom have spent the vast majority of their careers at traditional lighting companies and is solidified by our close collaboration with customers from product development through after-market support.

Extensive proprietary technology and know-how. We are a technology integrator with expertise in each of the key technologies used in our products including power supplies and controls, thermal management solutions, optical systems and LED technology. This expertise is complemented by a portfolio of 179 issued and pending U.S. patents that have been developed over the course of nearly a decade of operations.

Comprehensive system-based approach. We are focused on the profound impact the interrelationships between key components and subsystems have on the performance and cost of our products. Accordingly, we design and develop power supplies, thermal management solutions and optical systems used in our products and specify key attributes of the packaged LEDs we incorporate into our products enabling us to finely tune them to improve their interoperability. We do not believe our competitors have the combination of capabilities and organizational structure to duplicate our design approach.

Broad product portfolio sustained by rapid speed to market. Our modular approach to product development enables us to design and develop optimized components and subsystems that we use in multiple products while maintaining the flexibility to modify key attributes of these components and subsystems for the specific needs of individual applications. As a result, we believe we are able to cost-effectively design and commercialize a broader range of retrofit lamps and luminaires at a faster rate than many of our competitors. In addition, our ability to rapidly design key components and subsystems around newly introduced packaged LEDs is a key contributor to our speed to market with performance leading products. Given the rapid pace of LED technology improvement and inherent short product cycles, speed to market is a critical competitive advantage.

Broad market reach through established channels. Our retrofit lamp business benefits from key retailer and lighting OEM relationships, including with The Home Depot, the largest worldwide seller of light bulbs, and with Osram Sylvania, among others, for the sale of our products on a co-branded or private label basis. In addition, our direct sales force has the knowledge of lighting applications required to sell our retrofit lamps and luminaires directly to large end-users and is not impeded by conflict from legacy lighting businesses. We also maintain an established network of independent sales agents and distributors that expand our geographic coverage and offer support for large projects in the infrastructure and commercial and industrial end markets.

Flexible approach to component sourcing. The flexibility of our product designs and our ability to facilitate rapid design adjustments limit our dependence on any single technology or vendor in our supply chain. This latitude in our component sourcing, particularly for packaged LEDs, enables us to mitigate supply risk through a multi-sourcing strategy and enhances our pricing leverage. It also helps insulate us from potential technology changes that represent significant risk to less adaptable competitors.

Experienced personnel with proven ability to drive our strategies. Our long-standing focus on research and commercialization of LED lighting has been a guiding force in building our roster of talent. As a result, our senior management team consists of long-tenured lighting industry professionals as well as LED technology veterans. Our research and development team includes approximately 50 research scientists and engineers with Ph.D.s or Masters degrees in a range of disciplines relevant to the development of LED lighting products. Similarly, our sales and marketing team has prior experience in our markets and channels at traditional lighting companies.

Our strategies

Our objective is to leverage our leadership position in LED lighting products to become the leader in the overall lighting industry as LED adoption accelerates through the following strategies:

Improve our products while lowering their cost to sustain our market position. We will continue to enhance our products by accumulating improvements across all of our component and subsystem technologies and by availing ourselves of further efficiencies by way of their interoperation. These improvements will include innovations relating to new materials, designs and methods, which we believe will provide revolutionary, rather than evolutionary, gains in product performance and manufacturing cost. In addition, we will continue to rapidly optimize our technologies for the most recently introduced and typically higher efficacy packaged LEDs to which we often have early access. We also intend to develop products that incorporate the intelligent control enabled by solid state lighting to offer further reductions in cost of ownership and novel functionality to our customers.

Drive improvements in our manufacturing and supply chain operations. Our capacity migration and expansion plans are meant to ensure that we have adequate capacity to meet anticipated future demand for our products as well as to capture efficiencies that we expect will allow us to materially improve our profitability. Recently, the majority of our products have been produced in Mexico. On September 26, 2012, we announced our plan to cease manufacturing at our Monterrey, Mexico site and transition such production to facilities controlled by Jabil by the end of 2012. However, we plan to continue to utilize our manufacturing operations in Satellite Beach to support our product development team’s efforts to launch new products until they reach full scale commercial volumes and to identify process improvements that drive cost reductions across the entire supply chain. In addition, we are increasingly sourcing critical components and subsystems from suppliers closer to our production sites, working with our customers to develop more robust demand forecasts and implementing new information technology systems to reduce lead times, expediting costs for inbound supplies and other operational inefficiencies.

Expand our market coverage. We will continue to invest in our sales channels to drive further adoption of LED general illumination as well as to improve our share of the market. This investment includes adding experienced lighting professionals to our direct sales force and enlarging the sales team that manages our retail and OEM partners to both help us develop new relationships and increase business with existing ones. We also plan to expand the sales support team that manages our growing roster of independent sales agents and distributors for the infrastructure and commercial and industrial markets in order to provide them with better sales support. In addition, we plan to take a leadership role in the establishment of rebate programs applicable to LED lighting which, while not necessary for the adoption of our products, has the potential to meaningfully accelerate the shift to LED lighting.

Expand our product offering to target further conventional lighting applications. We follow a disciplined approach to the expansion of our business, prioritizing only those applications for which we believe there are currently clear and compelling reasons from a return on investment and total cost of ownership perspective for a potential customer to adopt LED lighting. As the value proposition of LED lighting continues to improve, we will increase the range of applications that we target accordingly.

Extend our technology to non-traditional markets. We plan to continue to develop products for novel applications beyond traditional lighting that can benefit from the unique properties of LED lighting. We believe these potential non-traditional markets help drive our culture of innovation as well as our understanding of LED technology. They may also represent material market opportunities in addition to their promising social benefits.

Risks that we face

Our business is subject to numerous risks, which are highlighted in the section entitled “Risk factors.” These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include:

•	We have a history of losses and negative cash flow. We may be unable to continue operations unless we can generate sufficient cash flow in the future.

•	If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

•

If our developed technology or technology under development does not achieve market acceptance, prospects for our growth and profitability would be limited. Further, if we fail to anticipate and adapt to the rapid technological changes in the LED lighting industry, the products we sell could become obsolete.

•	We rely on our relationships with Osram Sylvania and The Home Depot and the loss of either of these relationships could have a material adverse effect on our financial results.

•	Our financial results may vary significantly from period-to-period, which may lead to volatility in our stock price.

•	Our industry is highly competitive and if we are not able to compete effectively, our prospects for future success will be jeopardized.

•	Failure to achieve or maintain effective internal controls could have a material adverse effect on our operations and our stock price.

•	We rely upon key members of our management team and other key personnel and a loss of key personnel could prevent or significantly delay the achievement of our goals.

•	Our international operations are subject to legal, political and economic risks.

Relationship with Pegasus Capital

We are controlled by affiliates of Pegasus Capital Advisors, L.P. (“Pegasus Capital”), a U.S.-based private equity fund manager that provides capital and strategic solutions to middle market companies across a variety of industries. Established in 1995, Pegasus Capital currently manages approximately $2.0 billion in assets through several private equity funds and has made more than 80 investments since its inception. Historically, Pegasus Capital has invested in our capital stock through LSGC Holdings LLC (“LSGC Holdings”), Pegasus Partners IV, L.P. (“Pegasus IV”) and LED Holdings, LLC (“LED Holdings”). Additionally, as described in more detail in section “Certain relationships and related transactions” below, each of PCA LSG Holdings LLC (“PCA Holdings”) and LSGC Holdings II LLC (“Holdings II”), affiliates of Pegasus Capital, hold shares of our newly designated Series I Convertible Preferred Stock (“Series I Preferred Stock”), which are convertible into shares of our common stock, as described in the Certificate of Designation establishing the terms of the Series I Preferred Stock (the “Series I Certificate of Designation”).

Relationship with Riverwood

On May 25, 2012, we entered into a Preferred Stock Subscription Agreement with RW LSG Holdings LLC, (“Riverwood Holdings”), an affiliate of RW LSG Management Holdings LLC (“Riverwood Management”) and Riverwood Capital Partners L.P. (“Riverwood Capital,” and together with Riverwood Holdings, Riverwood Management and their affiliates, “Riverwood”) and certain other purchasers (the “Preferred Subscription Agreement”), pursuant to which we issued an aggregate of 60,705 shares of our newly-designated Series H Convertible Preferred Stock (“Series H Preferred Stock,” and together with the Series I Preferred Stock, the “Preferred Shares”) and 6,364 shares of our newly-designated Series I Preferred Stock at a price of $1,000 per share (the “Riverwood Offering”). The Company raised gross proceeds of approximately $67.1 million in the Riverwood Offering.

The Certificate of Designation establishing the terms of the Series H Preferred Stock (the “Series H Certificate of Designation,” and together with the Series I Certificate of Designation, the “Certificates of Designation”) and the Series I Certificate of Designation each contain certain rights exercisable by Riverwood and Pegasus Capital, respectively, as the “primary investor” of such series (as such term is defined in the respective Certificates of Designation). As “primary investor,” each of Riverwood and Pegasus Capital have been granted certain preferential rights, including but not limited to, the right to designate two representatives to our Board of Directors (the “Board”) for so long as Riverwood or Pegasus Capital (as applicable) or their respective affiliates continue to beneficially own at least 2,500 shares of Series H Preferred Stock or Series I Preferred Stock, respectively. The terms of the Certificates of Designation are described further in the section “Description of capital stock–Preferred stock” below.

September 2012 private offering

On September 25, 2012, we entered into Preferred Stock Subscription Agreements (together, the “September 2012 Subscription Agreements”) with (i) Portman Limited (“Portman”) and (ii) Cleantech Europe II (A) LP (“Cleantech A”) and Cleantech Europe II (B) LP (“Cleantech B” and together with Cleantech A, and Zouk Holdings Limited, “Zouk”).

Pursuant to the September 2012 Subscription Agreements, we issued an aggregate of 49,000 shares of Series H Preferred Stock, each at a price of $1,000 per share of Series H Preferred Stock (the “September 2012 Preferred Offering”). In the September 2012 Preferred Offering, we issued (i) 24,500 shares of Series H Preferred Stock to Portman, and (ii) 20,862 and 3,638 shares of Series H Preferred Stock to Cleantech A and Cleantech B, respectively. We raised gross proceeds of $49 million in the September 2012 Preferred Offering. To facilitate the September 2012 Preferred Offering, we filed a Certificate of Increase of Series H Preferred Stock with the Secretary of State of the State of Delaware on September 24, 2012, increasing the number of authorized shares of Series H Preferred Stock from 90,000 to 135,000.

Under the terms of its September 2012 Subscription Agreement, for so long as Zouk continues to beneficially own at least 2,500 shares of Series H Preferred Stock, it has the right to elect one director to the Board. Pursuant to such right, on September 25, 2012, Zouk designated, and the Board elected, Mr. Samer Salty, Zouk’s chief executive officer, to serve as a member of the Board, filling a vacancy on the Board.

We initiated the September 2012 Preferred Offering pursuant to the preemptive rights granted in the Certificates of Designation. We offered each holder of Preferred Shares the right to purchase its Pro Rata Share (as defined in the Certificates of Designation) of 51,000 shares of Series H Preferred Stock (the “Offered Shares”) at a purchase price of $1,000 per share. In addition, any holder of Preferred Shares, or such holder’s assignee, that elected to purchase at least 95% of its Pro Rata Share of the Offered Shares was entitled to receive a warrant (the “Offered Warrants”) to purchase 163.2653 shares (rounded to the nearest whole share) of common stock with respect to each Offered Share purchased by such holder or permitted assignee. The consummation of the September 2012 Preferred Offering satisfied the obligations of Pegasus Capital and its affiliates to purchase, or cause to be purchased, an aggregate of 21,131 shares of Series H Preferred Stock or Series I Preferred Stock at a price of $1,000.00 per share as set forth in that certain Commitment Agreement (as described in the section in the section “Management’s discussion and analysis of financial condition and results of operation–Liquidity and capital resources” below).

Holders of Preferred Shares owning the right to purchase an aggregate of 49,102 Offered Shares and 8,016,653 Offered Warrants assigned their rights to participate in the September 2012 Preferred Offering to Portman and Zouk. In addition, due to the exercise by Portman and Zouk of at least 95% of the Pro Rata Share assigned to them, each of Portman, Cleantech A and Cleantech B received Offered Warrants to purchase 4,000,000; 3,406,041; and 593,959 shares of common stock, respectively. The Offered Warrants are exercisable on or after the tenth business day following the third anniversary of the date of issuance at an exercise price of $0.72 per share.

To accommodate their necessary capital calls, Cleantech A and Cleantech B each issued us a promissory note as consideration for their purchase of Offered Shares and Offered Warrants (the “Promissory Notes”). The face value of the Promissory Notes issued by Cleantech A and Cleantech B are equal to $20,862,000 and $3,638,000, respectively. The Promissory Notes bear interest at zero percent (0%) per annum and are payable upon the earlier of: (i) two business days following receipt by Cleantech A or Cleantech B, as applicable, of the funds obtained from their respective calls for capital previously committed to them by their investor or (ii) October 17, 2012.

In connection with the issuance of the Offered Warrants, on September 25, 2012, we entered into a new Commitment Agreement (the “New Commitment Agreement”) with Pegasus IV pursuant to which we have the right and obligation to buy from Pegasus IV or its affiliates shares of common stock (the “Commitment Shares”) equal to the number of shares, if any, for which the Offered Warrants are exercised, up to an aggregate number of shares of common stock equal to the aggregate number of shares of common stock underlying all Offered Warrants. The purchase price for any Commitment Shares will be equal to the consideration paid to us pursuant to the Offered Warrants. Subject to certain limitations, Pegasus IV has the right to cancel its obligations to us pursuant to the New Commitment Agreement with respect to all or a portion of the Commitment Shares at any time by indirectly purchasing the then outstanding Offered Warrants (a “Pegasus Call”). Upon the exercise of a Pegasus Call, the Offered Warrants provide us with the right, and the New Commitment Agreement obligates us, to purchase all of the Offered Warrants subject to the Pegasus Call for an amount equal to the consideration paid by Pegasus IV pursuant the Pegasus Call.

Additionally, on September 25, 2012, in connection with the September 2012 Preferred Offering, we amended and restated the Riverwood Registration Rights Agreement (as described in the section “Shares eligible for future sale–Registration rights” below) (the “Amended Registration Rights Agreement”), originally entered into between the Company, Riverwood Holdings and Riverwood Management (collectively, the “RRA Parties”). Pursuant to the Amended Registration Rights Agreement, we added Portman, Cleantech A and Cleantech B as parties and provides them with participation rights in any demand registrations initiated by the RRA Parties and unlimited piggyback registration rights. Such registration rights relate to (a) any shares of common stock issued upon (i) conversion of the shares of Series H Preferred Stock held by the RRA Parties or the other holders under the Amended Registration Rights Agreement or (ii) exercise of the warrant held by such RRA Parties or (b) such additional shares of common stock acquired by the RRA Parties or the other Holders under the Amended Registration Rights Agreement while any of them continues to hold any registrable securities (as such term is defined in the Amended Registration Rights Agreement)

Furthermore, on September 25, 2012, in connection with the September 2012 Preferred Offering, we entered into Voting Agreements (together, the “Voting Agreements”) with each of (i) Riverwood Holdings and (ii) Pegasus Capital and Holdings II. Pursuant to the Voting Agreements, Riverwood Holdings, Pegasus Capital and Holdings II agreed to vote all shares of our capital stock owned by such entities in favor of certain amendments (the “Certificate Amendments”) to be made to the Certificates of Designation as provided in the September 2012 Subscription Agreements. The Voting Agreements expire upon the earliest to occur of (i) the date on which the Certificate Amendments are approved by the Secretary of State of the State of Delaware or (ii) the date on which the parties thereto agree in writing to terminate the Voting Agreements. Pursuant to the Voting Agreements, we may only terminate the Voting Agreements with the unanimous approval of the Board.

Corporate information

We were incorporated in the state of Delaware in 1988 and our business today is the result of the combination of the products, intellectual property and businesses of four LED lighting companies, namely: (i) Lighting Science Group Corporation, an early entrant and leader in the application of LEDs for general illumination; (ii) LED Effects, Inc. (“LED Effects”), a California-based LED company specializing in the design, development and manufacturing of custom and architectural lighting systems, which was acquired in October 2007; (iii) Lighting Science Group, B.V. (“LSGBV”), formerly known as Lighting Partner B.V., a Netherlands-based manufacturer and marketer of LED retail shop lighting and other specialty LED lighting products, which was acquired in April 2008; and (iv) Lamina Lighting, Inc. (“Lamina”), a supplier of LED light engines and modules, which was acquired in July 2008. We also do business through our Mexican subsidiary, Lighting Science Group S. de R.L. de C.V. (“LSG Mexico”). Our principal executive offices are located at 1227 South Patrick Drive, Building 2A, Satellite Beach, Florida 32937, and our telephone number is (321) 779-5520. Our website address is www.lsgc.com. This reference to our website is an inactive textual reference only and is not a hyperlink. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

The offering

Common stock offered by us	shares.

Common stock to be outstanding after this offering	shares.

Use of proceeds	We estimate that the net proceeds to us from this offering will be approximately $ million, based on an assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to repay any existing indebtedness on our asset-based lending facility (the “Wells Fargo Facility”) with Wells Fargo Bank, N.A. (“Wells Fargo”) and for general corporate purposes, including capital expenditures to expand our production capacity, investments in research and development, expansion of our sales force and working capital needs in support of our planned business activities. See “Use of proceeds” for additional information.

Over-allotment option	We have granted the underwriters a 30-day option to purchase up to additional shares of our common stock from us at the public offering price.

Dividend policy	We do not currently intend to pay any cash dividends on our common stock. See “Dividend policy.”

Risk factors	You should carefully read and consider the information set forth in “Risk factors” beginning on page 9 of this prospectus and all other information included in this prospectus before investing in our common stock.

Proposed NASDAQ symbol	LSGC

The number of shares of our common stock outstanding after this offering is based on 204,442,124 shares outstanding as of June 30, 2012 (which excludes 2,505,000 treasury shares) and excludes:

•

12,795,330 shares of common stock issuable upon the exercise of outstanding options under our Amended and Restated Equity-Based Compensation Plan (“the Equity Plan”), as of June 30, 2012, at a weighted average exercise price of $1.62 per share;

•	278,942 shares of common stock issuable upon the vesting of shares of restricted stock previously awarded under the Equity Plan as of June 30, 2012;

•	12,584,052 shares of common stock reserved and available for future issuance under the Equity Plan as of June 30, 2012;

•	8,090,792 shares of common stock currently issuable upon the exercise of outstanding warrants as of June 30, 2012, at a weighted average exercise price of $2.34 per share;

•

12,664,760 and 5,427,751 shares of common stock currently issuable upon the exercise of the New Riverwood Warrant and Transfer Warrants (as such terms are defined in the section “Certain relationships and related transactions” below), respectively, at an exercise price to be determined at the time of exercise pursuant to a formula as described therein; and

•	shares of common stock issuable pursuant to the Preferred Conversion, as described under “Capitalization.”

Summary consolidated financial data

The following table presents our summary consolidated financial data as of the dates and for the periods indicated. The summary consolidated financial data for the years ended December 31, 2011, 2010 and 2009 are derived from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary statement of operations data for the six months ended June 30, 2011 and 2012 and our balance sheet data as of June 30, 2012 from our unaudited interim financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period. You should read this summary consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009
Consolidated Statements of Operations Data:
Revenue	$69,012,432	$44,660,030	$108,981,588	$53,169,013	$31,376,816
Cost of goods sold	85,357,714	44,803,140	129,187,145	59,021,851	28,880,949

Gross margin (deficit)	(16,345,282)	(143,110)	(20,205,557)	(5,852,838)	2,495,867

Operating expenses:
Sales and marketing	10,040,768	7,667,383	18,897,241	11,107,379	7,200,323
Operations	8,463,159	6,371,606	14,199,162	4,834,592	6,243,968
Research and development (1)	4,885,544	5,043,581	10,670,455	10,246,511	4,395,320
General and administrative	11,141,586	9,058,847	19,721,022	17,753,656	20,753,513
Write-off of deferred offering costs	—	—	1,269,318	—	—
Restructuring expenses (1)	1,851,252	—	598,037	1,101,992	1,111,189
Impairment of goodwill and other long-lived assets	—	—	4,121,349	11,548,650	—
Depreciation and amortization	4,318,851	1,825,437	4,895,742	2,867,866	5,327,033

Total operating expenses	40,701,160	29,966,854	74,372,326	59,460,646	45,031,346

Loss from operations	(57,046,442)	(30,109,964)	(94,577,883)	(65,313,484)	(42,535,479)

Total other income (expense)	(11,907,329)	6,567,607	4,143,315	(230,948,562)	(6,014,450)

Loss before income tax benefit	(68,953,771)	(23,542,357)	(90,434,568)	(296,262,046)	(48,549,929)
Income tax benefit	—	—	—	(1,123,107)	(413,002)

Net loss	(68,953,771)	(23,542,357)	(90,434,568)	(295,138,939)	(48,136,927)
Foreign currency translation gain (loss)	162,921	216,573	(89,486)	(912,296)	(849,695)

Comprehensive loss	$(68,790,850)	$(23,325,784)	$(90,524,054)	$(296,051,235)	$(48,986,622)

Dividend requirements
6% return on Series B Preferred Stock	—	—	—	784,142	1,217,642
8% return on Series C Preferred Stock	—	—	—	213,610	266,400

Net loss attributable to common stock	$(68,953,771)	$(23,542,357)	$(90,434,568)	$(296,136,691)	$(49,620,969)

Net loss per weighted average common share:
Basic and diluted	$—	$(0.13)	$(0.48)	$(6.69)	$(1.69)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.99)	$—	$—	$—	$—

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(1.46)	$—	$—	$—	$—

Pro forma basic and diluted as adjusted (2)
Weighted average number of shares used to compute net loss per common share
Basic and diluted	—	178,194,716	189,671,299	44,274,077	29,352,585

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	172,079,397	—	—	—	—

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	32,767,721	—	—	—	—

Pro forma basic and diluted as adjusted (2)

	As of June 30, 2012
	Actual	As Adjusted (2)
Consolidated Balance Sheet Data:
Cash and cash equivlents	29,741,038
Working capital (3)	33,969,222
Total assets	119,067,289
Total liabilities	79,089,136
Total shareholders’ equity	(214,863,584)

(1)	During 2010, we modified the presentation of our operating expenses to separately convey research and development and restructuring expenses in our consolidated statement of operations and comprehensive loss. This table reflects management’s modified presentation for all periods presented.
(2)

The pro forma as adjusted data gives effect to the Preferred Conversion, as described under the section “Capitalization,” and our issuance and sale of shares of our common stock in this offering at an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares of common stock from us in this offering is exercised in full, we estimate that we will receive additional net proceeds of approximately $         million. Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity by $         million after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) each of cash, working capital, total assets and total stockholders’ equity by $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
(3)	Working capital is defined as our current assets minus current liabilities.

Risk factors

This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flows and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks related to our business and industry

We have a history of losses and may be unable to continue operations unless we can generate sufficient operating income from the sale of our products.

We have sustained operating losses on a quarterly and annual basis since our inception, and as of June 30, 2012, we had an accumulated deficit of $602.5 million. As evidenced by these financial results, we may not be able to achieve or maintain profitability on a consistent basis. Continuing losses may exhaust our capital resources and force us to discontinue our operations.

We have yet to achieve positive cash flow, and our ability to generate positive cash flow is uncertain. If we are unable to obtain sufficient capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

Our operations have not generated positive cash flow for any reporting period since our inception, and we have funded our operations primarily through the issuance of common and preferred stock and short-term and long-term debt. Our limited operating history makes an evaluation of our future prospects difficult. The actual amount of funds that we will need to meet our operating needs will be determined by a number of factors, many of which are beyond our control. These factors include the timing and volume of sales transactions, the success of our marketing strategy, market acceptance of our products, the success of our manufacturing and research and development efforts (including any unanticipated delays), our manufacturing and labor costs, the costs associated with obtaining and enforcing our intellectual property rights, regulatory changes, competition, technological developments in the market, evolving industry standards and the amount of working capital investments we are required to make.

Our ability to continue to operate until our cash flow from operations turns positive will depend on our ability to continue to raise funds through public or private sales of shares of our capital stock or through debt. We are currently party to the Wells Fargo Facility and a Second Lien Letter of Credit Facility (the “Ares Letter of Credit Facility”) with Ares Capital Corporation (“Ares Capital”). The Wells Fargo Facility provides us with borrowing capacity of up to a maximum of $50.0 million calculated as: (i) up to 85% of our applicable and eligible inventory and accounts receivable plus qualified cash, plus (ii) the amount of pledged letters of credit provided by Ares Capital in favor of Wells Fargo under our Ares Letter of Credit Facility. The Wells Fargo Facility has an initial term that expires in November 2013 and the Ares Letter of Credit Facility has a term that expires in September 2014. As of June 30, 2012, the balance outstanding on the Wells Fargo Facility was approximately $27.9 million and we had approximately $21.8 million of additional borrowing capacity. In addition, we have a working capital facility with IFN Finance B.V. (“IFN Finance”) that provides up to €500,000 ($629,000) to our Netherlands based operations. As of June 30, 2012, the outstanding balances on the IFN Finance facility was €222,000 ($279,000).

We have experienced limited access to the capital and credit markets, and it remains uncertain whether we will be able to obtain outside capital when we need it or on terms that would be acceptable to us. We have historically been dependent on affiliates of Pegasus Capital for our liquidity needs because other sources of liquidity have been insufficient or unavailable to meet our needs. However, in exchange for its continued support, Pegasus Capital and its affiliates may request that we take certain actions related to operations, capital structure or otherwise, which, if accepted, may have a negative effect on our business and results of operations. In addition, such parties may seek other terms and consideration that would require, and may not receive, approval by our committee of independent directors. If we raise funds by selling additional shares of our common stock or securities convertible or exercisable into our common stock, the ownership interest of our existing stockholders will be diluted. If we are unable to obtain sufficient outside capital when needed, our business and future prospects will be adversely affected and we could be forced to suspend or discontinue operations.

If we are unable to manage any future growth effectively, our profitability and liquidity could be adversely affected.

Our projected growth is expected to place significant strain on our limited research and development, sales and marketing, operational and administrative resources. To manage any future growth, we must continue to improve our operational and financial systems and expand, train and manage our employee base. We also need to improve our supply chain management and quality control operations and hire and train new employees, including sales and customer service representatives and operations managers. If we are unable to manage our growth effectively, our profitability and liquidity could be adversely affected.

If our developed technology or technology under development does not achieve market acceptance, prospects for our growth and profitability would be limited.

Our future success depends on market acceptance of our LED technology and the technology currently under development. Although adoption of LED lighting continues to grow, adoption of LED lighting products for general illumination has only recently begun, is still limited and faces significant challenges. Potential customers may be reluctant to adopt LED lighting products as an alternative to traditional lighting technology because of its higher initial cost or perceived risks relating to its novelty, reliability, usefulness, light quality and cost-effectiveness when compared to other established lighting sources available in the market. Changes in economic and market conditions may also affect the marketability of some traditional lighting technologies such as declining energy prices that favor existing lighting technologies that are less energy efficient. Moreover, if existing sources of light other than LED lighting products achieve or maintain greater market adoption, or if new sources of light are developed, our current products and technologies could become less competitive or obsolete. Even if LED lighting products continue to achieve performance improvements and cost reductions, limited customer awareness of the benefits of LED lighting products, lack of widely accepted standards governing LED lighting products and customer unwillingness to adopt LED lighting products in favor of entrenched solutions could significantly limit the demand for LED lighting products and adversely impact our results of operations.

Lighting products, particularly emerging LED lighting products, are subject to rapid technological changes. If we fail to accurately anticipate and adapt to these changes, the products we sell will become obsolete, causing a decline in our sales, gross margins and profitability.

LED lighting products are subject to rapid technological changes that often cause product obsolescence. Companies within the LED lighting industry are continuously developing new products with heightened performance and functionality. This puts pricing pressure on existing products and constantly threatens to make them, or causes them to be, obsolete. Our typical product’s life cycle is extremely short, generating lower average selling prices as the cycle matures. If we fail to accurately anticipate the introduction of new technologies, we may possess significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than we anticipated. In addition, if we fail to accurately anticipate the introduction of new technologies or are unable to develop the planned new technologies, we may be unable to compete effectively due to our failure to offer products most demanded by the marketplace. If any of these failures occur, our sales, gross margins and profitability will be adversely affected.

We rely on our relationships with Osram Sylvania and The Home Depot, and the loss of a material relationship with either of them would have a material adverse effect on our results of operations, our future growth prospects and our ability to distribute our products.

We form business relationships and strategic alliances with retailers and other lighting companies to market our products, generally under private or co-branded labels. In certain cases, such relationships are important to our introduction of new products and services, and we may not be able to successfully collaborate or achieve expected synergies with these retailers or lighting companies. We do not control these retailers or lighting companies and they may make decisions regarding their business undertakings with us that may be contrary to our interests, or may terminate their relationships with us altogether. In addition, if these retailers or lighting companies change their business strategies, for example, due to business volume fluctuations, mergers and acquistions and/or performance issues, fail to pay or terminate the relationship altogether, our business could be adversely affected.

For the year ended December 31, 2011, Osram Sylvania and The Home Depot accounted for 41% and 32% of our net sales, respectively, and for the six-months ended June 30, 2012, Osram Sylvania and The Home Depot accounted for 23% and 51% of our net sales, respectively. Our Master Supply Agreement with Osram Sylvania (the “Master Supply Agreement”) has an initial term that expires in April 2013 but may be terminated earlier by Osram Sylvania in certain instances, including upon a change of control or in the event of a default by us. Our contractual commitment with The Home Depot is also not long term in nature. Specifically, our Strategic Purchasing Agreement with The Home Depot (the “Strategic Purchasing Agreement”) has an initial term that expires in July 2013 but may be terminated earlier by The Home Depot for any reason upon 180 days written notice to us. The Home Depot has required, and we expect will continue to require, increased service and order accommodations as well as incremental promotional investments. We may face increased expenses to meet these demands, which would reduce our margins. In addition, we generally have little or no influence on The Home Depot’s promotional or pricing policies, which may impact our sales volume to them. In addition, neither our Master Supply Agreement with Osram Sylvania nor our Strategic Purchasing Agreement with The Home Depot requires either party to purchase a minimum quantity of products from us, although we issued a warrant to The Home Depot (the “THD Warrant”) that included incentive-based vesting conditions through 2015 based on annual 20% increases in product purchases made under the Strategic Purchasing Agreement. Our sales are materially affected by fluctuations in the buying patterns of these customers and such fluctuations may result from general economic conditions or other factors. A loss of Osram Sylvania or The Home Depot as a customer or a significant decline in their purchases or their failure to pay us would have a material adverse effect on our results of operations, our future growth prospects and our ability to distribute our products.

If we are unable to increase production capacity for our products in a cost effective and timely manner, we may incur delays in shipment and our revenue and reputation in the marketplace could be harmed.

An important part of our business plan is the expansion of production capacity for our products. In order to fulfill anticipated demand for our products, we invest in capacity in advance of actual customer orders, typically based on preliminary, non-binding indications of future demand. As customer demand for our products changes, we must be able to adjust our production capacity to meet demand while keeping costs down. We expect to rely more heavily on international contract manufacturers such as Jabil. Uncertainty is inherent within our facility and capacity expansion, and unforeseen circumstances could offset the anticipated benefits, disrupt our ability to provide products to our customers and impact product quality.

Our ability to successfully increase production capacity in a cost effective and timely manner will depend on a number of factors, including the following:

•

our ability to sustain relationships with key contract manufacturers without disruption and the ability of contract manufacturers to allocate more of their existing capacity to us or their ability to add new capacity quickly;

•	the ability of any future contract manufacturers to successfully implement our manufacturing processes;

•	the availability of critical components and subsystems used in the manufacture of our products;

•	our ability to effectively establish adequate management information systems, financial controls and supply chain management and quality control procedures;

•	our ability to avoid labor disturbances, including any disturbances resulting from the suspension or termination of our collective bargaining agreement; and

•	the occurrence of equipment failures, power outages, environmental risks or variations in the manufacturing process.

If we are unable to increase production capacity for our products in a cost effective and timely manner while maintaining adequate quality, we may incur delays in shipment or be unable to meet increased demand for our products which could harm our revenue and operating margins and damage our reputation and our relationships with current and prospective customers. Conversely, due to the proportionately high fixed cost nature of our business (such as facility expansion costs), if demand does not increase at the rate forecasted, we may not be able to reduce manufacturing expenses or overhead costs at the same rate as demand decreases, which could also result in lower margins and adversely impact our business and results of operations.

If we do not properly anticipate the need for critical raw materials, components and subsystems, we may be unable to meet the demands of our customers and end-users, which could reduce our competitiveness, cause a decline in our market share and have a material adverse effect on our results of operations.

The lighting industry is subject to significant fluctuations in the availability of raw materials, components and subsystems. We depend on our suppliers for certain standard electronic components as well as custom components critical to the manufacture of our lighting devices. The principal raw materials and components used in the manufacture of our products are packaged LEDs and printed circuit boards, MOSFETS, magnetic and standard electrical components such as capacitors, resistors and diodes, wire, plastics for optical systems and aluminum for housings and heat sinks. We currently rely on a select number of suppliers for packaged LEDs used in the production of our products. From time to time, packaged LEDs and electronic components have been in short supply due to demand and production constraints. We depend on our vendors to supply in a timely manner critical components and subsystems in adequate quantities and consistent quality and at reasonable costs. Finding a suitable alternate supply of required components and subsystems that meet our strict specifications and obtaining them in needed quantities may be a time-consuming process, and we may not be able to find an adequate alternative source of supply at an acceptable cost. Any significant interruption in the supply of these raw materials, components and subsystems could have a material adverse effect on our results of operations.

Our industry is highly competitive and if we are not able to compete effectively, including against larger lighting manufacturers with greater resources, our prospects for future success will be jeopardized.

Our industry is highly competitive. We face competition from both traditional lighting technologies provided by numerous vendors as well as from LED-based lighting products provided by a growing roster of industry participants. The LED lighting industry is characterized by rapid technological change, short product lifecycles and frequent new product introductions, and a competitive pricing environment. These characteristics increase the need for continual innovation and provide entry points for new competitors as well as opportunities for rapid share shifts.

Currently, we view our primary competition to be from large, established companies in the traditional general lighting industry. Certain of these companies also provide, or have undertaken initiatives to develop, LED lighting products as well as other energy efficient lighting products. Additionally, we face competition from a fragmented group of smaller niche or low-cost offshore providers of LED lighting products. We also anticipate that larger LED chip manufacturers, including some of those that currently supply us, may seek to compete with us by introducing more complete retrofit lamps or luminaires. We also expect other large technology players with packaged LED chip technology that are currently focused on other end markets for LEDs, such as backlighting for LCD displays, to increasingly focus on the general illumination market as their existing markets saturate and LED use in general illumination grows. In addition, we may compete in the future with vendors of new technological solutions for energy efficient lighting.

Some of our current and future competitors are larger companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand name recognition. Some of our more diversified competitors could also compete more aggressively with us by subsidizing losses in their LED lighting businesses with profits from other lines of business. Moreover, if one or more of our competitors or suppliers were to merge with one another, the change in the competitive landscape could adversely affect our customer, channel or supplier relationships, or our competitive position. Additionally, any loss of a key channel partner, whether to a competitor or otherwise, could severely and rapidly damage our competitive position. To the extent that competition in our markets intensifies, we may be required to reduce our prices in order to remain competitive. If we do not compete effectively, or if we reduce our prices without making commensurate reductions in our costs, our revenue, gross margins and profitability and our future prospects for success, may be harmed.

Our financial results may vary significantly from period-to-period due to unpredictable sales cycles in certain of the markets into which we sell our products, which may lead to volatility in our stock price.

The size and timing of our revenue from sales to our customers is difficult to predict and is market dependent. Our revenue in each period may also vary significantly as a result of purchases, or lack thereof, by The Home Depot, Osram Sylvania or other significant customers. Because most of our operating and capital expenses are incurred based on the estimated number of product purchases and their timing, they are difficult to adjust in the short term. As a result, if our revenue falls below our expectations or is delayed in any period, we may not be able to proportionately reduce our operating expenses or manufacturing costs for that period, and any reduction of manufacturing capacity could have long-term implications on our ability to accommodate future demand. As a result of these factors, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance.

Our debt obligations contain restrictions that impact our business and expose us to risks that could adversely affect our liquidity and financial condition.

On November 22, 2010, we entered into the Wells Fargo Facility, which has a term of three years and currently provides us with a maximum borrowing capacity of $50.0 million. On September 20, 2011, we entered into the Ares Letter of Credit Facility, which has a term of three years and provides us with a $25.0 million letter of credit issued in favor of Wells Fargo that is used in its entirety to support $25.0 million of the Wells Fargo Facility borrowing capacity. The Wells Fargo Facility borrowing base is comprised of: (i) up to 85% of our applicable and eligible inventory and accounts receivable plus qualified cash, plus (ii) the amount of pledged letters of credit provided by Ares Capital in favor of Wells Fargo under our Ares Letter of Credit Facility. As of June 30, 2012, the balance outstanding on the Wells Fargo Facility was $27.9 million and we had $21.8 million of additional borrowing capacity. Under the Wells Fargo Facility, we are required to pay certain fees to Wells Fargo, including an unused line fee ranging from 0.375% to 1.0% of the unused portion of the facility. Outstanding loans may be prepaid without penalty or premium, except that we are required to pay a termination fee ranging from $250,000 to $500,000 (depending on the date of termination) if the Wells Fargo Facility is terminated by us prior to the scheduled maturity date or by Wells Fargo during a default period. Under the Ares Letter of Credit Facility, we are required to pay certain fees to Ares Capital, including a fronting fee equal to 0.75% of the average daily undrawn face amount of the pledged letter of credit and a letter of credit fee of 10.0% of the average daily undrawn face amount of the pledged letter of credit. Borrowings under the Wells Fargo Facility and the Ares Letter of Credit Facility are secured by substantially all of our assets.

All of our existing and future domestic subsidiaries are required to guaranty our obligations and pledge their assets to secure the repayment of our obligations under the Wells Fargo Facility, on a first lien basis, and under the Ares Letter of Credit Facility, on a second lien basis. The Wells Fargo Facility contains customary covenants, which limit our and certain of our subsidiaries’ ability to, among other things:

•	incur additional indebtedness or guarantee indebtedness of others;

•	create liens on our assets;

•	enter into mergers or consolidations;

•	dispose of assets;

•	repay indebtedness or make changes to our governing documents and certain of our agreements;

•	pay cash dividends or make other distributions on our capital stock, redeem or repurchase our capital stock;

•	make investments, including acquisitions; and

•	enter into transactions with affiliates.

We are also required to maintain a minimum of $5.0 million of qualified cash, minimum excess borrowing availability of $5.0 million and would be required to comply with certain specified EBITDA requirements in the event that we have less than $2.0 million available for borrowing on the Wells Fargo Facility. The Wells Fargo Facility also contains customary events of default and affirmative covenants. The Ares Letter of Credit Facility contains similar covenants but we are not required to separately comply with such covenants so long as the pledged letter of credit remains undrawn.

If we are unable to generate sufficient cash flow or otherwise obtain the funds necessary to make required payments under the Wells Fargo Facility and the Ares Letter of Credit Facility, or if we fail to comply with the requirements of our indebtedness, we could default under these facilities. Any default that is not cured or waived could result in the acceleration of the obligations under these facilities, an increase in the applicable interest rate under these facilities and a requirement that our subsidiaries that have guaranteed these facilities pay the obligations in full, and would permit our lenders to exercise remedies with respect to all of the collateral securing these facilities, including substantially all of our and our subsidiary guarantors’ assets. Any such default could have a material adverse effect on our liquidity and financial condition. Additionally, the covenants in such agreements or future debt agreements may restrict the conduct of our business, which could adversely affect our business by, among other things, limiting our ability to take advantage of financings, mergers, acquisitions and other corporate opportunities that may be beneficial to the business.

Work disruptions resulting from the termination or expiration of our collective bargaining agreement or otherwise could result in increased operating costs and affect our operating performance.

All of our employees at our Mexico manufacturing facility are represented by a labor union with which we have a collective bargaining agreement. There can be no assurance that we will not experience labor disruptions such as work stoppages or other slowdowns by the affected workers at our Mexico facility. Any such work stoppage or slow-down could adversely affect our operating performance and may result in additional expenses and possible loss of revenue.

Our products may contain defects that could reduce sales, result in costs associated with the recall of those items and result in claims against us.

The manufacture of our products involves highly complex processes. Despite testing by us and our customers, defects have been and could be found in our existing or future products. These defects may cause us to incur significant warranty, support and repair costs. The costs associated with a recall may divert the attention of our engineering personnel from our product development efforts and harm our relationships with customers and our reputation in the marketplace. We generally provide a five year warranty on our products, and such warranty may require us to repair, replace or reimburse the purchaser for the purchase price of the product, at the customer’s discretion. Moreover, even if our products meet standard specifications, our customers may attempt to use our products in applications they were not designed for or in products that were not designed or manufactured properly, resulting in product failures and creating customer dissatisfaction. These problems could result in, among other things, a delay in the recognition or loss of revenue, loss of market share or failure to achieve market acceptance. Defects, integration issues or other performance problems in our products could also result in personal injury or financial or other damages to our customers for which they might seek legal recourse against us. We may be the target of product liability lawsuits and could suffer losses from a significant product liability judgment against us if the use of our products at issue is determined to have caused injury. A significant product recall or product liability case could also adversely affect our results of operations and result in negative publicity, damage to our reputation and a loss of customer confidence in our products.

If we are unable to obtain and protect our intellectual property rights, our ability to commercialize our products could be substantially limited.

As of June 30, 2012, we had filed 197 U.S. patent applications covering various inventions related to the design and manufacture of LED lighting technology. From these applications, 99 U.S. patents had been issued, 78 were pending approval and 20 were no longer active. When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. Our patent applications may not be granted. Because patents involve complex legal, technical and factual questions, the issuance, scope, validity and enforceability of patents cannot be predicted with certainty. Competitors may develop products similar to our products that do not conflict with our patent rights. Others may challenge our patents and, as a result, our patents could be narrowed or invalidated. In some cases, we may rely on confidentiality agreements or trade secret protections to protect our proprietary technology. Such agreements, however, may not be honored and particular elements of our proprietary technology may not qualify as protectable trade secrets under applicable law. In addition, others may independently develop similar or superior technology, and in the absence of applicable prior patents, we would have no recourse against them.

Our business may be impaired by claims that we, or our customers, infringe intellectual property rights of others.

Our industry is characterized by vigorous protection and pursuit of intellectual property rights. These traits have resulted in significant and often protracted and expensive litigation. In addition, we may inadvertently infringe on patents or rights owned by others and licenses might not be available to us on reasonable or acceptable terms or at all. Litigation to determine the validity of patents or claims by third parties of infringement of patents or other intellectual property rights could result in significant legal expense and divert the efforts of our technical personnel and management, even if the litigation results in a determination favorable to us. Third parties have and may in the future attempt to assert infringement claims against us, or our customers, with respect to our products. In the event of an adverse result in such litigation, we could be required to pay substantial damages; stop the manufacture, use and sale of products found to be infringing; incur asset impairment charges; discontinue the use of processes found to be infringing; expend significant resources to develop non-infringing products or processes; or obtain a license to use third party technology and whether or not the result is adverse to us, we may have to indemnify our customers if they were brought into the litigation.

Failure to achieve and maintain effective internal controls could have a material adverse effect on our operations and our stock price.

We are subject to Section 404 of the Sarbanes-Oxley Act of 2002, which requires an annual management assessment of the effectiveness of our internal control over financial reporting. Effective internal controls are necessary for us to produce reliable financial reports, and failure to achieve and maintain effective internal controls over financial reporting could cause investors to lose confidence in our operating results, and could have a material adverse effect on our business and on the price of our common stock. Because of our status as a smaller reporting company registrant as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) the independent registered public accounting firm auditing our financial statements has not been required to attest to, and report on, the effectiveness of our internal control over financial reporting. After the consummation of this offering, our filing status may change so that our independent registered public accounting firm may be required to attest to, and report on, the effectiveness of our internal control over financial reporting in our Form 10-K for the year ending December 31, 2012.

During the evaluation of disclosure controls and procedures for each of the years ended December 31, 2011, 2010 and 2009, we concluded that our disclosure controls and procedures were not effective in reaching a reasonable level of assurance of achieving management’s desired controls and procedures objectives in our internal control over financial reporting. We believe that many of the observed material weaknesses result from our on-going transition from a small company with immature processes and inadequate staffing in our financial accounting and reporting functions to one that is growing rapidly and must now enhance our reporting and control standards to accommodate this growth.

Although we have not yet remediated all of the identified weaknesses, we have taken the following key actions:

•	we engaged a specialist to assist in the valuation of complex derivative instruments;

•	we initiated procedures for reviewing the estimates and calculations of fair market value related to stock options; and

•

we replaced our legacy procurement and inventory management application with Microsoft Dynamics AX procurement and inventory management module, which has facilitated the flow of information between all business functions within the company.

In addition, as a result of our implementation of an ERP system, we have made changes to processes and procedures that impact internal controls over financial reporting. We are continuing to evaluate and monitor the changes in controls and procedures as processes in each of these areas evolve.

Additional measures will be necessary to complete the remediation of the weaknesses identified in our internal controls. We plan to continue to assess our internal controls and procedures and intend to take further action as necessary or appropriate to address any other weaknesses we identify. The process of designing and implementing effective internal controls and procedures is a continuous effort, however, that requires us to anticipate and react to changes in our business and economic and regulatory environments. Additionally, we or our independent registered public accounting firm may identify additional weaknesses. The steps we have taken, or may subsequently take, may not be sufficient to fully remediate the material weakness identified or ensure that our internal controls are effective. Complying with these requirements may place a strain on our personnel, information technology systems and resources and divert management’s attention from other business concerns. We may need to hire, at a material expense to us, additional accounting and financial staff with appropriate public company experience and technical accounting knowledge as part of the remediation of our material weakness or otherwise.

Certification and compliance are important to the sale and adoption of our lighting products, and failure to obtain such certification or compliance would harm our business.

We are required to comply with certain legal requirements governing the materials used in our products. Although we are not aware of any efforts to amend existing legal requirements or implement new legal requirements in a manner with which we cannot comply, our revenue might be materially harmed if such changes were to occur. Moreover, although not legally required to do so, we strive to obtain certification for substantially all of our products. In the United States, we seek, and to date have obtained, certification for substantially all of our products from Underwriters’ Laboratories, Inc., or UL®. We design our products to be UL/cUL and Federal Communications Commission, or FCC, compliant. We have also obtained ENERGY STAR qualification for 119 of the products that we were producing as of September 24, 2012. Although we believe that our broad knowledge and experience with electrical codes and safety standards have facilitated certification approvals, we cannot be certain that we will be able to obtain any such certifications for our new products or that, if certification standards are amended, we will be able to maintain any such certifications for our existing products, especially since virtually all existing codes and standards were not created with LED lighting products in mind. The failure to obtain such certifications or compliance could harm our business.

The reduction or elimination of investments in, or incentives to adopt, LED lighting or the elimination of, or changes in, policies, incentives or rebates in certain states or countries that encourage the use of LEDs over some traditional lighting technologies could cause the growth in demand for our products to slow, which could materially and adversely affect our revenue, profits and margins.

We believe the near-term growth of the LED market will be accelerated by government policies in certain countries that either directly promote the use of LEDs or discourage the use of some traditional lighting technologies. Today, the upfront cost of LED lighting exceeds the upfront cost for some traditional lighting technologies that provide similar lumen output in many applications. However, some governments around the world have used policy initiatives to accelerate the development and adoption of LED lighting and other non-traditional lighting technologies that are seen as more environmentally friendly compared to some traditional lighting technologies. Reductions in (including as a result of any budgetary constraints), or the elimination of, government investment and favorable energy policies could result in decreased demand for our products and decrease our revenue, profits and margins. Further, if our products fail to qualify for any financial incentives or rebates provided by governmental agencies or utilities for which our competitors’ products qualify, such programs may diminish or eliminate our ability to compete by offering products at lower prices than our competitors.

We assemble and manufacture certain of our products and our sales, results of operations and reputation could be materially adversely affected if there is a disruption at our assembly and manufacturing facilities.

Our assembly and manufacturing operations for our products are currently based in Satellite Beach, Florida and Monterrey, Mexico. Although we plan to cease manufacturing at our Monterrey, Mexico site and transition such production to facilities operated by Jabil by the end of 2012, we will continue to operate our Monterrey, Mexico facility until such transition is completed. The operation of our manufacturing facilities involves many risks, including equipment failures, natural disasters, civil unrest, industrial accidents, power outages and other business interruptions. We could incur significant costs to maintain compliance with, or due to liabilities under, environmental laws and regulations, the violation of which could lead to significant fines and penalties. Although we carry business interruption insurance and third-party liability insurance to cover certain claims in respect of personal injury or property or environmental damage arising from accidents on our properties or relating to our operations, our existing insurance coverage may not be sufficient to cover all risks associated with our business. As a result, we may be required to pay for financial and other losses, damages and liabilities, including those caused by natural disasters and other events beyond our control, out of our own funds, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, any interruption in our ability to assemble, manufacture or distribute our products could result in lost sales, limited revenue growth and damage to our reputation in the market, all of which would adversely affect our business.

Additionally, we rely on arrangements with independent shipping companies, such as United Parcel Service, Inc. and Federal Express Corp., for the delivery of certain components and subsystems from vendors and products to our customers in both the United States and abroad. The failure or inability of these shipping companies to deliver components, subsystems or products timely, or the unavailability of their shipping services, even temporarily, could have a material adverse effect on our business. We may also be adversely affected by an increase in freight surcharges due to rising fuel costs or added security.

We utilize a contract manufacturer to manufacture certain of our products and any disruption in this relationship may cause us to fail to meet our customers’ demands and may damage our customer relationships and adversely affect our business.

Although we assemble and manufacture certain of our products, we currently depend on, and plan to increasingly depend on, contract manufacturers, such as Jabil, to manufacture a significant portion of our products. Such manufacturers provide the necessary facility and labor to manufacture these products, which are primarily high volume products and components that we intend to distribute to customers in North America. Our reliance on this contract manufacturer involves certain risks, including the following:

•	lack of direct control over production capacity and delivery schedules;

•	risk of equipment failures, natural disasters, civil unrest, industrial accidents, power outages and other business interruptions;

•	lack of direct control over quality assurance and manufacturing yield; and

•	risk of loss of inventory while in transit.

If our current contract manufacturers or any other contract manufacturers we may engage in the future were to terminate its arrangement with us or fail to provide the required capacity and quality on a timely basis, we would experience delays in the manufacture and shipment of our products until alternative manufacturing services could be contracted or offsetting internal manufacturing processes could be implemented. Any significant shortages or interruption may cause us to be unable to timely deliver sufficient quantities of our products to satisfy our contractual obligations and particular revenue expectations. Moreover, even if we timely locate substitute products, if their price materially exceeds the original expected cost of such products, our margins and results of operations would be adversely affected.

Furthermore, to qualify new contract manufacturers, familiarize them with our products, quality standards and other requirements and commence volume production may be a costly and time-consuming process. If we are required or choose to change contract manufacturers for any reason, our revenue, gross margins and customer relationships could be adversely affected.

We rely upon key members of our management team and other key personnel and a loss of key personnel could prevent or significantly delay the achievement of our goals.

Our success will depend to a large extent on the abilities and continued services of key members of our management team including Steve Marton, our Chief Executive Officer, Thomas Shields, our Chief Financial Officer, and Fredric Maxik, our Chief Technology Officer, as well as other key personnel. The loss of these key members of our management team or other key personnel could prevent or significantly delay the implementation of our business plan, research and development and marketing efforts. In particular, Fredric Maxik is critical to our research and development efforts. If we continue to grow, we will need to add additional management and other personnel. Our success will depend on our ability to attract and retain highly skilled personnel and our efforts to obtain or retain such personnel may not be successful.

Our international operations are subject to legal, political and economic risks.

Our financial condition, operating results and future growth could be significantly affected by risks associated with our international activities, including economic and labor conditions, political instability, laws (including U.S. taxes on foreign subsidiaries), changes in the value of the U.S. dollar versus foreign currencies, differing business cultures, foreign regulations that may conflict with domestic regulations, intellectual property protection and trade secret risks, differing contracting process including the ability to enforce agreements, increased dependence on foreign manufacturers, shippers and distributors and import and export restrictions and tariffs.

Compliance with U.S. and foreign laws and regulations that apply to our international operations, including import and export requirements, anti-corruption laws, including the Foreign Corrupt Practices Act, tax laws (including U.S. taxes on foreign subsidiaries), foreign exchange controls, anti-money laundering and cash repatriation restrictions, data privacy requirements, labor laws and anti-competition regulations, increases the costs of doing business in foreign jurisdictions, and any such costs, which may rise in the future as a result of changes in these laws and regulations or in their interpretation. We have not implemented formal policies and procedures designed to ensure compliance with these laws and regulations. Any such violations could individually or in the aggregate materially adversely affect our reputation, financial condition or operating results.

Changes in the mix of products we sell during a period could have an impact on our results of operations.

Our profitability from period-to-period may also vary significantly due to the mix of products that we sell in different periods. As we expand our product offerings we expect to sell more retrofit lamps and luminaires into additional target markets. These products are likely to have different cost profiles and will be sold into markets governed by different business dynamics. Consequently, sales of individual products may not necessarily be consistent across periods, which could affect product mix and cause gross and operating profits to vary significantly. Given the potentially large size of purchase orders for our products, particularly in the infrastructure market, the loss of or delay in the signing of a customer order could significantly reduce our revenue in any period. In addition, we spend substantial amounts of time and money on our efforts to educate our customers about the use and benefits of our products, including their technical and performance characteristics, and these investments may not produce any sales within expected time frames or at all.

Risks related to this offering and ownership of our common stock

Prior to this offering, our common stock has been thinly traded and an active trading market may not develop.

The trading volume of our common stock has historically been low, partially because we are not listed on an exchange and our common stock is only traded on the over-the-counter bulletin board (the “OTC Bulletin Board”). In addition, our public float has been further limited due to the fact that the vast majority of our outstanding common stock has historically been beneficially owned by affiliates of Pegasus Capital. A more active trading market for our common stock may not develop as a result of this offering or as a result of our proposed listing on the NASDAQ stock market, or if developed, may not continue, and a holder of any of our securities may find it difficult to dispose of, or to obtain accurate quotations as to the market value of, our common stock.

We intend to elect to be a “controlled company” under the NASDAQ Marketplace Rules, controlled by Pegasus Capital, whose interests in our business may be different from yours.

Affiliates of Pegasus Capital beneficially owned approximately 86.0% of our common stock as of September 24, 2012, and upon completion of this offering, Pegasus Capital will beneficially own approximately     % of our common stock, or % of our common stock if the underwriters exercise their over-allotment option in full. As a result of this ownership, Pegasus Capital has a controlling influence on our affairs and its voting power constitutes a quorum of our stockholders voting on any matter requiring the approval of our stockholders. Such matters include the nomination and election of directors, the issuance of additional shares of our capital stock or payment of dividends, the adoption of amendments to our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) and approval of mergers or sales of substantially all of our assets. This concentration of ownership may also have the effect of delaying or preventing a change in control of our company or discouraging others from making tender offers for our shares, which could prevent stockholders from receiving a premium for their shares. Pegasus Capital may cause corporate actions to be taken even if the interests of Pegasus Capital conflict with the interests of our other stockholders.

Because of the equity ownership of Pegasus Capital, we intend to elect to be considered a “controlled company” for purposes of the NASDAQ Marketplace Rules. As such, we will be exempt from the NASDAQ corporate governance requirement that a majority of our Board meet the specified standards of independence and exempt from the requirement that we have a compensation and governance committee made up entirely of directors who meet such independence standards. Such independence standards are intended to ensure that directors who meet the independence standard are free of any conflicting interest that could influence their actions as directors. It is possible that the interests of Pegasus Capital may in some circumstances conflict with our interests and the interests of our other stockholders, including you.

Because our stock price is volatile, it can be difficult for stockholders to predict the value of our shares at any given time and you may not be able to sell your shares at or above the public offering price.

The public offering price for the shares of our common stock sold in this offering was determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our common stock following this offering. In addition, the market price of our common stock is likely to be highly volatile and may fluctuate substantially due to many factors, including, but not limited to:

•	changes in expectations as to our future financial performance;

•	announcements of technological innovations or new products by us or our competitors;

•	announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	changes in laws and government regulations;

•	developments concerning our proprietary rights;

•	public perception relating to the commercial value or reliability of any of our lighting products;

•	future sales of our common stock or issues of other equity securities convertible into or exercisable for the purchase of common stock;

•	our involvement in litigation;

•	the acquisition or divestiture by Pegasus Capital or its affiliates of part or all of its holdings; and

•	general stock market conditions.

In addition, in recent years, the U.S. securities markets have experienced significant price and volume fluctuations. This volatility has had a significant impact on the market price of securities issued by many companies, including companies in our industry. The changes frequently appear to occur without regard to the operating performance of the affected companies. Therefore, the price of our common stock could fluctuate based upon factors that have little or nothing to do with our company, and these fluctuations could materially reduce our share price.

Investors in this offering will experience immediate dilution in net tangible book value per share.

The public offering price per share will significantly exceed the net tangible book value per share of our common stock. As a result, investors in this offering will experience immediate dilution of $             in net tangible book value per share as of June 30, 2012 based on an public offering price of $            , which is the midpoint of the price range set forth on the cover page of this prospectus. This dilution occurs in large part because our earlier investors paid substantially less than the public offering price when they purchased their shares. Investors in this offering may also experience additional dilution as a result of the exercise of outstanding stock options and warrants. Accordingly, in the event that we are liquidated, investors may not receive the full amount or any of their investment.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

After the repayment of any existing indebtedness on our Wells Fargo Facility, our management will have broad discretion to use our net proceeds from this offering, and you will be relying on the judgment of our management regarding the application of these proceeds. Our management might not apply our net proceeds of this offering in ways that increase the value of your investment. After repayment of the Wells Fargo Facility, we expect to use the net proceeds to us from this offering for general corporate purposes, including capital expenditures to expand our production capacity, investments in our research and development activities, expansion of our sales force and working capital needs in support of our planned business activities. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Securities analysts may not provide coverage of our common stock or may issue negative reports, which may have a negative impact on the market price of our common stock.

Securities analysts have not historically provided research coverage of our common stock and may elect not to do so after the completion of this offering. If securities analysts do not cover our common stock after the completion of this offering, the lack of research coverage may cause the market price of our common stock to decline. The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more of the analysts who elects to cover us downgrades our stock, our stock price would likely decline substantially. If one or more of these analysts ceases coverage of us, we could lose visibility in the market, which in turn could cause our stock price to decline. In addition, rules mandated by the Sarbanes-Oxley Act of 2002 and a global settlement reached in 2003 between the SEC, other regulatory agencies and a number of investment banks have led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may be difficult for companies such as ours, with smaller market capitalizations, to attract independent financial analysts that will cover our common stock. This could have a negative effect on the market price of our stock.

We do not intend to pay cash dividends and, consequently, your ability to achieve a return on your investment will depend on appreciation in the price of our common stock.

We have never declared or paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. We have a history of losses and currently intend to retain all available funds and any future earnings for use in the operation and expansion of our business. In addition, the terms of the Wells Fargo Facility restrict our ability to pay cash dividends and any future credit facilities and loan agreements may further restrict our ability to pay cash dividends. As a result, capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future.

Anti-takeover provisions in our Certificate of Incorporation and Bylaws, and Delaware law, contain provisions that could discourage a takeover.

Anti-takeover provisions of our Certificate of Incorporation and Bylaws and Delaware law may have the effect of deterring or delaying attempts by our stockholders to remove or replace management, engage in proxy contests and effect changes in control. The provisions of our charter documents include:

•	procedures for advance notification of stockholder nominations and proposals;

•	the inability of less than a majority of our stockholders to call a special meeting of the stockholders;

•	the ability of our Board to create new directorships and to fill any vacancies on the Board;

•	the ability of our Board to amend our Bylaws without stockholder approval; and

•	the ability of our Board to issue shares of preferred stock without stockholder approval upon the terms and conditions and with the rights, privileges and preferences as our Board may determine.

In addition, as a Delaware corporation, we are subject to Delaware law, including Section 203 of the Delaware General Corporation Law (the “DGCL”). In general, Section 203 prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless certain specific requirements are met as set forth in Section 203. These provisions, alone or together, could have the effect of deterring or delaying changes in incumbent management, proxy contests or changes in control.

Future sales or the possibility of future sales of a substantial amount of our common stock may depress the price of shares of our common stock.

Future sales or the availability for sale of substantial amounts of our common stock in the public market could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital through future sales of equity securities. Upon consummation of this offering, based on the midpoint of the price range set forth on the cover page of this prospectus, there will be                  shares of our common stock outstanding. All shares of our common stock sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended (the “Securities Act”).

We may issue shares of our common stock or other securities from time to time to raise capital to fund our operating expenses pursuant to the exercise of outstanding stock options or warrants or as consideration for future acquisitions and investments. If any such issuance, acquisition or investment is significant, the number of shares of our common stock, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial. We may also grant registration rights covering those shares of our common stock or other securities in connection with any such acquisitions and investments.

We cannot predict the size of future issuances of our common stock or the effect, if any, that future issuances and sales of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock (including shares of our common stock issued in connection with an acquisition or by Pegasus Capital or its affiliates), or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Forward-looking statements

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are based on current expectations, estimates, forecasts and projections about us, our future performance, our liquidity, the LED and lighting industries, our beliefs and management’s assumptions. Words such as “anticipate,” “assume,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek,” “project,” “target,” “goal” and variations of such words and similar expressions are intended to identify such forward-looking statements. All statements in this prospectus regarding our business strategy, future operations, future financial position, anticipated cost savings and margin improvement, planned revenue growth, prospects, plans and objectives, as well as information concerning industry trends and developments and expected actions of third parties, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions concerning future events that are difficult to predict. We believe that the factors that could cause our actual results to differ materially include the factors that we describe in “Risk factors.” These factors, risks and uncertainties include, but are not limited to, the following:

•	our ability to introduce new products with better performance and lower manufacturing costs;

•	market acceptance of LED lighting for general illumination and of our products in particular;

•	evolving industry trends and standards;

•	improvements in our forward planning and supply chain management;

•	our ability to efficiently increase production capacity to meet demand and manage any future growth;

•	the timing and volume of sales of our products;

•	our relationships with customers and suppliers, particularly Osram Sylvania and The Home Depot;

•	continued strength of our relationships with key suppliers including those of packaged LEDs;

•	our ability to develop new proprietary technology and the costs and timing of obtaining new patent rights;

•	our ability to enforce our patents;

•	any litigation involving us;

•	regulatory changes affecting us;

•	competition in our industry;

•	our ability to achieve and maintain effective internal controls;

•	our ability to attract and retain key personnel, including a new CEO; and

•	the amount of working capital investments we are required to make and our ability to generate positive cash flow.

These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements included in this prospectus. These risks and uncertainties, as well as other risks of which we are not aware or which we currently do not believe to be material, may cause our actual future results to differ materially from those expressed in our forward-looking statements. We caution you not to place undue reliance on these forward-looking statements. We do not undertake any obligation to make any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law, including the securities laws of the United States and rules and regulations of the SEC.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $         million, based on an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option is exercised in full, we estimate that we will receive additional net proceeds of approximately $         million.

We intend to use the net proceeds from this offering to repay any existing indebtedness on our Wells Fargo Facility. We expect to use the remaining net proceeds from this offering for general corporate purposes, including capital expenditures to expand our production capacity, investments in research and development, expansion of our sales force and working capital needs in support of our planned business activities. Upon repayment of the existing indebtedness on our Wells Fargo Facility, we will have significant discretion as to the use of any remaining net proceeds. Investors will be relying on the judgment of our management regarding the application of the net proceeds of any sale of our common stock.

As of             , 2012, the outstanding balance on our Wells Fargo Facility was $         million, consisting of $         million of principal and $         million in accrued and unpaid interest. The Wells Fargo Facility has a maturity date of November 22, 2013. Borrowings under the Wells Fargo Facility bear interest at one of the following two rates (at our election): (a) the sum of (1) the greater of: (x) the federal funds rate plus 0.50%, (y) the daily three month LIBOR rate plus 1.0% and (z) Wells Fargo’s prime rate; and (2) 0.75%, 1.25% or 1.75%, as applicable, depending on the amount available for borrowing under the line of credit and subject to any reserves established by Wells Fargo in accordance with the terms of the line of credit; or (b) the sum of (1) the daily three month LIBOR rate; plus 3.0%, 3.5% or 4.0%, as applicable, depending on the amount available for borrowing under the line of credit and subject to any reserves established by Wells Fargo in accordance with the terms of the line of credit. The annual interest rate was equal to     % as of             , 2012.

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) the net proceeds to us by $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) the net proceeds to us by $         million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

Market price of our common stock

Our common stock is currently quoted on the OTC Bulletin Board under the symbol “LSCG.OB.” We intend to apply to have our stock listed on the NASDAQ stock market under the symbol “LSGC.”

Our common stock last traded at $0.90 on September 24, 2012, and there were approximately 323 stockholders of record of our common stock on that date. We believe the number of beneficial owners is greater than the number of record holders because beneficial owners of our outstanding common stock hold shares of record in broker “street names” for the benefit of individual investors. As of September 24, 2012, there were 205,156,511 shares of our common stock outstanding (which excludes 2,505,000 treasury shares).

The following table provides the high and low closing bid price information for our common stock for each quarterly period within the two most recent fiscal years as reported by OTC Markets Group Inc. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not represent actual transactions.

	HIGH	LOW
2012
First Quarter	$1.66	$1.00
Second Quarter	$1.74	$0.90
Third Quarter (through September 24, 2012)	$1.41	$0.85

2011
First Quarter	$5.39	$3.20
Second Quarter	$4.22	$2.85
Third Quarter	$3.45	$2.28
Fourth Quarter	$2.77	$1.32

2010
First Quarter	$1.05	$0.60
Second Quarter	$2.50	$0.81
Third Quarter	$2.30	$1.18
Fourth Quarter	$3.70	$1.75

Dividend policy

We have not paid any dividends on our common stock since our inception and do not intend to pay any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain all of our available cash, if any, for use as working capital and for other general corporate purposes, including to service our debt and to fund the operation of our business. Payment of future dividends, if any, will be at the discretion of our Board and will depend on many factors, including general economic and business conditions, our strategic plans, our financial results and condition, legal requirements and other factors our Board deems relevant. The Certificates of Designation and certain of our financing agreements also impose restrictions on our ability to pay dividends.

Equity compensation plan information

Amended and Restated Equity-Based Compensation Plan

On July 6, 2005, our Board adopted the Lighting Science Group Corporation 2005 Equity-Based Incentive Compensation Plan (the “2005 Plan”), and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. In April 2008, our Board amended, restated and renamed the 2005 Plan (from then on, the Equity Plan), and a proposal to approve the Equity Plan was approved at the annual stockholders’ meeting in October 2008. On August 31, 2009, our Board approved an amendment to the Equity Plan that, among other things, increased the total number of shares of common stock available for issuance thereunder from 5,000,000 shares to 20,000,000 shares. Such amendment was subsequently approved at the annual stockholders meeting in May 2010. On February 10, 2011, the Board approved an additional amendment to the Equity Plan that increased the total number of shares of common stock available for issuance thereunder from 20,000,000 shares to 28,000,000 shares. This Equity Plan amendment was approved by our stockholders at our annual meeting on August 10, 2011. On July 5, 2012, the Board further amended and restated the Equity Plan to: (i) increase the number of authorized shares of common stock available for issuance thereunder from 28,000,000 to 55,000,000, (ii) revise the definition of “fair market value” thereunder to reflect the current construction of national securities markets, (iii) increase the maximum stock option or SAR (as defined therein) awards issuable to any covered employee (as defined therein) from 2,500,000 shares to 7,000,000 shares of common stock and (iv) increase the maximum value of performance based awards for covered employees from $500,000 to $1,500,000. The amended and restated Equity Plan was approved by our stockholders at our annual meeting on September 13, 2012.

Awards granted under the Equity Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code, stock options other than incentive stock options, which are not qualified under Section 422 of the Internal Revenue Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board, and consultants. The Equity Plan is generally administered by the compensation committee of the Board. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of our common stock on the date of grant, and no stock option or stock appreciation right granted may have a term in excess of ten years.

2008 Employee Stock Purchase Plan

On December 23, 2008, our Board adopted the Lighting Science Group Corporation 2008 Employee Stock Purchase Program (the “2008 ESPP”). The purpose of the 2008 ESPP was to provide a means through which employees conveniently could purchase shares of common stock on an after-tax basis through payroll deductions. All of our employees were eligible to participate and amounts credited to a participant’s account during each payroll period were automatically used to purchase a whole share based on the fair market value of the common stock on the date the shares are purchased. There was no limit on the number of shares that may be purchased under the 2008 ESPP. On February 10, 2011, in conjunction with the Board’s adoption of the Lighting Science Group Corporation 2011 Employee Stock Purchase Plan (the “2011 ESPP”), the 2008 ESPP was amended, effective as of March 1, 2011, to prohibit individuals who are eligible to participate in the 2011 ESPP from participating in the 2008 ESPP.

2011 Employee Stock Purchase Plan

All employees of the company and any designated subsidiary are eligible to participate in the 2011 ESPP, subject to certain exceptions. The total number of shares of common stock that may be purchased by eligible employees under the 2011 ESPP is 2,000,000 shares, subject to adjustment. The 2011 ESPP is a qualified employee stock purchase plan under Section 423 of the Code and was approved by the company’s stockholders at its annual meeting on August 10, 2011.

The purpose of the 2011 ESPP is to provide employees of the company and designated subsidiaries with an opportunity to acquire a proprietary interest in the company. Accordingly, the 2011 ESPP offers eligible employees the opportunity to purchase shares of our common stock at a discount to the market value through voluntary systematic payroll deductions. For the initial offering under the 2011 ESPP, a participant may elect to use up to 30% of his or her compensation to purchase whole shares of common stock of the company, but may not purchase more than 2,000 shares per year. The purchase price for each purchase period will be 85% of the fair market value of a share of our common stock on the purchase date, rounded up to the nearest whole cent. Unless sooner terminated by the Board, the 2011 ESPP will remain in effect until December 31, 2020.

The following table sets forth information as of December 31, 2011, with respect to compensation plans under which shares of our common stock could have been issued.

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Security Holders – Amended and Restated Plan	13,067,849	$1.75	$11,624,361
Equity Compensation Plans Approved by Security Holders – 2011 Employee Stock Purchase Plan	13,705(1)	$2.04(2)	$1,986,295
Equity Compensation Plans Not Approved by Security Holders – 2008 Employee Stock Purchase Plan	14,505(3)	$1.23(4)	None(5)

(1)	Represents shares of common stock issued pursuant to the 2011 ESPP.
(2)	Represents the average purchase price for shares issued pursuant to the 2011 ESPP.
(3)	Represents shares of common stock issued pursuant to the 2008 ESPP.
(4)	Represents the average purchase price for shares issued pursuant to the 2008 ESPP.
(5)	Effective as of March 1, 2011, the 2008 ESPP was amended to prohibit individuals who are eligible to participate in the 2011 ESPP from participating in the 2008 ESPP. Therefore, there are no shares of common stock that may be issued pursuant to the 2008 ESPP.

Capitalization

The following table presents a summary of our cash and capitalization as of June 30, 2012:

•	on an actual basis;

•

on a pro forma as adjusted basis giving effect to: (i) the issuance of                 shares of common stock upon conversion of                 and                 outstanding shares of Series H Preferred Stock and Series I Preferred Stock, respectively, which shall automatically convert into shares of common stock upon consummation of this offering (the “Preferred Conversion”), and (ii) our issuance and sale of                 shares of our common stock in this offering at an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, and the application of the net proceeds to us from this offering to repay existing indebtedness on the Wells Fargo Facility as described in “Use of proceeds.”

You should read this table in conjunction with “Use of proceeds,” “Selected historical consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations,” “Description of capital stock–Preferred stock” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	As of June 30, 2012
	Actual	Pro Forma as adjusted (1)
Cash and cash equivalents	$29,741,038
Restricted cash	5,000,000
Total indebtedness (including short-term indebtedness)(2)	28,196,161
Shareholders’ equity:
Common stock, $.001 par value, authorized 400,000,000 shares, 206,947,124 shares issued and 204,442,124 shares outstanding as of June 30, 2012	206,947
Additional paid-in capital	394,701,875
Accumulated deficit	(602,529,930)
Accumulated other comprehensive loss	(3,484,976)
Treasury stock, 2,505,000 and 0 shares as of June 30, 2012 and December 31, 2011, respective, at cost	(3,757,500)
Total stockholders’ (deficit) equity	(214,863,584)

Total Capitalization	$(186,667,423)

(1)	The pro forma as adjusted data gives effect to the Preferred Conversion and our issuance and sale of shares of our common stock in this offering at an assumed public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ over-allotment option to purchase additional shares from us in this offering is exercised in full, we estimate that we will receive additional net proceeds of approximately $ million. Each $1.00 increase (decrease) in the assumed public offering price of $ per share would increase (decrease) each of cash additional paid-in capital, stockholders’ equity and total capitalization by $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us in this offering would increase (decrease) each of cash, additional paid-in capital, stockholders’ equity and total capitalization by $ million, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus.
(2)	Total indebtedness includes our lines of credit and the current and long-term portions of our long-term debt.

Dilution

If you invest in our common stock in this offering, your ownership interest in us will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock upon consummation of this offering. Our historical net tangible book value as of June 30, 2012 was $(216,807,261), or $(1.06) per share of our common stock, based on 204,442,124 shares issued and outstanding as of such date. Net tangible book value per share represents the book value of our total tangible assets less the book value of our total liabilities divided by the number of shares of our common stock then issued and outstanding.

After giving effect to the Preferred Conversion and our issuance and sale of                  shares of our common stock in this offering at an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2012 would have been $         million, or $         per share of our common stock based on pro forma as adjusted shares outstanding as of June 30, 2012. This amount represents an immediate increase in net tangible book value to our existing stockholders of $         per share and an immediate dilution of $         per share to investors in this offering.

The following table illustrates this per share dilution:

Assumed public offering price per share		$
Net tangible book value per share as of June 30, 2012	$(1.06)
Increase in net tangible book value per share attributable to this offering
Pro forma as adjusted net tangible book value per share after this offering
Net tangible book value dilution per share to investors in this offering

		$

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) our pro forma as adjusted net tangible book value by approximately $         million, or approximately $         per share of our common stock, and the dilution to investors in this offering by approximately $         per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same. Each increase (decrease) of 1.0 million in the number of shares offered by us would increase (decrease) our pro forma as adjusted net tangible book value by approximately $         million, or approximately $         per share of our common stock, and the dilution to investors in this offering by approximately $         per share after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming a public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus. The pro forma as adjusted information discussed above is illustrative only and will adjust based on the actual public offering price and other terms of this offering determined at pricing.

If the underwriters’ over-allotment option to purchase              additional shares from us in this offering is exercised in full, our pro forma as adjusted net tangible book value as of June 30, 2012 would have been $         million, or $         per share, representing an immediate increase in net tangible book value to our existing stockholders of $         per share and an immediate dilution of $         per share to investors in this offering.

The following table summarizes as of June 30, 2012, the average price per share paid by our existing stockholders and by investors in this offering at an assumed public offering price of $         per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us.

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent	Amount
Existing stockholders	204,442,124		$394,908,822		$1.93
Investors in this offering

Total		100%		$100%

Each $1.00 increase (decrease) in the assumed public offering price of $         per share would increase (decrease) total consideration paid by investors in this offering by $         million after deducting underwriting discounts and commissions and estimated offering expenses payable by us and assuming that the number of shares offered by us in this offering, as set forth on the cover page of this prospectus, remains the same.

If the underwriters’ over-allotment option to purchase                  additional shares from us in this offering is exercised in full, the following will occur:

•

the number of shares of our common stock held by existing stockholders after the completion of this offering will be             , or approximately     % of the total number of shares of our common stock outstanding after this offering; and

•

the number of shares of our common stock held by investors in this offering after the completion of this offering will be , or approximately     % of the total number of shares of our common stock outstanding after this offering.

The foregoing information as to the number of shares of our common stock outstanding immediately after this offering is based on 204,442,124 shares outstanding as of June 30, 2012 and excludes:

•	12,795,330 shares of common stock issuable upon the exercise of outstanding options under the Equity Plan as of June 30, 2012, at a weighted average exercise price of $1.62 per share;

•	278,942 shares of common stock issuable upon the vesting of shares of restricted stock previously awarded under the Equity Plan as June 30, 2012;

•	12,584,052 shares of common stock reserved and available for future issuance under the Equity Plan as of June 30, 2012;

•	8,090,794 shares of common stock issuable upon the exercise of outstanding warrants as of June 30, 2012, at a weighted average exercise price of $2.34 per share

•

12,664,760 and 5,427,751 shares of common stock currently issuable upon the exercise of the New Riverwood Warrant and Transfer Warrants (as such terms are defined in the section “Certain relationships and related transactions” below), respectively, at an exercise price to be determined at the time of exercise pursuant to a formula as described therein; and

•	shares of common stock issuable pursuant to the Preferred Conversion, as described under “Capitalization.”

If all of our outstanding options and warrants to purchase common stock as of June 30, 2012 were exercised in full, our pro forma net tangible book value as of June 30, 2012 before this offering would have been $(0.62) per share of our common stock and, after our issuance of         shares of common stock issuable pursuant to the Preferred Conversion and our issuance and sale of         shares of our common stock in this offering at an assumed public offering price of $        per share, which is the midpoint of the price range set forth on the cover page of this prospectus and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2012 would have been $        per share representing an immediate dilution of $         per share to investors in this offering.

Selected historical consolidated financial data

The following table presents our selected historical consolidated financial data as of the dates and for the periods indicated. The selected statement of operations data in the six months ended June 30, 2011 and 2012 and the balance sheet data as of June 30, 2012 have been derived from our unaudited interim financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the years ended December 31, 2011, 2010 and 2009 and the consolidated balance sheet data as of December 31, 2011 and 2010 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated statements of operations data for the year ended December 31, 2008 and 2007 and the consolidated balance sheet data as of December 31, 2009, 2008 and 2007 are derived from our audited consolidated financial statements that are not included in this prospectus. Our historical results are not necessarily indicative of the results to be expected in any future period.

Our business today is the result of the combination of the products, intellectual property and businesses of four LED lighting companies, namely: (i) Lighting Science Group; (ii) LED Effects, which was acquired in October 2007; (iii) LSGBV, formerly known as Lighting Partner B.V., which was acquired in April 2008; and (iv) Lamina, which was acquired in July 2008. On October 4, 2007, we entered into an Exchange and Contribution Agreement (the “LED Contribution Agreement”) with LED Holdings, a private holding company that was formed in June 2007 for the purpose of acquiring 100% of the assets of LED Effects on June 14, 2007. Pursuant to the LED Contribution Agreement, we: (i) acquired substantially all of the assets of LED Holdings and (ii) issued in exchange for these assets 2,000,000 shares of our Series B Preferred Stock and 15,928,734 shares of our common stock to LED Holdings (collectively, the “Acquisition”). As a result of the Acquisition and, specifically, LED Holdings’ acquisition of approximately a 70% participating interest and an 80% voting interest in the company, we became a majority-owned subsidiary of LED Holdings as of October 4, 2007.

We accounted for the Acquisition as a reverse merger. Accordingly, for accounting and financial reporting purposes, Lighting Science Group was treated as the acquired company, and LED Holdings was treated as the acquiring company. Therefore, the historical financial data presented below for the period beginning on June 14, 2007 and ending on December 31, 2007 include the operations of LED Holdings from June 14, 2007 through October 4, 2007 and the consolidated operations of LED Holdings and Lighting Science Group from October 4, 2007 through December 31, 2007. Because LED Holdings had no operations prior to its acquisition of the assets of LED Effects, the historical financial data included below for periods prior to June 14, 2007 are those of LED Effects, which has been identified as the predecessor entity to LED Holdings.

The selected historical consolidated financial data presented below is only a summary. You should read this selected historical consolidated financial data in conjunction with “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	Lighting Science Group Corporation and Subsidiaries							LED Effects Inc. and Subsidiary from January 1, 2007 thru June 13, 2007
	For the Six Months Ended June 30,		For the Years Ended December 31,				From June 14, 2007 thru December 31, 2007
	2012	2011	2011	2010	2009	2008
Consolidated Statements of Operations Data:
Revenue	$69,012,432	$44,660,030	$108,981,588	$53,169,013	$31,376,816	$20,758,593	$4,616,111	$3,675,132
Cost of goods sold	85,357,714	44,803,140	129,187,145	59,021,851	28,880,949	21,206,703	3,526,750	2,606,445

Gross margin	(16,345,282)	(143,110)	(20,205,557)	(5,852,838)	2,495,867	(448,110)	1,089,361	1,068,687

Operating expenses:
Sales and marketing	10,040,768	7,667,383	18,897,241	11,107,379	7,200,323	5,847,833	962,597	107,708
Operations	8,463,159	6,371,606	14,199,162	4,834,592	6,243,968	6,008,872	2,396,355	127,574
Research and development	4,885,544	5,043,581	10,670,455	10,246,511	4,395,320	3,259,188	—	—
General and administrative	11,141,586	9,058,847	19,721,022	17,753,656	20,753,513	23,224,561	2,875,076	330,269
Write-off of deferred offering costs	—	—	1,269,318	—	—	—	—	—
Restructuring expenses	1,851,252	—	598,037	1,101,992	1,111,189	—	—	—
Impairment of goodwill and other long-lived assets	—	—	4,121,349	11,548,650	—	53,110,133	—	—
Depreciation and amortization	4,318,851	1,825,437	4,895,742	2,867,866	5,327,033	4,354,028	669,861	6,691

Total operating expenses	40,701,160	29,966,854	74,372,326	59,460,646	45,031,346	95,804,615	6,903,889	572,242

Loss from operations	(57,046,442)	(30,109,964)	(94,577,883)	(65,313,484)	(42,535,479)	(96,252,725)	(5,814,528)	496,445
Total other income (expense)	(11,907,329)	6,567,607	4,143,315	(230,948,562)	(6,014,450)	(918,238)	915,461	(34,406)

Loss before income tax expense (benefit)	(68,953,771)	(23,542,357)	(90,434,568)	(296,262,046)	(48,549,929)	(97,170,963)	(4,899,067)	462,039
Income tax expense (benefit)	—	—	—	(1,123,107)	(413,002)	(2,207,507)	—	172,244

Loss before minority interest in subsidiary	(68,953,771)	(23,542,357)	(90,434,568)	(295,138,939)	(48,136,927)	(94,963,456)	(4,899,067)	289,795
Minority interest in subsidiary	—	—	—	—	—	—	(3,902)	(2,583)

Net loss	(68,953,771)	(23,542,357)	(90,434,568)	(295,138,939)	(48,136,927)	(94,963,456)	(4,902,969)	287,212
Foreign currency translation gain (loss)	162,921	216,573	(89,486)	(912,296)	(849,695)	(1,886,544)	10,281	(82,135)

Comprehensive loss	$(68,790,850)	$(23,325,784)	$(90,524,054)	$(296,051,235)	$(48,986,622)	$(96,850,000)	$(4,892,688)	$205,077

Dividend requirements
6% return on Series B Preferred Stock	—	—	—	784,142	1,217,642	—	—	—
8% return on Series C Preferred Stock	—	—	—	213,610	266,400	—	—	—

Net loss attributable to common stock	$(68,953,771)	$(23,542,357)	$(90,434,568)	$(296,136,691)	$(49,620,969)	$(94,963,456)	$(4,902,969)	$287,212

Basic and diluted net loss per weighted average common share	$—	$(0.13)	$(0.48)	$(6.69)	$(1.69)	$(3.55)	$(0.28)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.99)	$—	$—	$—	$—	$—	$—

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(1.46)	$—	$—	$—	$—	$—	$—

Basic and diluted weighted average number of common shares outstanding	—	178,194,716	189,671,299	44,274,077	29,352,585	26,781,431	17,419,959

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	172,079,397	—	—	—	—	—	—

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	32,767,721	—	—	—	—	—	—

	As of June 30,	As of December 31,
	2012	2011	2010	2009	2008	2007
Consolidated Balance Sheet Data:
Cash and cash equivalents	29,741,038	3,071,673	14,489,700	267,048	254,538	11,399,429
Working capital (1)	33,969,222	18,284,652	11,178,922	(54,703,745)	(14,869,035)	11,732,984
Total assets	119,067,289	114,650,508	72,493,363	38,468,814	49,553,267	73,586,251
Total liabilities	79,089,136	102,066,009	47,811,852	72,132,669	38,298,878	7,033,103
6% convertible preferred stock	—	—	—	585,549	459,532	364,895
Total stockholders’ equity (deficit)	(214,863,584)	12,584,499	24,681,511	(34,249,404)	10,794,857	66,188,253

(1)	Working capital is defined as our current assets minus our current liabilities.

Management’s discussion and analysis of financial condition and results of operations

The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that are based on the beliefs of our management, as well as assumptions made by, and information currently available to, our management. Actual results may differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the section entitled “Risk factors.”

Overview

We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose built LED-based luminaires (fixtures), for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications.

Our revenue is primarily derived from sales of our LED-based retrofit lamps and luminaires. We experienced substantial sales growth during the year ended December 31, 2011 and the six months ended June 30, 2012 as a result of the expansion of relationships with several key customers and our launch of multiple new products within each of our product families during 2011 and the first half of 2012. Retrofit lamp sales, in particular, have grown significantly over the past year and currently represent the majority of our revenue. This growth comes as the acceptance of LED lighting for general illumination has become more widespread, though we believe the LED lighting market still remains in its early stages. Our financial results are dependent upon the mix and quantity of products sold, the operating costs associated with our supply chain, including materials, labor and freight, and the level of sales and marketing, general and administrative, research and development and other operating expenses. We operate in a dynamic market with rapid changes in technology that lead to short product life-cycles. This continuous cycle of product improvement causes certain of our components and products to be purchased in excess of demand or to become obsolete and we may incur additional end-of-life expenses in the future.

The following table summarizes our revenues and production data for the periods indicated:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009
Revenue(1)(2)	$69,012,432	$44,660,030	$108,981,588	$53,169,013	$31,376,816
Cost of goods sold	85,357,714	44,803,140	129,187,145	59,021,851	28,880,949

Gross margin (deficit)	$(16,345,282)	$(143,110)	$(20,205,557)	$(5,852,838)	$2,495,867

GAAP Gross margin percentage	-23.7%	-0.3%	-18.5%	-11.0%	8.0%

1.	Net of noncash sales incentives for the THD Warrant of $716,000 and $2.5 million for the six months ended June 30, 2012 and 2011, respectively and $2.5 million for the year ended December 31, 2011.
2.	Includes inventory valuation allowance of $12.3 million and $20.5 million and reserve for losses on purchase commitments of $2.7 million and $8.5 million for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, due to restructuring.

While revenues increased substantially, our gross margin was adversely impacted by an inventory valuation allowance of $12.4 million for the six months ended June 30, 2012 and a provision for expected losses on non-cancelable purchase commitments of $2.7 million for the six months ended June 30, 2012. In addition, our gross margin was impacted by certain price adjustments of $1.3 million provided to customers for the six months ended June 30, 2012. We considered a number of factors in estimating the required inventory provisions, including: (i) the shift in focus of the business to the next generation of our products, which utilize lower cost technologies, (ii) the strategic focus on core products to meet the demands of key customers and (iii) the change in expected demand for our current generation of products, which are approaching the end of their lifecycle due to the introduction of our next generation of products.

In May 2012, we began implementing a new restructuring plan that is designed to build upon the restructuring plan initiated in the third quarter of 2011 and further increase efficiencies across the organization and lower the overall cost structure. These steps have included a significant reduction in full time headcount at our manufacturing facility in Mexico as we continue to shift production to our contract manufacturer in Mexico, and the replacement of seven members of management in the United States following completion of the Riverwood Offering on May 25, 2012. For the six months ended June 30, 2012, we incurred $1.9 million of costs as a result of severance and termination benefits.

Our gross margin was also impacted during the six months ended June 30, 2012 and 2011 by a non-cash sales incentive expense related to the THD Warrant that we issued to The Home Depot on January 13, 2011 in connection with the Strategic Purchasing Agreement, which we previously entered into with The Home Depot in July 2010. The THD Warrant provides The Home Depot with the right to purchase up to 5,123,715 shares of our common stock at an exercise price of $1.95 per share. Our revenue for the six months ended June 30, 2012 and 2011 was net of a non-cash charge of $716,000 and $2.5 million, respectively, which represents the fair-value of the portion of the THD Warrant that was expected to vest during 2012 or that vested in 2011. Excluding the impact of this non-cash charge for the six months ended June 30, 2012, our revenue would be $30.4 million and $69.7 million, respectively, as compared to the $29.8 million and $68.8 million, respectively, reported for these periods. Excluding the impact of this non-cash charge for the six months ended June 30, 2011, our revenue would be $24.0 million and $47.1 million, respectively, as compared to the $23.4 million and $44.7 million, respectively, that was reported for these periods.

Excluding the impact of the inventory valuation allowance and the provision for losses on purchase commitments, our cost of goods sold would be $70.3 million (or a negative gross margin of 0.8%) for the six months ended June 30, 2012 compared to $44.5 million (or a gross margin of 5.5%) for the six months ended June 30, 2011. Our gross margins were negatively impacted by product mix and certain manufacturing costs not fully leveraged with our production volumes. In accordance with our critical accounting policy for inventory, we evaluated the need to record an allowance for excess and obsolete inventory and any adjustments to record inventory at lower of cost or market. Except for the inventory valuation allowance and provision for expected losses on non-cancelable purchase commitments discussed above, there were no further write-downs in inventory required as of June 30, 2012.

For the year ended December 31, 2011, our gross margin was adversely impacted by an inventory valuation allowance of $20.5 million and a provision for expected losses on non-cancellable purchase commitments of $8.5 million. These provisions were the result of modifications to our business strategy following changes in our management team in the third quarter of 2011. We considered a number of factors in estimating the required inventory provision, including: (i) changes in market conditions from increased competition, (ii) our strategic focus on core products to meet the demands of key customers, (iii) the desire to focus the business on newer products with lower cost technologies and (iv) updated demand forecasts and greater visibility into production planning as a result of the implementation of our ERP system in July 2011. In addition, we initiated restructuring plans in September 2011 that were designed to further increase efficiencies across the organization and lower the overall cost structure, including a reduction in full time headcount in the United States, which was completed in October 2011. For the year ended December 31, 2011, we incurred $522,000 of costs as a result of severance and termination benefits and a $76,000 write-down of tooling, production and test equipment.

Our gross margin for the year ended December 31, 2011 was also impacted by a non-cash sales incentive expense related to the THD Warrant. Our revenue for the year ended December 31, 2011 was reduced by a non-cash charge of $2.5 million, which represented the then fair-value of the portion of the THD Warrant that vested in June 2011. Excluding the impact of this non-cash charge, our revenue would be $2.5 million higher, or $111.5 million, for the year ended December 31, 2011 as compared to the $109.0 million reported.

Excluding the impact of the inventory valuation allowance and the provision for losses on purchase commitments, our cost of goods sold would be $100.1 million (or a gross margin of 10.2%) for the year ended December 31, 2011 compared to $56.3 million (or a negative gross margin of 5.9%) for the year ended December 31, 2010, respectively.

Non-GAAP Financial Measures

Although our condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we believe the following non-GAAP financial measures provide additional information that is useful to the assessment of our operating performance and trends. As part of our ongoing review of financial information related to our business, we regularly use non-GAAP measures, in particular, non-GAAP adjusted gross margin and non-GAAP adjusted operating expense as a percentage of revenue, as we believe each of these measures provide meaningful insight into our business and useful information with respect to the results of our business. These non-GAAP financial measures are not in accordance with, nor are they a substitute for, the comparable GAAP financial measures and are intended to supplement our financial results that are prepared in accordance with GAAP.

Following several acquisitions in 2007 and 2008, we continued our efforts to effectively manage, consolidate and restructure our operating expenses in 2009, 2010, 2011 and the first half of 2012. The presentation below of adjusted gross margin includes an inventory valuation allowance of $12.4 million and $20.5 million for the six months ended June 30, 2012 and year ended December 31, 2011, respectively, and a provision for expected losses on non-cancellable purchase commitments of $2.7 million and $8.5 million for the six months ended June 30, 2012 and year ended December 31, 2011, respectively. Although the inventory valuation allowance is reviewed and adjusted every year, the allowance for the six months ended June 30, 2012 and the fiscal year ended December 31, 2011, represent a significant increase over other periods due to modifications to our business strategy following changes in our management team in the third quarter of 2011, and again in the second quarter of 2012, as discussed above. We believe the adjusted presentation below provides useful information regarding the trend in gross margin percentage based on revenue from sales of our continuing products to customers and is a measurement of our business performance used by management.

Excluding non-cash expenses for stock based compensation, restructuring and depreciation and amortization, total operating expenses decreased by 22.7% for the six months ended June 30, 2012 while revenue increased 26.8% excluding the $341,000 non-cash sales incentive compared to the six months ended June 30, 2011. Total operating expenses represented 58.4% of adjusted revenue for the six months ended June 30, 2012, as compared to 63.6% of adjusted revenue for the six months ended June 30, 2011.

Excluding unusual, one time or non-cash expenses for the write-off of deferred offering costs, stock based compensation, restructuring expenses, impairment of goodwill and other long-lived assets and depreciation and amortization, total operating expenses increased by 50.3% for the year ended December 31, 2011 while revenue increased 109.6% excluding the $2.5 million non-cash sales incentive compared to the year ended December 31, 2010. Total operating expenses, represented 52.8% of revenue for the year ended December 31, 2011 as compared to 73.7% and 110.5% of adjusted revenue for the years ended December 31, 2010 and 2009, respectively. For the year ended December 31, 2011, the increase in non-GAAP adjusted operating expense as a percentage of revenue was due primarily to the $7.8 million increase in sales and marketing expense from the continued expansion of our sales and marketing division as we built our enterprise and national accounts sales teams, including a $1.9 million increase in new product promotions, and a $9.4 million increase in operations expense due to the addition and continued expansion of our now fully-operational Mexico facility.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009
Revenue	$69,012,432	$44,660,030	$108,981,588	$53,169,013	$31,376,816
Add back:
Noncash sales incentives for THD Warrant	715,584	2,480,900	2,480,900	—	—

Adjusted revenue	69,728,016	47,140,930	111,462,488	53,169,013	31,376,816

Cost of goods sold	85,357,714	44,803,140	129,187,145	59,021,851	28,880,949
Deduct:
Provision for inventory valuation allowance and reserve for losses on purchase commitments	15,059,381	264,567	29,086,543	2,691,787	4,451,541

Adjusted cost of goods sold	70,298,333	44,538,573	100,100,602	56,330,064	24,429,408

Adjusted gross margin (deficit)	$(570,317)	$2,602,357	$11,361,886	$(3,161,051)	$6,947,408

Non-GAAP adjusted gross margin percentage	-0.8%	5.5%	10.2%	-5.9%	22.1%

Total operating expenses	40,701,160	29,966,854	74,372,326	59,460,646	45,031,346
Deduct:
Write-off of deferred offering costs	—	—	(1,269,318)	—	—
Issuance of common stock for directors compensation	(633,590)	(945,001)	(945,001)	(930,202)	(560,000)
Non-cash stock option and restricted stock compensation expense	(1,994,035)	(1,238,979)	(3,675,353)	(3,837,757)	(3,376,382)
Restructuring expenses	(1,851,252)	—	(598,037)	(1,101,992)	(1,111,189)
Impairment of goodwill and other long-lived assets	—	—	(4,121,349)	(11,548,650)	—
Depreciation and amortization	(4,318,851)	(1,825,437)	(4,895,742)	(2,867,866)	(5,327,033)

Total adjusted operating expenses, excluding write-off of deferred offering costs, stock based compensation, restructuring expenses, impairment of goodwill and other long- lived assets and depreciation and amortization	31,903,432	25,957,437	58,867,526	39,174,179	34,656,742

GAAP operating expenses as a percentage of adjusted revenue	58.4%	63.6%	66.7%	111.8%	143.5%

Non-GAAP adjusted operating expenses as a percentage of adjusted revenue	45.8%	55.1%	52.8%	73.7%	110.5%

We believe the foregoing non-GAAP financial measures provide additional information that is useful to the assessment of our operating performance and trends. These non-GAAP financial measures are not in accordance with, nor are they a substitute for, the comparable GAAP financial measures. These non-GAAP financial measures are intended to supplement our financial results that are prepared in accordance with GAAP.

Our performance for the fiscal year ended December 31, 2011 and six months ended June 30, 2012 reflect the results of the strategic plan upon which we continue to execute. The remaining phases of this plan include initiatives related to: (i) developing and commercializing new products and technologies, (ii) capturing significant sales and distribution channel access, (iii) expanding and optimizing global supply chain operations as we meet growing demand for our products and (iv) increasing brand awareness and product promotion.

One aspect of our strategic plan includes developing and bringing to market innovative products and technologies. We launched approximately 105 new products during 2011 and plan on introducing our next generation of products, which will include an additional 82 new products, during 2012. We have continued to increase our investment in new platform technologies related to power supplies, optics, thermal management and intelligent controls as well as our activities in emerging uses for LED lighting such as in biological applications. Our new product pipeline within each of our product families remains robust and we believe our track record of introducing increasingly higher performing and more economically compelling products is a critical factor in our customers’ decisions to partner with us.

A second aspect of our strategic plan entails capturing greater sales and distribution channel access including securing agreements with large, strategic customers. In 2010, we entered into a Strategic Purchasing Agreement with The Home Depot, which positions us as its preferred provider and product development partner for LED lamps and luminaires. We were also successful in establishing supply agreements with several leading lighting original equipment manufacturers, or OEMs, for private label sales of our products through their distribution channels, including additional retail stores, during the past year. In addition, we continue to increase the roster of distributors and independent sales agents that sell our products and added experienced professionals to our direct sales force to increase the frequency and impact of our activities with key national accounts that are targets for potential adoption of LED lighting.

The third aspect of our strategic plan includes expanding and optimizing our global supply chain to meet growing demand for our products while addressing the inefficiencies that have negatively impacted our gross margin performance. Our non-GAAP adjusted gross margin percentage improved to a positive 10.5% for the year ended December 31, 2011 as compared to a negative gross margin percentage of 5.9% for the year ended December 31, 2010. While our non-GAAP adjusted gross margin percentage eroded to negative 0.8% for the six months ended June 30, 2012, as compared to an adjusted gross margin percentage of 5.5% for the six months ended June 30, 2011, we anticipate long-term improvement as we continue to execute on our initiatives. Specifically, we have focused on gaining efficiencies with volume and supply chain optimization through the increased use of sourcing from suppliers closer to our production sites, the continued implementation of our Enterprise Resource Planning (“ERP”) system functionality and the continued shift of production to our lower cost contract manufacturing partner in Mexico. We anticipate these actions will result in improved forecasting and planning of procurement and manufacturing as well as a more optimized production and supplier footprint.

The fourth element of our strategic plan is to increase brand awareness and product promotion through prominent displays at our retailers and high visibility national media promotion by our key customers.

LED lighting industry trends

There are a number of industry factors that affect our business and results of operations including, among others:

•

Rate and extent of adoption of LED lighting products. Our potential for growth will be driven by the rate and extent of adoption of LED lighting within the general illumination market and our ability to affect this rate of adoption. Although LED lighting is relatively new and faces significant challenges before achieving widespread adoption, it has grown in recent years. Innovations and advancements in LED lighting technology that improve product performance and reduce product cost continue to enhance the value proposition of LED lighting for general illumination and expand its potential commercial applications.

•

External legislation and subsidy programs concerning energy efficiency. Many countries in the European Union and the United States, among others, have already instituted, or have announced plans to institute, government regulations and programs designed to encourage or mandate increased energy efficiency in lighting. These actions include in certain cases banning the sale after specified dates of certain forms of incandescent lighting, which is advancing the adoption of more energy efficient lighting solutions such as LEDs. In addition, the growing demand for electricity is increasingly driving utilities and governmental agencies to provide financial incentives such as rebates for energy efficient lighting technologies in an effort to mitigate the need for investments in new electrical generation capacity.

•

Intellectual property. LED market participants rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities and other core competencies of their business. Protection and licensing of intellectual property is critical. Therefore, LED lighting industry participants often take steps such as additional patent applications, confidentiality and non-disclosure agreements as well as other security measures. To enforce or protect intellectual property rights, market participants commonly commence or threaten litigation.

Recent events

The Riverwood Offering

On May 25, 2012, we entered into the Subscription Agreement with Riverwood and certain other purchasers identified on the signature pages thereto pursuant to which we issued an aggregate of 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock at a price of $1,000 per share. The Company raised gross proceeds of approximately $67.1 million in the Riverwood Offering.

The Rollover Offering

The consummation of the Riverwood Offering, and the issuance of the Preferred Shares in connection therewith, constituted a subsequent transaction (as such term is defined in the Certificate of Designation governing the Series G Preferred Stock (the “Series G Certificate of Designation”)). As a result, PCA Holdings, Holdings II, Leon Wagner, a current member of our Board, and the other holders of Series G Preferred Stock (collectively, the “Series G Investors”) were entitled to elect to convert all or less than all of their shares of Series G Preferred Stock into a number of shares of Series H Preferred Stock or Series I Preferred Stock equal to the aggregate liquidation value (as defined in the Series G Certificate of Designation) of the outstanding shares of Series G Preferred Stock held by such Series G Investor (the “Rollover Offering”). Pursuant to the Rollover Offering, we issued a total of 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock to the Series G Investors. For more information concerning the Riverwood Offering and the Rollover Offering, please see the section “Certain relationships and related transactions” below.

The Series D Warrant Exchange Offering

On August 10, 2012, we closed a tender offer pursuant to which we proposed to exchange all outstanding warrants (the “Series D Warrants”) issued in conjunction with our Series D Non-Convertible Preferred Stock (“Series D Preferred Stock) for shares of our common stock (the “Exchange Offer”). The Exchange Offer was launched pursuant to a Tender Offer Statement on Schedule TO, filed with the SEC on July 13, 2012, as amended by Amendment No. 1 to Tender Offer Statement on Schedule TO, filed with the SEC on July 16, 2012, Amendment No. 2 to Tender Offer Statement on Schedule TO, filed with the SEC on July 27, 2012, and Amendment No. 3 to Tender Offer Statement on Schedule TO, filed with the SEC on August 15, 2012. Pursuant to the Exchange Offer, 672,886 outstanding Series D Warrants were validly tendered for exchange and not withdrawn prior to the expiration of the Exchange Offer, and all such Series D Warrants were accepted for exchange on the basis of a fixed exchange ratio of 0.897 shares of common stock. We issued an aggregate of 603,588 shares of common stock to the holders of the Series D Warrants validly tendered and not properly withdrawn prior to the expiration of the Exchange Offer. 567,912 of the Series D Warrants remain issued and outstanding following the Exchange Offer.

The September 2012 Preferred Offering

On September 25, 2012, we entered into the September 2012 Subscription Agreements with Portman, Cleantech A and Cleantech B. Pursuant to the September 2012 Subscription Agreements, we issued an aggregate of 49,000 shares of Series H Preferred Stock, each at a price of $1,000 per share of Series H Preferred Stock. In the September 2012 Preferred Offering, we issued (i) 24,500 shares of Series H Preferred Stock to Portman, and (ii) 20,862 and 3,638 shares of Series H Preferred Stock to Cleantech A and Cleantech B, respectively. We raised gross proceeds of $49 million in the September 2012 Preferred Offering. To facilitate the September 2012 Preferred Offering, we filed a Certificate of Increase of Series H Preferred Stock with the Secretary of State of the State of Delaware on September 24, 2012, increasing the number of authorized shares of Series H Preferred Stock from 90,000 to 135,000.

Under the terms of its September 2012 Subscription Agreement, for so long as Zouk continues to beneficially own at least 2,500 shares of Series H Preferred Stock, it has the right to elect one director to the Board. Pursuant to such right, on September 25, 2012, Zouk designated, and the Board elected, Mr. Samer Salty, Zouk’s chief executive officer, to serve as a member of the Board, filling a vacancy on the Board.

We initiated the September 2012 Preferred Offering pursuant to the preemptive rights granted in the Certificates of Designation. We offered each holder of Preferred Shares the right to purchase its Pro Rata Share (as defined in the Certificates of Designation) of 51,000 Offered Shares at a purchase price of $1,000 per share. In addition, any holder of Preferred Shares, or such holder’s assignee, that elected to purchase at least 95% of its Pro Rata Share of the Offered Shares was entitled to receive an Offered Warrant to purchase 163.2653 shares (rounded to the nearest whole share) of common stock with respect to each Offered Share purchased by such holder or permitted assignee. The consummation of the September 2012 Preferred Offering satisfied the obligations of Pegasus Capital and its affiliates to purchase, or cause to be purchased, an aggregate of 21,131 shares of Series H Preferred Stock or Series I Preferred Stock at a price of $1,000.00 per share as set forth in the Commitment Agreement (as described in the section in “–Liquidity and capital resources” below).

Holders of Preferred Shares owning the right to purchase an aggregate of 49,102 Offered Shares and 8,016,653 Offered Warrants assigned their rights to participate in the September 2012 Preferred Offering to Portman and Zouk. In addition, due to the exercise by Portman and Zouk of at least 95% of the Pro Rata Share assigned to them, each of Portman, Cleantech A and Cleantech B received Offered Warrants to purchase 4,000,000; 3,406,041; and 593,959 shares of common stock, respectively. The Offered Warrants are exercisable on or after the tenth business day following the third anniversary of the date of issuance at an exercise price of $0.72 per share.

To accommodate their necessary capital calls, Cleantech A and Cleantech B each issued us a promissory note as consideration for their purchase of Offered Shares and Offered Warrants (the “Promissory Notes”). The face value of the Promissory Notes issued by Cleantech A and Cleantech B are equal to $20,862,000 and $3,638,000, respectively. The Promissory Notes bear interest at zero percent (0%) per annum and are payable upon the earlier of: (i) two business days following receipt by Cleantech A or Cleantech B, as applicable, of the funds obtained from their respective calls for capital previously committed to them by their investor or (ii) October 17, 2012.

In connection with the issuance of the Offered Warrants, on September 25, 2012, we entered into the New Commitment Agreement with Pegasus IV pursuant to which we have the right and obligation to buy from Pegasus IV or its affiliates Commitment Shares equal to the number of shares, if any, for which the Offered Warrants are exercised, up to an aggregate number of shares of common stock equal to the aggregate number of shares of common stock underlying all Offered Warrants. The purchase price for any Commitment Shares will be equal to the consideration paid to us pursuant to the Offered Warrants. Subject to certain limitations, Pegasus IV has the right to exercise a Pegasus Call, pursuant to which it may cancel its obligations to us pursuant to the New Commitment Agreement with respect to all or a portion of the Commitment Shares at any time by indirectly purchasing the then outstanding Offered Warrants. Upon the exercise of a Pegasus Call, the Offered Warrants provide us with the right, and the New Commitment Agreement obligates us, to purchase all of the Offered Warrants subject to the Pegasus Call for an amount equal to the consideration paid by Pegasus IV pursuant the Pegasus Call.

Additionally, on September 25, 2012, in connection with the September 2012 Preferred Offering, we amended and restated the Riverwood Registration Rights Agreement (as described in the section “Shares eligible for future sale–Registration rights” below), originally entered into between the RRA Parties. Pursuant to the Amended Registration Rights Agreement, we added Portman, Cleantech A and Cleantech B as parties and provides them with participation rights in any demand registrations initiated by the RRA Parties and unlimited piggyback registration rights. Such registration rights relate to (a) any shares of common stock issued upon (i) conversion of the shares of Series H Preferred Stock held by the RRA Parties or the other holders under the Amended Registration Rights Agreement or (ii) exercise of the warrant held by such RRA Parties or (b) such additional shares of common stock acquired by the RRA Parties or the other Holders under the Amended Registration Rights Agreement while any of them continues to hold any registrable securities (as such term is defined in the Amended Registration Rights Agreement)

Furthermore, on September 25, 2012, in connection with the September 2012 Preferred Offering, we entered into the Voting Agreements with each of (i) Riverwood Holdings and (ii) Pegasus Capital and Holdings II. Pursuant to the Voting Agreements, Riverwood Holdings, Pegasus Capital and Holdings II agreed to vote all shares of our capital stock owned by such entities in favor of the Certificate Amendments as provided in the September 2012 Subscription Agreements.

The Voting Agreements expire upon the earliest to occur of (i) the date on which the Certificate Amendments are approved by the Secretary of State of the State of Delaware or (ii) the date on which the parties thereto agree in writing to terminate the Voting Agreements. Pursuant to the Voting Agreements, we may only terminate the Voting Agreements with the unanimous approval of the Board.

Other recent events

On September 26, 2012, we announced our plan to cease manufacturing at our Monterrey, Mexico facility and transition such production to facilities operated by Jabil by the end of 2012.

Critical accounting policies and estimates

Our discussion and analysis of our financial condition and consolidated results of operations is based upon our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of our consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosure of contingent assets and liabilities. Our actual results may differ from these estimates. On an on-going basis, we evaluate our estimates based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. These estimates may change as new events occur, additional information is obtained and our operating environment changes. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements.

Accounts receivable

We record accounts receivable at the invoiced amount when our products are shipped to customers or, in the case of certain custom lighting projects, upon the completion of specific milestone billing requirements. Our accounts receivable balance is recorded net of allowances for amounts not expected to be collected from our customers. This allowance for doubtful accounts is our best estimate of probable credit losses in our existing accounts receivable. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, aging of receivables and known collectability issues. We write off accounts receivable when it becomes apparent, based upon age or customer circumstances that such amounts will not be collected. We review our allowance for doubtful accounts on a quarterly basis. Recovery of bad debt amounts previously written off are recorded as a reduction of bad debt expense in the period the payment is collected. Generally, we do not require collateral for our accounts receivable and we do not regularly charge interest on past due amounts.

Inventories

Inventories, which consist of raw materials and purchased components and subsystems, work-in-process and finished lighting products, are stated at the lower of cost or market. We use a standard costing methodology, which approximates actual cost on a weighted average basis to value our inventories and we review our standard costs of raw materials, work-in-process and finished goods inventory quarterly. Any purchase price variance or variances related to labor and overhead that would indicate a loss on disposition of inventory is recorded to cost of goods sold in the statement of operations at the end of each quarter. Market is determined based upon current sales transactions of the underlying inventory less the cost of disposal.

In May 2012, we began implementing a new restructuring plan that is designed to build upon the restructuring plan initiated in the third quarter of 2011, and further increase efficiencies across the organization and lower our overall cost structure. During the second quarter of 2012 and as part of our restructuring plan, we recorded a $12.3 million inventory valuation allowance and a $2.7 million provision for losses on non-cancellable purchase commitments both of which increased our cost of goods sold. In addition, during the third quarter of 2011, we recorded a $20.5 million inventory valuation allowance and a $8.5 million provision for losses on non-cancellable purchase commitments both of which increased our cost of goods sold. We considered a number of factors in estimating the required inventory provisions, including: (i) the shift in focus of the business on the next generation of our products, which utilize lower cost technologies, (ii) our strategic focus on core products to meet the demands of key customers and (iii) the change in expected demand for our current generation of products, which are approaching the end of their lifecycle due to the introduction of our next generation of products. In the event we were to further implement additional restructuring plans that impact our portfolio of products held for sale, then further adjustments to the allowance for excess and obsolete inventory may be necessary.

Significant changes in our strategic plan, including changes in product mix, product demand, slow product adoption, rapid technological changes and new product introductions and enhancements could result in excess or obsolete inventory. We evaluate inventory levels and expected usage on a quarterly basis to specifically identify obsolete, slow-moving or non-salable inventory based upon assumptions about future demand and market conditions. A significant amount of judgment is involved in determining if a change in the assumptions used in determining the value of our inventory has occurred. One of the key assumptions in determining whether our inventory is considered excess and obsolete is the expected demand of our finished goods inventory, including consumption of raw materials and work in process to meet our demand forecasts. We generally determine our product demand forecast, considering factors such as backlog, recent sales and order experience and expectations of future demand based on our planning and forecasting with our key customers. Based on the early stage and acceptance of LED retrofit lamps and luminaries, limited historical sales and orders information, and the overall uncertainty as to the timing of adoption of the LED lighting technologies, there is significant uncertainty regarding our estimate of product demand. Given the significance of inventory to our business, including ensuring we have sufficient quantities on-hand to meet customer demand and the overall risk of excess and obsolete inventory, we performed sensitivity analyses on our key assumptions used to determine the provision for excess and obsolete inventory. In general, a ten percent decrease in our overall product demand forecast would result in a corresponding increase in our required provision for excess and obsolete inventory of approximately $1.5 million.

On a quarterly basis, we also consider the need to record a lower of cost or market adjustment for our raw materials and finished goods inventory. The market value of finished goods is determined based upon current sales transactions, less the cost of disposal of the respective finished goods. The write-down of inventory to the lower of cost or market creates a new cost basis that cannot be marked up even if there are subsequent changes in the underlying facts and circumstances.

Revenue recognition

Product sales are recorded when our products are shipped and title passes to customers. Where sales of product are subject to certain customer acceptance terms, revenue from the sale is recognized once these terms have been met. We recognize revenue on certain long-term, fixed price, custom lighting projects using the percentage of completion method measured by the ratio of costs incurred in a period to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which such revisions are determined.

For smaller or shorter term custom lighting projects or projects where estimated total costs cannot be determined, revenue is recognized using the completed contract method and revenue is recognized upon substantial completion and acceptance by the customer of each project. Amounts received as deposits against future completion of projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Income taxes

We employ the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities and net operating loss carryforwards, and are measured using enacted tax rates and laws that are expected to be in effect when the differences are reversed.

We record a valuation allowance to reduce our deferred tax assets to the amount which, we estimate, is more likely than not to be realized. Our ability to realize our deferred tax assets is generally dependent on the generation of taxable income during the future periods in which the temporary differences are deductible and the net operating losses can be offset against taxable income. If we were to determine that we would be able to realize deferred tax assets in the future in excess of the net recorded amount, the resulting adjustment to deferred tax assets would increase net earnings in the period such a determination was made.

Impairment of long-lived assets

Long-lived assets such as property, equipment and definite lived intangible assets are reviewed for impairment when events and circumstances indicate that the carrying amount of an asset may not be recoverable. In making these determinations, we use certain assumptions, including, but not limited to: (i) estimations of the fair market value of the assets and (ii) estimations of the future cash flows expected to be generated by these assets, which are based on additional assumptions such as asset utilization, length of service the asset will be used in our operations and estimated salvage values. Recoverability of assets to be held and used is measured by a comparison of the carrying value of the assets to the estimated undiscounted future cash flows expected to be generated by the assets. If the carrying value of the assets exceeds the estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the assets exceeds fair value.

Intangible assets and goodwill

We record the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recorded as goodwill. Valuation of intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts and approximating the useful lives of the intangible assets acquired.

Intangible assets with estimable useful lives are amortized over their respective useful lives. We are currently amortizing our acquired intangible assets with definite lives over periods ranging from three to twenty years. Goodwill is not amortized, but instead we perform a goodwill impairment analysis, using the two-step method, on an annual basis at the end of our third quarter or whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable.

The recoverability of goodwill is measured at the reporting unit level. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate for the business, the useful life over which cash flows will occur and the determination of the weighted average cost of capital.

The internal forecasts used in our 2011 testing analysis were based on the expected impact of our continued sales channel expansion, roll-out of our new LED lighting product lines for which increasing demand is expected based on relevant third-party industry studies and the anticipated improvement in our gross and operating margins as we gain efficiencies with volume and supply chain optimization including the impact of our low-cost manufacturing strategy. Should the global demand for LED lighting products be slower to develop, or if we are unable to successfully execute our strategic initiatives with respect to our target markets and profitability improvements, our actual operating results could be materially different than our internal forecasts.

If the fair value of a reporting unit is less than the carrying amount, goodwill of the reporting unit is considered impaired and the second step is performed. The second step of the impairment test, when required, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the amount equal to that excess.

Financial operations overview

Revenue

We derive revenue from the sale of our products and custom lighting solutions.

Product Revenue. Product revenue is derived primarily from the sale of an extensive and growing range of LED-based retrofit lamps and luminaires for specific indoor and outdoor general illumination applications in the residential, commercial, industrial and public infrastructure markets. We also sell LED light engines for integration into finished lighting products.

Our product revenue is dependent on the continuing adoption of LED lighting in our target markets which, in turn, relies on ongoing improvements in LED lighting performance as well as reductions in LED lighting cost. Accordingly, our ability to consistently introduce market leading products, in terms of both performance and cost per lumen, will impact our revenue growth through accelerating the use of LEDs as a replacement for existing lighting technologies as well as by increasing our share of the market. One factor that impacts the cost per lumen of our products is their selling prices. We expect our selling prices to generally decline over time and anticipate that these declines will be offset by increasing sales volume of our products. Our product revenue is also impacted by our ability to access end users of LED lighting products. We depend heavily on the strength of our relationships with certain OEM and retailer customers, specifically Osram Sylvania and The Home Depot, which provide us with access to residential and commercial end users of LED lighting products. We may experience significant inflections in growth as we enter into relationships with partners such as these and we will seek to develop similar relationships with new customers. Conversely, any deterioration in our relationships with these customers or in their activities in LED lighting could negatively impact our revenue. Osram Sylvania and The Home Depot accounted for 23% and 51% of our total revenue, respectively, for the six months ended June 30, 2012. For the fiscal year ended December 31, 2011, Osram Sylvania and The Home Depot accounted for 41% and 32% of our total revenue, respectively. We expect revenue from each of these customers to increase, both in absolute dollars and as a percentage of total revenues, as we further expand the number of our products that we sell to them. The success of our direct sales efforts and our ability to grow and effectively manage the roster of distributors and independent sales agents that sell our products is also critical to our business. As we continue to hire more sales and marketing professionals, we expect to increase the frequency and impact of our activities with potential customers.

Custom lighting solutions revenue. Custom lighting solutions revenue is derived from contracted lighting projects for the production of tailored lighting effects for architects, lighting designers and research. Revenue from custom lighting projects varies from period-to-period depending on the number of active projects and the timing of the progress made on each project. Custom lighting solutions revenue has decreased as a percentage of revenue as we have increased our focus on our retrofit lamps and luminaires and we expect this trend to continue.

Cost of goods sold and gross profit

Cost of goods sold includes the cost of raw materials such as purchased components, including packaged LEDs and subsystems used in the manufacture and assembly of our products as well as the cost of related inbound freight, manufacturing labor, production overhead and warranty costs. We also include provisions for excess and obsolete inventory in our cost of goods sold. In addition, the cost of the services provided by our contract manufacturing partners is included in cost of goods sold.

Raw materials represent the largest portion of our cost of goods sold and increase in conjunction with revenue growth. On a per unit basis, these costs generally decrease as we gain purchasing scale with increases in our revenue. In periods of rapidly increasing demand, however, we may incur higher costs to ensure adequate supply and to expedite shipping by means of premium inbound freight. These costs are typically higher the more dependent we are on a limited number of suppliers for specific parts as well as the greater the distance is between our production sites and such suppliers. We also may incur higher costs to the extent our supply chain management and production processes result in larger physical inventory variances or lower yields. Our manufacturing labor costs also increase in conjunction with revenue growth. A key factor impacting our manufacturing labor costs is the location of our production, as hourly wages at our Mexico site and at our contract manufacturer in Mexico are significantly lower than those at our Satellite Beach site. Our ability to accurately forecast product demand and manage the procurement and availability of our raw materials inventory also impacts our manufacturing labor cost by: (i) reducing idle time for workers awaiting missing components and (ii) mitigating the need for costly overtime labor to make up for lost worker time. Our raw materials and manufacturing labor costs are also dependent on our ability to reduce the component count and cost as well as manufacturing complexity of our products through innovative designs. The cost of production overhead generally declines on a per unit basis with an increase in throughput at our facilities through better execution and higher volumes of production. Accordingly, newly introduced products typically have higher per unit costs as we gain supply chain and manufacturing process efficiencies. Our warranty costs depend both on the quality of our manufacturing processes as well as our ability to design products for greater reliability.

While we expect our cost of goods sold to increase in absolute terms as our revenue increases and we expand the scale of our operations, we anticipate it to decline as a percentage of revenue leading to higher gross margin. Key factors driving this planned gross margin improvement include the continued impact of greater purchasing scale, the migration of production to lower cost sites, the qualification of additional suppliers closer to our production sites and improvements in our forecasting, supply chain management and the ability to redesign products to remove or reduce components or utilize lower cost alternative materials. We expect to achieve these improvements in our forecasting and supply chain management through closer collaboration with our customers, the continued enhancement of our ERP system and other initiatives led by our operations team that has recently been enhanced through the addition of experienced personnel.

Our gross margin is also affected by a number of other factors, including the average selling price of our products and our ability to offset declining prices with lower production costs. Our mix of products sold and the customers to whom they are sold also impact our gross margin as certain of our products have higher levels of profitability and we may contractually price our products at lower levels to certain customers based on volume expectations, contract duration and our own cost reduction roadmap. To the extent we have temporary manufacturing or supply chain inefficiencies, implementation of our cost reduction roadmap may be delayed resulting in unplanned declines in gross margin for certain products until these inefficiencies are addressed. Our gross margin is also impacted by foreign exchange rates when we sell our products in currencies that differ from those in which we incur our manufacturing costs. Gross margin for custom lighting solutions is also impacted by our ability to accurately forecast project costs and avoid delays or cost overruns due to technological or manufacturing issues. If we expand or reduce our manufacturing capacity, new or re-engineered products move into production or we add new customers, among other factors, our gross margin will continue to fluctuate from period-to-period.

Operating expenses

Operating expenses consist of sales and marketing, operations, research and development and general and administrative expenses. Personnel-related expenses comprise the most significant component of these expenses. In any particular period, the timing of additional hires could materially affect our operating expenses, both in absolute dollars and as a percentage of revenue.

Sales and marketing expenses. Sales and marketing expenses consist primarily of personnel-related expenses, sales commissions, samples and other marketing costs for new products and customer demonstrations, travel and other out-of-pocket expenses for marketing programs such as trade shows and industry conferences, cost of marketing materials and other corporate communications, customer service expenses, and direct and allocated facilities and other related overhead costs. Unbillable freight costs that are incurred to deliver products to our customers but for which they are not separately billed are also included in sales and marketing expenses. We intend to aggressively market our expanding product portfolio and build additional and deepen existing relationships with strategic partners, distributors and independent sales agents on a global basis. Accordingly, we expect that our sales and marketing expenses will continue to increase in absolute dollars though we believe they will decrease as a percentage of revenue as these initiatives achieve their anticipated result.

Operations expenses. Operations expenses consist primarily of personnel-related expenses for employees engaged in procurement, supply chain management and quality assurance activities as well as allocated facilities and other related overhead costs. We expect that our operations expenses will continue to increase in absolute dollars though we believe they will decrease as a percentage of revenue over time.

Research and development expenses. Research and development expenses consist primarily of personnel-related expenses for employees engaged in the development of new products, the enhancement of existing products and research into new platform technologies related to power supplies, optics, thermal management and intelligent controls as well as into emerging uses for LED lighting including in biological applications. Research and development expenses also include costs of lab materials and prototypes related to these activities and allocated facilities and other related overhead costs. We expense all of our research and development costs as they are incurred. Research and development expense is reported net of any funding received under contracts with governmental agencies and commercial customers that are considered to be cost sharing arrangements with no contractually committed deliverable. We expect research and development expenses to continue to increase in absolute dollars as we invest further in the development of our product portfolio and technology though we believe they will decrease as a percentage of revenue over time.

General and administrative expenses. General and administrative expenses consist primarily of personnel-related expenses for employees involved in executive, finance, human resource and information technology functions, as well as fees for professional services, public company costs and allocated facilities and other related overhead costs. Professional services consist principally of external legal, accounting, tax and other consulting services. Public company costs include director fees, directors’ and officers’ insurance premiums, costs of compliance with securities, corporate governance and other regulations and investor relations expenses.

Certain of these expenses, and in particular legal expenses due to patent litigation, are inherently hard to predict and may vary materially from period to period. We expect to incur higher general and administrative expenses as we hire additional personnel and enhance our infrastructure to support the anticipated growth of our business though we believe they will decrease as a percentage of revenue over time.

Restructuring expenses. We record restructuring expenses associated with management approved restructuring plans to reorganize one or more of our business functions or to remove duplicative headcount and infrastructure associated with one or more locations. These items primarily include estimates of employee separation costs and the full amounts payable pursuant to remaining lease obligations (net of anticipated sublease income), which we refer to as accrued rent costs. The timing of associated cash payments is dependent upon the type of restructuring expense and can extend over a multi-year period. Restructuring expenses are recorded based upon planned employee termination dates, site closures and consolidation plans and are not anticipated to be recurring.

Results of operations

The following table sets forth statement of operations data expressed as a percentage of total revenue for the periods indicated (some items may not add due to rounding):

Six Months Ended June 30, 2012 compared to the Six Months Ended June 30, 2011

	Six Months Ended June 30,		Variance		Percentage of Revenue
	2012	2011	$	%	2012	2011
Revenue (net of non-cash sales incentives of $716,000 and $2.5 million for 2012 and 2011, respectively	$69,012,432	$44,660,030	24,352,402	54.5%	100.0%	100.0%
Cost of goods sold (includes inventory valuation allowance of $12.4 million and provision for losses on purchase commitments of $2.7 million for the six months ended June 30, 2012, due to restructuring, and a reduction in inventory valuation allowance of $265,000 and provision for losses on purchase commitments of $0 for the six months ended June 30, 2011)	85,357,114	44,803,140	40,554,574	90.5%	123.7%	100.3%
Sales and marketing	10,040,768	7,667,383	2,373,385	31.0%	14.5%	17.2%
Operations	8,463,159	6,371,606	2,091,553	32.8%	12.3%	14.3%
Research and development	4,885,544	5,043,581	(158,037)	-3.1%	7.1%	11.3%
General and administrative	11,141,586	9,058,847	2,082,739	23.0%	16.1%	20.3
Restructuring expense	1,851,252	—	1,851,252	*	2.7%	0.0%
Depreciation and amortization	4,318,851	1,825,437	2,493,414	136.6%	6.3%	4.1%
Interest income	4,323	152,387	(148,064)	*	0.0%	0.3%
Interest expense, included related party	(2,826,964)	397,204)	(2,429,760)	611.7%	-4.1%	-0.9%
Decrease in fair value of liabilities under derivative contracts	361,850	—	361,850	*	0.5%	0.0%
Dividends on preferred stock	(1,799,392)	—	(1,799,392)	*	-2.6%	0.0%
Accretion of preferred stock	(7,523,459)	—	(7,523,459)	*	-10.9%	0.0%
Other (expense) income, net	(123,687)	6,812,424	(6,936,111)	*	-0.2%	15.3%

Net loss	$(68,953,771)	$(23,542,357)	(45,411,414)	192.9%	-99.9%	-52.7%

*	Variance is not meaningful.

Revenue

Revenue increased $24.4 million, or 54.5%, to $69.0 million for the six months ended June 30, 2012 from $44.7 million for the six months ended June 30, 2011. The increase in revenue was primarily a result of increased sales of LED retrofit lamps and luminaires that were introduced during the year ended December 31, 2011 and the six months ended June 30, 2012, the expansion of relationships with key customers for retrofit lamps, including The Home Depot and several branded lighting OEMs, and the continued increase in market adoption of LED lighting for general illumination. Revenue was negatively impacted by certain price adjustments of $1.3 million provided to customers for the six months ended June 30, 2012. The increase in revenue was also reduced by a non-cash charge of $716,000 and $2.5 million for the six months ended June 30, 2012 and 2011, respectively, which represented the fair-value of the portion of the THD Warrant that was expected to vest in 2012 or that vested in 2011. Excluding the impact of these non-cash charges, our revenue was $69.7 million and $47.1 million for the six months ended June 30, 2012 and 2011, respectively. See our reconciliation of non-GAAP measurements beginning on page 30.

Cost of goods sold

Cost of goods sold increased $40.6 million, or 90.5%, to $85.4 million for the six months ended June 30, 2012 from $44.8 million in the six months ended June 30, 2011. The increase in cost of goods sold was primarily due to the $12.4 million inventory valuation allowance and the $2.7 million provision for expected losses on non-cancelable purchase commitments due to the restructuring of our product lines and an impact of $7.8 million due to manufacturing inefficiencies, with the balance due to the corresponding increase in sales during the six months ended June 30, 2012. Excluding the impact of the additional provisions, our cost of goods sold was $70.3 million for the six months ended June 30, 2012, an increase of $25.8 million or 57.8% over the six months ended June 30, 2011.

Cost of goods sold as a percentage of revenue increased for the six months ended June 30, 2012 to 123.9% (or negative gross margin of 23.9%) as compared to 100.3% (or a negative gross margin of 0.3%) for the six months ended June 30, 2011. Our gross margin for the six months ended June 30, 2012 and 2011 was negatively impacted by a non-cash charge that reduced our revenue by $716,000 and $2.5 million, respectively. Excluding the impact of this non-cash charge, the inventory valuation allowance and the provision for expected losses on non-cancelable purchase commitments discussed above, our non-GAAP gross margin was negative 0.8% for the six months ended June 30, 2012 compared to a gross margin of 5.5% for the six months ended June 30, 2011. See our reconciliation of non-GAAP measurements beginning on page 30.

The increase in cost of goods sold as a percentage of revenue was primarily due to the $12.4 million inventory valuation allowance and the $2.7 million provision for expected losses on non-cancelable purchase commitments due to the restructuring of our product lines, and $7.8 million in manufacturing inefficiencies, as well as the corresponding increase in sales. In addition, gross margin was impacted by certain price adjustments of $1.3 million provided to customers and the mix of products sold during the six months ended June 30, 2012 compared to the six months ended June 30, 2011.

Sales and marketing

Sales and marketing expenses increased $2.4 million, or 31.0%, to $10.0 million for the six months ended June 30, 2012 from $7.7 million for the six months ended June 30, 2011, but decreased as a percentage of revenue to 14.6% for the six months ended June 30, 2012 from 17.2% for the six months ended June 30, 2011. The increase in sales and marketing expenses was primarily due to an increase of $1.4 million in out bound freight not billed to customers in conjunction with the increase in our revenue, an increase of $611,000 in advertising and promotion expense in conjunction with our increased marketing efforts and an increase of $499,000 in expenses related to improvements to our booth for the 2012 LightFair, which takes place in May and is our largest marketing event each year.

Operations

Operations expenses increased $2.1 million, or 32.8%, to $8.5 million for the six months ended June 30, 2012 from $6.4 million in the six months ended June 30, 2011, but decreased as a percentage of revenue to 12.3% for the six months ended June 30, 2012 from 14.3% for the six months ended June 30, 2011. The increase in operations expense was primarily due to expenditures of $1.2 million related to the addition of a distribution facility in Texas in July 2011, an increase of $586,000 due to the expansion of our operations in Mexico during 2011 and a net increase of $440,000 in overhead allocations and personnel related expenses.

Research and development

Research and development expenses decreased $158,000, or 3.1%, to $4.9 million for the six months ended June 30, 2012 from $5.0 million for the six months ended June 30, 2011, and decreased as a percentage of revenue to 7.1% for the six months ended June 30, 2012 from 11.3% for the six months ended June 30, 2011. The decrease in research and development expenses was primarily due to a decrease of $285,000 in prototyping, non-recurring engineering, tooling expenses as we implement cost reduction measures, partially offset by an increase of $137,000 in external development costs.

General and administrative

General and administrative expenses increased $2.1 million, or 23.0%, to $11.1 million for the six months ended June 30, 2012 from $9.1 million for the six months ended June 30, 2011, but decreased as a percentage of revenue to 16.1% for the six months ended June 30, 2012 from 20.3% for the six months ended June 30, 2011. The increase in general and administrative expenses was primarily due to a $1.3 million increase in personnel related costs, $1.5 million in consulting fees as we expanded our infrastructure to support our continued growth, partially offset by a $245,000 decrease in legal fees due to the addition of in-house general counsel.

Restructuring expenses

Restructuring expenses of $1.9 million for the six months ended June 30, 2012, consisted of severance and termination benefits related to significant headcount reductions in Mexico primarily related to an increase in production work done by our contract manufacturer and the replacement of seven members of management in the United States in conjunction with the completion of the Series H and I Preferred Stock Offering.

Depreciation and amortization

Depreciation and amortization expense increased $2.5 million, or 136.6%, to $4.3 million for the six months ended June 30, 2012 from $1.8 million for the six months ended June 30, 2011. The increase in depreciation and amortization expense was primarily a result of the purchase of equipment and machinery during the years ended December 31, 2011 and 2010. This increase in depreciation expense was partially offset by a $273,000 decrease in amortization expense due primarily to the impairment of certain intangible assets during 2011.

Interest income

Interest income decreased $148,000 to $4,000 for the six months ended June 30, 2012 from $152,000 for the six months ended June 30, 2011. For the six months ended June 30, 2012, interest income was primarily due to interest earned by our interest bearing bank account in Australia. For the six months ended June 30, 2011, interest income was primarily due to interest earned on Mr. Gibler’s key-man life insurance policy.

Interest expense

Interest expense increased $2.4 million, or 611.7%, to $2.8 million for the six months ended June 30, 2012 from $397,000 for the six months ended June 30, 2011. The increase in interest expense was primarily due to the increase in the borrowing capacity of the Wells Fargo Facility, due to the addition of the Ares Letter of Credit Facility, up to a maximum of $50.0 million. Interest expense for the six months ended June 30, 2012 consisted primarily of $1.4 million of interest related to the Ares Letter of Credit Facility, $869,000 of interest expense and fees related to the Wells Fargo Facility, $316,000 of prepaid financing fees related to the Series G Preferred Units, $250,000 of prepaid financing fees paid to Pegasus IV, related to the Series G Preferred Units and $7,000 of interest expense related to the debt facilities of LSGBV. Interest expense for the six months ended June 30, 2011, consisted primarily of $308,000 of interest expense and fees related to the Wells Fargo Facility, $43,000 of interest on the advance on Mr. Gibler’s key-man life insurance policy from Holdings II and $43,000 of interest expense related to the debt facilities of LSGBV.

Decrease in fair value of liabilities under derivative contracts

During the six months ended June 30, 2012, we consummated the Riverwood Offering and issued the Riverwood Warrants (defined below). The Riverwood Warrants were accounted for as liabilities and their fair values were determined using the Monte Carlo valuation method. The fair value of the outstanding Riverwood Warrants decreased by $362,000 for the period from May 25, 2012, the initial issuance date of the Riverwood Warrants, through June 30, 2012, primarily due to a decrease in the price of our common stock during this period. During the six months ended June 30, 2011, there were no liabilities under derivative contracts.

Dividends on preferred stock

Dividends on preferred stock of $1.8 million for the six months ended June 30, 2012 consisted of dividends incurred on outstanding shares of the Series G Preferred Stock, which were initially issued on November 17, 2011 and converted into Series H Preferred Stock and Series I Preferred Stock pursuant to the Rollover Offering on May 25, 2012. No shares of preferred stock were outstanding during the six months ended June 30, 2011.

Accretion of preferred stock

Accretion of preferred stock consisted of $7.5 million of accretion expense incurred on the outstanding shares of Series G Preferred Stock for the six months ended June 30, 2012 due to the conversion of the Series G Preferred Stock into Series H Preferred Stock and Series I Preferred Stock. No shares of preferred stock were outstanding during the six months ended June 30, 2011.

Other (Expense) income, net

Other (expense) income, net decreased $6.9 million for the six months ended June 30, 2012 to net expense of $124,000 from net income of $6.8 million for the six months ended June 30, 2011. Other expense for the six months ended June 30, 2012 consisted primarily of a $76,000 foreign exchange loss and $71,000 in late payment fees, partially offset by $23,000 of miscellaneous income. Other income for the six months ended June 30, 2011 consisted of $7.0 million of proceeds from Mr. Gibler’s key-man life insurance policy, partially offset by $177,000 in late payment fees.

Year ended December 31, 2011 compared to year ended December 31, 2010

	Years Ended December 31,		Variance		Percentage of Revenue
	2011	2010	$	%	2011	2010
Revenue (net of non-cash sales incentives of $2.5 million for 2011)	$108,981,588	$53,169,013	55,812,575	105.0%	100.0%	100.0%
Cost of goods sold	129,187,145	59,021,851	70,165,294	118.9%	118.5%	111.0%
Sales and marketing	18,897,241	11,107,379	7,789,862	70.1%	17.3%	20.9%
Operations	14,199,162	4,834,592	9,364,570	193.7%	13.0%	9.1%
Research and development	10,670,455	10,246,511	423,944	4.1%	9.8%	19.3%
General and administrative	19,721,022	17,753,656	1,967,366	11.1%	18.1%	33.4%
Write-off of deferred offering costs	1,269,318	—	1,269,318	*	1.2%	0.0%
Restructuring expenses	598,037	1,101,992	(503,955)	-45.7%	0.5%	2.1%
Impairment of goodwill and other long-lived assets	4,121,349	11,548,650	(7,427,301)	*	3.8%	21.7%
Depreciation and amortization	4,895,742	2,867,866	2,027,876	70.7%	4.5%	5.4%
Interest income	153,539	3,450	150,089	*	0.1%	0.0%
Interest expense, including related party	(2,059,588)	(3,501,056)	(1,441,468)	-41.2%	-1.9%	-6.6%
Increase in fair value of liabilities under derivative contracts	—	(150,557,529)	(150,557,529)	*	0.0%	-283.2%
Dividends on preferred stock	(237,824)	(3,534,795)	(3,296,971)	*	-0.2%	-6.6%
Accretion of preferred stock	(239,408)	(73,077,280)	(72,837,872)	*	-0.2%	-137.4%
Other income (expense), net	6,526,596	(281,352)	6,807,948	*	6.0%	-0.5%
Income tax benefit	—	(1,123,107)	1,123,107	*	0.0%	-2.1%

Net loss	$(90,434,568)	$(295,138,939)	204,704,371	-69.4%	-83.0%	-555.1%

*	Variance is not meaningful.

Revenue

Revenue increased $55.8 million, or 105.0%, to $109.0 million for the year ended December 31, 2011 from $53.2 million for the year ended December 31, 2010. The increase in revenue was primarily a result of increased sales of LED retrofit lamps and luminaires that were introduced during the years ended December 31, 2011 and 2010, the expansion of relationships with key customers for retrofit lamps, including Osram Sylvania, The Home Depot and several branded lighting OEMs, and the continued increase in market adoption of LED lighting for general illumination. The increase in revenue was reduced by a non-cash charge of $2.5 million for the year ended December 31, 2011, which represented the fair-value of the portion of the THD Warrant that vested on June 20, 2011. Excluding the impact of this non-cash charge, our revenue was $111.5 million for the year ended December 31, 2011, an increase of $58.3 million or 109.6% as compared to the year ended December 31, 2010. See our reconciliation of non-GAAP measurements beginning on page 30.

Cost of goods sold

Cost of goods sold increased $70.2 million, or 118.9%, to $129.2 million for the year ended December 31, 2011 from $59.0 million for the year ended December 31, 2010. The increase in cost of goods sold was primarily due to a $20.5 million inventory valuation allowance and an $8.5 million provision for expected losses on non-cancellable purchase commitments primarily due to modifications to our business strategy following changes in our management team. Excluding the impact of these additional provisions, our cost of goods sold was $100.1 million for the year ended December 31, 2011, an increase of $43.8 million or 77.7% over the year ended December 31, 2010 compared to a 105.0% increase in revenue (109.6% excluding the non-cash charge for the THD Warrant).

Cost of goods sold as a percentage of revenue increased for the year ended December 31, 2011 to 118.5% (or a negative gross margin of 18.5%) as compared to 111.0% (or a negative gross margin of 11.0%) for the year ended December 31, 2010. Our gross margin for the year ended December 31, 2011 was also negatively impacted by a non-cash charge related to the THD Warrant that reduced our revenue by $2.5 million and the allowance for excess and obsolete inventory and provision for expected losses on non-cancellable purchase commitments. Excluding the impact of these provisions, our non-GAAP adjusted gross margin percentage was 10.2% for the year ended December 31, 2011. See our reconciliation of non-GAAP measurements beginning on page 30.

Excluding the impact of the additional reserves, cost of goods sold decreased as a percentage of revenue primarily due to lower materials and overhead costs as a result of increased scale, decreased labor costs associated with the transition of volume to our production facility in Mexico and our lower cost contract manufacturing partner, improved efficiencies in our supply chain and efforts to remove and reduce costs in our products. In particular, we reduced expediting costs during the year ended December 31, 2011 as a result of increased purchases from suppliers closer to our production sites as well as increased awareness of our production needs for recently introduced products. For the year ended December 31, 2011, freight-in was $6.9 million, or 6.3% of revenue, compared to $5.9 million, or 11.1% of revenue, for the year ended December 31, 2010. Gross margin in 2011 also was negatively impacted by the initial production of new products such as security and disc lights and certain products we consider loss leaders, but which generate market demand and secure shelf space.

Sales and marketing

Sales and marketing expenses increased $7.8 million, or 70.1%, to $18.9 million for the year ended December 31, 2011 from $11.1 million for the year ended December 31, 2010, but decreased as a percentage of revenue to 17.3% for the year ended December 31, 2011 from 20.9% for the year ended December 31, 2010. The increase in sales and marketing expenses was primarily due to a $3.2 million increase in personnel related expenses resulting from the continued expansion of our sales and marketing group as we continued to build our enterprise and national accounts sales teams, a $1.8 million increase in advertising and promotion expense related to the introduction of new products, a $818,000 increase in third party consulting costs for public relations, a $564,000 increase in freight not billed to customers, $515,000 in commission expense associated with the increase in our revenue and a $473,000 increase in travel related expenses.

Operations

Operations expenses increased $9.4 million, or 193.7%, to $14.2 million for the year ended December 31, 2011 from $4.8 million for the year ended December 31, 2010, and increased as a percentage of revenue to 13.0% for the year ended December 31, 2011 from 9.1% for the year ended December 31, 2010. The increase in operations expense was primarily due to the expansion of our operations in Satellite Beach, Florida during the second and third quarters of 2010 and the addition of our Mexico facility in the fourth quarter of 2010, resulting in a full year of expense in 2011 for our expanded presence in both Satellite Beach and Mexico. Specifically, personnel related expenses increased $4.6 million, overhead costs increased $1.5 million, logistics expenses increased $1.1 million as we added a distribution facility in Texas, materials and supplies increased $813,000, travel related costs increased $639,000 due to additional travel to the fully operational Mexico facility and consulting expenses increased $339,000 due to the expansion of our operations workforce with temporary employees.

Research and development

Research and development expenses increased $424,000, or 4.1%, to $10.7 million for the year ended December 31, 2011 from $10.2 million for the year ended December 31, 2010, but decreased as a percentage of revenue to 9.8% for the year ended December 31, 2011 from 19.3% for the year ended December 31, 2010. The increase in research and development expenses was primarily due to a $779,000 increase in personnel related expenses as we expanded our product development efforts, a $477,000 increase in materials, supplies and tooling and a $343,000 increase in certifications and standards costs due to the increase in the number of ENERGY STAR® and other certifications sought for our products. The increase in research and development expense was partially offset by a $980,000 decrease in prototyping costs and a $429,000 decrease in consulting expenses related to the reduction in temporary employees as we expanded our full time research and development personnel.

General and administrative

General and administrative expenses increased $2.0 million, or 11.1%, to $19.7 million for the year ended December 31, 2011 from $17.8 million for the year ended December 31, 2010, but decreased as a percentage of revenue to 18.1% for the year ended December 31, 2011 from 33.4% for the year ended December 31, 2010. The increase in general and administrative expenses was primarily due to a $1.7 million increase in bad debt expense, of which $811,000 was related to a settlement reached with one customer in August 2011 and the balance was due to the increase in our accounts receivable, a $757,000 increase in personnel related expenses due to our continued growth, a $824,000 increase in facility rent expense due to the expansion of our Florida headquarters and a $307,000 increase in recruiting fees. These increases were partially offset by a $500,000 decrease in management fees paid to Pegasus Capital, a $550,000 decrease in consulting fees and a $319,000 decrease in travel related expenses.

Write-off of deferred offering costs

We capitalized $1.3 million of legal and accounting costs associated with our proposed underwritten public offering initially. With the extended postponement of the proposed offering, we expensed these capitalized costs to the statement of operations during the year ended December 31, 2011.

Restructuring expenses

Restructuring expenses decreased $504,000, or 45.7%, to $598,000 for the year ended December 31, 2011 from $1.1 million for the year ended December 31, 2010. Restructuring expenses for the year ended December 31, 2011 consisted of $522,000 of severance and termination benefits related to a headcount reduction and $76,000 for the write-down of tooling, production and test equipment. Restructuring expenses for the year ended December 31, 2010 consisted of $1.7 million in severance and termination benefits and accrued rent costs related to the closing of our California office and restructuring of our Netherlands office in the fourth quarter of 2010. These expenses were partially offset by a $601,000 gain on the exit of our Japanese operations in July 2010.

Impairment of goodwill and other long-lived assets

As of September 30, 2011, we performed our annual impairment analysis to determine whether goodwill or intangible assets were impaired. As a result of our evaluation of our goodwill, we performed an impairment analysis of our amortizable intangible assets related to LED Effects and determined that certain technology and patent intangibles were also impaired. This review included an assessment of industry factors, cash flow projections and other factors we believed relevant. The result of this valuation was that an impairment was necessary for the goodwill and intangible assets related to the previous acquisition of LED Effects in 2007. We also performed an impairment analysis of the intangible assets related to Lamina as of December 31, 2011 due to the continued decline in sales of products related to this 2008 acquisition. As a result of this analysis, we determined that the Lamina intangible assets were materially impaired. These impairments resulted in a write-down of the goodwill and other intangible assets. The following table summarizes the total impairment charges recorded in 2011:

Goodwill arising on the acquisition of LED Effects	$1,626,482
Technology and patents acquired on the acquisition of LED Effects	1,252,335
Trademarks acquired on the acquisition of Lamina	590,782
Customer relationships acquired on the acquisition of Lamina	651,750

Total impairment charge	$4,121,349

Due to on-going negative cash flows and other factors at our Netherlands operations, we performed an impairment analysis of the assets of LSGBV to determine whether any goodwill or other intangible assets were impaired as of June 30, 2010. This review included an assessment of industry factors, contract retentions, cash flow projections and other factors we deemed relevant. As a result of this analysis, we determined that the LSGBV assets were materially impaired in 2010. These impairments resulted in new fair values for the associated goodwill and other intangible assets.

We also performed an impairment analysis of the intangible assets related to LED Effects as of December 31, 2010 due to the greater than anticipated headcount reductions associated with the closing of our California based operations and the relocation of certain of its personnel and operations to our Satellite Beach headquarters. As a result of this analysis, we determined that the LED Effects intangible assets were materially impaired. The following table summarizes the total impairment charge recorded in 2010:

Goodwill arising on the acquisition of LSGBV	$3,529,609
Trademarks acquired on the acquisition of LSGBV	191,500
Customer relationships acquired on the acquisition of LSGBV	1,967,400
License agreements acquired on the acquisition of LSGBV	4,766,500
Trademarks acquired on the acquisition of LED Effects	533,975
Customer relationships acquired on the acquisition of LED Effects	559,666

Total impairment charge	$11,548,650

Depreciation and amortization

Depreciation and amortization expense increased $2.0 million, or 70.7%, to $4.9 million for the year ended December 31, 2011 from $2.9 million for the year ended December 31, 2010, but decreased as a percentage of revenue to 4.5% for the year ended

December 31, 2011 from 5.4% for the year ended December 31, 2010. The increase in depreciation and amortization expense was primarily a result of the purchase of manufacturing equipment and research and development machinery during the years ended December 31, 2011 and 2010. This increase in depreciation expense was partially offset by a $776,000 decrease in amortization expense due primarily to the impairment of certain intangible assets during 2010.

Interest income

Interest income increased $150,000 for the year ended December 31, 2011 to $154,000 from $3,000 for the year ended December 31, 2010. For the year ended December 31, 2011, interest income was primarily due to interest earned on the insurance proceeds from the key-man life insurance policy on Zach Gibler, our former Chairman and Chief Executive Officer. For the year ended December 31, 2010, interest income was primarily due to interest earned by our interest bearing bank account in Australia.

Interest expense, including related party

Interest expense, including related party interest, decreased $1.4 million, or 41.2%, to $2.1 million for the year ended December 31, 2011 from $3.5 million for the year ended December 31, 2010. This decrease was due primarily to the conversion of the principal and interest amounts underlying the convertible notes payable to Pegasus IV and Koninklijke Philips Electronics N.V. (“Philips”) into Series D Units in March 2010 and the payment in full of the outstanding principal balance on our line of credit with the Bank of Montreal (“BMO”), in April 2010, which resulted in smaller debt balances during the year ended December 31, 2011 in comparison to the year ended December 31, 2010. Interest expense for the year ended December 31, 2011 consisted primarily of $1.1 million of interest and fees related to the Wells Fargo Facility, which we entered into in November 2010; $796,000 of interest related to the Ares Letter of Credit Facility, dated as of September 20, 2011, with Ares Capital; $69,000 of interest expense related to the debt facilities of LSGBV and $43,000 of interest on an advance from Holdings II on Mr. Gibler’s life insurance policy. Interest expense for the year ended December 31, 2010 consisted primarily of $1.0 million of prepaid financing fees related to the issuance of the Series D and Series E Preferred Units in the first half of 2010, $955,000 of interest expense on the convertible notes payable to Pegasus IV and Philips; $906,000 of guaranty fees payable to Pegasus IV related to its guaranty of the BMO line of credit, which we terminated in October 2010; $367,000 of interest expense related to the BMO line of credit; $133,000 of interest expense related to LSGBV’s debt facilities and $53,000 of interest and fees related to the Wells Fargo Facility. Prepaid financing fees were previously amortized over the life of the Series D and Series E Preferred Stock, but we fully expensed such fees as of September 30, 2010 due to the conversion of the Series E Preferred Stock to common stock and the reduction in the expected life of the Series D Preferred Stock due to the then-expected amendment to the terms of the Series D Preferred Stock.

(Increase) decrease in fair value of liabilities under derivative contracts

Prior to the recapitalization (the “Recapitalization”), which consisted of, among other things, the conversion of our Series D Units (which consisted of shares of our Series D Preferred Stock and the Series D Warrants) into shares of common stock and an amended Series D Warrant and the exchange of our Series E Units (which consisted of shares of our Series E Non-Convertible Preferred Stock (the “Series E Preferred Stock”) and the warrant issued in conjunction with the Series E Preferred Stock (the “Series E Warrant”)) for common stock, the Series D Warrants and Series E Warrant were accounted for as liabilities and their fair values were determined using the Monte Carlo valuation method. The fair value of the Series D Warrants increased by $155.5 million from March 3, 2010, the initial issuance date of the Series D Units, through December 22, 2010, the date of conversion of the Series D Units, primarily due to an increase in the price of our common stock during this period. The fair value of the Series E Warrant decreased by $5.0 million from June 23, 2010, the issuance date of the Series E Units, through September 30, 2010, the date of exchange of the Series E Units, primarily due to a decrease in the price of our common stock during this period.

Dividends on preferred stock

Dividends on preferred stock decreased $3.3 million for the year ended December 31, 2011 to $238,000 from $3.5 million for the year ended December 31, 2010. For the year ended December 31, 2011, $238,000 of dividends was accrued on the Series G Preferred Stock, which is classified as a liability, underlying the Series G Units (defined below) initially issued in November 2011. For the year ended December 31, 2010, $3.5 million of dividends were accrued on the Series D and Series E Preferred Stock underlying the Series D and Series E Units. The Series D Units were initially issued in March 2010 and the Series E Units were issued in June 2010.

Accretion of preferred stock

Accretion of preferred stock decreased $72.8 million for the year ended December 31, 2011 to $239,000 from $73.1 million for the year ended December 31, 2010. For the year ended December 31, 2011, $239,000 of accretion expense was incurred on the Series G Preferred Stock, which is classified as a liability, underlying the Series G Units. For the year ended December 31, 2010, $73.0 million of accretion expense was incurred on the Series D and Series E Preferred Stock underlying the Series D and Series E

Units. The Series D Units were initially issued in March 2010 and the Series E Units were issued in June 2010. The dividends on the preferred stock were being accreted over the life of the Series D and Series E Preferred Stock, but were fully expensed upon the conversion of the Series D Preferred Stock underlying the Series D Units and the exchange of the Series E Preferred Stock underlying the Series E Units into shares of our common stock in December and September 2010, respectively, in conjunction with the Recapitalization Agreement. For the year ended December 31, 2010, $44,000 of accretion expense was also incurred on our 6% Convertible Preferred Stock.

Other income (expense), net

Other income (expense), net increased $6.8 million for the year ended December 31, 2011 to other income of $6.5 million from other expense of $281,000 for the year ended December 31, 2010. Other income for the year ended December 31, 2011 consisted of $7.0 million of proceeds from Mr. Gibler’s key man life insurance policy, partially offset by a $335,000 loss on disposal of assets and an increase of $174,000 for the impact of foreign exchange transactions at LSGBV and LSG Mexico. Other income (expense) for the year ended December 31, 2010 was primarily due to the effect of foreign exchange translations at LSGBV.

Income tax benefit

Income tax benefit decreased $1.1 million for the year ended December 31, 2011 to $0 from $1.1 million for the year ended December 31, 2010. The income tax benefit recognized during the year ended December 31, 2010 was mainly due to the establishment of an additional valuation allowance of $1.1 million for deferred tax liabilities recorded by LSGBV. For the year ended December 31, 2011, the effective tax rate of zero differed from the federal statutory rate of 34% due to an anticipated loss for 2011.

Because of our history of operating losses, management deemed that it was more-likely-than-not that we would not recognize a significant portion of these deferred tax assets and the tax benefits relating to our losses were fully offset by a valuation allowance as of December 31, 2011.

Year ended December 31, 2010 compared to year ended December 31, 2009

	Years Ended December 31,		Variance		Percentage of Revenue
	2010	2009	$	%	2010	2009
Revenue	$53,169,013	$31,376,816	21,792,197	69.5%	100.0%	100.0%
Cost of goods sold	59,021,851	28,880,949	30,140,902	104.4%	111.0%	92.0%
Sales and marketing	11,107,379	7,200,323	3,907,056	54.3%	20.9%	22.9%
Operations	4,834,592	6,243,968	(1,409,376)	-22.6%	9.1%	19.9%
Research and development	10,246,511	4,395,320	5,851,191	133.1%	19.3%	14.0%
General and administrative	17,753,656	20,753,513	(2,999,857)	-14.5%	33.4%	66.1%
Restructuring expense	1,101,992	1,111,189	(9,197)	-0.8%	2.1%	3.5%
Impairment of goodwill and other long-lived assets	11,548,650	—	11,548,650	*	21.7%	0.0%
Depreciation and amortization	2,867,866	5,327,033	(2,459,167)	-46.2%	5.4%	17.0%
Interest income	3,450	1,104	2,346	*	0.0%	0.0%
Interest expense, including related party	(3,501,056)	(6,058,693)	(2,557,637)	42.2%	-6.6%	-19.3%
Increase in fair value of liabilities under derivative contracts	(150,557,529)	2,731	150,560,260	*	-283.2%	0.0%
Dividends on preferred stock	(3,534,795)	(37,356)	3,497,439	*	-6.6%	-0.1%
Accretion of preferred stock	(73,077,280)	(126,017)	72,951,263	*	-137.4%	-0.4%
Other income (expense), net	(281,352)	203,781	(485,133)	*	-0.5%	0.6%
Income tax benefit	(1,123,107)	(413,002)	710,105	*	-2.1%	-1.3%

Net loss	$(295,138,939)	$(48,136,927)	(247,002,012)	513.1%	-555.1%	-153.4%

*	Variance is not meaningful.

Revenue

Revenue increased $21.8 million, or 69.5%, to $53.2 million for the year ended December 31, 2010 from $31.4 million for the year ended December 31, 2009. The increase in revenue was primarily a result of our introduction of approximately 50 new LED retrofit lamps and luminaires for general illumination during the year ended December 31, 2010, and the addition or expansion of relationships with key customers for retrofit lamps including The Home Depot and several branded lighting OEMs as well as the continued increase in market adoption of LED lighting for general illumination. The increase in sales of retrofit lamps and luminaires was partially offset by reductions in sales of our other products that we continued to deemphasize or phase out as we restructured and closed our operations in New Jersey and California during the years ended December 31, 2010 and 2009. Revenue from custom lighting solutions also declined during the year ended December 31, 2010, contributing to the decision to close our California office.

Cost of goods sold

Cost of goods sold increased $30.1 million, or 104.4%, to $59.0 million for the year ended December 31, 2010 from $28.9 million for the year ended December 31, 2009. The increase in cost of goods sold was primarily due to the increase in sales during the year ended December 31, 2010.

Cost of goods sold as a percentage of revenue increased for the year ended December 31, 2010 to 111.0% (or a negative gross margin of 11.0%) as compared to 92.0% (or a gross margin of 8.0%) for the year ended December 31, 2009. The increase in cost of goods sold as a percentage of revenue was primarily the result of higher than normal costs for the initial launch and production ramp of new products and our efforts to meet accelerated production schedules associated with faster than anticipated growth in demand for our products and included:

•

higher than expected wages as a result of inefficiencies in our newly developed supply chain, the rapid expansion and training of our labor force and delays in establishing lower cost internal and third-party contract manufacturing and assembly capacity;

•	expedited materials delivery by means of premium freight; and

•	spot purchases of long lead-time materials at higher than our normal contracted prices.

For the year ended December 31, 2010, production labor costs were $9.8 million, or 18.4% of revenue compared to $1.3 million, or 4.0% of revenue for the year ended December 31, 2009. Freight-in was $5.9 million, or 10.2% of revenue for the year ended December 31, 2010 compared to $150,000, or 0.5% of revenue for the year ended December 31, 2009. Although spot purchases of long lead-time materials were dilutive to our gross margin, they were not the primary driver of the negative gross margin for the year ended December 31, 2010. Spot purchases of long lead-time materials were generally executed when routine lead times would not allow us to meet the needs of our customers and they fluctuated during the year ended December 31, 2010, with a more significant impact in both the second and fourth quarters. We believe that although spot purchases may continue to have some periodic negative effect on our gross margin, the overall impact will continue to decrease as our supply chain operations improve. Because the inefficiencies discussed above primarily related to our rapidly growing retrofit lamps business rather than our currently higher margin luminaire and custom solutions businesses, the mix of products sold negatively impacted gross margin during the year ended December 31, 2010.

Although our provision for excess and obsolete inventory for the year ended December 31, 2010 of $1.5 million, or 2.8% of revenue, contributed to our negative gross margin, it represented a decline from $4.1 million, or 13.2% of revenue, for the year ended December 31, 2009. The provision for excess and obsolete inventory for the year ended December 31, 2010 was primarily related to the phasing out of certain products by our Netherlands and California operations as part of our restructuring efforts. The provision for excess and obsolete inventory for the year ended December 31, 2009 was primarily related to excess inventory for developmental stage products. During 2009, we were frequently required to purchase raw materials inventory for the development of new products in excess of demand due to minimum order requirements with our vendors. As product development progressed, we discovered that certain designs or components needed to be improved or replaced, at which time the purchased inventory was included in our provision for excess and obsolete inventory unless it could be used to manufacture other finished goods inventory.

Sales and marketing

Sales and marketing expenses increased $3.9 million, or 54.3%, to $11.1 million for the year ended December 31, 2010 from $7.2 million for the year ended December 31, 2009. The increase in sales and marketing expenses was primarily due to an increase in variable costs in conjunction with the increase in sales for the year ended December 31, 2010. Specifically, freight not billed to customers and commissions increased $2.1 million and $533,000, respectively. In addition, samples and marketing costs increased with the historically high number of new products launched during the year and increased customer demonstrations as we increased our sales and marketing activity. Personnel expenses also increased due to the expansion of our sales and marketing group in support of our increased direct sales initiatives and in an effort to better manage our growing roster of strategic account customers and distributors and independent sales partners.

Operations

Operations expenses decreased $1.4 million, or 22.6%, to $4.8 million for the year ended December 31, 2010 from $6.2 million for the year ended December 31, 2009. The decrease in operations expenses was primarily due to a decrease in both personnel and overhead costs as a result of the closing of our Texas and New Jersey facilities in the second and third quarters of 2009, respectively.

Research and development

Research and development expenses increased $5.9 million, or 133.1%, to $10.2 million for the year ended December 31, 2010 from $4.4 million for the year ended December 31, 2009. The increase in research and development expenses was primarily due to costs related to our historically high number of new product introductions during the year ended December 31, 2010 and in support of the development of numerous new products to be launched in 2011. Additionally, we significantly increased our investment in new platform technologies related to power supplies, optics, thermal management and intelligent controls as well as into emerging uses for LED lighting including in biological applications. These increases in research and development expenses were partially offset by the decrease in research and development expenses resulting from the closing of our New Jersey facility during the year ended December 31, 2009.

General and administrative

General and administrative expenses decreased $3.0 million, or 14.5%, to $17.8 million for the year ended December 31, 2010 from $20.8 million for the year ended December 31, 2009. The decrease in general and administrative expenses was primarily due to: (i) a decrease in legal fees of $1.7 million as a result of the resolution of our litigation with Philips and its affiliates in August 2009, (ii) a $1.1 million reversal of non-vested restricted stock expense during the year ended December 31, 2010 due to the forfeiture of awards upon the termination or resignation of certain employees, and (iii) reductions in personnel and overhead costs of $1.1 million as a result of the closing of our Texas and New Jersey facilities in the second and third quarters of 2009, respectively. These decreases in general and administrative expenses were partially offset by an increase in professional and legal fees of $162,000 related to the Recapitalization, as well as an increase in consulting fees of $431,000 associated with our efforts to improve our internal controls and procedures framework.

Restructuring expenses

Restructuring expenses decreased $9,000, or 0.1%, to $1.1 million for the year ended December 31, 2010 from $1.1 million for the year ended December 31, 2009. Restructuring expenses for the year ended December 31, 2010 consisted of $1.7 million in severance and termination benefits and accrued rent costs related to the closing of our California office and restructuring of our Netherlands office in the fourth quarter of 2010. These expenses were partially offset by a $601,000 gain on the exit of our Japanese operations in July 2010. Restructuring expenses for the year ended December 31, 2009 consisted of severance and termination benefits and accrued rent costs related to the closing of our Texas and New Jersey facilities and the initial restructuring of our California operations.

Impairment of goodwill and other long-lived assets

Due to on-going negative cash flows and other factors at our Netherlands operations, we performed an impairment analysis of the assets of LSGBV to determine whether any goodwill or other intangible assets were impaired as of June 30, 2010. This review included an assessment of industry factors, contract retentions, cash flow projections and other factors we deemed relevant. As a result of this analysis, we determined that the LSGBV assets were materially impaired. These impairments resulted in new fair values for the associated goodwill and other intangible assets.

We also performed an impairment analysis of the intangible assets related to LED Effects as of December 31, 2010 due to the greater than anticipated headcount reductions associated with the closing of our California based operations and the relocation of certain of its personnel and operations to our Satellite Beach headquarters. As a result of this analysis, we determined that the LED Effects intangible assets were materially impaired.

The following table summarizes the total impairment charges recorded in 2010:

Goodwill arising on the acquisition of LSGBV	$3,529,609
Trademarks acquired on the acquisition of LSGBV	191,500
Customer relationships acquired on the acquisition of LSGBV	1,967,400
License agreements acquired on the acquisition of LSGBV	4,766,500
Trademarks acquired on the acquisition of LED Effects	533,975
Customer relationships acquired on the acquisition of LED Effects	559,666

Total impairment charge	$11,548,650

Depreciation and amortization

Depreciation and amortization expense decreased $2.5 million, or 46.2%, to $2.9 million for the year ended December 31, 2010 from $5.3 million for the year ended December 31, 2009. The decrease in depreciation and amortization expense was due to changes in the estimated useful lives of certain intangible assets that occurred during the year ended December 31, 2009. In addition, the closing of the New Jersey facility in the third quarter of 2009 resulted in the disposal of certain leasehold improvements and production equipment, which reduced depreciation expense for the year ended December 31, 2010 as compared to the year ended December 31, 2009.

Interest income

Interest income increased $2,000 for the year ended December 31, 2010 to $3,000 from $1,000 for the year ended December 31, 2009. For both periods, interest income was primarily due to interest earned by our interest bearing bank account in Australia.

Interest expense, including related party

Interest expense, including related party decreased $2.6 million, or 42.2%, to $3.5 million for the year ended December 31, 2010 from $6.1 million for the year ended December 31, 2009. The decrease in interest expense was primarily due to the conversion of the principal and accrued interest underlying the convertible notes issued to Pegasus IV and Philips in 2009 into Series D Units in March 2010, a decrease in guaranty and transaction fees related to our BMO line of credit, and the payment in full of the outstanding principal balance on our BMO line of credit in April 2010 and again in June 2010, which resulted in smaller outstanding debt balances during the year ended December 31, 2010 as compared to the year ended December 31, 2009. Interest expense for the year ended December 31, 2010 consisted primarily of $1.0 million of prepaid financing fees related to the issuance of the Series D and Series E Preferred Units in the first half of 2010, $955,000 of interest expense on the convertible notes payable to Pegasus IV and Philips; $906,000 of guaranty fees payable to Pegasus IV related to its guaranty of the BMO line of credit, which we terminated in October 2010; $367,000 of interest expense related to the BMO line of credit; $133,000 of interest expense related to LSGBV’s debt facilities and $53,000 of interest and fees related to the Wells Fargo Facility. Prepaid financing fees were previously amortized over the life of the Series D and Series E Preferred Stock, but we fully expensed such fees as of September 30, 2010 due to the conversion of the Series E Preferred Stock to common stock and the reduction in the expected life of the Series D Preferred Stock due to the then-expected amendment to the terms of the Series D Preferred Stock. Interest expense for the year ended December 31, 2009 consisted primarily of: $3.2 million of interest expense related to the convertible note initially issued to Pegasus IV in May 2009 and the convertible note issued to Philips in August 2009; $1.9 million of guaranty and transaction fees related to the BMO line of credit, which we entered into in July 2008; $848,000 of interest expense related to the BMO line of credit; and $259,000 of interest expense related to LSGBV’s debt facilities.

(Increase) decrease in fair value of liabilities under derivative contracts

Prior to the Recapitalization, the Series D Warrants and Series E Warrant underlying the Series D and Series E Units were accounted for as liabilities and their fair values were determined using the Monte Carlo valuation method. The fair value of the Series D Warrants increased by $155.5 million from March 3, 2010, the initial issuance date of the Series D Units that included the Series D Warrants, through December 22, 2010, the date on which the shares of Series D Preferred Stock underlying the Series D Units were converted into shares of our common stock, primarily due to an increase in the price of our common stock during this period. The fair value of the Series E Warrant decreased by $5.0 million from June 23, 2010, the issuance date of the Series E Units that included the Series E Warrant, through September 30, 2010, the date on which the Series E Warrant underlying the Series E Units was exchanged for shares of our common stock, primarily due to a decrease in the price of our common stock during this period. For the year ended December 31, 2009, the decrease in fair value of liabilities under derivative contracts of $3,000 related to changes in the fair value of warrants issued to certain directors and officers and was primarily due to a decrease in the price of our common stock during this period.

Dividends on preferred stock

Dividends on preferred stock increased $3.5 million for the year ended December 31, 2010 to $3.5 million from $37,000 for the year ended December 31, 2009. For the year ended December 31, 2010, $3.5 million of dividends were incurred on the Series D and Series E Preferred Stock underlying the Series D and Series E Units. The Series D Units were initially issued in March 2010 and the Series E Units were issued in June 2010. For the year ended December 31, 2009, we paid dividends on our 6% Convertible Preferred Stock. All outstanding shares of 6% Convertible Preferred Stock were redeemable on May 10, 2010. As of December 31,

2010, 186,528 shares of the 6% Convertible Preferred Stock had been redeemed for $597,000. Upon presentment by the holders thereof, an additional 10,374 shares of 6% Convertible Preferred Stock will be redeemed for $33,000. For the year ended December 31, 2010, we paid $20,000 of dividends on our 6% Convertible Preferred Stock.

Accretion of preferred stock

Accretion of preferred stock increased $73.0 million for the year ended December 31, 2010 to $73.1 million from $126,000 for the year ended December 31, 2009. For the year ended December 31, 2010, $73.0 million of accretion expense was incurred on the Series D and Series E Preferred Stock underlying the Series D and Series E Units. The Series D Units were initially issued in March 2010 and the Series E Units were issued in June 2010. The preferred stock was being accreted over the life of the Series D and Series E Preferred Stock, but was fully expensed as of September 30, 2010 upon the conversion of the Series D Preferred Stock underlying the Series D Units and the exchange of the Series E Preferred Stock underlying the Series E Units into shares of our common stock in December and September 2010, respectively, in conjunction with the Recapitalization Agreement. For the year ended December 31, 2010, $44,000 of accretion expense was also incurred on our 6% Convertible Preferred Stock. For the year ended December 31, 2009, $126,000 of accretion expense was incurred on our 6% Convertible Preferred Stock.

Other income (expense), net

Other income (expense), net decreased $484,000 for the year ended December 31, 2010 to other expense of $281,000 from other income of $204,000 for the year ended December 31, 2009. Other income (expense) for the years ended December 31, 2010 and 2009 was primarily due to the effect of foreign exchange translations at LSGBV.

Income tax benefit

Income tax benefit increased $710,000 for the year ended December 31, 2010 to $1.1 million from $413,000 for the year ended December 31, 2009. The income tax benefit recognized during the year ended December 31, 2010 was mainly due to the establishment of an additional valuation allowance of $1.1 million for deferred tax liabilities recorded by LSGBV. Because of our history of operating losses, management deemed that it was more-likely-than-not that we would not recognize a significant portion of these deferred tax assets and the tax benefits relating to our losses were fully offset by a valuation allowance as of December 31, 2010.

Liquidity and capital resources

We have experienced significant net losses as well as negative cash flows from operations. Our cash outflows primarily relate to procurement of inventory, payment of salaries, benefits and other operating costs, and our purchases of production equipment and other capital investments such as our ERP system. Our anticipated continued growth is expected to significantly increase our working capital needs during the remainder of 2012 and meeting these needs will be an ongoing challenge. Our primary sources of liquidity have historically been borrowings from Wells Fargo and sales of common stock and preferred stock to, and short-term loans from, affiliates of Pegasus Capital, including Pegasus IV, LSGC Holdings, Holdings II and PCA Holdings. However, as detailed below, our most recent source of liquidity was provided primarily by parties other than Pegasus Capital and its affiliates.

As of June 30, 2012, we had cash and cash equivalents of $29.7 million and an additional $5.0 million of cash subject to restriction pursuant to the terms of the Wells Fargo Facility. In addition, our Wells Fargo Facility provided us with borrowing capacity of up to $50.0 million equal to the sum of (i) 85% of our eligible accounts receivable plus up to $7.5 million of eligible inventory less certain reserves established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo Facility plus (ii) unrestricted cash held in a Wells Fargo deposit account (“Qualified Cash”), plus (iii) the amount of the Ares Letter of Credit Facility (collectively, the “Borrowing Base”). We are at all times required to maintain (i) a Borrowing Base that exceeds by at least $5.0 million the amount of our outstanding borrowings under the Wells Fargo Facility and (ii) $5.0 million of Qualified Cash. We would be required to comply with certain specified EBITDA requirements in the event that we have less than $2.0 million available for borrowing on the Wells Fargo Facility. As of June 30, 2012, we had $27.9 million outstanding under the Wells Fargo Facility and additional borrowing capacity of $21.8 million.

LSGBV has an asset-based lending facility with IFN Finance that provides us with borrowing capacity of up to 75% of LSGBV’s trade receivable invoices, up to a maximum of €500,000 ($629,000). As of June 30, 2012, we had $279,000 outstanding under the IFN Finance line of credit.

On May 25, 2012, we entered into the Preferred Stock Agreement with Riverwood Holdings and certain other purchasers pursuant to which we issued 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock at a price of $1,000 per share, for gross proceeds of $67.1 million. The consummation of Riverwood Offering constituted a subsequent transaction and resulted in the holders of the Series G Preferred Units electing to convert all 52,358 Series G Preferred Shares into 50,001 shares of Series I Preferred Stock and 4,346 shares of Series H Preferred Stock. In conjunction with the Riverwood Offering, we entered into a Support Services Agreement with Riverwood Holdings and Riverwood Management. In connection with the Riverwood Offering, Riverwood Management agreed to provide certain financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance to us (the “Riverwood Services”). As compensation for the Riverwood Services, we issued a warrant to Riverwood Management, (the “Riverwood Warrant”) representing the right to purchase 18,092,511 shares of common stock.

From January 1, 2012 through May 18, 2012, we issued an aggregate of 18,250 of our Series G Preferred Units for total proceeds of $18.3 million. Of these issuances, (a) 6,000 of the Series G Preferred Units were issued to PCA Holdings for total proceeds of $6.0 million, (b) 2,000 of the Series G Preferred Units were issued to Holdings II for total proceeds of $2.0 million, (c) 5,000 of the Series G Preferred Units were issued to Mr. Wagner for total proceeds of $5.0 million (d) 250 of the Series G Preferred Units were issued to accredited investors for total proceeds of $250,000 and (e) the remaining 5,000 of our Series G Preferred Units were issued to Continental Casualty Company (“Continental”) on January 17, 2012, for total proceeds of $5.0 million. As partial consideration for Continental’s purchase of the Series G Preferred Units, LSGC Holdings, our largest stockholder and an affiliate of Pegasus Capital, agreed to certain amendments to the terms of the senior preferred membership interests in LSGC Holdings held by Continental. In addition, LSGC Holdings may be obligated to redeem the preferred membership interests if we (i) incurred aggregate indebtedness that exceeded (a) the indebtedness permitted under the wells Fargo, ABL, not to exceed $75.0 million in total credit thereunder and (b) such additional unsecured indebtedness that when aggregated with such working capital facility, if any, exceeded 300% of our earnings before interest, taxes, depreciation and amortization for the last 12 months or (ii) issued outstanding preferred equity securities having an original principal amount of more than $80.0 million in the aggregate.

On January 17, 2012, in consideration for LSGC Holdings’ agreement to amend the terms of the preferred membership interests held by Continental, we entered into a letter agreement with LSGC Holdings (the “LSGC Letter Agreement”) pursuant to which we agreed to indemnify LSGC Holdings and its affiliates for any and all losses or damages as a result of any breach of, or redemption obligation arising in connection with, the preferred membership interests held by Continental arising out of or relating to our incurrence of indebtedness in excess of the applicable cap or our issuance of preferred equity securities in excess of the applicable cap. The terms of the LSGC Letter Agreement and the related obligation to repurchase the shares of common stock previously purchased by Holdings II (the “Repurchase Obligation”), resulted in the establishment of two classes of common stock, for financial reporting purposes only, with common stock attributable to controlling shareholders representing all common stock beneficially owned by Pegasus Capital and its affiliates and common stock attributable to noncontrolling shareholders representing the minority interest stockholders. Upon the fulfillment of the Repurchase Obligation, LSGC Holdings was required to surrender 3,750,000 shares of common stock less any shares of common stock remained distributed by LSGC Holdings to Continental. Prior to the consummation of the Riverwood Offering on May 24, 2012, there remained 2,505,000 shares of common stock available for surrender to the company.

Following consummation of the Riverwood Offering, the amount of outstanding preferred equity securities exceeded $80.0 million in the aggregate, LSGC Holdings was required to redeem the preferred membership interests in LSGC Holdings held by Continental and we were required to make indemnification payments in accordance with the LSGC Letter Agreement. Pursuant to the LSGC Letter Agreement, we made a $16.2 million indemnification payment directly to Continental, which amount represented the cost to redeem the preferred membership interest. The payment consisted of: (i) a cash payment of $10.2 million and (ii) in lieu of an additional $6.0 million in cash, 6,000 shares of Series I Preferred Stock at $1,000 per share, Continental also surrendered the preferred membership interests in LSGC Holdings and LSGC Holdings surrendered a total of 2,505,000 shares of common stock to us, to be held in treasury stock, at cost of $3.8 million, based on $1.50 per share, the closing market price of our common stock on May 25, 2012.

We believe we will have sufficient capital to fund our operations for the next 12 months based on our current business plan and the assumptions set forth therein. We could utilize our available capital resources sooner than we currently expect, which could require us to seek additional sources of liquidity or further reduce our expenditures to preserve our cash. There can be no assurance that sources of liquidity will be available in an amount or on terms that are acceptable to us.

We have historically been dependent on affiliates of Pegasus Capital for our liquidity needs because other sources of liquidity have been insufficient or unavailable to meet our needs. In April 2012, Pegasus Capital and Pegasus IV committed to support us through April 16, 2013, with up to $35.0 million (with such amount reduced by amounts funded by other parties at any time over the next 12 months that are not repayable by us on or before April 16, 2013) of the capital needed to fund our operations and debt service requirements as they come due. The Riverwood Offering fulfilled the commitment obligations of Pegasus Capital and Pegasus IV.

On May 25, 2012, in conjunction with the consummation of the Riverwood Offering, we entered into a commitment agreement (the “Commitment Agreement”) with Pegasus Capital, PCA Holdings, Holdings II and Pegasus IV, (together, the “Commitment Investors”) pursuant to which the Commitment Investors and certain permitted assignees may purchase an aggregate of 21,131 shares of our Series H Preferred Stock or Series I Preferred Stock for $1,000 per share. Further, the Commitment Investors have committed to purchase any of such Preferred Shares that have not been purchased by September 25, 2012. We expect aggregate proceeds upon fulfillment of the Commitment Agreement of $21.1 million.

Contractual obligations

As of December 31, 2011, payments to be made pursuant to significant contractual obligations were as follows:

	Payments Due By Period
	Total	Less Than One Year	One to Three Years	Three to Five Years	More than Five Years
Purchase obligations (1)	$45,178,055	$43,442,837	$1,735,218	$—	$—
Operating lease obligations (2)	3,259,794	2,006,155	1,117,313	136,326	—
Capital lease obligations (3)	29,360	6,467	13,224	9,669	—
Lines of credit (4)	34,227,288	407,154	33,820,134	—	—
Interest obligations (5)	2,289,997	1,206,303	1,083,694	—	—
Series G Preferred Stock (6)	34,108,000	—	34,108,000	—	—
Dividend obligations (7)	7,824,398	2,990,659	4,833,739	—
Other long-term liabilities	—	—	—	—	—

Total	$126,916,892	$50,059,575	$76,711,322	$145,995	$—

(1)	Purchase obligations generally relate to the purchase of goods and services in the ordinary course of business such as raw materials, supplies and capital equipment.
(2)	Operating lease obligations include rental amounts due on leases of certain office and manufacturing space, as well as automobiles, office equipment and manufacturing equipment under the terms of non-cancelable operating leases. These leases expire at various times through July 2016. Some of the lease agreements provide for adjustments for increases in base rent (up to specific limits), property taxes and general property maintenance that would be recorded as rent expense, if applicable.
(3)	Capital lease obligations include rent and interest obligations on office equipment under non-cancelable capital leases.
(4)	Lines of credit include principal payments on our various lines of credit, assuming payment will be made on the agreed upon due date for our Wells Fargo Facility and at December 31, 2012 on our IFN Finance facility. Our revolving line of credit with ABNAMRO Bank was repaid in full on February 29, 2012.
(5)	Interest obligations represent estimated interest payments on our various lines of credit, based on rates as of December 31, 2011 and using the same repayment assumptions made on each debt facility and outlined above.
(6)	Series G Preferred Stock includes payment of the fully accreted balance and assumes redemption will be made on February 21, 2014.
(7)	Dividend obligations include estimated dividends for the Series G Preferred Stock on the redemption date.

Operating lease obligations include rental amounts due on leases of certain office and manufacturing space under the terms of non-cancelable operating leases. These leases expire at various times through December 2015. All of the lease agreements provide for adjustments for increases in base rent (up to specific limits), property taxes and general property maintenance that would be recorded as rent expense, if applicable.

Purchase obligations generally relate to the purchase of goods and services in the ordinary course of business such as raw materials, supplies and capital equipment. Our purchase obligations represent authorizations to purchase rather than binding agreements.

Cash flows

The following table summarizes our cash flow activities for the periods indicated below:

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009
Cash flow activities:
Net cash used in operating activities	$(34,903,472)	$(52,956,193)	$(116,206,182)	$(45,390,604)	$(31,159,329)
Net cash used in investing activities	(3,759,873)	(10,114,175)	(17,703,814)	(6,597,091)	(1,111,656)
Net cash provided by financing activities	65,192,336	63,255,449	122,536,765	66,321,185	31,978,374

Operating activities

Cash used in operating activities is net loss adjusted for certain non-cash items and changes in certain assets and liabilities. Net cash used in operating activities was $34.9 million and $53.0 million for the six months ended June 30, 2012 and 2011, respectively. Net cash used in operating activities for the six months ended June 30, 2012 included certain non-cash reconciliation items comprised primarily of a $12.4 million inventory valuation allowance, $7.5 million accretion on preferred stock $4.3 million in depreciation and amortization, a $2.7 million provision for expected losses on non-cancelable purchase commitments, $2.6 million of stock-based compensation expense, $1.8 million in dividends on preferred stock and a $716,000 reduction in revenue for the fair value of the portion of the THD Warrant expected to vest during 2012. For the six months ended June 30, 2011, non-cash reconciliation items were comprised primarily of a $2.5 million reduction in revenue for the fair value of the portion of the THD Warrant that vested during the six months ended June 30, 2011, $2.2 million of stock-based compensation expense and $1.8 million in depreciation and amortization.

Net cash used in operating activities decreased for the six months ended June 30, 2012 as compared to the six months ended June 30, 2011 due to changes in working capital. For the six months ended June 30, 2012, inventories increased $9.3 million due to the build-up of materials and components and finished products to support near-term demand for our products and accounts payable decreased $4.5 million. These cash uses were partially offset by a $12.0 million decrease in accounts receivable as we increased our collection efforts and a $3.8 million decrease in prepaid expenses as we improved our terms with certain vendors.

Net cash used in operating activities was $116.2 million, $45.4 million and $31.2 million for the years ended December 31, 2011, 2010 and 2009, respectively. Net cash used in operating activities for the year ended December 31, 2011 included certain non-cash reconciliation items comprised primarily a $20.5 million inventory valuation allowance, an $8.5 million provision for expected losses on purchase commitments, a $2.5 million reduction for the fair value of the portion of the THD Warrant that vested during the year ended December 31, 2011, $4.6 million of stock-based compensation expense, $4.9 million in depreciation and amortization and $4.1 million in goodwill and other long-lived assets impairment. The decrease in net loss for the year ended December 31, 2011, excluding these non-cash reconciliation items, was primarily a result of decreased operating expenses as a percentage of revenue due to our continued growth. For the year ended December 31, 2010, non-cash reconciliation items included a $150.6 million increase in fair value of warrants, $73.1 million accretion of preferred stock, $3.5 million in accrued dividends on preferred stock, $11.5 million in goodwill and other long-lived assets impairment, $2.9 million in depreciation and amortization and $4.8 million of stock-based compensation expense. For the year ended December 31, 2009, non-cash reconciliation items included a $129,000 increase in fair value of warrants and accretion of preferred stock, $5.3 million in depreciation and amortization and $3.9 million of stock-based compensation expense. The increase in net loss for the year ended December 31, 2010, excluding these non-cash reconciliation items, was primarily a result of higher than normal costs for the initial launch of our new products and supply chain inefficiencies associated with faster than anticipated growth in demand for our products

Net cash used in operating activities was driven by our net losses and increases in working capital. For the year ended December 31, 2011, accounts receivable increased $15.3 million due to the growth in our revenue, inventories increased $42.3 million due to the build-up of materials and components and finished products, prepaid expenses increased $5.7 million and we utilized $10.6 million to decrease accounts payable as we paid down certain outstanding balances. For the year ended December 31, 2010, accounts receivable increased $10.7 million due to the growth in our revenue, inventories increased $14.6 million and prepaid expenses increased $4.0 million. These uses of cash were more than offset by a $29.2 million increase in accounts payable as we increased our procurement activities to support anticipated growth and a $2.5 million increase in accrued expenses and other liabilities. Working capital items were a source of cash for the year ended December 31, 2009 as accounts receivable, inventories and prepaid expenses declined $1.6 million, $4.1 million and $300,000, respectively, and accounts payable and accrued expenses and other liabilities increased $1.1 million and $2.1 million, respectively.

Investing activities

Cash used in investing activities primarily relates to the purchase of property and equipment and cash consideration for strategic acquisitions. Net cash used in investing activities was $3.8 million and $10.1 million for the six months ended June 30, 2012 and 2011, respectively. The decrease in cash used in investing activities for the six months ended June 30, 2012 was primarily due to a decrease in our capital expenditures as a result of the completion of our manufacturing facility in Monterrey, Mexico in 2011.

Net cash used in investing activities was $17.7 million, $6.6 million and $1.1 million for the years ended December 31, 2011, 2010 and 2009, respectively. The increase in cash used in investing activities for the year ended December 31, 2011 as compared to the year ended December 31, 2010 primarily related to the continued implementation of our ERP system, the purchase of manufacturing equipment and research and development machinery.

The increase in cash used in investing activities for the year ended December 31, 2010 as compared to the year ended December 31, 2009 was due to an increase in our capital expenditures as we continued to expand our production capacity at our headquarters in Satellite Beach, FL and established our new manufacturing facility in Monterrey, Mexico.

The decrease in cash used in investing activities for the year ended December 31, 2009 was due to capital expenditures in 2009.

Financing activities

Cash provided by financing activities has historically been composed of net proceeds from various debt facilities and the issuance of common and preferred stock. Net cash provided by financing activities was $65.2 million and $63.3 million for the six months ended June 30, 2012 and 2011, respectively. The cash provided by financing activities for the six months ended June 30, 2012 was comprised of the issuance of Series H and I Preferred Stock for $67.1 million, the issuance of Series G Preferred Units for $18.3 million and proceeds of $846,000 from the issuance of common stock under equity compensation plans. These cash receipts were partially offset by the $10.2 million payment for the redemption of the Repurchase Obligation, net payments on our lines of credit of $6.1 million and $4.6 million in placement agent commissions and related fees on the Series H and I Riverwood Offering. Cash provided by financing activities for the six months ended June 30, 2011 was comprised of the issuance of common stock for $59.3 million, net borrowings on our lines of credit of $9.8 million and proceeds of $949,000 from the issuance of common stock under equity compensation plans, partially offset by $1.8 million in placement agent commissions on the private placements.

Net cash provided by financing activities was $122.5 million, $66.3 million and $32.0 million for the years ended December 31, 2011, 2010 and 2009, respectively. The increase in cash provided by financing activities for the year ended December 31, 2011 as compared to the year ended December 31, 2010 was a result of the issuance of common stock for $59.3 million, issuance of Series G Preferred Stock for $34.1 million, net borrowings on our lines of credit of $34.6 million and $1.4 million in proceeds from the issuance of common stock under equity compensation plans, partially offset by $1.8 million in placement agent commissions on certain private placements and $5.0 million in restricted cash related to the Wells Fargo Facility. The increase in cash provided by financing activities for the year ended December 31, 2010 as compared to the year ended December 31, 2009 was a result of proceeds from the issuance of mandatorily redeemable Series D and Series E Preferred Stock and the issuance of common stock for $25.4 million, $30.0 million and $25.0 million, respectively. These proceeds were partially offset by $13.8 million in net repayments of short- and long-term borrowings. For the year ended December 31, 2009, cash provided by financing activities included $35.8 million in net proceeds from the issuance of promissory notes which was partially offset by $3.8 million in net repayments of short- and long-term borrowings.

Our business

Overview

We are one of the world’s premier LED lighting companies and North America’s largest LED bulb manufacturer. We design, develop, manufacture and market general illumination products that exclusively use LEDs as their light source. Our broad product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose-built LED-based luminaires (light fixtures). Our lamps and luminaires are used for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. Our manufacturing operations are currently based in our Satellite Beach, Florida headquarters and our Monterrey, Mexico site. On September 26, 2012, we announced our plan to cease manufacturing at our Monterrey, Mexico site and transition such production to facilities operated by Jabil by the end of 2012. We believe our proprietary technology, unique designs, and key relationships throughout the LED lighting supply chain position us favorably as LEDs increasingly replace existing lighting technologies.

LED lighting products offer numerous benefits as compared to products that employ other lighting technologies such as greater energy efficiency, longer lifetime, improved durability, increased environmental friendliness, digital controllability, smaller size and lower heat output. As the performance of LED lighting products continues to improve and their costs decline, the corresponding reduction in the total cost of ownership associated with LED lighting will further drive adoption in an increasing range of lighting applications. A March 2010 report by Strategies Unlimited, for example, estimated that the market for packaged LEDs used in general illumination was expected to be approximately $874.0 million in 2010, growing to over $4.3 billion by 2014.

Our in-house design of power supplies, thermal management solutions and optical systems, along with our detailed specification of the packaged LEDs incorporated into our products provides us with a distinctive ability to manage the interrelationships between components and subsystems. This system-based approach enables us to provide a broader and more relevant range of products that deliver industry-leading performance while offering shorter periods for energy cost savings to cover the purchase price of the LED product, or payback periods than many of our competitors. Our performance advantage can be measured by the combination of higher efficacy—as calculated by lumens of light delivered per watt of power consumed, or lm/W—light quality, and reliability.

Our product offerings have been adopted by leading retailers and OEMs of lighting products such as The Home Depot, Osram Sylvania and Standard Products. These businesses sell our products on a co-branded or private label basis. Notably, we are The Home Depot’s preferred provider and product development partner for LED retrofit lamps and luminaires, which are currently sold under its EcoSmart®, Commercial Electric®, and Defiant® lines on a co-branded basis. We have also partnered with Google to develop intelligent lighting products that will be controllable through the Android@Home platform. Large end-users such as Harrah’s Operating Company, Inc., Hilton Hotels Corporation, Simon Property Group, Inc. and Starbucks Corporation also purchase products directly from us. In addition, we sell our luminaires for use in large-scale infrastructure projects including those in Salt Lake City, Mexico City, and Washington, D.C. During 2011 and through the first six months of 2012, we sold approximately 8.1 million LED retrofit lamps, outpacing many of the largest worldwide suppliers of LED retrofit lamps.

As a pioneer in our industry, we have been producing and selling LED-based lighting products for nearly a decade. We manufacture and assemble our products both internally and through our contract manufacturer in Mexico. Our internal manufacturing operations are currently based in our Monterrey, Mexico site and our Satellite Beach, Florida headquarters. As noted above, on September 26, 2012, we announced our plan to transition our manufacturing from our Monterrey, Mexico site to facilities operated by Jabil by the end of 2012. Our revenue for the six months ended June 30, 2012 was $69.0 million, representing an increase of 54.5% as compared to six months ended June 30, 2011. Our revenue for the year ended December 31, 2011 was $109.0 million, representing an increase of 105.0% as compared to the year ended December 31, 2010.

Industry background

According to the Freedonia Group, an independent market research firm, the worldwide general lighting market, including sales of light fixtures and bulbs, was estimated to be in excess of $100 billion in 2009. This figure excludes the enormous cost of the energy required for lighting. The DOE estimates that lighting accounted for 25% of U.S. electricity consumption in 2009. Accordingly, adoption of energy efficient lighting is increasingly being acknowledged as a critical means to reduce energy consumption from an environmental perspective and to mitigate the need for investments in new electrical generation capacity.

LEDs, which are solid state semiconductor devices that emit light when electric current is passed through them, are, according to the DOE, the most promising technology for reducing energy consumption by lighting. Since the development of high brightness LEDs in the 1990s, LED technology has continued to advance rapidly. Currently available cool white LED lighting products boast an efficacy of as much as 92 lm/W and last as long as 50,000 hours while currently available warm white LED lighting products have an efficacy of as much as 66 lm/W which, as shown below, already compares very favorably to traditional lighting technologies today.

While packaged LEDs have efficacies in excess of 200 lm/W, they experience lumen loss when integrated with other components and subsystems in a finished lighting product. As LED lighting technology continues to improve, its efficiency advantage will further increase. For example, a March 2010 study from the DOE projects that cool white LED luminaire efficacies will reach 219 lm/W by 2020. We believe a significant portion of this improvement will be due to efficiencies gained in the areas core to our expertise rather than at the packaged LED level.

	Percentage of Annual U.S. Lighting Demand		Primary Traditional Lighting Technologies	Representative Efficacy (lm/W) (1)	Estimated Lifetime (Hours) (1)
Lighting Sector	Lumen hours (1)	Watt hours (2)
Commercial (retail stores, hospitality, offices)	59%	51%	Incandescent Fluorescent (in various forms) Compact fluorescent, or CFLs	14 60-84 55	2,500 12,800-20,000 10,000
Industrial (warehouses, manufacturing facilities)	20%	14%	Fluorescent (in various forms) High intensity discharge, or HID (as listed under “Outdoor”)	60-84 43-113	12,800-20,000 18,000-24,000
Outdoor (street lighting, parking garages, other large area lighting)	11%	8%	Mercury vapor Metal halide High pressure sodium Low pressure sodium	43 80 100 113	24,000 20,000 20,000 18,000
Residential (home applications)	10%	27%	Incandescent Halogen CFLs	13 16 55	1,200 3,000 10,000

(1)	Per Navigant Consulting report entitled Energy Savings Potential of Solid-State Lighting in General Illumination Applications 2010 to 2030 (February 2010) prepared for the DOE. Percentage of overall U.S. lighting market as measured in lumen hours of lighting demand as estimated for 2010.
(2)	For 2001 as per DOE report entitled Solid-State Lighting Research and Development: Multi-Year Program Plan (March 2010).

In addition to greater efficacy and dramatically longer lifetime, LED lighting products also enjoy other important benefits relative to traditional sources of lighting, including:

•

superior control as a result of being based upon a solid state digital technology that can be dynamically and, in response to external factors, automatically adjusted, allowing greater design flexibility in color changing, dimming and light distribution as well as the opportunity for even greater energy efficiency and novel functionality;

•	an ability to generate light at full intensity almost instantly upon demand, in contrast to fluorescent and HID that can take several minutes to reach full intensity;

•	smaller size as a result of being powered by LEDs that are often less than one square millimeter in surface area, which enables new applications and differentiated end-product form factors;

•

greater directionality, or better ability to focus light where needed, which reduces light pollution and enables the use of fewer lumens of light for a given application, with an accompanying reduction in energy use;

•	an absence of hazardous materials such as mercury and lead that are used in other energy efficient lighting technologies, most notably fluorescents, including CFLs; and

•	lower heat radiation, which further mitigates energy costs through reduced need for cooling and expands the lighting applications in which LEDs can practically be used.

LEDs have a demonstrated history of rapid adoption in various applications when their total cost of ownership, including both purchase price and ongoing energy and maintenance costs, declines to a point that warrants their use. Reductions in total cost of ownership, which are primarily driven by increased product efficacy and lower purchase prices, improve users’ return on investment in LED technology and shorten the payback period for LEDs relative to other lighting technologies. The exact payback period required to drive LED lighting adoption varies by application and end-user and is influenced by the perceived value of other benefits of LED lighting for a given application as well as individual end-user willingness to invest in the higher upfront cost of LED lighting. We expect that as payback periods further shorten, LED adoption will accelerate across a growing range of applications.

We believe there is a tremendous market opportunity for providers of LED general illumination products as LEDs continue to penetrate the broader lighting industry. The following trends, in addition to improving product efficacy and declining purchase prices, will play key roles in this industry transition:

•	continuing improvements in LED technology that will further increase light quality;

•	increasing focus on energy efficiency among individuals as well as public and private entities;

•	greater demand for lighting solutions with design differentiation and enhanced functionality, including digital controls;

•

growing demand for electricity that may increasingly drive utilities and governmental agencies to provide greater financial incentives for energy efficient lighting technologies including LED lighting;

•	government regulations worldwide effectively eliminating incandescent bulb sales, including in the European Union by December 31, 2012 and in the United States by December 31, 2014; and

•

government programs aimed at promoting awareness and improving quality and user experience of energy efficient products, such as ENERGY STAR, which has established energy-efficiency accreditation and labeling guidelines for qualified products.

In light of these trends, the market for LED lighting is expected to grow rapidly and capture an increasing proportion of the worldwide market for general illumination. A March 2010 report by Strategies Unlimited estimated that the market for packaged LEDs used in general illumination was expected to be approximately $874.0 million in 2010, growing to over $4.3 billion by 2014, representing a compound annual growth rate of approximately 49%. A large part of the near-term opportunity will be derived from the replacement of incandescent and fluorescent bulbs with LED retrofit lamps. A DOE study estimated that in 2001 there were approximately seven billion incandescent and fluorescent lamps or bulbs in the United States alone. Given the resulting magnitude of this potential opportunity for LED retrofit lamps, Strategies Unlimited projects the market for packaged LEDs used in retrofit lamps to grow from $168.0 million in 2010 to $2.6 billion by 2014, representing a compound annual growth rate of approximately 98%. Given that packaged LEDs are a small percentage of final product prices, the estimated market for LED lighting products will be necessarily larger.

Our competitive strengths

We are a leading provider of LED retrofit lamps and luminaires for general illumination and believe the following competitive strengths have enabled us to achieve this position:

In-depth understanding of the lighting markets we serve. Bringing leading lighting products to market requires a deep understanding of how multiple components and subsystems function when integrated into an LED lighting product under actual operating conditions. Equally important is the knowledge of what attributes end users truly value for each application including potential tradeoffs between efficacy, lumen output, light color and quality, light distribution, control features (such as dimmability) and form factor. The ability to bring these knowledge sets together requires extensive experience in the lighting industry in addition to deep technology expertise. As key members of our management, sales and product development teams have spent the vast majority of their careers at traditional lighting companies, we believe we have the expertise to develop market leading products that address the specific needs of each application we target. We also dedicate significant resources, from product development through installation and after-market support, collaborating with our customers to ensure we meet their unique needs.

Extensive proprietary technology and know-how. We are a technology integrator with expertise in each of the key technologies used in our products. This expertise is complemented by a portfolio of 179 issued and pending U.S. patents that have been developed over the course of nearly a decade of operations. Key areas of our focus include:

•

Power supplies and controls. We design, develop and manufacture most of the power supplies used in our products taking into consideration the exact specifications of the packaged LEDs and other components and subsystems being integrated as well as the intended application of the product. This enables us to optimize the performance of these other components and subsystems as well as improve characteristics of the power supply itself. It also allows us to introduce novel functionality though the integration of communications and control capabilities.

•

Thermal management solutions. We utilize proprietary design tools that employ highly accurate predictive modeling for the rapid design and development of efficient heat transfer solutions that are tailored to individual products and applications. This enables us to provide products that maintain their performance over time and are aesthetically pleasing.

•

Optical systems. We design and develop our own optical systems using advanced material science to improve product efficacy and optimize the intensity, direction, spectrum and spread of the light generated by our products for their intended applications.

•

LED technology. Our understanding of LED technology is critical for us to specify key attributes of the packaged LEDs we purchase from our suppliers. These specifications consider both the intended application of the product into which the LEDs are incorporated as well as the other components and subsystems with which they are integrated and by which they and the light they produce are impacted. For example, each packaged LED has a unique power input level that maximizes its efficacy, heat gradient that impacts its performance over time and light distribution and spectrum characteristics that must be shaped, altered and tuned by the phosphor and optical systems used.

Comprehensive system-based approach. We are focused on the profound impact the interrelationships between key components and subsystems used in our retrofit lamps and luminaires have on product performance. Accordingly, we retain significant in-house capabilities for critical components and subsystems that provide us with what we believe is an important ability to finely tune them to improve their interoperability. For example, our power supplies, thermal management solutions and optical systems are designed and developed in-house and the packaged LEDs we incorporate into our products are supplied to us according to our detailed specifications. Our approach is in marked contrast to lighting competitors that purchase generic components and subsystems or subassemblies with multiple components and subsystems integrated with each other, which are not optimized for further integration into a final product or to meet the needs of specific lighting applications. The high level of collaboration between our research and development resources resulting from their co-location and our compressed management hierarchy also distinguishes us from those large competitors that, to the extent they have component capabilities, they often reside in discrete, often geographically dispersed, departments. In addition to helping us improve the performance of our products, our approach also helps reduce the number of parts used in our products which, in turn, lowers materials costs, simplifies the manufacturing process and reduces potential points of failure. For example, our 60 watt-equivalent A19 retrofit lamp incorporates 80 parts while the leading competitor’s product incorporates 151 parts.

Broad product portfolio sustained by rapid speed to market. We believe we are a leading provider of LED products for general illumination, not only in terms of overall product performance but also as measured by the breadth of our product portfolio and the speed of our new product introductions. Our products are developed using a modular approach that enables us to design and develop optimized components and subsystems that we use in multiple products while maintaining the flexibility to modify key attributes of these components and subsystems for the specific needs of individual applications. We believe this approach allows us to cost-effectively design and commercialize a broader range of retrofit lamps and luminaires at a faster rate than many of our competitors, as evidenced by our introduction of approximately 105 new products in 2011 and 82 new products during 2012. This modular approach also results in an expedited approbation process with certifying agencies such as Underwriters Laboratories (UL), further reducing time to market. In addition, our related ability to rapidly design key components and subsystems around newly introduced packaged LEDs is a key contributor to our speed to market with performance leading products. Given the rapid pace of LED technology improvement and the resulting onset of LED adoption across an increasing range of lighting applications and inherent short product cycles, speed to market is a critical competitive advantage.

Broad market reach through established channels. We have successfully implemented a multi-faceted channel strategy, which utilizes co-branded and private label programs, our direct sales force, distributors and independent sales agents to address distinct market opportunities. Our retrofit lamp business benefits from key retailer and lighting OEM relationships, including with The Home Depot, the largest worldwide seller of light bulbs, for whom we serve as preferred provider and product development partner for LED retrofit lamps and luminaires on a co-branded basis, as well as our private label programs with Osram Sylvania and others, which provide us with access to a range of other large retailers and end-users. These relationships also provide us with the requisite scale to drive cost reductions across our product portfolio. Our direct sales force includes professionals with senior-level experience at diversified lighting companies including Acuity Brands, Inc., or Acuity Brands, Cooper Industries plc and Philips. This team is focused on sales of retrofit lamps and luminaires to key accounts for potential LED conversion in each of our target markets and has had success with customers such as Harrah’s Operating Company, Inc., Hilton Hotels Corporation, Simon Property Group, Inc. and Starbucks Corporation. We believe we are different from: (i) other companies exclusively focused on LED lighting on the basis of the extensive general illumination sales expertise and existing relationships of our sales force and (ii) larger diversified lighting companies on the basis of our absence of conflict from legacy lighting businesses. We also avail ourselves of an extensive network of experienced independent sales agents and distributors that cost effectively expand our geographic coverage and offer high levels of support for large projects in the public infrastructure and commercial and industrial end markets.

Flexible approach to component sourcing. The flexibility of our product designs and our ability to facilitate rapid design adjustments limit our dependence on any single technology or vendor in our supply chain. This latitude in our component sourcing, particularly for packaged LEDs, enables us to mitigate supply risk through a multi-sourcing strategy despite the aggressive expansion of our operations, and provides us with pricing leverage that is further enhanced by our position as one of the largest purchasers of lighting-class packaged LEDs. It also helps insulate us from potential technology changes that represent significant risks to less adaptable competitors, such as vertically integrated LED lighting companies and competitors that are reliant on a narrower range of packaged LEDs or those who purchase subassemblies that integrate some of the required components or subsystems. Nevertheless, we have cultivated preferred supplier relationships pursuant to which the packaged LEDs we purchase can be accurately tailored to our specifications with relatively short lead times.

Experienced personnel with proven ability to drive our strategies. Our long-standing focus on research and commercialization of LED lighting has been a guiding force in building our roster of talent. As a result, our senior management team consists of long-tenured lighting industry professionals as well as LED technology veterans and includes the innovators that formulated the key strategies that guide our current business approach and practices. Other key members of our team also have experience that is highly relevant to the unique dynamics of our industry as well as to our strategies. Our research and development team, for example, includes approximately 50 research scientists and engineers with Ph.D.s or Masters degrees in disciplines including power electronics, lighting, thermal and mechanical engineering, materials science and cellular and molecular biology. Together, they combine a thorough understanding of the sciences required to develop LED lighting products with significant lighting application experience. Our location on Florida’s “Space Coast” provides us with a deep pool of technical talent from the nearby facilities of NASA, the U.S. Air Force, GE Aerospace, Lockheed Martin Corporation, The Boeing Company and other high-tech businesses. Similarly, our sales and marketing force consists of approximately 38 lighting professionals, many of whom have prior experience in our markets and channels at traditional lighting companies.

Our strategies

Our objective is to leverage our leadership position in LED lighting products to become the leader in the overall lighting industry as LED adoption accelerates through the following strategies:

Improve our products while lowering their cost to sustain our market position. We expect each successive generation of our products to demonstrate enhanced performance and cost less than our existing products as measured by lumens per watt per purchase dollar. In addition to accelerating the adoption of LED lighting by improving returns on investment in LED lighting and driving down payback periods, this will help us sustain our current leadership position. We intend to accomplish this by accumulating improvements across all of our component and subsystem technologies and by availing ourselves of further efficiencies by way of their interoperation. These improvements will include innovations relating to new materials, designs and methods, which we believe will provide revolutionary, rather than evolutionary, gains in product performance and manufacturing cost. In addition, we will continue to rapidly optimize our technologies for the most recently introduced and typically higher efficacy packaged LEDs to which we often have early access. We also intend to employ our intellectual property portfolio along with our application-specific lighting expertise in the development of lighting concepts that incorporate the intelligent control enabled by solid state lighting technology to offer further reductions in cost of ownership and novel functionality to our customers.

Drive improvements in our manufacturing and supply chain operations. Our capacity migration and expansion plans are meant to ensure that we have adequate capacity to meet anticipated future demand for our products as well as to capture efficiencies that we expect will allow us to materially improve our profitability. Recently, the majority of our products have been produced in Mexico. On September 26, 2012, we announced our plan to cease manufacturing at our Monterrey, Mexico site and transition such production to facilities operated by Jabil by the end of 2012. However, we plan to continue to utilize our manufacturing operations in Satellite Beach to support our product development team’s efforts to launch new products until they reach full scale commercial volumes and to identify process improvements that drive cost reductions across the entire supply chain. In addition, we are increasingly sourcing critical components and subsystems from suppliers closer to our production sites, working with our customers to develop more robust demand forecasts and implementing new information technology systems to reduce lead times, expediting costs for inbound supplies and other operational inefficiencies.

Expand our market coverage. We will continue to invest in our sales channels to market in order to drive further adoption of LED general illumination as well as to improve our share of the market. In pursuit of this strategy, we are enlarging our direct sales force by adding experienced lighting professionals to increase the depth of our activity with key accounts in each of our target markets as well as to expand the number of accounts and markets on which we are focused. In particular, we expect new hires to provide us with the capacity to more fully penetrate existing customers for whom our projects to date may represent a small portion of their overall opportunity. We also continue to enlarge the sales support team that manages our growing roster of independent sales agents and distributors for the infrastructure and commercial and industrial markets in order to provide these partners with better sales support. We also intend to protect and expand our market coverage by taking a leadership role in the establishment of rebate programs applicable to LED lighting. While we do not believe rebates are necessary for the eventual expected large scale shift to LED lighting, any external financial support has the potential to meaningfully accelerate this transition.

Expand our product offering to target further conventional lighting applications. We will significantly increase the range of applications that we target as the value proposition of LED lighting continues to improve. We follow a disciplined approach to the expansion of our business given the significant cost of developing customized solutions for particular applications and the need for a sufficiently large market opportunity to justify such investment. Further, our reputation and long-term success are dependent on providing high quality products that are well-suited to address the application-specific needs of our customers. Accordingly, we prioritize those applications for which we believe there are clear and compelling reasons from a return on investment and total cost of ownership perspective for a potential customer to adopt LED lighting. For example, we have not yet marketed a linear fluorescent replacement product for office applications because the overall economics are not yet sufficiently compelling for LED replacement despite our belief that we can provide a solution with an incrementally lower total cost of ownership than existing LED products for this application. We review our product development roadmap on an ongoing basis in light of a number of constantly changing factors, including improvements in our technology and that of our packaged LED and other suppliers as well as reductions in our product costs.

Extend our technology to non-traditional markets. We plan to develop products for novel applications beyond traditional lighting that can benefit from the unique properties of LED lighting. We believe these potential non-traditional markets help drive our culture of innovation as well as our understanding of LED technology. Many of these applications center around the precise wavelength control afforded by LEDs in concert with the importance of light as an environmental factor and energy input into the metabolism of microbes, plants and animals. Although these applications are not expected to meaningfully contribute to our revenue in the near future, they nevertheless may represent material market opportunities in addition to their promising social benefits. We intend to collaborate with our existing research partners in pursuit of these opportunities, including NASA, Jefferson Medical College, Bayer AG, the University of Florida and OakRidge National Laboratory.

Our products

We have developed an extensive product portfolio in three distinct product families (lamps; infrastructure luminaires; and commercial, architectural and residential luminaires), and also provide custom lighting solutions. We believe our products in each of our three families offer the best combination of lumen output, efficacy, cost per lumen and payback period. We intend to introduce a number of new products within each of our product families during the second half of 2012.

Lamps. We offer a broad range of LED retrofit lamps that are designed to fit into existing light fixtures and sockets. We believe these LED retrofit lamps are economically compelling replacements for traditional reflector and globe incandescent and incandescent halogen lamps. Our range of dimmable LED retrofit lamps exhibit consistent color and deliver excellent light distribution and brightness in commercial and residential lighting applications. Our line of retrofit lamps includes DEFINITY branded retrofit lamps which we sell directly to our customers and through distributors under the Lighting Science name as well as co-branded and private label retrofit lamps.

Above is a sampling of our retrofit lamps. Many of these lamp types are available in multiple beam spread and color temperatures to address specific lighting needs.`

Infrastructure luminaires. We offer LED luminaires that combine energy efficiency, long life, high lumen output and excellent light distribution, which makes them ideal for street lighting as well as for use in parking facilities, outdoor areas, warehouses and manufacturing areas. Our infrastructure luminaire product range includes: (i) the PROLIFIC Series Roadway Luminaire; (ii) the Pyramid Low Bay, Flat Low Bay and BAYLUME luminaires for use in parking garages; and (iii) the ShoeBox and WallPack luminaires for use in area and pathway and security lighting, respectively.

Above is a sampling of our infrastructure luminaire products.

Commercial, architectural and residential luminaires. We offer LED luminaires for the commercial, architectural and residential markets. Our SYMETRIE line of LED luminaires is designed for retail display applications and is available in various profiles and lengths and in color temperatures ranging from cool to warm. This line offers excellent color control to highlight the appearance of high value or perishable products without generating excessive heat and UV light that may damage these products as often happens with conventional lighting. We also offer LED-based spot, accent, recessed, pendant and track lighting, which offer uniform illumination and a more energy efficient alternative to incandescent halogen lighting to commercial customers. We are also in the process of launching a line of residential luminaires that will give consumers the opportunity to bring attractive and energy efficient LED lighting to their homes via purpose-built fixtures. Our architectural lighting products help architects, lighting designers and builders enhance building structures with light, color, movement and video in both interior and exterior applications. Many of these architectural lighting products are offered through our custom lighting solutions group.

Above is a sampling of our commercial, architectural and residential luminaire products.

Custom lighting solutions. In addition to our three product families, we also offer custom LED lighting solutions that combine project management, system integration and advanced control systems and software to create desired lighting effects for architects, lighting designers and research projects. Solutions developed as part of these projects provide new insights into uses of light and the basis for new lighting fixtures for mainstream applications, in addition to generating revenues and brand awareness. Our custom projects cover a wide range of specialized applications, from the New York City Times Square New Year’s Eve Ball to energy efficient lighting for the International Space Station.

Our target markets and customers

We target applications across several markets for which the return on investment, total cost of ownership and other benefits of LED lighting currently present clear and compelling reasons for its use. In many instances the products we offer to our customers have less than a two year payback depending on the cost of electricity, the efficiency and useful life of the replaced lamps or luminaires, and other factors including customer-specific characteristics such as daily duration of lighting use and ease or cost of incumbent lighting technology replacement. The exact payback period required to drive LED lighting adoption varies by application and end-user and is influenced by the perceived value of other benefits of LED lighting for a given application as well as individual end-user willingness to invest in the higher upfront cost of LED lighting. We expect that as payback periods further shorten, LED adoption will accelerate across a growing range of applications and we expect to broaden our target applications and roster of customers accordingly.

We primarily target our product families to the following major markets:

Government-owned and private infrastructure. Public and private infrastructure includes outdoor facilities and spaces that are managed by government and private entities. Primary applications in this market include lighting for streets and highways, parking facilities, airports, ports, railroads, utilities and other large outdoor areas. Street and highway lighting represents the largest segment within the infrastructure market with the number of street and area lights in the United States alone estimated at over 100 million fixtures. Although LED lighting currently represents only a small part of this market, we expect it to grow significantly due to increasing customer awareness of the benefits of LED technology, including longer lifetime, which reduces the need for costly and disruptive replacement and maintenance, and the improving performance and declining cost of LED lighting products. Our customers within this market include American Airlines, Dallas, Salt Lake City, Mexico City and Washington, D.C.

Schools and universities. Campuses for primary, secondary and higher education represent a significant market opportunity for our energy-efficient LED lighting products. Principal applications in this market include lighting for parking lots, large outdoor areas, streets and building exteriors as well indoor lighting. The significant electricity cost savings, low required maintenance and long life of our retrofit lamps and luminaires create a compelling economic equation. A substantial movement currently exists across colleges and universities to reduce energy use and improve sustainability and switching to LED lighting is, we believe, one of the most practical, rapidly adoptable, highest-return and highest profile actions campus administrators can take towards fulfilling this mandate. Our customers within this market include Dallas County Schools, Arizona State University-Tempe and Tufts University.

Retail and hospitality. The market for lighting in the retail and hospitality environment is both large and varied and includes products for malls, retail stores, hotels and resorts, cruise ships and restaurants. Our retrofit lamp and luminaire offerings for this market focus on task lighting, down lighting, bay lighting, cove lighting, accent lighting, track lighting and spot lighting as well as retail display lighting. Several major retailers have replaced their existing lighting with our LED retrofit lamps and luminaires, including Starbucks, Cartier and kiosks within shopping malls managed by Simon Property.

Residential and office. We offer a line of retrofit lamps and luminaires targeted to compete with traditional incandescent and incandescent halogen lamps and luminaires for commercial and residential lighting applications. Our retrofit lamps and luminaires are currently sold to leading OEMs that resell them under their own brands both directly to end users and into retail channels such as home centers. We also sell our retrofit lamps and luminaires to The Home Depot, which offers them to end-users under the EcoSmart brand. In addition, our retrofit lamps and luminaires are sold under the Lighting Science name through distributors and directly to large customers.

Sales channels

We employ a multi-faceted channel strategy, which utilizes co-branded and private label programs, our direct sales force, distributors and independent sales agents to address distinct market opportunities. Our organization of 38 sales professionals is divided into account-focused and project-focused activities, each of which is supported by our rebates team.

Our account-focused activities are conducted by strategic account and national account teams. Strategic account management focuses on business alliances such as those with The Home Depot and branded lighting OEMs that help us access residential and commercial customers. For example, our products are carried in nearly 2,300 of The Home Depot’s stores located throughout the United States. In addition to initiating new relationships, our strategic account teams also actively manage these accounts by providing quality service, expertise and support in order to expand account revenue. As of September 24, 2012, we had seven professionals focused on strategic account management, and we plan to increase this staff during the remainder of 2012.

National account management focuses on potential high value customers. This team targets the largest national accounts within the markets for which our products’ value proposition is currently the most compelling, including retail, hospitality, schools and universities, large real estate management, and ESCO, or energy service company customers. As of September 24, 2012, we had six professionals focused on national account management.

Our project-focused activities involve supporting our network of independent sales agents and distributors that pursue lighting projects in the commercial, industrial and public infrastructure markets on a regional basis. Our project focused sales team develops and manages our network of channel partners and works with these partners to submit competitive bids on projects and oversee the delivery and after-market support related to such projects. As of September 24, 2012, we had five professionals focused on these projects.

Our sales activities are also supported by nine customer advocates who manage customer relationships, coordinate product delivery and also provide after-market services. We also maintain a network of contractors that we qualify for product installation and service within the United States. In addition, our sales and marketing team includes four professionals that are dedicated to managing and monitoring rebate policies with third party constituents.

We believe our products are globally competitive; however, our sales and marketing efforts to date have been primarily focused in North America. The table below reflects our revenues by geographical region for the years ended December 31, 2011, 2010 and 2009.

	For the Six Months Ended June 30,		For the Years Ended December 31,
	2012	2011	2011	2010	2009
Total Revenues by Geographical Region
United States	$66,393,863	$40,182,115	$101,189,399	$42,223,225	$18,270,531
The Netherlands	2,010,937	3,783,212	6,218,034	8,843,899	10,428,418
Other	607,632	694,703	1,574,155	2,101,889	2,677,867

	$69,012,432	$44,660,030	$108,981,588	$53,169,013	$31,376,816

(1)	Calculated by reference to the geographical region where sales were made and not the geographical region where the customer was located.

Our international strategy includes selling through distributors under the Lighting Science name on a geographically exclusive basis, partnering with OEMs, employing a direct sales force in targeted regions and licensing our final assembly to local partners so they can fulfill regional demand in accordance with local content requirements. As of September 24, 2012, we employed seven sales professionals in Europe, one in India and two in Australia.

Our sales cycle varies by customer and lighting application and typically ranges between one and three months for commercial customers to as long as a year or more for government infrastructure customers. Sales for large infrastructure and commercial projects usually consist of an initial presentation that may be followed by a pilot period, during which the proposed lighting solution is installed in a limited number of locations to verify its performance prior to purchase. Frequently throughout this process, our in-field technical support team collaborates with our account- and project-focused sales representatives and our product development staff to tailor our products on an iterative basis to the specifications and attributes required by our customers. Sales through our retail and OEM channels are more consistent than our project based sales and are forecasted on a regular basis by our customers. We generally provide a five-year warranty on our products, which gives our customers the option to repair, replace or be reimbursed for the purchase price of the product.

For the six-month period ended June 30, 2012 and the fiscal year ended December 31, 2011, Osram Sylvania and The Home Depot accounted for 23% and 51% and 41% and 32%of our net sales, respectively. As a result, our sales are materially affected by fluctuations in the buying patterns of these customers.

Our technology

We have spent nearly a decade developing the technology and know-how that we believe is necessary to design the most reliable and lowest-cost LED lighting products capable of efficiently producing high quality light. This includes a deep understanding of the characteristics of each component and subsystem in a retrofit lamp or luminaire and the impact of their interaction in the context of the needs of individual lighting applications. Several of these key components and subsystems are illustrated below.

The following areas of expertise are particularly important to our business:

Power supplies and controls. Power supplies and controls convert alternating electrical current from the electrical grid to the direct and modulated current needed to power an LED retrofit lamp or luminaire and control the amount of light output. This permits the retrofit lamp or luminaire to be used with existing electrical infrastructure and enables additional functionality such as dimmability. The electronic nature of these subsystems also enables them to react to external data from environmental sensors as well as networks to which they are connected, to the extent the retrofit lamp or luminaire is part of a larger system. We design, develop and manufacture most of our own power supplies taking into consideration the exact specifications of the packaged LEDs and other components and subsystems being used as well as the intended application of the product into which they are integrated. This enables us to optimize the performance of these other components and subsystems as well as improve characteristics of the power supply itself to enhance energy conversion efficiency and maximize useable power output to the LED as well as to reduce power supply material usage and form factor. Our activities in this regard range from the collaborative design of components used in our power supplies, such as MOSFETs, with our suppliers of these semiconductors to the development of innovative power supply topologies. We also conduct research and development to understand and mitigate the common failure points of power supplies, with the goal of enabling them to last as long as the LEDs in our products. Our expertise in power supplies and controls also allows us to, among other things, integrate new and value added capabilities into our products such as advanced dimming, intelligent controls for added functionality and engineering for extreme environments.

Thermal management solutions. Thermal management solutions help to dissipate heat generated by LEDs and other electronic components in a retrofit lamp or luminaire and range from components such as aluminum heat sinks to more elaborate cooling subsystems. If heat is not dissipated adequately, the performance of the LED can measurably deteriorate, effectively shortening product life and impairing product quality. We utilize proprietary design tools that employ highly accurate predictive modeling for the rapid design and development of efficient heat transfer solutions that are tailored to specific products and applications. In designing these solutions we also focus on their aesthetic impact in the context of the intended product application. Furthermore, we conduct research and development relating to the optimization of thermal management solutions through the use of advanced materials and methods to reduce their cost, mass and weight, as well as to improve their ease of manufacturing and assembly. This includes the potential use of thermally conductive polymers, self-renewing processes, plasmas and passive and active material combinations.

Optical systems. An optical system determines the intensity, direction, spectrum and spread of the light generated by LEDs and may be a plastic overlay, or optic, placed above an LED or a more elaborate subsystem. We design our own optical systems using advanced material science to achieve maximum efficacy for delivered light to the intended application. We also conduct our own research and development on optimizing optical systems to gain maximum performance from the phosphors being used to prevent color shifting throughout the life of the LED. Phosphors are typically used inside LED packages to alter the color of light emitted by the LED, often to down convert blue light into white light. In addition, we have expertise in introducing new materials and additives, innovative down conversion techniques, nanoprocesses, active optics and microelectromechanical systems, or MEMS, which we believe may be key technologies for improving LED lighting product performance including by removing the phosphor from the packaged LEDs and applying it to the optic itself or by eliminating the phosphor need altogether.

LED Technology. LEDs convert electrons into photons and emit monochromatic light. Our understanding of LED technology is critical for us to specify key attributes of the packaged LEDs we purchase from our suppliers. These specifications consider both the intended application of the product into which the LEDs are incorporated as well as the other components and subsystems with which they are to be integrated, with the aim to create maximum light output, optimal light spectrum, and longer product life. For example, each packaged LED has a unique power input level that maximizes its efficacy, heat gradient that impacts its performance over time and light distribution and spectrum characteristics that must be shaped, altered and tuned by the phosphor and optical systems used.

Research and development

We believe that our ongoing success depends in part on our ability to improve our current products and to develop new products for both existing and new applications. Our research and development team focuses on increasing the efficiency of all of the components and subsystems that comprise our products including power supplies, thermal management solutions and optical systems as well as on designing these components and subsystems for improved aesthetics and reduced total product cost. This goes beyond the optimization of existing technologies and includes the dedication of significant resources toward the development of new materials and methods related to these components and subsystems. We also work closely with LED manufacturers and packagers to promote and drive advances in LED package structures including the application of the phosphors which are required to produce white light.

We have assembled a team of approximately 50 research scientists and engineers with Ph.D.s or Masters degrees in disciplines including power electronics, lighting, thermal and mechanical engineering, materials science and cellular and molecular biology. These professionals combine a thorough understanding of the sciences required to develop LED lighting products with significant lighting application experience. Our research and engineering personnel are co-located in our Satellite Beach, Florida headquarters alongside our manufacturing team, both of which are responsible for new product launches and manufacturing process improvements. Our compressed management hierarchy enables a high level of collaboration between these product development teams as well as our sales and marketing organization.

For the six-month period ended June 30, 2012 and 2011, our research and development expenses were $4.9 million and $5.0 million, respectively. Our research and development expenses were $10.7 million, $10.2 million and $4.4 million for the years ended December 31, 2011, 2010 and 2009, respectively. For both the six-month period ended June 30, 2012 and the year ended December 31, 2011, these expenses primarily related to (i) the expansion of our product portfolio including prototype components and tooling and (ii) research into new forms and advances in power conversion, optical materials and thermal substrates and systems.

Our research and development capabilities are enhanced through collaborations with leaders in a wide range of fields, including advanced material science, semiconductor performance, medical and biological research, space exploration and military applications. These technology partners include leading research organizations in the United States, such as NASA, Jefferson Medical College, the University of Florida and OakRidge National Laboratory as well as leading technology-oriented companies such as Bayer AG and National Semiconductor Corporation.

In part due to these partnerships, we are conducting research and development at the frontiers of LED lighting technology, creating the foundation for a range of advanced applications. Key areas of activity include:

Intelligent Controls. Because LED lighting is based on solid-state electronics, adding sensing, adaptation and communication technologies to this platform is economically and technically practical. The additional hardware required for most sensing functionality, such as for motion, temperature, sound, vibration and ambient light levels can be integrated into our products with limited incremental cost. For example, we are developing integrated “smart” fixtures that can anticipate activity based on historical patterns and sense the presence of people in a room. This has applications for both security, activating a light when movement is detected, and lighting efficiency, as lights can be shut off when not needed. We continue to research areas where intuitive, unobtrusive control of light both enhances energy efficiency and provides novel functionality. Further, LED lighting is becoming a platform with networked functionality. Our design and integration of key components, including power supplies, and our deep understanding of the lighting applications we address positions us to lead the development of intelligent controls.

Biology. Light is a critical environmental factor and an important energy input into the metabolism of microbes, plants and animals. The unprecedented control over spectrum and intensity of light conferred by LED lighting therefore provides an untapped opportunity to impact biological processes. For example, LED light may be used to accelerate the growth and development of beneficial organisms, such as plants for food, or to kill undesirable organisms, such as harmful germs and bacteria on surfaces and in water. We are researching potential methods to apply LED light to the biological sciences, for the benefit of sanitation, agricultural productivity and human health and performance.

Manufacturing and supply chain

We manufacture and assemble our LED lighting products utilizing a global supply chain with a significant in-house infrastructure. Today, we have approximately 86,000 square feet of manufacturing facilities, including 20,000 square feet at our headquarters in Satellite Beach, Florida and 66,000 square feet at our manufacturing facility in Monterrey, Mexico. In addition we have dedicated space at our contract manufacturing partner’s location in Mexico.

While we design, develop and manufacture most of our power supplies in house, we use third party suppliers for certain labor or capital intensive components that we design and develop. This cost-effective approach outsources certain manufacturing steps that are not critical to overall product quality and do not require sharing any sensitive intellectual property with third parties. Accordingly, a large portion of our production activity involves final product assembly.

The vast majority of our manufacturing and assembly has traditionally been conducted at our Satellite Beach facility. On September 26, 2012, we announced our plan to cease manufacturing at our Monterrey, Mexico site and transition such production to facilities operated by Jabil by the end of 2012. Our capacity migration and expansion plans are meant to ensure that we have adequate capacity to meet anticipated future demand for our products as well as to capture efficiencies that we expect will allow us to materially improve our profitability. We will continue to utilize our manufacturing operations in our Satellite Beach, Florida facility to support our product development team’s efforts to launch new products until they reach full scale commercial volumes and to identify process improvements that drive cost reductions across the entire supply chain.

The principal materials used in the manufacture and assembly of our products are packaged LEDs and printed circuit boards, MOSFETs, magnetics and standard electrical components such as capacitors, resistors and diodes used in our power supplies. We also source other materials that are manufactured to our precise specifications, such as aluminum heat sinks for our thermal management systems, plastic optics, as well as aluminum and plastic structural elements. We are not committed to, and do not favor, a single source for packaged LEDs and are therefore free to select LEDs based on availability, price and performance. We favor suppliers on whom we can rely to timely provide us with packaged LEDs to our specifications. We presently use LEDs provided by Citizen Electronics, Nichia Corporation, Osram Opto Semiconductors GmbH, Philips Lumileds Lighting Company, Seoul Semiconductor, Inc. and various other vendors. We believe we have good relationships with our LED suppliers and, in general, receive a high level of cooperation and support from them. In addition, we have entered into strategic relationships with certain key LED suppliers that currently give us access to next generation LED technology at an early stage and at competitive prices. We obtain other materials, components and subsystems from multiple suppliers in North America and Asia. We continuously monitor and evaluate alternative suppliers based on numerous attributes including quality, performance, service and price. We are in the process of expanding our supplier base to increase their proximity to our North American production sites to reduce our reliance on Asian manufacturers. We believe this will help us reduce our lead times as well as our inbound freight costs, including the need for and impact of expediting supplies. In pursuit of these same goals we are also implementing new information technology systems, such as a new ERP system, and working closely with our customers to develop more robust demand forecasts to improve overall supply chain management.

We deliver products to our customers through distributors and directly through strategically located warehouses in the United States and Europe. Our warehouses located in Melbourne, Florida and Dallas, Texas provide us with efficient product distribution for our North American customers. Our warehouses in Breukelen, The Netherlands facilitates delivery of our products to the European markets. We rely on air, sea and ground freight via third party freight services for transporting components and subsystems to our manufacturing sites and final products to most of our customers and distribution facilities. We work with a logistics provider, United Parcel Service, to manage our trade and logistics activities in Asia and Australia. In addition, we have the ability to ship into these markets directly from our contract manufacturer in Mexico.

Competition

Our industry is highly competitive. We face competition from both traditional lighting technologies provided by numerous vendors as well as from LED-based lighting products provided by a growing roster of industry participants. The LED lighting industry is characterized by rapid technological change, short product lifecycles and frequent new product introductions, and a competitive pricing environment. These characteristics increase the need for continual innovation and provide entry points for new competitors as well as opportunities for rapid share shifts.

Relative to traditional lighting technologies, we primarily compete on the basis of the numerous benefits of LED lighting technology, such as greater energy efficiency, longer lifetime, improved durability, increased environmental friendliness, digital controllability, smaller size, directionality and lower heat output. As compared to other providers of LED lighting, we compete primarily on the basis of our product performance as measured by lumen output, efficacy, light quality and reliability, as well as on product cost. In addition to the aforementioned factors which generally contribute to total cost of ownership and product quality, we also compete on the basis of our broad product portfolio and strong channel relationships. We believe our differentiated product design approach, proprietary technology and deep understanding of the lighting applications we address enable us to compete favorably on all of these factors.

Currently, we view our primary competition to be large, established companies in the traditional general lighting industry such as Acuity Brands, Cooper Industries, General Electric Company, Osram Sylvania, Panasonic Corporation, Philips and Zumtobel Lighting GmbH. Certain of these companies also provide, or have undertaken initiatives to develop, LED lighting products as well as other energy efficient lighting products. Additionally, we face competition from a fragmented universe of dedicated smaller niche as well as low-cost offshore providers of LED lighting products. We also anticipate that packaged LED suppliers, including some of those that currently supply us, may seek to compete with us by introducing retrofit lamps or luminaires of their own. For example, Cree, Inc., which is primarily a manufacturer of LEDs, also offers LED retrofit lamps and luminaires. Similarly, affiliates of both Osram Sylvania and Philips are among the larger packaged LED chip providers. We also expect other large technology players with LED technology that are currently focused on other end markets for LEDs, such as backlighting for LCD displays, to increasingly focus on the general illumination market as their existing markets saturate and LED use in general illumination grows. In addition, we may compete in the future with vendors of new technological solutions for energy efficient lighting.

Some of our current and future competitors are larger companies with greater resources to devote to research and development, manufacturing and marketing, as well as greater brand name recognition and channel access. Some of our more diversified customers could also compete more aggressively with us by subsidizing losses in their LED lighting businesses with profits from other lines of business. Moreover, if one or more of our competitors or suppliers were to merge with one another, the change in the competitive landscape could adversely affect our customer, channel or supplier relationships, and, as a result, our competitive position. Additionally, any loss of a key channel partner, whether to a competitor or otherwise, could severely and rapidly damage our competitive position.

Intellectual property

The creation and use of proprietary intellectual property is a key aspect of our strategy to differentiate ourselves in the marketplace. We seek to protect our proprietary technologies by obtaining patents and licenses, retaining trade secrets and defending, enforcing and utilizing our intellectual property rights, where appropriate. We believe this strategy allows us to preserve the advantages of our products and technologies, and helps us to improve the return on our investment in research and development.

As of September 24, 2011, we had filed 199 U.S. patent applications, of which 104 U.S. patents were issued and 75 were pending approval and 20 were no longer active. When we believe it is appropriate and cost effective, we make corresponding international, regional or national filings to pursue patent protection in other parts of the world. In some cases, we rely on confidentiality agreements and trade secret protections to protect our proprietary technology. In addition, we license and have cross-licensing arrangements with respect to third-party technologies that are incorporated into some elements of our design activities, products and manufacturing processes. Notably, we acquired license rights to a portfolio of patents and patent applications, as well as certain registered trademarks and service marks for discrete product offerings, from Philips in connection with a settlement that we reached with Philips and certain of its affiliates, including Color Kinetics, in August 2009. Historically, licenses of the third-party technologies used by us have been available to us on acceptable terms.

The LED industry is characterized by the existence of a significant number of patents and other intellectual property, and by the vigorous pursuit, protection and enforcement of intellectual property rights. As is customary in the industry, many of our customer agreements require us to indemnify our customers for third-party intellectual property infringement claims. Claims of this sort could harm our relationships with our customers and might deter future customers from doing business with us. With respect to any intellectual property rights claims against us or our customers or distributors, we may be required to cease manufacture of the infringing product, pay damages, expend resources to defend against the claim and/or develop non-infringing technology, seek a license or relinquish patents or other intellectual property rights. We believe our extensive intellectual property portfolio, along with our license arrangements, provide us with considerable advantage relative to new entrants to the industry and smaller LED providers in serving sophisticated customers.

Regulations, standards and conventions

Our products are generally required to meet the electrical codes of the jurisdictions in which they are sold. Meeting the typically more stringent codes established in the United States and the European Union usually allows our products to meet the codes in other geographic regions.

Many of our customers require our products to be listed by UL. UL is a United States independent, nationally recognized testing laboratory, third-party product safety testing and certification organization. UL develops standards and test procedures for materials, products, components, assemblies, tools and equipment, chiefly dealing with product safety. UL evaluates products, components, materials and systems for compliance to specific requirements, and permits acceptable products to carry a UL certification mark, as long as they remain compliant with the standards. UL offers several categories of certification. Products that are “UL Listed,” are identified by the distinctive UL mark. We have undertaken to have all of our products meet UL standards and be UL listed. There are alternatives to UL certifications but we believe that customers and end-users tend to favor UL listing. Because LED lighting products are relatively new in the market, UL’s specifications and standards for LED lighting products such as ours are not well established and the prior established specifications and standards for traditional lighting products are sometimes difficult to achieve for LED lighting devices.

Certain of our products must meet industry standards, such as those set by the Illuminating Engineering Society of North America, or IES, and government regulations for their intended application. For example, street lights must meet certain structural standards and must also deliver a certain amount of light in certain positions relative to the installed luminaire. In the United States, our WallPack luminaires must meet standards and regulations established in the Americans with Disabilities Act. We specifically develop and engineer our products to meet the standards and regulations applicable to the lighting applications they address.

Many of our customers and end-users also expect our products to meet the applicable ENERGY STAR requirements. ENERGY STAR is an international standard for energy efficient consumer products. To qualify for ENERGY STAR certification, LED lighting products must pass a variety of tests to prove that the products have certain characteristics.

Change in Independent Registered Public Accounting Firm

On March 18, 2011, we dismissed McGladrey LLP (formerly McGladrey & Pullen, LLP) (“McGladrey”) as our independent auditors, upon recommendation and approval of the audit committee of the Board, which dismissal was effective upon completion of the audit relating to our financial statements for the year ended December 31, 2010. The audit reports issued by McGladrey for the years ended December 31, 2009 and 2010 did not contain any adverse opinion or disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits of our financial statements for each of the years ended December 31, 2009 and 2010, there were no disagreements between the company and McGladrey on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference thereto in its report on our financial statements for such years.

On March 17, 2011, the audit committee approved the engagement of KPMG LLP (“KPMG”) to audit our financial statements for the year ended December 31, 2011. KPMG was formally engaged on March 18, 2011. The stockholders approved the appointment of KPMG at our 2011 annual meeting.

During the years ended December 31, 2008, 2009 and 2010, we did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

McGladrey furnished a letter addressed to the SEC stating that it agreed with the above statements.

Legal Proceedings

On June 22, 2012, Geveran Investments Ltd., organized under the laws of the jurisdiction of Cyprus (“Geveran”), filed a lawsuit against us and others in the Circuit Court of the 17th Judicial District in Broward County, Florida. The action, styled Geveran Invs. Ltd. v. Lighting Science Group Corp., et al, Cause No. 12-17738(07), names as defendants the company, J.P. Morgan Securities, L.L.C. (“J.P. Morgan”), Pegasus Capital and a number of related entities, and certain individuals affiliated with the company, J.P. Morgan and Pegasus Capital. The complaint asserts claims against the defendants for common law negligent misrepresentation and violation of the Florida securities laws. Geveran seeks unspecified damages, rescission of its $25.0 million investment in the company, as well as recovery of costs and attorneys’ fees. We deny liability in connection with this matter and intend to vigorously defend this case. Because the case is at a very early stage, it is not yet possible to determine the probability of an adverse outcome, and the amount of possible loss, if any, cannot be reasonably estimated.

We are from time to time subject to claims and litigation arising in the ordinary course of business. These claims may include assertions that our products infringe existing patents and claims that the use of our products has caused personal injuries. We intend to defend vigorously any such litigation that may arise under all defenses that would be available to us. Other than as described above, at this time, there are no proceedings of which management is aware that is expected to have a material adverse effect on our financial position or results of operations.

Employees

As of June 30, 2012, we had 231 employees in the United States and 578 employees outside the United States, primarily in Mexico. We also utilized 31 contractors as of June 30, 2012, all of which were in the United States. All of the 563 employees at our Mexico facility are subject to a collective bargaining agreement with LSG Mexico and the Federacion National de Sindicatos Independientes, which is reviewed annually in February. We believe that our relationship with all of our employees is good.

Management

Below is a list of the names and ages as of September 24, 2012 of our directors and executive officers and a brief account of the experience of each of them.

Name	Age	Position
Steven G. Marton	56	Chief Executive Officer and Director
Thomas C. Shields	53	Chief Financial Officer
Brad Knight	53	Chief Operating Officer
Keith Scott	59	Chief Commercial Officer
Frederic Maxik	51	Chief Technology Officer
Nicholas Brathwaite	53	Chairman of the Board of Directors
Andrew Cooper	42	Director
K.R. (Kaj) den Daas	61	Director
Donald Harkleroad	68	Director
Thomas Smach	52	Director
Steven Wacaster	36	Director
Leon Wagner	58	Director

Executive officers

Steven G. Marton joined our Board on May 25, 2012 and was appointed to serve as our Chief Executive Officer, on an interim basis, on May 18, 2012. Mr. Marton has served as a senior operating partner at Pegasus Capital since April 2008 and has been actively involved in our operations, in a consulting capacity, since February 2012. He has spent over 20 years in general management, new product development and brand leadership in the consumer packaged goods and pet care industries. Prior to joining Pegasus Capital, from 2004 to 2008, Mr. Marton served as group president of the office products division of Newell Rubbermaid, and earlier served as president and chief operating officer of Hill’s Pet Nutrition. He is currently chairman of Halo, Purely for Pets as well as a board member of iGPS, Hain Pure Protein Corporation and PetSmart Charities. He is also a member of the board of advisors to the Cummings School of Veterinary Medicine at Tufts University.

We believe Mr. Marton is qualified to serve on our Board because of his extensive operating experience and business knowledge through his service in a management capacity for a number of public and private companies.

Thomas C. Shields was appointed as our Chief Financial Officer on August 23, 2012. Mr. Shields brings to us over 20 years of experience in finance and operations. From 1999 to 2011, he served in various executive capacities, including chief financial officer and chief operating officer, at Anadigics, Inc., a global manufacturer of radio frequency semiconductor solutions for the wireless broadband markets. Prior to that, from 1997 to 1999, Mr. Shields was vice president of finance and controller at Thermo Fisher Scientific; from 1994 to 1997, served as vice president of finance and controller at Harman International Industries, Inc.; and from 1986 to 1994, Mr. Shields served in various executive management positions with Baker & Taylor, Inc. Mr. Shields holds a Bachelor of Science degree in Accounting and a Masters of Business Administration degree from Fairleigh Dickenson University.

Brad Knight was appointed as our Interim Chief Operating Officer on May 25, 2012. Mr. Knight has served as a managing director of Riverwood Solutions, an affiliate of Riverwood, since April 2010. He has spent over two decades working with international startups and turnarounds in a wide range of technology, product and service companies. Prior to joining Riverwood Solutions, from 2006 to 2010, Mr. Knight served as chief executive officer and president of Retirement Living TV, the first cable network in the United States exclusively targeting the 50+ population. Prior to that, he also served as senior vice-president and general manager of Flextronics (1996-2000) and as Executive Vice-President of Adaptix (2004-2005). Mr. Knight also served, from 2000 to 2007, as a member of the board of directors and audit and compensation committees of 1-800 Contacts, the world’s largest contact lens store. Mr. Knight holds a Bachelor of Science degree in Industrial Technology & Manufacturing from California State University.

Keith Scott was appointed as our Chief Commercial Officer on May 25, 2012. Mr. Scott has served in senior capacities, including Chief Executive Officer, in the energy, consumer electronics and contract manufacturing industries. From 2008 to 2011, he was the CEO of Ultracell, a leading provider of portable hybrid fuel cells, and form 2006 to 2008, served as CEO of NHT, a provider of high end theater and audio systems. Mr. Scott’s prior positions include CEO of Bindco, CEO of Metcal, Inc., and senior vice-president of sales and marketing at Flextronics. Mr. Scott holds a Bachelor of Science degree in Political Science and a Masters of Business Administration degree from the University of California, Los Angeles.

Fredric Maxik has served as our Chief Technology Officer since January 2010 and from June 2004 to October 2007. Prior to serving in this capacity, Mr. Maxik served as our Chief Scientific Officer from October 2007 to January 2010. He also served as a director from August 2004 to October 2007. After graduating from Bard College with a bachelor’s degree in physics and philosophy,

Mr. Maxik began his career with Sansui Electric Co., Ltd., in 1983 in Tokyo, Japan where he became vice president of product development. In 1990, he was recruited to the position of vice president of product development for Onkyo Corporation in Osaka, Japan. In 1993, Mr. Maxik formed a product development consulting firm. In 2002, he formed an environmental products company, which developed the intellectual property that eventually became the principal asset of Lighting Science, Inc. that was acquired by us in June 2004. Mr. Maxik has 38 U.S. patents in the field of solid state lighting. Mr. Maxik is an operating advisor for Pegasus Capital.

Directors

Nicholas Brathwaite joined our Board on May 25, 2012. Mr. Brathwaite is a founding partner of Riverwood Capital. While with Riverwood Capital, Mr. Brathwaite served as chief technology officer at Flextronics International, a NASDAQ-listed electronics manufacturing services (EMS) provider, from 1996 to 2007 and as the interim chief executive officer for Aptina Imaging Corporation from February 2007 to August 2008. Mr. Brathwaite served as a member of the board of directors of Tessera Technologies, Inc., a NASDAQ-listed intellectual property, imaging and optics company, from February 2008 until May 2011, and Photon Dynamics, Inc. until its acquisition in October 2008. Mr. Brathwaite earned a M.S. in Polymer Science Engineering from the University of Waterloo, Canada and a B.S. in Applied Chemistry from McMaster University, Canada.

We believe Mr. Brathwaite is qualified to serve on our Board because he brings a unique combination of technology know-how and commercial judgment to the Board.

Andrew Cooper joined our Board on May 25, 2012. Mr. Cooper is a partner at Pegasus Capital and has been with the firm since 2005. Mr. Cooper has over 18 years of business development, operating, and private equity investing experience. Previously, from 1999 to 2005, Mr. Cooper was a senior vice president at Priceline.com, and from 1997 to 1999, he served as director of business operations for Oxford Health Plans, Inc. Mr. Cooper is a graduate of the University of Pennsylvania’s Wharton School of Business and Duke University.

We believe Mr. Cooper is qualified to serve on our Board because of his extensive business operations experience and leadership roles with a number of public and private companies.

Karel (Kaj) Robert den Daas joined our Board on May 25, 2012. Mr. den Daas has been the owner of Dasio Consulting, a Netherlands-based consulting firm which provides strategic advice to an array of electrical industry clients in North America and Europe, since 2010. Prior to that, since 1977, he served in various capacities with Koninklijke Philips Electronics N.V., the world’s largest producer, manufacturer and marketer of lighting products for industrial, commercial and consumer use, and its affiliates, including: from 2006 to 2009, as chairman of Philips Lighting North America and chief executive officer of BU Professional Luminaires North America; from 2003 to 2006, as chief operations officer of BG Lamps and Executive Vice-President of Philips Lighting B.V.; and from 1999 to 2003, as chief executive officer of Philips’ Business Unit—Lamps for Europe, the Middle East and Africa (2001-2003), and the Asia Pacific (1999-2001). Mr. den Daas has also served, since January 2011, as an independent member of the boards of directors of iWatt, a leader in Power IC’s for a.o. lighting applications; LUXIM Corp., a world leader in plasma technology lighting solutions; GLO AB, a development-stage VC-backed company active in nano technology LED’s; since May 2010, as an independent director of NVC Lighting, the largest domestic lighting company in China, where he also serves as a member of the audit committee, chair of the remuneration committee and member of the nomination committee; and since October 2004, as an independent director of Valmont Industries Inc., the world leader in engineered support structures and services for infrastructure and water management for agriculture, where he also serves as member of the audit committee and international committee.

Mr. den Daas holds a doctoral degree in Business Economics form Erasmus University, Rotterdam and completed coursework at Harvard Business School (audit committee Program, 2008), London Business School (Strategic Leadership Programme, 2006) and INSEAD (Advanced Management Programme, 1996). He is a member of the Illumination Engineering Society of North America and from 2008 to 2010 served as Governor of the National Electrical Manufacturers Association. Mr. den Daas is the recipient of the Stansilaw Staszic Medal from the Government of Pila, Poland.

We believe Mr. den Daas is qualified to serve on our Board because of his thorough knowledge and understanding of the worldwide lighting business, his financial expertise and his significant top-level operational experience.

Donald Harkleroad has served as a director for us since 2003 and served as Vice Chairman of the Board from December 2010 to May 2012. He currently serves as president of The Bristol Company, an Atlanta-based private holding company with interests in the food service, technology services, real estate and merchant banking industries. From 2003 until 2011, Mr. Harkleroad served as a director for Easylink Services International Corp., a global provider of on-demand electronic messaging and transaction services. Until its sale in 2006, he was also a founding director of Summit Bank Corporation, a commercial bank with offices in Georgia, Texas and California.

We believe Mr. Harkleroad is qualified to serve on our Board because he brings significant operating, finance, legal and business knowledge through having participated in various management roles at a number of public and private companies and having practiced corporate and securities law for over 30 years. In addition, Mr. Harkleroad brings an ability to identify and implement strategic growth opportunities that help to provide guidance as the company identifies new ways to compete.

Steven G. Marton, our Chief Executive Officer, was appointed to serve as a member of our Board on May 25, 2012. Please see the biography of Mr. Marton on page 69 above.

Thomas Smach joined our Board on May 25, 2012. Mr. Smach is a founding partner of Riverwood Capital. From January 2005 to June 2008, Mr. Smach served as the chief financial officer of Flextronics. From April 2000 to December 2004, Mr. Smach served as senior vice president—finance of Flextronics. From 1997 to April 2000, he served as the senior vice president, chief financial officer and treasurer of The Dii Group, Inc., an EMS provider and publicly-traded company that merged with Flextronics in early 2000. Mr. Smach serves as chairman of the board of Crocs, Inc., a NASDAQ listed company. Mr. Smach, a certified public accountant, has extensive accounting and financial management experience having served as the chief financial officer of global public companies.

We believe Mr. Smach is qualified to serve on our Board because he brings significant international manufacturing and business experience from his leadership positions at a number of public and private companies. Mr. Smach is also well versed in SEC compliance and risk oversight.

Steven Wacaster joined our Board on May 25, 2012. Mr. Wacaster is a partner at Pegasus Capital and has been with the firm since 2005. Previously, Mr. Wacaster worked in the investment banking division at Credit Suisse First Boston in New York. Mr. Wacaster is a graduate of the University of North Carolina at Chapel Hill and the University of Virginia, Darden School of Business.

Mr. Wacaster brings a significant amount of business experience to the Board through his financial expertise and having previously served as a director of several other companies

Leon Wagner has served as a director for us since January 2011. Mr. Wagner was a founding partner and chairman of GoldenTree Asset Management (“GoldenTree”), from 2000 to 2010 an alternative asset management firm specializing in leveraged loans, high yield bonds, distressed assets and equities in hedge, long only and structured funds. At the time of his retirement in December 2010, GoldenTree managed in excess of $12 billion in capital. Prior to founding GoldenTree, Mr. Wagner was the co-head of the high yield sales and trading department at CIBC World Markets (“CIBC”), a provider of credit and capital markets products, securities, brokerage and asset management services, from 1995 to 2000. He joined CIBC in 1995 when it acquired The Argosy Group, LP. Mr. Wagner directed public and private placement marketing and structuring for high yield issuance at both institutions. Mr. Wagner is also a distinguished philanthropist and the 2003 recipient of the Gustave L. Levy Award, presented by the UJA-Federation of New York, in recognition of service to the community. Mr. Wagner received his Masters of Business Administration degree from the University of Chicago Graduate School of Business and a Bachelor of Arts degree from Lafayette College. i

We believe Mr. Wagner is qualified to serve on our Board because he brings significant financial experience and knowledge to the Board.

Family relationships

There are no family relationships between any of our executive officers or directors.

Board composition

Our Certificate of Incorporation and Bylaws provide that the Board will consist of such number of directors as may be determined from time to time by resolution of the Board, which is currently fixed at nine directors. Subject to any rights applicable to any then outstanding preferred stock, any additional directorships resulting from an increase in the number of directors may only be filled by the directors then in office unless otherwise required by law or by a resolution passed by the Board. The term of office for each director will be until his or her successor is elected at our annual meeting or his or her death, resignation or removal, whichever is earliest to occur. Stockholders will elect directors each year at our annual meeting.

We have no formal policy regarding Board diversity. Our Board believes that each director should have a basic understanding of the principal operational and financial objectives and plans and strategies of the company, the results of operations and financial condition of the company and the relative standing of the company in relation to our competitors. We take into consideration the overall composition and diversity of the Board and areas of expertise that director nominees may be able to offer, including business experience, knowledge, abilities and customer relationships. Generally, we will strive to assemble a Board that brings to us a variety of perspectives and skills derived from business and professional experience as we may deem are in our and our stockholders’ best interests. In doing so, we will also consider candidates with appropriate non-business backgrounds.

Director independence

Under The NASDAQ Marketplace Rules, a director will only qualify as an “independent director” if, in the opinion of our Board, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. During 2011, our Board determined that each of Robert E. Bachman, Charles Darnell and Mr. Harkleroad were “independent directors,” as defined under Rule 5605(a)(2) of The NASDAQ Marketplace Rules. Following the resignation of Messrs Bachman and Darnell from the Board, our Board has affirmatively determined that Messrs. den Daas, Harkleroad and Wagner are “independent directors,” as defined under Rule 5605(a)(2) of The NASDAQ Marketplace Rules.

Because Pegasus Capital and its affiliates hold more than 50% of the voting power for the election of our directors, we intend to elect to be a “controlled company” under The NASDAQ Marketplace Rules. As a controlled company, exemptions under The NASDAQ Marketplace Rules will free us from the obligation to comply with certain corporate governance requirements, including the requirements:

•	that a majority of our Board consists of “independent directors,” as defined under The NASDAQ Marketplace Rules; and

•

that any compensation committee or nominating and corporate governance committee be composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

These exemptions do not modify the independence requirements for our audit committee, and we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and The NASDAQ Marketplace Rules within the applicable time frame.

Board committees

Our Board has established an audit committee, a compensation committee, an executive committee and a committee of independent directors. Each of these committees operates under a charter that has been approved by our Board. The Board delegates various responsibilities and authority to different Board committees.

Audit committee

The audit committee is responsible for, among other matters: (1) appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm; (2) discussing with our independent registered public accounting firm their independence from management; (3) reviewing with our independent registered public accounting firm the scope and results of their audit; (4) approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm; (5) overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC; (6) reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; (7) establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and (8) reviewing and monitoring the guidelines and policies governing risk assessment and risk management.

Our audit committee consists of Messrs. den Daas, Harkleroad and Smach, and Mr. den Daas is the chairman of the audit committee. Other than Mr. Smach, our Board has determined that each of the members of our audit committee is independent within the meaning of The NASDAQ Marketplace Rules and Rule 10A-3 under the Exchange Act. Although our audit committee is not currently fully comprised of “independent directors,” in connection with our proposed underwritten public offering and anticipated listing on the NASDAQ stock market, we intend to comply with the requirements of Rule 10A-3 of the Exchange Act and The NASDAQ Marketplace Rules within the applicable time frame.

Compensation committee

Our compensation committee is responsible for, among other matters: (1) recommending to our Board for consideration, the compensation and benefits of our executive officers and key employees; (2) monitoring and reviewing our compensation and benefit plans to ensure that they meet corporate objectives; (3) administering our stock and other incentive compensation plans and programs and preparing recommendations and periodic reports to the Board concerning these matters; (4) preparing, if necessary, the compensation committee report that may be required by SEC rules to be included in our annual report; and (5) preparing recommendations and periodic reports to the Board concerning these matters.

Our compensation committee consists of Messrs. Brathwaite, Wacaster and Wagner, and Mr. Brathwaite is the chairman of the audit committee.

Governance committee

On June 8, 2012, following the Riverwood Offering, our Board dissolved and disbanded the governance committee. As a result, we do not currently have a standing nominating committee, as such committee is described under The NASDAQ Marketplace Rules. Because we would qualify as a “controlled company” under The NASDAQ Marketplace Rules, and in light of the rights granted to the holders of our Series H Preferred Stock and Series I Preferred Stock to designate two representatives to the Board, respectively, our Board determined that it was appropriate not to have a standing nominating committee. As a result, our Board presently considers all matters for which a nominating committee would be responsible and each member of our Board participates in the consideration of director nominees.

Prior to its dissolution, our governance committee had responsibility for, among other things: (1) recommending persons to be selected by our Board as nominees for election as directors and to fill any vacancies on the Board; (2) recommending persons to be selected by our Board as members and chairperson for each Board committee; (3) analyzing and proposing for decision of the Board the governance structure of the company; (4) reviewing and making recommendations to the Board regarding compensation paid to the directors; and (5) monitoring our performance in meeting our obligations of fairness in internal and external matters and our principles of corporate governance. In connection with our proposed underwritten public offering and anticipated listing on the NASDAQ stock market, our Board plans to reconstitute the governance committee within the applicable timeframe afforded under The NASDAQ Marketplace Rules.

Executive committee

Our executive committee reviews and, where appropriate, approves corporate action with respect to the conduct of our business between Board meetings. The executive committee has the authority of the full Board, except for specific powers that are required by law to be exercised by the full Board. Actions taken by the executive committee are reported to the Board at its next meeting.

Our executive committee consists of Messrs. Brathwaite, Wacaster and Wagner, and Mr. Brathwaite is the chairman of the executive committee.

Committee of independent directors

Our committee of independent directors was formed by resolution of the Board to: (1) consider, negotiate and approve or reject related-party transactions, without further Board approval, between the company and (a) Pegasus Capital and its affiliates; (b) executive officers or directors of the company; or (c) any other person or entity that may be deemed an affiliate or related party; and (2) approve awards under the company’s Equity Plan, (in addition to the authority of the compensation committee and the Board).

Our committee of independent directors consists of Messrs. den Daas, Harkleroad and Wagner, and Mr. Harkleroad is the chairman of the committee of independent directors.

Board leadership structure and role in risk oversight

Traditionally, our Board has determined to combine the roles of Chief Executive Officer and Chairman of the Board. Such determination was made on the basis of the Board’s belief that the Chief Executive Officer is the person most familiar with the company’s business and industry and capable of efficiently and effectively identifying strategic priorities and leading the discussion and execution of strategy. Additionally, the Board has traditionally believed that a combined role as Chairman and Chief Executive Officer would promote strategy development and execution and facilitate information flow between management and the Board. On May 18, 2012, Mr. Haworth resigned as our Chairman and Chief Executive Officer. Following Mr. Haworth’s resignation, Mr. Marton was appointed as our Chief Executive Officer, to serve in that capacity on an interim basis. On June 8, 2012, the Board determined, in part due to the interim nature of Mr. Marton’s service as Chief Executive Officer, that the role of Chairman and Chief Executive Officer should be separated, and appointed Mr. Brathwaite to serve as our Chairman.

Our audit committee is primarily responsible for overseeing the company’s risk management processes on behalf of the full Board. The audit committee receives reports from management concerning the company’s assessment of risks. In addition, the audit committee reports regularly to the full Board, which also considers the company’s risk profile. The audit committee and the full Board focus on the most significant risks facing the company and the company’s general risk management strategy. In addition, as part of its oversight of our Company’s executive compensation program, the compensation committee considers the impact of such program, and the incentives created by the compensation awards that it administers, on our Company’s risk profile. In addition, the compensation committee reviews all of our Company’s compensation policies and procedures, including the incentives that they create and factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to our Company. The compensation committee has determined that, for all employees, our Company’s compensation programs do not encourage excessive risk and instead encourage behaviors that support sustainable value creation.

Compensation committee interlocks and insider participation

During 2011, the members of our compensation committee were Messrs. Bell, Harkleroad, Moseley and Weinberg. Mr. Weinberg served as our interim Chief Executive Officer during 2011 and is a partner of Pegasus Capital. As described in further detail under “Certain relationships and related transactions,” during the year ended December 31, 2011 and through September 24, 2012, we paid or otherwise accrued approximately $1.8 million in fees and expenses to Pegasus Capital and its affiliates, including: (i) $875,000 fees and expenses paid pursuant to the 2010 Services Agreement (defined below), (ii) a $600,000 commission to Pegasus IV in connection with a May 2011 private placement, (iii) $250,000 for expenses incurred by Pegasus IV and its affiliates related to certain of our private placements during the first quarter of 2012 and (iv) $43,000 in interest on an advance on Mr. Gibler’s life insurance policy. Additionally, we agreed to pay Pegasus Capital or its affiliates approximately $381,615 for legal fees incurred in connection with various private placements during 2011 and 2012.

Executive compensation

This Compensation Discussion and Analysis describes the compensation arrangements we have with our named executive officers as set forth under the rules of the SEC. Consistent with the SEC rules, we are providing disclosure for the principal executive officer (our Chief Executive Officer or CEO) and principal financial officer (our Chief Financial Officer or CFO), regardless of compensation level, and the three most highly compensated executive officers in our last completed fiscal year, other than the CEO and CFO. All of these executive officers are referred to in this Compensation Discussion and Analysis as our “NEOs.”

For fiscal 2011, our NEOs were:

Name	Title
James Haworth	Chief Executive Officer and Chairman of the Board
Gregory Kaiser	Chief Financial Officer
Frederic Maxik	Chief Technology Officer
David Henderson	Chief Development Officer
Edward (“Ted”) Russ	Chief Business Development Officer
Zachary Gibler (1)	Former Chief Executive Officer and Chairman of the Board
John Stanley (2)	Former Chief Operating Officer

(1)	Mr. Gibler would have been a NEO for fiscal year 2011 but for the fact that he passed away on January 2, 2011.
(2)	Mr. Stanley would have been a NEO for fiscal year 2011 but for the fact that his employment terminated on August 18, 2011.

Certain events

Zachary Gibler, our former Chief Executive Officer, passed away on January 2, 2011 and Richard Weinberg assumed the duties of Chairman of the Board and interim Chief Executive Officer. Mr. Weinberg agreed to serve in this capacity for no additional compensation. Effective April 28, 2011, James Haworth was appointed to serve as Chief Executive Officer, replacing Mr. Weinberg. Subsequently, on May 18, 2012, Mr. Haworth resigned as Chief Executive Officer and we appointed Steve Marton to serve as our Chief Executive Officer on an interim basis.

On May 25, 2012, in connection with the Riverwood Offering, Messrs. Bachman, Bell, Darnell, Kempner, Moseley and Weinberg resigned as a member of our Board. Effective May 25, 2012, each of Messrs. Brathwaite, Cooper, den Daas, Marton, Smach, Wacaster were appointed to the Board to fill the vacancies created by such resignations. Messrs. Brathwaite and Smach were appointed by Riverwood and Messrs. Cooper and Wacaster were appointed by Pegasus Capital pursuant to certain designation rights awarded to each of Riverwood and Pegasus Capital under the Series H Certificate of Designation and Series I Certificate of Designation, respectively.

Overview and responsibility for compensation decisions

The compensation committee of our Board has responsibility for evaluating the performance and development of our executive officers in their respective positions, reviewing individual compensation as well as corporate compensation principles and programs, establishing corporate and individual performance objectives as they affect compensation, making determinations as to whether and to what extent such performance objectives have been achieved and ensuring that we have effective and appropriate compensation programs in place. In addition, our compensation committee considers whether any of our compensation policies and practices create risks to our risk management practices or provide risk-taking incentives to our executives and other employees. Our CEO supports our compensation committee by driving our annual business plan process, providing information related to the ongoing progress under our annual business plan and other business and financial results, undertaking performance assessments of other executives and presenting other personnel-related data for the Committee’s consideration. In addition, as the manager of our executive team, our CEO assesses each executive’s contribution to corporate goals as well as achievement of his or her individual goals and makes a recommendation to our compensation committee with respect to compensation for executive officers other than himself. Our compensation committee meets, including in executive sessions, to consider these recommendations, conducts a similar evaluation of the CEO’s contributions to corporate goals and achievement of individual goals and makes determinations related to the CEO’s and the other executive officers’ compensation.

Our overall compensation philosophy is to provide a competitive total compensation package that will:

•	fairly compensate our executive officers;

•	attract and retain qualified executive officers who are able to contribute to the long-term success of our company;

•	incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking; and

•	align our executives’ long-term interests with those of our stockholders.

Our compensation committee believes that the quality, skills and dedication of our executive officers are critical factors affecting our long-term value. Our compensation arrangements with executive officers are, to a large degree, based upon the consolidated revenue and earnings achievements of our Company along with personal performance objectives agreed upon at the beginning of the fiscal year with the respective executive. We believe in compensating progressively for the achievement of established objectives.

In setting compensation levels for individual officers, our compensation committee applies its judgment in determining the amount and mix of compensation elements for each NEO, and to date our compensation process has been a largely discretionary process based upon the collective experience and judgment of the compensation committee members acting as a group. Factors affecting the Committee’s decisions in setting compensation generally include:

•	overall corporate performance;

•

the individual officer’s performance against corporate-level strategic goals established as part of our annual business plan and the officer’s effectiveness in managing toward achievement of those goals;

•	the nature and scope of the officer’s responsibilities; and

•	informal market surveys and the personal experience of members of our Board.

The compensation committee has also reviewed our compensation policies and practices for all of the executive officers and other employees and determined that any risks arising from such compensation policies and practices, including any risks to our risk management practices and risk-taking incentives created from such compensation policies and practices, are not reasonably likely to have a material adverse effect on the company.

While our compensation committee is authorized to engage the services of outside consultants and advisors, neither the compensation committee nor our management has to date retained a compensation consultant to review or provide advice concerning our policies and procedures with respect to executive compensation. To date, we have not formally benchmarked our executive compensation against peer companies, and we have not identified a group of peer companies against which we would compare our compensation practices. While our compensation committee considers the overall mix of compensation components in its review of compensation matters, it has not adopted formal or informal policies or guidelines for allocating compensation between long-term and current compensation or between cash and non-cash compensation. The compensation committee intends to continue to manage our executive officer compensation programs on a flexible basis that will allow it to respond to market and business developments as it views appropriate, but will continue to consider whether the use of consultants, formal benchmarking and/or fixed guidelines for allocating between compensation components would aid the Committee in setting compensation levels or allocating between types of compensation.

We have historically reviewed company compensation as part of the annual business plan process undertaken by management and our Board in the early part of each year. During this process, our compensation committee reviews overall compensation, evaluates performance, determines corporate-level performance goals for that year’s business plan and, when appropriate, makes changes to one or more components of our executives’ compensation.

During our 2011 annual meeting, we held a stockholder advisory vote on the compensation of our NEOs as described in our 2011 proxy statement, commonly referred to as a say-on-pay vote. Stockholders representing over 99% of the stockholders present and entitled to vote at the meeting voted in favor of the 2011 say-on-pay resolution approving the compensation of our NEOs. As our compensation committee evaluated its compensation practices and talent needs throughout 2011, it was mindful of the strong support stockholders expressed for its pay for performance compensation philosophy. Additionally, in determining how often to hold a stockholder advisory vote on executive compensation, our Board took into account the strong preference for a triennial frequency expressed by stockholders at our 2011 annual meeting relating to future advisory stockholder votes on our executive compensation. Accordingly, our Board has determined that we will hold an advisory stockholder vote on our executive compensation on a triennial basis.

Historically, the exercise price of our stock options has been at least equal to the fair market value of our common stock on the date of grant. The fair market value of our common stock has been established by reference to the closing price of our common stock on the OTC Bulletin Board or the Pink Sheets, as applicable, on the date of grant.

Compensation components

Compensation for our executive officers has been highly individualized, at times structured as a result of arm’s length negotiations when an officer is initially hired, and always taking into account our financial condition and available resources. The resulting mix of compensation components has primarily included:

Compensation component	Description	Relation to compensation objectives
Base Salary	Fixed cash compensation for services rendered during the fiscal year	• Fairly compensate executives • Attract and retain qualified executives

Annual Cash Incentive Bonus	Annual cash payments for achieving predetermined financial and/or performance goals	• Fairly compensate executives • Attract and retain qualified executives • Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking

Long-Term Incentive Awards	Grants of stock options and/or restricted stock awards designed to focus on long-term growth and increased company value	• Attract and retain qualified executives • Align executive and stockholder interests • Incentivize future performance toward clearly defined corporate goals without encouraging excessive risk taking

Severance and Change of Control Benefits	Continued payments of base salary for up to 24 months after involuntary termination	• Fairly compensate executives • Attract and retain qualified executives

Other Benefits	Health and medical benefits, and the opportunity to participate in an employee stock purchase plan and a 401(k) retirement plan or comparable foreign plan	• Align executive and stockholder interests • Attract and retain qualified executives

Our compensation committee believes this mix is appropriate for our executive team because, among other things, it provides a fixed component (base salary) designed to offer the executive funds from which to manage personal and immediate cash flow needs and variable components (annual incentive bonuses, stock options and restricted stock awards) that incentivize our management team to work toward achievement of corporate goals and our long-term success, as well as offering protection (through termination-related benefits) against abrupt changes in the executive’s circumstances in the event of involuntary employment termination including in the context of a change of control of our company. Our compensation committee also believes, based on the collective experience of its members, that this mix is typical of companies in our industry and at our stage of development.

As a result of this mix of compensation components, executives earn their compensation over three time frames:

•	Current year performance: Salary and annual incentives that reflect actions and results over 12 months;

•	Long-term performance: A long-term incentive plan that reflects results over a period of years, helping to ensure that current results remain sustainable; and

•	Full career performance: Deferrals and retirement accumulations encourage executives to stay with the company until their working careers end.

Base salaries. Base salary for our CEO and other executive officers is established based on the scope of their responsibilities, length of service with our Company, individual performance during the prior year and competitive market compensation. Base salaries are reviewed annually and adjusted from time-to-time based on competitive conditions, individual performance, our overall financial results, changes in job duties and responsibilities and our Company’s overall budget for base salary increases. The budget is designed to allow salary increases to retain and motivate successful performers while maintaining affordability within our Company’s business plan.

Annual cash incentive bonus. We also have an annual cash incentive bonus program to motivate our executive officers to attain specific short-term performance objectives that, in turn, further our long-term objectives. This program is managed as part of our annual business plan process and involves a high level of discretion on the part of our compensation committee. Typically, our Board approves a business plan for the year that incorporates corporate-level objectives. Achievement of those objectives becomes an important factor considered by our compensation committee when, after year-end, it makes a final determination of bonus amounts to be paid. Other factors that are considered by our compensation committee in determining bonus amounts to pay include:

•	our Company’s overall performance and business results;

•	general market conditions;

•	future business prospects;

•	funds available from which to pay bonuses;

•	individual performance;

•	competitive conditions; and

•	any other factors it finds relevant.

Each executive officer is measured against their contributions to the consolidated revenue and earnings achievement of our company as a whole along with their performance against individual objectives established at the beginning of the fiscal year with the participation of the respective executive as part of their total compensation plan. This discretionary approach to the variable component of our compensation program allows fluidity in how we manage short-term corporate strategy and executive incentives, while allowing us to achieve more consistency in our focus on longer-term corporate objectives. Our compensation committee and our Board believe that this flexibility is important in managing a growing company because it allows executive officers to respond to the often changing demands of the business without undue focus on any one specific short-term performance objective.

Each executive officer has a target bonus amount, established at the time of hire and then reviewed and potentially adjusted annually over the course of the officer’s tenure with our company. For 2011, the target bonuses for executive officers was 100% of base salary based on our compensation committee’s belief of respective competitive levels for each officer’s overall amount of fixed and variable compensation. For 2011, the corporate-level performance objectives specified in our business plan related to consolidated sales growth, earnings and certain strategic objectives. Our compensation committee set a consolidated earnings target sufficient to fund the bonus pool during 2011.

For fiscal 2011, we paid Mr. Henderson a discretionary bonus of $50,000 as additional compensation due to his increased responsibilities following Mr. Stanley’s resignation as our Chief Operating Officer. During fiscal 2010, we paid Mr. Russ a discretionary bonus of $15,000 in recognition of his efforts in helping us secure a significant new customer. These bonus payments were not made pursuant to our annual cash incentive bonus program. Because of our limited cash flows and our company’s historical losses, other than the aforementioned bonus payments, our executive officers have not been awarded cash bonuses during the past three years. Our compensation committee elected not to award our NEOs performance based incentive bonuses for fiscal 2011 because of continued losses.

Long-term incentive compensation. To date, our long-term incentive awards have primarily been in the form of options to purchase our common stock, which options are generally awarded under our Equity Plan. Our stock options have an exercise price at least equal to the fair market value of our common stock on the grant date, generally vest over four years, with 25% of the option shares vesting after the first, second, third and fourth years of service following the grant, and have a ten year term. Additional vesting acceleration benefits apply in certain circumstances discussed below.

On February 10, 2011, we amended the vesting provisions of the stock option agreements of certain officers (including some of the NEOs that are currently employed by us) in recognition of their efforts in connection with our proposed underwritten public offering. The amendments provide that 50% of the previously granted stock options will vest on the first and second anniversary of the applicable date of grant. These amendments also provided that these options will become fully vested upon the holder’s death, disability, termination without cause or termination for good reason. For purposes of this agreement, “cause” and “good reason” have the same definition of “cause” and “good reason” in Mr. Kaiser’s employment agreement below.

Generally, a stock option award is made in the year that an executive officer commences employment. The size of this award is intended to offer the executive a meaningful opportunity for stock ownership relative to his or her position and reflects our compensation committee’s assessment of market conditions affecting the position as well as the individual’s potential for future responsibility within our company. Thereafter, additional option grants may be made in the discretion of our compensation committee, Board or committee of independent directors. To date, we have not granted additional options on an annual basis to executives or other employees, although we do evaluate individual performance annually. Instead, additional options have been granted to executives on a case-by-case basis reflecting our compensation committee’s determination that such grants are appropriate or necessary to reward exceptional performance (including upon promotion) or to retain individuals when market conditions change. The size of additional option grants are determined at the discretion of our compensation committee or our Board, and typically incorporate our CEO’s recommendations (except with respect to his own option grants).

Other than awards of restricted stock granted to our former Chief Executive Officer and current Chief Technology Officer in 2008, our Senior Vice President, Strategy and Finance in 2009 and our current Chief Executive Officer in 2011, we have not granted restricted stock awards to our NEOs.

LSGC Holdings, the beneficial owner of approximately 79% of our common stock as of September 24, 2012, has created a non-voting class of profits interests (“Class B Units”) in LSGC Holdings in order to provide additional incentive compensation to certain members of our management team. Awards of Class B Units were made January 24, 2011. The Class B Units entitle the holders (including some of the NEOs that are currently employed by us) to participate in the distributions made by LSGC Holdings to its members, but only after the holders of Class A Units in LSGC Holdings have received distributions equal to the fair market value of the assets of LSGC Holdings on the grant date of the awards. The Class B Units, which were deemed to have a fair market value of $0.00 on the grant date, remain subject to vesting upon the passage of time.

Severance and change in control benefits. We have entered into employment agreements with each of our NEOs which provide severance benefits, in consideration of a release of potential claims and other customary covenants, in the event the executive officer’s employment is terminated by us without cause or the executive officer is terminated without cause in connection with a change in control. These benefits range from 12 months to, following a change-in-control, 24 months of their base salary. In addition, all stock options held by our NEOs provide for full acceleration of unvested stock options upon a change of control of our company. For more information regarding these severance and change in control benefits, see “Executive Compensation – Estimated Benefits and Payments Upon Termination of Employment or Change of Control.” Our Board and compensation committee have determined it appropriate to have these termination-related benefits in place to preserve morale and productivity, and encourage retention in the face of potentially disruptive circumstances that might cause an executive to be concerned that his or her employment is in jeopardy or that might involve an actual or rumored change in control of our company. We believe that our change of control benefits are generally in line with packages offered to executives in our industry.

Other benefits. Certain NEOs are entitled to monthly car allowances pursuant to their employment agreements and/or were reimbursed for relocation and moving expenses. The values of such benefits are presented below under the “Summary Compensation Table” as “All Other Compensation.”

We also provide our executive officers with benefits that are generally available to our salaried employees. These benefits include health and medical benefits, flexible spending plans, the opportunity to participate in an employee stock purchase plan, and a 401(k) retirement plan or comparable foreign plan.

Tax matters

Our Board and compensation committee will consider the deductibility of compensation amounts paid to our executive officers including the potential future effects of Section 162(m) of the Internal Revenue Code on the compensation paid to our executive officers in making its decisions. Although such deductibility has not historically been material to our financial position, Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1.0 million in any taxable year, unless compensation is “performance- based” as defined under Section 162(m). Our stock option grants are generally designed to qualify as performance-based compensation for purposes of Section 162(m), and we expect compensation amounts related to options to be fully deductible. However, our compensation committee may, in its judgment, authorize compensation payments that are not deductible when it believes that such payments are appropriate to attract and retain executive talent.

Summary compensation table

The following table summarizes the overall compensation earned by NEOs during each of the past three fiscal years ended December 31, 2011.

	Annual Compensation					Long Term Compensation Awards
Name and Principal Position	Year	Salary ($)		Bonus ($)		Restricted Stock Awards ($) (1)	Option Awards ($) (1)		All Other Compensation ($)			Total ($)
James Haworth (Chief Executive Officer and Chairman of the Board) (2)	2011 2010 2009		$273,333 — —		— — —	$3,500,000 — —		$2,241,600 — —		$55,698 — —			$6,070,631 — —
Gregory Kaiser (Chief Financial Officer) (4)	2011 2010 2009	$ $	210,417 85,606 —		— — —	— — —	$	— 480,700 —		— — —		$ $	210,417 566,306 —
Frederic Maxik (Chief Technology Officer)	2011 2010 2009	$ $ $	308,750 275,000 250,000		— — —	— — —	$	— — 339,600	$ $ $	14,400 14,400 5,900	(5) (5) (5)	$ $ $	323,150 289,400 595,500
David Henderson (Chief Development Officer)	2011 2010 2009	$ $ $	216,667 186,667 148,333		$50,000 — —	— — —	$ $	— 181,400 125,510	$	— 45,814 —	(3)	$ $ $	266,667 413,921 273,843
Edward (“Ted”) Russ (Chief Business Development Officer)	2011 2010 2009	$ $	204,000 189,318 —	$	— 15,000 —	— — —	$	— 259,200 —	$ $	7,200 7,200 —	(5) (5)	$ $	211,200 470,718 —
Zachary Gibler (Chief Executive Officer and Chairman of the Board) (6)	2011 2010 2009	$ $	— 325,000 248,542		— — —	— — —	$ $	— 384,900 1,706,320	$ $ $	73,317 89,800 8,400	(7) (7) (7)	$ $ $	73,317 799,700 1,963,262
John Stanley (Chief Operating Officer) (8)	2011 2010 2009	$ $	182,955 144,697 —		— — —	— — —	$	— 481,600 —		$144,006 — —	(9)	$ $	326,961 626,297 —

(1)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, Stock Compensation, of all awards granted to the NEO during fiscal year 2011, 2010 and 2009, as applicable. Assumptions used to calculate these amounts are included in Note 12, “Equity Based Compensation Plans,” to our consolidated financial statements for the year ended December 31, 2011.
(2)	Mr. Haworth began serving as our Chief Executive Officer on April 28, 2011 and Chairman of the Board on June 16, 2011. Mr. Haworth resigned as Chairman and Chief Executed Officer on May 18, 2012.
(3)	Consists of relocation expenses.
(4)	Mr. Kaiser began serving as our Chief Financial Officer on July 14, 2010.
(5)	Includes annual car allowance.
(6)	Mr. Gibler began serving as our Chief Executive Officer on June 11, 2009 and passed away on January 2, 2011.
(7)	For 2011, includes $18,418 for relocation and moving expenses and $54,899 for wages due at the time of Mr. Gibler’s death pursuant to his employment agreement. For 2010, includes $14,400 for annual car allowance and $75,400 for relocation and moving expenses. For 2009, includes annual car allowance.
(8)	Mr. Stanley began serving as our Chief Operating Officer on April 12, 2010 and resigned on August 18, 2011.
(9)	Includes separation pay.

2011 grants of plan-based awards

The following table sets forth each Equity Plan-based award granted to our NEOs during the year ended December 31, 2011.

	Grant Date	Shares Underlying Restricted Stock Award	Shares of Common Stock Underlying Options	Exercise Price of Option Awards (1)	Grant Date Fair Value of Option Awards (2)
James Haworth	April 28, 2011	—	1,000,000	$3.50	$2,241,600
James Haworth	April 28, 2011	1,000,000	—	—	$3,500,000

(1)	The amount in this column represent the exercise price of the option awards, as determined by our Board with the assistance of management, which is not less than the fair market value of our common stock on the date of grant.
(2)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, of the respective award granted to the NEO during fiscal 2011. Assumptions used to calculate these amounts are included in Note 12, “Equity Based Compensation Plans,” to our consolidated financial statements for the year ended Decembcer 31, 2011.

Outstanding equity awards at 2011 fiscal year-end

The following table provides certain information concerning unexercised options, stock that has not vested and Equity Plan awards held by each of our NEOs that were outstanding as of December 31, 2011.

	Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (1)
James Haworth	—		1,000,000	(2)	—		$3.50	4/28/2021	1,000,000	(3)	$1,550,000	—		—
Gregory Kaiser	250,000	(6)	250,000	(5)	—		$1.64	8/31/2020	—		—	—		—
Frederic Maxik	75,000 1,500,000	(8) (7)	— —		— —	$ $	4.90 1.00	4/17/2018 8/21/2019	— —		— —	— —		— —
David Henderson	20,750 400,000 87,500	(8) (7) (8)	— — 262,500	(9)	— — —	$ $ $	4.90 1.00 1.00	4/17/2018 8/21/2019 3/22/2020	— — —		— — —	— — —		— — —
Edward (“Ted”) Russ	250,000	(10)	250,000	(10)	—		$1.00	3/22/2020	—		—	—		—
Zachary Gibler	2,500,000 37,842 50,000	(7) (13) (14)	— — —		— — —	$ $ $	1.00 2.48 4.90	8/21/2019 5/26/2020 4/17/2018	— — —		— — —	41,667 — —	(12)	$64,584 — —
John Stanley	654,220	(15)	—		—		$1.11	5/6/2020	—		—	—		—

(1)	Assumes a market value of $1.55 per share of common stock, as reported on the OTC Bulletin Board on December 30, 2011.
(2)	These options were granted on April 28, 2011. 500,000 of these options will vest on each of April 28, 2012 and April 28, 2013.
(3)	Mr. Haworth was awarded 1,000,000 shares of restricted stock on April 28, 2011. As long as Mr. Haworth remains fully employed by us, his shares of restricted stock will vest on April 28, 2015.
(4)	These options were granted on August 31, 2010 and vested on August 31, 2011.
(5)	These options were granted on August 31, 2010 and will vest on August 31, 2012.
(6)	These options were granted on April 17, 2008 and 25,000 options vested on each of April 17, 2009, April 17, 2010 and April 17, 2011.
(7)	These options were granted on August 21, 2009 and vested 25% on August 21, 2010. The vesting was accelerated on December 30, 2010 for the remaining unvested shares due to the achievement of a “capitalization threshold event.”
(8)	These options were granted on April 17, 2008. 6,916 options vested on April 17, 2009 and 6,917 options vested on each of April 17, 2010 and April 17, 2011.
(9)	These options were granted on March 22, 2010 and 87,500 options vested on March 22, 2012 and 87,500 options will vest on each of March 22, 2013 and March 22, 2014.
(10)	These options were granted on March 22, 2010 and vested on March 22, 2011.
(11)	These options were granted on March 22, 2010 and vested on March 22, 2012.
(12)	Mr. Gibler was awarded 62,500 shares of restricted stock on April 17, 2008. As long as Mr. Gibler remained employed by us, his remaining shares of restricted stock were scheduled to vest as follows: (i) 21,250 shares would vest on the date that our gross revenues from the sale of products or licensing of technology (“Recognized Revenue”) equaled $115.0 million, and (ii) 20,625 shares would vest on the date that our Recognized Revenue equaled $150.0 million. Any restricted shares that had not vested prior to May 7, 2011 would automatically vest. Due to the death of Mr. Gibler on January 2, 2011, no further vesting of this restricted stock grant will occur.
(13)	250,000 options were granted on May 26, 2010. 62,500 of these options were scheduled to vest on each of May 26, 2011, May 26, 2012, May 26, 2013 and May 26, 2014. Due to the death of Mr. Gibler on January 2, 2011, 37,842 of the shares automatically vested on January 2, 2011 in accordance with the terms of this grant. No further vesting of this grant will occur.
(14)	100,000 options were granted on April 17, 2008 and 25,000 options vested on each of April 17, 2009 and April 17, 2010. 25,000 options were scheduled to vest on April 17, 2011, however, due to the death of Mr. Gibler on January 2, 2011, no further vesting will occur.
(15)	700,000 options were granted on May 6, 2010. Vesting was accelerated for the balance of 350,000 options on August 18, 2011 pursuant to an amendment to Mr. Stanley’s employee incentive stock options agreement in connection with Mr. Stanley’s resignation on August 18, 2011.

Option exercises

The following table sets forth stock options that were exercised by each of our NEOs during the fiscal year 2011.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1)
John Stanley	45,780	$23,742

(1)	Computed based on the difference between the market value of the underlying shares of common stock at exercise and the exercise price of the option.

Employment agreements

We were party to an employment agreement with each of our NEOs during 2011, as described in more detail below.

Employment agreement with James Haworth

On April 28, 2011, we entered into an employment agreement with Mr. Haworth pursuant to which Mr. Haworth agreed to serve as our Chief Executive Officer. Pursuant to his employment agreement, Mr. Haworth was entitled to an annual base salary of $410,000, reimbursement of documented reasonable relocation expenses, and benefits generally available to our other senior executives. Mr. Haworth was also eligible to participate in all bonus plan(s), as our Board in its sole discretion may establish, in which our senior executives participate. In connection with his employment agreement, Mr. Haworth was granted 1,000,000 shares of restricted common stock and options to purchase up to an aggregate of 1,000,000 shares of common stock under the Equity Plan. The shares of restricted stock would have vested in full on April 28, 2015 so long as Mr. Haworth remained fully employed by us through such date. The options were to vest in two annual installments on each of April 28, 2012 and April 28, 2013. Mr. Haworth’s employment agreement had a term commencing on April 28, 2011 and continued until May 1, 2015. The employment agreement would have automatically renewed for an additional year beginning on such date unless written notice of non-renewal is given by either us or Mr. Haworth 60 days prior to the renewal date.

If Mr. Haworth’s employment was terminated without “cause” or by Mr. Haworth for “good reason” he would be entitled to receive severance payments equal to one and a half times his annual base salary. In addition, such salary continuation payments would be increased to two times his annual base salary and the continuation period would be increased to 24 months in the case of termination by us without “cause” or by Mr. Haworth for “good reason” during the 24-month period following a change in control. In addition, if a change in control occurs and the consideration received by our stockholders is at least $4.50 per share of common stock, and any payments made to Mr. Haworth as a result of such change of control are deemed to constitute “excess parachute payments” under Section 280(G)(b)(2) of the Internal Revenue Code, which would subject him to an excise tax under Section 4999 of the Internal Revenue Code, Mr. Haworth would have been entitled to receive a lump sum payment equal to 100% of such excise tax. During either the severance period or change in control severance period, Mr. Haworth and his dependents would continue to be covered by all group health, accident and life insurance plans in which Mr. Haworth or his dependents were participating immediately prior to the date of Mr. Haworth’s termination. In the event of Mr. Haworth’s death or becoming disabled, he or his estate is entitled to continuation of Mr. Haworth’s annual base salary for 90 days following such death or disability.

For purposes of this agreement, “cause” was defined as: (a) a willful material breach of executive’s obligations under the agreement, which the executive fails to cure, if curable, within 30 days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of executive’s material duties to us or any of our affiliates; (c) conviction of a felony or a crime of moral turpitude; (d) conviction of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to us or any of our affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of executive’s duties to us or any of our affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of executive’s duties to us or any of our affiliates.

For purposes of this agreement, “good reason” means the occurrence, without executive’s prior written consent, of any of the following events: (a) any material breach by us of our obligations under the agreement; (b) a reduction in executive’s base salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all of our employees with a position of director or above that is no more than 10% of base salary); (c) a material reduction by us in the kind or level of employee benefits to which executive is entitled immediately prior to such reduction (other than a reduction generally applicable to all our executive level employees that, in combination with any reduction in base salary, does not reduce executive’s total compensation by more than 10%); (d) a material reduction by us of executive’s duties and level of responsibilities; or (e) requiring executive to be based at any office or location that is more than 50 miles from Satellite Beach, Florida; provided, that any such event described in (a) through (e) above will not constitute good reason unless executive delivers written notice of termination for good reason to us within 90 days after executive first learns of the existence of the circumstances giving rise to good reason, and within 30 days following the delivery of such notice, we have failed to cure the circumstances giving rise to good reason.

On May 18, 2012, Mr. Haworth resigned as Chief Executive Officer and Chairman of the Board and from such other roles and positions held with. In connection with Mr. Haworth’s resignation, Mr. Haworth was entitled to the following severance: (i) payment of his base salary accrued and unpaid through the Termination Date; (ii) payment of any earned but unused vacation through the Termination Date; (iii) reimbursement of any reasonable and qualified expenses properly incurred prior to the Termination Date; (iv) a $615,000 cash payment, representing one and a half (1.5) times his annual base salary, payable in bi-weekly installments over a period of 18 months (the “Haworth Severance Period”) and (v) in the event that we determine that the bonus performance metrics established by the Board have been met, a bonus payment determined by multiplying (A) Mr. Haworth’s 2012 annual base salary, (B) the highest participation factor actually used by us to calculate payments with respect to our other executive officers during 2012 and (C) a fraction representing the percentage of days that Mr. Haworth was employed with us during 2012. Mr. Haworth also has the right during the Haworth Severance Period to continuation of any applicable health, accident and life insurance plans or arrangements for which he was participating as of the termination date. Additionally, upon Mr. Haworth’s resignation, 263,889 unvested restricted shares of the common stock and 27,778 unvested options to purchase shares of common stock previously granted to Mr. Haworth vested in full on the termination date. The remaining unvested restricted shares of common stock or unvested options to purchase shares of common stock held by Mr. Haworth were forfeited as of the termination date. Mr. Haworth remains subject to certain non-competition, non-solicitation and confidentiality provisions during the Haworth Severance Period as described in his employment letter with the company, dated April 28, 2011.

Employment agreement with Fredric Maxik

On October 4, 2007, we entered into an employment agreement with Mr. Maxik pursuant to which Mr. Maxik agreed to serve as our Chief Scientific Officer. Under his employment agreement, Mr. Maxik was entitled to an annual base salary of $250,000. However, in May 2010, as part of the annual compensation review, Mr. Maxik’s base salary was increased from $250,000 to $300,000. We could also pay Mr. Maxik bonuses at such times and in such amounts as our Board determines, and Mr. Maxik was entitled to participate in the Equity Plan. Mr. Maxik’s employment agreement had a term commencing on October 4, 2007 and continued until October 4, 2012. It could be terminated at any time, without severance, by Mr. Maxik voluntarily or by us with “cause.” In the event that Mr. Maxik’s employment was terminated by us without “cause” or by Mr. Maxik with “good reason,” Mr. Maxik would have been entitled to severance pay equal to 12 months’ base salary. “Cause” and “good reason” had the same definitions as those terms in Mr. Gibler’s employment agreement, except that “cause” did not explicitly include a misrepresentation of education, work experience or other matter upon which the company relied in considering and offering employment.

On March 22, 2011, we entered into a new employment agreement with Mr. Maxik pursuant to which Mr. Maxik agreed to serve as our Chief Technology Officer. The new employment agreement contains substantially the same terms as the prior agreement. However, the new employment agreement extends the term to October 4, 2014 and increases the salary continuation period to 24 months in the event Mr. Maxik’s employment is terminated by us without “cause” or by Mr. Maxik for “good reason” during the 24-month period following a change in control. Any severance paid reduces the amount that Mr. Maxik otherwise would be entitled to receive for complying with the non-competition restrictions in his employment agreement, except in the case of a qualifying severance following a change in control.

For purposes of Mr. Maxik’s new employment agreement, “cause” is defined as: (a) a willful breach of the executive’s obligations under the agreement, which the executive fails to cure within 30 days after receipt of a written notice of such breach; (b) gross negligence in the performance or intentional non-performance of the executive’s material duties to us; (c) commission of a felony or a crime of moral turpitude; (d) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to us or any of our affiliates; or (e) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of the executive’s duties to us or any of our affiliates, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties to us or any of our affiliates.

Employment agreement with Gregory Kaiser

On July 14, 2010, we entered into an employment agreement with Mr. Kaiser pursuant to which Mr. Kaiser agreed to serve as our interim Chief Financial Officer. Pursuant to the employment agreement, Mr. Kaiser was entitled to a base salary of $200,000 and benefits generally available to other employees. Mr. Kaiser was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. Mr. Kaiser was also entitled to a grant of stock options in an amount to be determined. Mr. Kaiser’s employment is at will and may be terminated at any time. If Mr. Kaiser was terminated for reasons other than for “cause” or a change in control during the first year of employment, Mr. Kaiser was entitled to 12 weeks of base pay. If he were to be terminated anytime thereafter for reasons other than for “cause” or a change in control, Mr. Kaiser was entitled to 24 weeks of base pay. If Mr. Kaiser’s employment was terminated due to a change in control during the first year of employment, Mr. Kaiser was entitled to a severance payment of 24 weeks of base pay.

Effective as of February 10, 2011, we entered into a new employment agreement with Mr. Kaiser pursuant to which Mr. Kaiser agreed to continue to serve as our Chief Financial Officer. The new employment agreement contained substantially the same terms as the prior agreement. However, the new employment agreement increased the salary continuation period to 12 months in the event Mr. Kaiser’s employment was terminated by us without “cause” or by Mr. Kaiser for “good reason.” In addition, such salary continuation period was increased to 24 months in the case of termination by us without “cause” or by Mr. Kaiser for “good reason” during the 24-month period following a change in control. Any severance paid reduced the amount that Mr. Kaiser otherwise would be entitled to receive for complying with the non-competition restrictions in his employment agreement, except in the case of a qualifying severance following a change in control.

For purposes of Mr. Kaiser’s new employment agreement, “cause” meant the (a) misrepresentation of the executive’s education or work experience or any matter upon which we relied in considering and offering the executive’s employment; (b) willful breach of the executive of his employment obligations, which, if curable, the executive fails to cure within thirty (30) days after receipt of a written notice of such breach; (c) gross negligence or recklessness in the performance or intentional non-performance of the executive’s material duties to the company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to us or any of our affiliates; or (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions or under the supervision of a physician) during the performance of the executive’s duties for us, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties for us.

For purposes of Mr. Kaiser’s new employment agreement, “good reason” meant the occurrence, without the executive’s prior written consent, of any of the following events: (a) any material breach by us of our obligations under the executive’s employment agreement; (b) a reduction in the executive’s base salary (other than a reduction made in connection with an across-the-board proportionate reduction in the base salaries of all officers of the company that is no more than 10%); (c) a material reduction by us in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction that is not generally applicable to all executive level employees of the company; or (d) a material reduction by the company of the executive’s duties and level of responsibilities; provided, that any such event described in (a) through (d) above will not constitute good reason unless the executive delivers to the company a written notice of termination for good reason within ninety (90) days after the executive first learns of the existence of the circumstances giving rise to good reason, and within thirty (30) days following the delivery of such notice, we have failed to cure the circumstances giving rise to good reason.

Effective August 23, 2012, Mr. Kaiser resigned as Chief Financial Officer. Mr. Kaiser will be entitled to receive the following in connection with his departure from the company: (i) payment of his base salary for a period of 12 months following the departure date (the “Severance Period”); (ii) payment of any accrued but unused vacation through the departure date; and (iii) accelerated vesting of 250,000 employee stock options previously granted to Mr. Kaiser.

Additionally, Mr. Kaiser remains subject to certain non-competition, non-solicitation and confidentiality provisions during the Severance Period as described in his employment letter with the company, dated February 10, 2011.

Employment agreement with David Henderson

Effective February 10, 2011, we entered into an employment agreement with Mr. Henderson pursuant to which Mr. Henderson agreed to serve as our Chief Development Officer. Pursuant to the employment agreement, Mr. Henderson is entitled to a base salary of $200,000 and benefits generally available to other employees. Mr. Henderson is also eligible to participate in a bonus plan of up to a percentage of his base salary to be determined by us, based upon a combination of performance and personal achievements. Mr. Henderson’s employment is at will and may be terminated at any time. If Mr. Henderson is terminated for reasons other than for “cause” or if Mr. Henderson resigns for “good reason,” he will be entitled to a severance payment equal to 12 months of his base salary. In addition, such salary continuation period shall be increased to 24 months in the case of termination by us without “cause” or by Mr. Henderson for “good reason” during the 24-month period following a change in control. For purposes of Mr. Henderson’s employment agreement, “cause” and “good reason” have the same definition of “cause” and “good reason” in Mr. Kaiser’s employment agreement.

On May 31, 2012, Mr. Henderson resigned as Chief Development Officer of the company. In connection with Mr. Henderson’s resignation, he will be entitled to the following severance: (i) payment of his base salary accrued and unpaid through the termination date; (ii) payment of any earned but unused vacation days through the Termination Date; (iii) continued payment of his base salary, payable in semi-monthly installments, for a period of 12 months following the termination date (the “Henderson Severance Period”).

Additionally, following Mr. Henderson’s resignation, he remains subject to certain non-competition, non-solicitation and confidentiality provisions during the Henderson Severance Period as described in his employment letter with the company, dated February 10, 2011.

Employment agreement with Edward (“Ted”) Russ

Effective February 10, 2011, we entered into an employment agreement with Mr. Russ pursuant to which Mr. Russ agreed to serve as our Chief Business Development Officer. Pursuant to the employment agreement, Mr. Russ was entitled to a base salary of $200,000, a car allowance of $600 per month and benefits generally available to other employees. Mr. Russ was also eligible to participate in a bonus plan of up to a percentage of his base salary to be determined by us, based upon a combination of performance and personal achievements. Mr. Russ’s employment was at will and could be terminated at any time. If Mr. Russ was terminated for reasons other than for “cause” or if Mr. Russ resigned for “good reason,” he was entitled to a severance payment equal to 12 months of his base salary. In addition, such salary continuation period would be increased to 24 months in the case of termination by us without “cause” or by Mr. Russ for “good reason” during the 24-month period following a change in control. For purposes of Mr. Russ’ employment agreement, “cause” and “good reason” had the same definition of “cause” and “good reason” in Mr. Kaiser’s employment agreement.

Effective April 1, 2012, we entered into a new employment agreement with Mr. Russ. The new employment agreement replaces and supersedes the terms of Mr. Russ’ previous employment agreement. Effective upon his entrance into the new employment agreement, Mr. Russ is no longer an executive officer of the company.

Employment agreement with Zachary Gibler

On October 4, 2007, we entered into an employment agreement with Mr. Gibler pursuant to which Mr. Gibler agreed to serve as our Chief Business Development Officer. On August 17, 2009, such agreement was superseded by a new agreement pursuant to which Mr. Gibler agreed to serve as our Chief Executive Officer, effective as of June 11, 2009. Pursuant to this employment agreement, Mr. Gibler was entitled to an annual base salary of $275,000, a monthly car allowance of $1,200 and benefits generally available to other employees. However, in May 2010, as part of the annual compensation review, Mr. Gibler’s base salary was increased from $275,000 to $375,000. Mr. Gibler was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of our performance and personal achievements. Pursuant to his employment agreement, we agreed to grant Mr. Gibler an award of restricted stock and/or options under the Equity Plan, which award would be made at a later date. Mr. Gibler’s employment agreement could be terminated at any time, without severance, by Mr. Gibler voluntarily or by us with “cause.” If Mr. Gibler’s employment were terminated by us without “cause” or by Mr. Gibler for “good reason,” then he would be entitled to severance pay equal to 12 months’ base salary.

For purposes of this agreement, “cause” was defined as: (a) a misrepresentation of the executive’s education, work experience and/or any other matter upon which the company relied in considering and offering employment; (b) willful breach of the executive’s obligations under the agreement, which breach the executive fails to cure, if curable, within 30 days after receipt of a written notice of such breach; (c) gross negligence in the performance or intentional non-performance of material duties to the company; (d) commission of a felony or a crime of moral turpitude; (e) commission of a material act of deceit, fraud, perjury or embezzlement that involves or directly or indirectly causes harm to the company; (f) repeatedly (i.e., on more than one occasion) being under the influence of drugs or alcohol during the performance of the executive’s duties to the company or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of the executive’s duties to the company. “Good reason” was defined as any of the following occurrences (without the executive’s consent): (a) any material breach by the company of its obligations under the agreement that is not cured within a reasonable time, (b) a reduction in base salary that is greater than 10% or greater proportionally than an across-the-board reduction in the base salaries of all officers of the company, (c) a material reduction by the company in the kind or level of employee benefits to which the executive is entitled immediately prior to such reduction that is not generally applicable to all executive level employees; or (d) a material reduction by the company of the executive’s duties and responsibilities, including a material change in job title.

Mr. Gibler passed away on January 2, 2011.

Employment agreement with John Stanley

On April 7, 2010, we entered into an employment agreement with Mr. Stanley pursuant to which Mr. Stanley agreed to serve as our Senior Vice President, Global Supply Chain. Pursuant to the employment agreement, Mr. Stanley was entitled to a base salary of $200,000 and benefits generally available to other employees. However, in January 2011, as part of the annual compensation review, Mr. Stanley’s base salary was increased from $200,000 to $250,000. Mr. Stanley was also eligible to participate in a bonus plan of up to 40% of his base salary based upon a combination of performance and personal achievements. In addition, pursuant to his employment agreement, we agreed to grant Mr. Stanley an option, to purchase 700,000 shares of common stock under the Equity Plan. Mr. Stanley’s employment was at will and was subject to termination at any time. If Mr. Stanley’s employment was terminated for reasons other than for “cause” or a change in control, Mr. Stanley was entitled to six months of base salary. If Mr. Stanley’s employment was terminated due a change in control, Mr. Stanley was entitled to 12 months of base salary.

Effective as of February 10, 2011, we entered into a new employment agreement with Mr. Stanley pursuant to which Mr. Stanley agreed to serve as our Chief Operating Officer. The new employment agreement contained substantially the same terms as the prior agreement. However, the new employment agreement increased the salary continuation period to 12 months in the event Mr. Stanley’s employment was terminated by us without “cause” or by Mr. Stanley for “good reason.” In addition, such salary continuation period would be increased to 24 months in the case of termination by us without “cause” or by Mr. Stanley for “good reason” during the 24-month period following a change in control. Any severance paid would reduce the amount that Mr. Stanley otherwise would be entitled to receive for complying with the non-competition restrictions in his employment agreement, except in the case of a qualifying severance following a change in control.

For purposes of Mr. Stanley’s new employment agreement, “cause” had the same meaning given to the term in Mr. Kaiser’s new employment agreement. “Good reason” had the same meaning given to the term in Mr. Maxik’s new employment agreement.

On February 10, 2011, the compensation committee also amended the vesting provisions of Mr. Stanley’s option agreements to provide that 50% of the options granted would vest on the first and second anniversary of the applicable date of grant. The amendment also provided that the options would become fully vested upon the optionholder’s death, disability, termination without cause or termination for good reason.

On August 18, 2011, we entered into a separation agreement with Mr. Stanley pursuant to which Mr. Stanley’s employment terminated immediately. Under the terms of the separation agreement, among other things, Mr. Stanley was entitled to a cash payment equal to 12 months of his then base salary. In addition, in connection with Mr. Stanley’s resignation, we entered into an amendment to Mr. Stanley’s employee incentive stock option agreement pursuant to which all of Mr. Stanley’s outstanding unvested stock options vested in full on the separation date.

Estimated benefits and payments upon termination of employment or change of control

The following table describes the potential payments and benefits upon termination of our NEOs’ employment before or after a change in control of our company as described above, as if each officer’s employment terminated as of December 30, 2011, the last business day of fiscal 2011. See “Compensation Discussion and Analysis—Principal Elements of Executive Compensation—Severance and Change in Control Benefits” for a description of the severance and change in control arrangements for our NEOs.

Name	Severance Amount ($)		Accelerated Vesting of Stock Options ($) (1)	Accelerated Vesting of Restricted Stock ($) (1)	Benefit Continuation ($)		Total ($)
James Haworth
Termination without cause	$615,000	(2)	$531,736	$265,868	$28,548	(3)	$1,441,152
Voluntary (Good Reason)	$615,000	(2)	$531,736	$265,868	$28,548	(3)	$1,441,152
Voluntary	—		—	NA	—		—
Death/Disability	—		$1,550,000	$1,550,000	—		$3,100,000
Change in Control	$820,000	(4)	$1,550,000	$1,550,000	$38,064	(5)	$3,958,064
Gregory Kaiser
Termination without cause	$221,603	(6)	$387,500	—	—		$609,103
Voluntary (Good Reason)	$221,603	(6)	$387,500	—	—		$609,103
Voluntary	—		—	—	—		—
Death/Disability	—		$387,500	—	—		$387,500
Change in Control	$443,206	(4)	$387,500	—	—		$830,706
Frederic Maxik
Termination without cause	$310,232	(6)	—	—	—		$310,232
Voluntary (Good Reason)	$310,232	(6)	—	—	—		$310,232
Voluntary	—		—	—	—		—
Death/Disability	—		—	—	—		—
Change in Control	$620,464	(4)	—	—	—		$620,464
David Henderson
Termination without cause	$221,603	(6)	$135,625	—	—		$357,228

Name	Severance Amount ($)		Accelerated Vesting of Stock Options ($) (1)	Accelerated Vesting of Restricted Stock ($) (1)	Benefit Continuation ($)	Total ($)
Voluntary (Good Reason)	$221,603	(6)	$135,625	—	—	$357,228
Voluntary/Death/Disability	—		—	—	—	—
Change in Control	$443,206	(4)	$406,875	—	—	$850,081
Edward (“Ted”) Russ
Termination without cause	$204,859	(6)	$387,500	—	—	$592,359
Voluntary (Good Reason)	$204,859	(6)	$387,500	—	—	$592,359
Voluntary/Death/Disability	—		—	—	—	—
Change in Control	$409,718	(4)	$387,500	—	—	$797,218

(1)	Assumes a market value of $1.55 per share of common stock, as reported on the OTC Bulletin Board on December 30, 2011.
(2)	This severance payment consists of one and a half times Mr. Haworth’s annual base salary.
(3)	The benefit continuation will be paid by the company for 18 months as of the separation date.
(4)	This severance payment consists of twice the officer’s annual base salary.
(5)	The benefit continuation will be paid by the company for 24 months as of the separation date.
(6)	This severance payment consists of the officer’s annual base salary.

Director compensation

Director compensation is determined by the Board. During 2011, each of our non-employee directors was entitled to the following compensation:

•

non-qualified stock options to purchase 12,000 shares of common stock, which options were awarded on January 3, 2011 and vested in equal quarterly installments on the first trading day immediately following the end of each fiscal quarter of 2011;

•	$120,000 payable in equal quarterly installments at the beginning of each fiscal quarter;

•	the chair of the audit committee was entitled to an additional $50,000, payable in equal quarterly installments at the beginning of each fiscal quarter;

•	the chair of the finance committee was entitled to an additional $100,000, payable in equal quarterly installments at the beginning of each fiscal quarter;

•

the chair of any other committee (other than the audit and finance committees) was entitled to an additional $15,000, payable in equal quarterly installments at the beginning of each fiscal quarter; and

•	the Vice Chairmen of the Board were each entitled to an additional $155,000, payable in equal quarterly installments at the beginning of each fiscal quarter.

For 2011, each non-employee director was able to elect to receive all or a portion of the cash component of their compensation in shares of common stock at a stated price per share of $3.30. All such shares were issued on January 3, 2011:

For their service during 2012, our non-employee directors serving at the beginning of 2012 were entitled to receive the following compensation:

•

for each director, either stock options to purchase 100,000 shares of common stock at an exercise price of $1.19 (the closing price per share on the date immediately preceding the issuance date), vesting in quarterly increments during 2012 and having a term of ten years, or 84,033 restricted shares of common stock (representing $100,000 of the company’s common stock at a price of $1.19 per share), vesting in quarterly increments during 2012; and

•

for each director serving on the audit committee and/or committee of independent directors, either an additional option to receive either stock options to purchase 25,000 shares of the common stock at an exercise price of $1.19, in quarterly increments during 2012 and having a term of ten years, or 21,008 shares of common stock (representing $25,000 of the company’s common stock at a price per share of $1.19), vesting in quarterly increments during 2012.

Each non-employee director appointed the Board on May 25, 2012 in connection with the Riverwood Offering was entitled to receive the following compensation:

•

for each director, either stock options to purchase 60,274 shares of common stock at an exercise price of $1.52 (the closing price per share on the date immediately preceding the issuance date), having a term of ten years, or 84,033 restricted shares of common stock (representing $100,000 of the company’s common stock at a price of $1.52 per share), vesting in quarterly increments during 2012; and

•

for each director serving on the audit committee and/or committee of independent directors, either an additional option to receive either stock options to purchase 15,068 shares of the common stock at an exercise price of $1.52, in quarterly increments during 2012 and having a term of ten years, or 21,008 shares of common stock (representing $25,000 of the company’s common stock at a price per share of $1.52), vesting in quarterly increments during 2012.

The portion of compensation granted for service during the remaining portion of the second quarter of 2012 vested immediately. The remaining compensation granted to such directors vested, or are scheduled to vest on the first day of the third and fourth quarters of 2012.

Director compensation table

Directors who are employees of the company receive no additional compensation for their service on our Board or its committees. The following table shows the overall compensation earned for the 2011 fiscal year with respect to each person who was a non-employee director as of December 31, 2011.

For 2011, non-employee directors were compensated for their service through a combination of a cash retainer and grants of nonqualified stock options to purchase shares of our common stock. The cash component of compensation was payable in equal quarterly installments at the beginning of each fiscal quarter. However, each non-employee director was able to elect to receive all or a portion of the cash component in shares of common stock.

The option grants to non-employee directors generally vest in quarterly installments on the first trading day immediately following the end of each fiscal quarter. The exercise price of all option grants was equal to at least the fair market value on the date of grant and the maximum term of the option was ten years. The options were made subject to the Equity Plan and an individual stock option agreement. Non-employee directors appointed to fill a vacancy between annual meetings of stockholders are generally granted equity awards in an amount and with vesting terms that correspond to the remaining term of their service.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Robert Bachman	$119,998	$50,002	(2)	$39,600	—	—	—	$209,600
David Bell	$135,000	—		$39,600	—	—	—	$174,600
Charles Darnell	—	$275,000	(3)	$39,600	—	—	—	$314,600
Donald Harkleroad	$190,000	$100,000	(4)	$39,600	—	—	—	$329,600
Michael Kempner	—	$120,000	(5)	$39,600	—	—	—	$159,600
T. Michael Moseley	$60,000	$60,000	(6)	$39,600	—	—	—	$159,600
Richard Weinberg (7)	—	$120,000	(8)	$39,600	—	—	—	$159,600
Leon Wagner	—	$220,000	(9)	$39,600	—	—	—	$259,600

(1)	Represents the total grant date fair value, as determined under FASB ASC Topic 718, of all awards granted to the director during fiscal year 2011, as applicable. Assumptions used to calculate these amounts are included in Note 12, “Equity Based Compensation Plans,” to our consolidated financial statements for the year ended December 31, 2011. On January 3, 2011, the directors were each granted options to purchase 12,000 shares of common stock with an exercise price of $3.30 per share.
(2)	Pursuant to his election to receive a portion of his cash retainer in shares of common stock, Mr. Bachman received 15,152 shares of common stock with a value of $3.30 per share.
(3)	Pursuant to his election to receive a portion of his cash retainer in shares of common stock, Mr. Darnell received 83,333 shares of common stock with a value of $3.30 per share.
(4)	Pursuant to his election to receive a portion of his cash retainer in shares of common stock, Mr. Harkleroad received 30,303 shares of common stock with a value of $3.30 per share.
(5)	Pursuant to his election to receive his entire cash retainer in shares of common stock, Mr. Kempner received 36,364 shares of common stock with a value of $3.30 per share.
(6)	Pursuant to his election to receive a portion of his cash retainer in shares of common stock, Mr. Moseley received 18,182 shares of common stock with a value of $3.30 per share.
(7)	Mr. Weinberg serves on our Board as a designee of Pegasus Capital. Pursuant to the policies of Pegasus Capital, any fees paid to Mr. Weinberg are for the benefit of Pegasus Capital.
(8)	Pursuant to its election to receive the entire cash retainer payable to Mr. Weinberg in shares of common stock, Pegasus Capital received 36,364 shares of common stock with a value of $3.30 per share.
(9)	Pursuant to his election to receive his entire cash retainer in shares of common stock, Mr. Wagner received 66,667 shares of common stock with a value of $3.30 per share.

Principal stockholders

The following table sets forth information regarding the beneficial ownership of common stock as of September 24, 2012 by each person known to us to own beneficially 5% or more of the outstanding common stock, each director, certain named executive officers and the directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of common stock owned by them, unless otherwise noted. Percentage of ownership is based on 205,156,511 shares of common stock issued and outstanding as of September 24, 2012.

Beneficial ownership is determined in accordance with the rules of the SEC. For the purpose of calculating the number of shares beneficially owned by a stockholder and the percentage ownership of that stockholder, shares of common stock subject to preferred stock, options or warrants that are currently exercisable or exercisable within 60 days of the September 24, 2012 by that stockholder are deemed outstanding. The following table excludes securities issued pursuant to the September 2012 Preferred Offering and any change in beneficial ownership resulting from such offering. The September 2012 Preferred Offering is described in “Management’s discussion and analysis of financial condition and results of operations–Recent events” above.

	Common Stock
Name and Address of Beneficial Owner	Shares Beneficially Owned (1)		Percent of Class
Directors and Executive Officers
Nicholas Brathwaite (2)	39,654	(3)	*
Andrew Cooper (4)	—		*
Kaj den Daas (5)	49,567	(6)	*
James Haworth (7)	791,667	(8)	*
Donald Harkleroad	461,794	(9)	*
David Henderson (10)	687,625	(11)	*
Gregory Kaiser (12)	500,000	(13)	*
Brad Knight (14)	428,889	(15)	*
Steven G. Marton (16)	1,125,000	(17)	*
Fredric Maxik	1,753,112	(18)	*
Edward (“Ted”) Russ (19)	500,000	(20)	*
Keith Scott (21)	—		*
Thomas C. Shields (22)	—		*
Thomas Smach (23)	89,221	(24)	*
John Stanley (25)	301,631	(26)	*
Leon Wagner	7,178,411	(27)	3.4%
Richard Weinberg (28)	—		*
Steven Wacaster (29)	—		*
Directors and Executive Officers as a Group (12 persons)	15,082,310		5.1%
Certain Persons
LED Holdings, LLC (30)	29,172,496		14.2%
LSGC Holdings LLC (30)	162,289,829	(31)	79.1%
PP IV (AIV) LED, LLC (30)	162,289,829	(32)	79.1%
PP IV LED, LLC (30)	162,289,829	(32)	79.1%
LSGC Holdings II LLC (30)	34,039,074	(33)(34)	14.4%
Pegasus Partners IV, L.P. (30)	199,298,600	(33)(35)	84.3%
PCA LSG Holdings, LLC (30)	34,947,897	(33)(35)	14.6%
Pegasus Capital Advisors, LP (30)	17,907,627	(33)(35)	8.0%
Craig Cogut (30)	216,568,662	(35)	86.0%
RW LSG Holdings LLC (36)	38,135,593	(37)	15.7%
RW LSG Management Holdings LLC (36)	12,753,981	(38)	5.9%

*	Less than 1%.
(1)	The number and percentage of shares of our common stock beneficially owned is determined under the rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares for which a person has sole or shared voting power or investment power.
(2)	Mr. Brathwaite was appointed as a member of the Board on May 25, 2012 by Riverwood pursuant to its designation right under the Series H Certificate of Designation.
(3)	Includes 39,654 restricted shares granted to Riverwood Management as compensation for Mr. Brathwaite’s service on the Board. 7,367 of such shares vested immediately upon issuance, and the remaining shares vested or are scheduled to vest on the first day of the third and fourth quarter of 2012. Mr. Brathwaite disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.
(4)	Mr. Cooper was appointed as a member of the Board on May 25, 2012 by Pegasus Capital pursuant to its designation right under the Series I Certificate of Designation.
(5)	Mr. den Daas was appointed to the Board on May 25, 2012.

(6)	Represents restricted shares of common stock granted to Mr. den Daas as compensation for his service on the Board. 6,320 of such shares vested immediately upon issuance, and the remaining shares vested or are scheduled to vest on the first day of the third and fourth quarters of 2012.
(7)	James Haworth was appointed to serve as Chairman and Chief Executive Officer, effective April 28, 2011. Mr. Haworth resigned as Chairman and Chief Executive Officer of the company on May 18, 2012.
(8)	Includes options to purchase 527,778 shares of common stock that vested prior to Mr. Haworth’s resignation. Effective upon his resignation, 736,111 shares of restricted stock and 472,222 shares of common stock issuable pursuant to the exercise of stock options issued under the Equity Plan were forfeited by Mr. Haworth.
(9)	Includes 296,199 shares of common stock issued to The Bristol Company and 24,000 shares of common stock issuable to Mr. Harkleroad pursuant to the exercise of stock options issued under the Equity Plan. Mr. Harkleroad is the sole shareholder of The Bristol Company and may be deemed the beneficial owner of the shares held by The Bristol Company. Also includes 26,261 restricted shares of common stock granted to Mr. Harkleroad in connection with his service on our Board. Such restricted shares are scheduled to vest on the first day of the fourth quarter of 2012.
(10)	Mr. Henderson resigned as Chief Development Officer of the company, effective May 31, 2012.
(11)	Includes 683,250 shares of common stock issuable to Mr. Henderson pursuant to the exercise of stock options issued under the Equity Plan.
(12)	Mr. Kaiser resigned as Chief Financial Officer of the company, effective August 23, 2012.
(13)	Represents shares of common stock issuable to Mr. Kaiser pursuant to the exercise of stock options issued under the Equity Plan.
(14)	Mr. Knight was appointed as our Chief Operating Officer to serve in that capacity on an interim basis, on May 25, 2012.
(15)	Represents shares of common stock issuable to Mr. Knight pursuant to the exercise of stock options issued under the Equity Plan. On July 5, 2012, in connection with his appointment, Mr. Knight was granted options to purchase 2,938,199 shares of common stock at an exercise price of $1.34 per share. Such shares vested or are scheduled to vest in 48 monthly increments of 2.08% commencing April 1, 2012.
(16)	Mr. Marton was appointed as our Chief Executive Officer to serve in that capacity on an interim basis, on May 18, 2012 and as a member of our Board on May 25, 2012.
(17)	Represents shares of common stock issuable to Mr. Marton pursuant to the exercise of stock options issued under the Equity Plan. In connection with his appointment as Chief Executive Officer, Mr. Marton was granted options to purchase 1,500,000 shares of common stock at an exercise price of $1.34 per share. Such shares vested or are scheduled to vest in twelve monthly increments of 8.33% commencing February 1, 2012.
(18)	Includes 1,575,000 shares of common stock issuable to Mr. Maxik upon the exercise of stock options issued under the Equity Plan.
(19)	Effective April 1, 2012, we entered into a new employment agreement with Mr. Russ. Effective upon his entrance into the new employment agreement, Mr. Russ is no longer an executive officer of the company.
(20)	Represents shares of common stock issuable to Mr. Russ pursuant to the exercise of stock options issued under the Equity Plan.
(21)	Mr. Scott was appointed as our Chief Commercial Officer on May 25, 2012.
(22)	Mr. Shields was appointed as our Chief Financial Officer on August 23, 2012.
(23)	Mr. Smach was appointed as a member of the Board on May 25, 2012 by Riverwood pursuant to its designation right under the Series H Certificate of Designation.
(24)	Includes 39,654 restricted shares granted to Riverwood Management as compensation for Mr. Brathwaite’s service on the Board and 49,567 restricted shares granted to Riverwood Management as compensation for Mr. Smach’s service on the audit committee and the Board. 20,209 of such shares vested immediately upon issuance, and the remaining shares vested or are scheduled to vest on the first day of the third and fourth quarter of 2012. These securities are directly owned by Riverwood Management. Riverwood Capital Management L.P. (“RCM LP”) is the sole managing member of Riverwood Management. Riverwood Capital Management Ltd. (“RCM Ltd.”) is the sole general partner of RCM LP. As a result of such relationships, each of RCM LP and RCM Ltd. may be deemed to beneficially own any shares of common stock that may be deemed to be beneficially owned by Riverwood Management. Mr. Smach is a director of RCM Ltd., and, therefore, may be deemed to be the indirect beneficial owner of such shares. However, Mr. Smach disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.
(25)	Mr. Stanley resigned from his position as Chief Operating Officer on August 18, 2011.
(26)	Consists of shares of common stock issuable to Mr. Stanley upon exercise of stock options issued under the Equity Plan.
(27)	Includes 120,000 shares held by trusts for which Mr. Wagner may be deemed the beneficial owner and 6,000 shares of common stock issuable to Mr. Wagner pursuant to the exercise of stock options issued under the Equity Plan. Also includes 5,634,746 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held by Mr. Wagner and 21,009 restricted shares of common stock granted to Mr. Wagner in connection with his service on our Board. Such restricted shares are scheduled to vest on the first day of the fourth quarter of 2012.
(28)	In addition to his service as a member of the Board, following Mr. Gibler’s death, Mr. Weinberg assumed the role of Chairman of the Board and Interim Chief Executive Officer from January 2, 2011 until April 28, 2011. In connection with the Riverwood Offering, Mr. Weinberg resigned as a member of the Board on May 25, 2012.
(29)	Mr. Wacaster was appointed as a member of the Board on May 25, 2012 by Pegasus Capital pursuant to its designation right under the Series I Certificate of Designation.
(30)	The principal address and principal office of each of LED Holdings, LSGC Holdings, PP IV (AIV) LED, LLC (“PP IV (AIV)”), PP IV LED, LLC (“PP IV”), Holdings II, Pegasus IV, PCA Holdings, Pegasus Capital and Craig Cogut (“Mr. Cogut”) is c/o Pegasus Capital Advisors, L.P., 99 River Road, Cos Cob, CT 06807.
(31)	LSGC Holdings may be deemed to indirectly beneficially own 29,172,496 shares of common stock held directly by LED Holdings.
(32)	PP IV (AIV) and PP IV may be deemed to indirectly beneficially own the 29,172,496 shares of common stock held by LED Holdings and the 133,117,333 shares of common stock held by LSGC Holdings due to their respective membership interests in LSGC Holdings.
(33)	Pegasus IV, PCA Holdings, Holdings II and Pegasus Capital collectively hold an option to purchase 21,131 shares of our Series I Preferred Stock (the “Option Right”) and may be deemed to beneficially own 17,907,627 shares of common stock issuable upon conversion of such Series I Preferred Stock. Pegasus Capital Advisors GP, LLC is the sole general partner of Pegasus Capital and may be deemed to beneficially own such shares that are deemed beneficially owned by Pegasus Capital.
(34)	Holdings II may be deemed to own 53,286 shares of common stock issuable upon the exercise of options and 15,522,034 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held directly by Holdings II.
(35)

Pegasus IV is the managing member of LSGC Holdings and Holdings II. Pegasus Investors IV, LP (“Pegasus Investors”) is the general partner of Pegasus IV and Pegasus Investors IV GP, LLC (“Pegasus GP”) is the general partner of Pegasus Investors. Pegasus GP is wholly owned by Pegasus Capital, LLC (“Pegasus LLC,” and together with Pegasus IV, Pegasus Investors and Pegasus GP, the “Pegasus Entities”). Pegasus LLC may be deemed to be directly or indirectly controlled by Mr. Cogut. By virtue of the foregoing, the Pegasus Entities and Mr. Cogut may be deemed to beneficially own (i) the 29,172,496 shares of common stock held by LED Holdings; (ii) the 133,117,333 shares of common stock held directly by LSGC Holdings; (iii) the 2,877,314 shares of common stock, and 13,200,847 shares of common stock issuable upon conversion of shares of Series I Preferred Stock, held directly by Holdings II; and (iv) 17,907,627 shares of common stock issuable upon conversion of the 21,131 shares of Series I Preferred Stock to either Pegasus IV, PCA Holdings, Holdings II and Pegasus Capital pursuant to the Option Right. Additionally, Pegasus Investors, Pegasus GP, Pegasus LLC and Mr. Cogut may be deemed to indirectly beneficially own 2,969,697 shares of common stock held directly by Pegasus IV. Furthermore, Pegasus LLC and Mr. Cogut may be deemed to indirectly beneficially own 1,464,950 shares of common stock, 53,286 shares of common stock issuable upon exercise of options and 15,522,034 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held directly by PCA Holdings. Each of the Pegasus Entities and Mr. Cogut disclaims beneficial ownership of any of the common stock held by LED Holdings, LSGC Holdings, LSGC Holdings II, Pegasus IV, PCA Holdings and Pegasus Capital, as applicable, and this disclosure shall not be deemed an admission that any of the Pegasus Entities or Mr. Cogut is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose. Additionally, Mr. Cogut may be deemed to indirectly own 259,078 shares of common stock and options to purchase 24,000 shares of common stock that represent payment of director fees paid by us to Pegasus Capital Advisors IV, L.P. (“Pegasus Capital IV”). Pegasus Capital Advisors IV GP, LLC (“Pegasus Capital IV GP”) is the general partner of Pegasus Capital IV and Mr. Cogut is the sole owner and managing member of Pegasus Capital IV GP. Each of Pegasus Capital IV GP and Mr. Cogut disclaims beneficial ownership of the shares and options held by Pegasus Capital IV, and this disclosure shall not be deemed an admission that Pegasus Capital IV GP or Mr. Cogut is the beneficial owner of such securities for purposes of Section 13(d) or for any other purpose.
(36)	The principal address and principal office of Riverwood is c/o Riverwood Capital Partners L.P., 70 Willow Road, Suite 100, Menlo Park, CA 94304.
(37)	Riverwood Capital is the sole managing member of Riverwood Holdings. Riverwood Capital L.P. (“RCLP”) is the sole general partner of Riverwood Capital. Riverwood Capital GP Ltd. (“RC Ltd.”) is the sole general partner of RCLP. As a result of these relationships, each of Riverwood Capital, RCLP and RC Ltd. may be deemed to beneficially own any shares of common stock that may be deemed to be beneficially owned by Riverwood Holdings.
(38)	Pursuant to Rule 13d-3 under the Exchange Act, Riverwood Management may be deemed to beneficially own 12,664,760 shares of common stock, which are subject to issuance upon the exercise of warrants held by Riverwood Management, and 259,078 shares of common stock that represent payment of director fees paid by us to Messrs Brathwaite and Smach. RCM LP is the sole managing member of Riverwood Management. RCM Ltd. is the sole general partner of RCM LP. As a result of such relationships, each of RCM LP and RCM Ltd. may be deemed to beneficially own any shares of common stock that may be deemed to be beneficially owned by Riverwood Management. RCM LP is the sole managing member of Riverwood Management. RCM Ltd. is the sole general partner of RCM LP. As a result of such relationships, each of RCM LP and RCM Ltd. may be deemed to beneficially own any shares of common stock that may be deemed to be beneficially owned by Riverwood Management. In addition, Mr. Smach is a director of RCM Ltd., and, therefore, may be deemed to be the indirect beneficial owner of such shares. However, Mr. Smach disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest.

Certain relationships and related transactions

Parent company

LSGC Holdings may be deemed to be our “parent” by virtue of its beneficial ownership of our voting securities. As of September 24, 2012, LSGC Holdings directly owned 133,117,334 shares of our common stock and indirectly owned an additional 29,172,496 shares of our common stock by virtue of its voting and dispositive control over shares held by its affiliate, LED Holdings. LSGC Holdings and LED Holdings are affiliates of Pegasus IV and Pegasus Capital, and they collectively hold approximately 86.0% of our common stock as of September 24, 2012 (calculated in accordance with Rule 13d-3 of the Exchange Act), including 13,200,847 and 15,522,034 shares of common stock issuable upon conversion of shares of Series I Preferred Stock held directly by Holdings II and PCA Holdings, respectively.

Related party transaction policy

Our Board has adopted a written policy with respect to the review, approval or ratification of related party transactions. The policy generally defines a related party transaction as a transaction or series of related transactions or any material amendment to any such transaction of $120,000 or more involving the company and any executive officer of the company, any director or director nominee of the company, persons owning 5% or more of our outstanding stock at the time of the transaction, any immediate family member of any of the foregoing persons, or any entity that is owned or controlled by any of the foregoing persons or in which any such person serves as an executive officer or general partner or, together with all of the foregoing persons, owns 10% or more of the equity interests thereof.

The policy requires our audit committee to review and approve related party transactions and any material amendments to such related party transactions. In reviewing and approving any related party transaction or any material amendment thereto, the audit committee is to (i) satisfy itself that it has been fully informed as to the related party’s relationship and interest and as to the material facts of the proposed related party transaction or the proposed material amendment to such transaction, and (ii) determine that the related party transaction or material amendment thereto is fair to the company. At each audit committee meeting, management is required to recommend any related party transactions and any material amendments thereto, if applicable, to be entered into by us. After review, the audit committee must approve or disapprove such transactions and any material amendments to such transactions.

In addition to the above policy, because we have entered into a number of transactions with affiliates of Pegasus Capital, our Board established a committee of independent directors in December 2008 to consider the approval of, and to make recommendations to the Board or any committee thereof regarding, any related-party transactions from time to time between the company and Pegasus Capital or its affiliates, our executive officers and/or our directors.

During 2011 and through May 25, 2012, the committee of independent directors consisted of Messrs. Bachman, Harkleroad and Darnell. As a result of the resignations of Messrs. Bachman and Darnell, on June 8, 2012, the Board appointed Messrs. den Daas and Wagner to the committee of independent directors. Other than our entrance into the Subscription Agreement and the Riverwood Support Services Agreement (defined below) and issuance of the Original Riverwood Warrant (defined below), each of the transactions set forth below were reviewed and approved by the committee of independent directors.

The Riverwood Offering

On May 25, 2012, we entered into the Subscription Agreement with Riverwood Holdings and certain other purchasers identified on the signature pages thereto pursuant to which we issued an aggregate of 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock at a price of $1,000 per share. The Company raised gross proceeds of approximately $67.1 million in the Riverwood Offering. In connection with the Riverwood Offering, we paid approximately $750,000 to Riverwood Holdings as reimbursement of its transaction expenses.

The Certificates of Designation, among other things, currently provide Riverwood and Pegasus Capital and its affiliates, respectively, with the right to designate two representatives to the Board for so long as Riverwood or Pegasus Capital (as applicable) or their respective affiliates continue to beneficially own at least 2,500 shares of Series H Preferred Stock or Series I Preferred Stock, respectively. Pursuant to their respective designation rights, Riverwood elected Messrs. Brathwaite and Smach as the Series H Directors, and Pegasus Capital elected Messrs. Cooper and Wacaster as the Series I Directors. For an additional description of additional terms found in the Certificates of Designation, please see the section entitled “Description of capital stock–Preferred stock” below.

Transactions with affiliates of Riverwood

Riverwood Support Services Agreement

On May 25, 2012, in connection with the Riverwood Offering, we entered into a Support Services Agreement with Riverwood Holdings and Riverwood Management (the “Riverwood Services Agreement”), pursuant to which we agreed to pay Riverwood Holdings $20,000 for the period from May 25, 2012 through June 30, 2012 and thereafter $50,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services to be provided by Riverwood Management during such periods. The Riverwood Services Agreement expires upon the earlier of: (i) May 25, 2022, (ii) such date that Riverwood Management and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the Riverwood Offering, on an as-converted basis (together with any shares of common stock issued upon conversion thereof), (iii) such date that we and Riverwood may mutually agree in writing, (iv) a “change of control” or (v) a “QPO” (as such terms are defined in the Riverwood Services Agreement). As of September 24, 2012, we have paid Riverwood Holdings a total of $70,000 pursuant to the Riverwood Services Agreement.

Riverwood Warrant

In connection with the Riverwood Offering, we issued a warrant (the “Original Riverwood Warrant”) to Riverwood Management on May 25, 2012. The Original Riverwood Warrant represented the right to purchase 18,092,511 shares of common stock at an exercise price determined at the date of exercise pursuant to a formula as described therein.

In satisfaction of certain obligations of Riverwood Management, on June 15, 2012, Riverwood Management assigned a portion of the Original Riverwood Warrant to certain third parties. To effect such partial assignment, the Original Riverwood Warrant was cancelled and we issued (i) Riverwood Management a new warrant representing the right to purchase 12,664,760 shares of common stock (the “New Riverwood Warrant”) and (ii) such third parties warrants to purchase, in the aggregate, 5,427,751 shares of common stock (collectively, the “Transfer Warrants”). The terms of the New Riverwood Warrant and the Transfer Warrants are substantially the same as those of the Original Riverwood Warrant, except that the exercise price for such New Riverwood Warrant is determined pursuant to a revised formula as described in more detail therein.

Transactions with affiliates of Pegasus Capital

January 2011 Private Placement

On January 26, 2011, we issued 5,454,545 shares of our common stock, at a price per share of $3.30 and aggregate proceeds of $18.0 million, in a private placement to Pegasus IV, Messrs. Kempner and Wagner, certain operating advisors of Pegasus Capital, and certain trusts affiliated with, and business associates of, Mr. Wagner. Pegasus IV and two of its operating advisors purchased an aggregate of 3,167,333 shares of our common stock for an aggregate purchase price of $10,452,200. Mr. Kempner, a director of the company and operating advisor of Pegasus Capital, and Mr. Wagner, a director of the company, also purchased 60,606 and 634,394 shares of common stock, respectively, for an aggregate purchase price of $200,000 and $2,093,500, respectively. In connection with the private placement, we agreed to pay up to $50,000 of fees incurred by counsel to Pegasus IV.

Warrant Exchange

On February 9, 2011, we entered into an exchange agreement with LSGC Holdings, effective as of February 4, 2011, pursuant to which we issued 54,500,000 shares of our common stock in exchange for LSGC Holdings’: (i) Series D Warrant to purchase 60,758,777 shares of our common stock and (ii) warrant, originally issued to Pegasus IV on July 25, 2008, to purchase 942,857 shares of our common stock. In connection with the warrant exchange, we agreed to pay up to $25,000 of legal fees incurred by LSGC Holdings.

Assignment Agreement and Private Placement

On April 22, 2011, we entered into an assignment agreement with Holdings II pursuant to which we sold all of our rights, title and interests in the expected proceeds from a key-man life insurance policy on Zachary Gibler, our former Chairman and Chief Executive Officer (the “Assignment Agreement”). We received $6.5 million from Holdings II in conjunction with the sale of these expected proceeds. In connection with the Assignment Agreement, we recognized interest expense of $43,000.

In May 2011, we received $7.0 million in proceeds from Mr. Gibler’s key man life insurance policy, and Holdings II surrendered its rights thereto pursuant to the Assignment Agreement. In exchange for surrendering its rights to these proceeds, we issued Holdings II a demand note on May 6, 2011 pursuant to which we promised to pay $6.5 million to Holdings II plus $1,800 per day in interest from April 22, 2011 until the balance on the demand note (including accrued interest) was paid in full.

On May 16, 2011, we entered into a subscription agreement with LSGC Holdings and Holdings II pursuant to which LSGC Holdings and Holdings II agreed to purchase 3,750,000 and 1,635,800 shares of common stock, respectively, at a price per share of $4.00 for an aggregate purchase price of $21,543,200. The subscription agreement provided Holdings and Holdings II with anti-dilution protections that would require us to issue additional shares of our common stock to LSGC Holdings and Holdings II in the event we sold shares of our common stock for less than $4.00 per share pursuant to our then-proposed underwritten public offering. We issued the shares of our common stock to Holdings II in exchange for, and in full satisfaction of, the May 6, 2011 demand note held by Holdings II. As of May 16, 2011, the outstanding balance on the demand note, including principal and interest, was $6,543,200. In connection with this private placement, we paid Pegasus IV a commission of $600,000 and agreed to pay up to $80,000 of legal fees incurred by Holdings II.

Series F Preferred Offering

On November 17, 2011, we entered into a subscription agreement with PCA Holdings and Pegasus IV pursuant to which we gave PCA Holdings, Pegasus IV and their permitted assigns the option (the “Unit Purchase Option”) to purchase up to 40,000 units of our securities (the “Series F Units”) at a price per Series F Unit of $1,000.00. Each Series F Unit consisted of: (i) one share of Series F Preferred Stock and (ii) 83 shares of our common stock. PCA Holdings purchased 10,000 Series F Units for an aggregate purchase price of $10,000,000 and Mr. Wagner purchased 1,500 Series F Units for an aggregate purchase price of $1,500,000.

The subscription agreement also provided PCA Holdings with the right to exchange, and to require any other purchaser of Series F Units to exchange, its Series F Units for any subsequent security we issued (other than issuances pursuant to our equity-based compensation plans) which PCA Holdings, in its sole discretion, determined were more favorable than the Series F Units. Upon the occurrence of any such exchange, all outstanding rights to purchase Series F Units pursuant to the Unit Purchase Option would also convert into the right to purchase the newly issued securities on substantially the same terms and conditions as those offered to the purchasers of the newly issued securities. On December 1, 2011, PCA Holdings determined that our newly designated Series G Units, each such unit consisting of (i) one share of our Series G Preferred Stock and (ii) 83 shares of our common stock (the “Series G Units”), were more favorable than the Series F Units and exercised its right to exchange its Series F Units, and require Mr. Wagner to exchange his Series F Units, for Series G Units. In connection with the offering of Series F Units we agreed to pay up to $80,000 of legal fees incurred by PCA Holdings and Pegasus IV.

Series G Preferred Offering

On December 1, 2011, we entered into the Series G Unit Subscription Agreement with PCA Holdings, Pegasus IV and certain other investors as identified therein, pursuant to which we issued an aggregate of 6,458 Series G Units to Holdings II for total proceeds of approximately $6.5 million. Additionally, as noted above, the outstanding shares of Series F Preferred Stock held by PCA Holdings and Mr. Wagner were converted in to shares of Series G Preferred Stock. On February 24, 2012, April 12, 2012 and May 2, 2012, respectively, we issued an additional 2,000, 1,000 and 2,000 Series G Units to Mr. Wagner for total proceeds of $5.0 million. On each of March 20, March 28, 2012 and May 18, 2012, we issued 2,000 Series G Units, respectively, to PCA Holdings for total proceeds of $6.0 million. On April 13, 2012, the company issued 2,000 Series G Units to Holdings II for total proceeds of $2.0 million. In connection with the Riverwood Offering, all of the outstanding shares of Series G Preferred Stock were exchanged into shares of Series H Preferred Stock or Series I Preferred Stock, as discussed in more detail below.

The Rollover Offering

The consummation of the Riverwood Offering, and the issuance of the Preferred Shares in connection therewith, constituted a subsequent transaction (as such term is defined in the Certificate of Designation governing the Series G Preferred Stock (the “Series G Certificate of Designation”)). As a result, PCA Holdings, Holdings II, Mr. Wagner and the other holders of Series G Preferred Stock (collectively, the “Series G Investors”) were entitled to elect to convert all or less than all of their shares of Series G Preferred Stock into a number of shares of Series H Preferred Stock or Series I Preferred Stock equal to the aggregate liquidation value (as defined in the Series G Certificate of Designation) of the outstanding shares of Series G Preferred Stock held by such Series G Investor (the “Rollover Offering”).

Pursuant to the Rollover Offering, each of PCA Holdings and Holdings II agreed to cause all 17,650 and 14,958 of their shares of Series G Preferred Stock, respectively, to be converted into 18,316 and 15,577 shares of Series I Preferred Stock, Mr. Wagner elected to convert all 6,500 of his shares of Series G Preferred Stock into 6,651 shares of Series I Preferred Stock. In total, we issued a total of 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock to the Series G Investors pursuant to the Rollover Offering. In connection with the Rollover Offering, we recognized interest expense of $294,000 during the second quarter of 2012.

2010 Support Services Agreements

Effective June 23, 2010, we entered into a support services agreement with Pegasus Capital (the “2010 Services Agreement”) pursuant to which we paid Pegasus Capital $750,000 as reimbursement for prior financial, strategic planning, monitoring and other related services previously provided by Pegasus Capital. In addition, we agreed to pay $187,500 until October 15, 2011, and then $125,000 for each calendar quarters in exchange for these support services during such periods. The 2010 Services Agreement expired on June 30, 2012. During the year ended December 31, 2011 and through September 24, 2012, we incurred a total of $875,000 in management fees pursuant to the 2010 Services Agreement.

2012 Support Services Agreement

On May 25, 2012, we entered into a new Support Services Agreement with Pegasus Capital (the “2012 Services Agreement”), pursuant to which we agreed to pay Pegasus Capital $125,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The 2012 Services Agreement expires upon the earlier of: (i) June 30, 2017, (ii) a change of control or (iii) a “QPO” (as such terms are defined in the 2012 Services Agreement). During the first 30 days of any calendar quarter, we have the right to terminate the 2012 Services Agreement, effective immediately upon written notice to Pegasus Capital. We have not yet paid any management fees pursuant to the 2012 Services Agreement.

Exchange and Redemption Agreement

On January 17, 2012, we issued 5,000 Series G Units to Continental for total proceeds of $5.0 million. As partial consideration for Continental’s purchase of the Series G Units, LSGC Holdings agreed to certain amendments to the terms of the senior preferred membership interests in LSGC Holdings held by Continental. In addition, LSGC Holdings was obligated to redeem the preferred membership interests if we (i) incur aggregate indebtedness that exceeds (a) the indebtedness permitted under our working capital facility, not to exceed $75.0 million in total credit thereunder and (b) such additional unsecured indebtedness that when aggregated with such working capital facility, if any, exceed 300% of our earnings before interest, taxes, depreciation and amortization for the last 12 months or (ii) issue outstanding preferred equity securities having an original principal amount of over $80.0 million in the aggregate. On January 17, 2012, in consideration for LSGC Holdings’ agreement to amend the terms of the preferred membership interests held by Continental, we entered into the LSGC Letter Agreement, pursuant to which we agreed to indemnify LSGC Holdings and its affiliates for any and all losses or damages as a result of any breach, or redemption obligation arising in connection with, the preferred membership interests held by Continental arising out of or relating to our incurrence of indebtedness in excess of the applicable cap or our issuance of preferred equity securities in excess of the applicable cap. Additionally, in the event that we would be required to indemnify LSGC Holdings under the LSGC Letter Agreement, LSGC Holdings agreed to surrender 3,750,000 shares of common stock to us less any shares of common stock previously distributed by LSGC Holdings to Continental. Pursuant to the LSGC Letter Agreement, we also agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to certain of our private placements during the fourth quarter of 2011 and first quarter of 2012.

Following consummation of the Riverwood Offering, the amount of preferred equity we had issued exceeded $80.0 million, and, as a result, LSGC Holdings was required to redeem 15,000,000 of its issued and outstanding senior preferred member interests held by Continental (the “Class C Interests”) pursuant to the letter agreement between such parties. On May 25, 2012, we entered into the Exchange Agreement with LSGC Holdings and Continental to, among other things, facilitate the redemption of the Class C Interests and common stock held by Continental and LSGC Holdings, respectively, and the indemnification payments to be made in accordance with the LSGC Letter Agreement. Pursuant to the Exchange Agreement, (a) we made an indemnification payment directly to Continental in the amount of $16,228,543.12, representing the cost to redeem the Class C Interests, consisting of: (i) a cash payment of $10,228,543.12, and (ii) in lieu of an additional $6,000,000 in cash, 6,000 shares of Series I Preferred Stock, deliverable within 20 days following the date of the Exchange Agreement; (b) Continental surrendered all of the Class C Interests to LSGC Holdings; and (c) LSGC Holdings surrendered a total of 2,505,000 shares of common stock to us.

Commitment Agreement

On May 25, 2012, in conjunction with the Riverwood Offering, we entered into the Commitment Agreement with the Commitment Investors. Pursuant to the Commitment Agreement, the Commitment Investors and certain permitted assignees may purchase an aggregate of 21,131 shares of the company’s Series H Preferred Stock or Series I Preferred Stock for $1,000.00 per share, and the Commitment Investors have committed to purchase any of such shares that have not been purchased on the four-month anniversary of the Commitment Agreement.

Relationship with GYRO LLC

During 2011 and through September 24, 2012, we incurred consulting fees of $437,000 for services provided by GYRO LLC, a marketing company affiliated with Pegasus Capital.

Relationship with T&M Protection Resources

During 2011 and through September 24, 2012, we incurred security fees of $152,000 for security services provided by T&M Protection Resources, a security company affiliated with Pegasus Capital, primarily for our facility in Monterrey, Mexico.

Relationship with MWW Group

On January 21, 2009, we entered into an agreement with MWW Group LLC, or MWW, pursuant to which MWW provides us with certain federal and state government relations, third party support and business development services. On March 24, 2010, Michael W. Kempner, the majority stockholder, president and chief executive officer of MWW, was appointed to serve as a member of our Board. Pursuant to this agreement, from January 1, 2011 through September 24, 2012, we incurred consulting fees of $837,000 for services provided by MWW Group. On May 25, 2012, in connection with the Riverwood Offering, Mr. Kempner resigned from the Board.

Description of capital stock

The following descriptions are summaries of the material terms of our Certificate of Incorporation and Bylaws. This summary does not purport to be complete and is subject to and qualified by our Certificate of Incorporation and Bylaws, copies of which have been filed with the SEC, and by the provisions of applicable law.

General

Our authorized capital stock as set forth in our Certificate of Incorporation consists of 400,000,000 shares of common stock, par value of $0.001 per share, and 100,000,000 shares of preferred stock, par value of $0.001 per share. As of September 24, 2012, 205,156,511 shares of our common stock (which excludes 2,505,000 treasury shares), 65,051 shares of our Series H Preferred Stock and 62,359 of our Series I Preferred Stock were issued and outstanding.

Common stock

The holders of our common stock are entitled to dividends as our Board may declare from funds legally available therefor, subject to the preferential rights of the holders of our preferred stock, if any, and any contractual limitations on our ability to declare and pay dividends. The holders of our common stock are entitled to one vote per share on any matter to be voted upon by stockholders. Our Certificate of Incorporation does not provide for cumulative voting in connection with the election of directors, and accordingly, holders of more than 50% of the shares voting will be able to elect all of the directors. No holder of our common stock will have any preemptive right to subscribe for any shares of capital stock issued in the future.

Upon any voluntary or involuntary liquidation or dissolution, the holders of our common stock are entitled to share ratably in all assets remaining after payment of creditors and subject to prior distribution rights of our preferred stock, if any. All of the outstanding shares of common stock are, and the shares issued or to be issued by us pursuant to the Preferred Conversion will be, fully paid and non-assessable.

Preferred stock

Our Certificate of Incorporation provides that our Board may by resolution establish one or more classes or series of preferred stock having the number of shares and relative voting rights, designation, dividend rates, liquidation, and other rights, preferences, and limitations as may be fixed by them without further stockholder approval. The holders of our preferred stock may be entitled to preferences over common stockholders with respect to dividends, liquidation or dissolution in such amounts as are established by our Board’s resolutions issuing such shares.

The issuance of preferred stock may adversely affect the rights of our common stockholders by, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control without further action by the stockholders.

Series H and Series I Convertible Preferred Stock

In conjunction with the Riverwood Offering and the Rollover Offering, on May 25, 2012 (the “Issuance Date”), we filed the Series H Certificate of Designation and Series I Certificate of Designation with the Secretary of State of the State of Delaware setting forth the designations, preferences, dividends, voting rights and other special rights of the Series H Preferred Stock and Series I Preferred Stock, respectively.

The Company originally designated 90,000 shares of its preferred stock as Series H Preferred Stock and 90,000 shares of its preferred stock as Series I Preferred Stock. The Preferred Shares are entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, on an as converted basis. Each Preferred Share is convertible at any time, at the election of the holder thereof, into the number of shares of common stock equal to the quotient obtained by dividing (a) the Stated Value (as such term is defined in the Certificates of Designation) of such Preferred Share by (b) the $1.18 conversion price, subject to adjustment in accordance with the terms of the Certificates of Designation (the “Optional Conversion Shares”).

Upon the consummation of an underwritten public offering (a “QPO”) where (i) the gross proceeds received by us and any selling stockholders in the offering are no less than $100 million and (ii) our market capitalization immediately after consummation of the offering is no less than $500 million, each outstanding Preferred Share will automatically convert into the number of shares of common stock equal to the greater of (a) the number of Optional Conversion Shares or (b) the quotient obtained by dividing (i) the Returned Value (as defined below) by (ii) the price per share of common stock paid by the public in the QPO.

In addition, the Series H Certificate of Designation and the Series I Certificate of Designation each contain certain rights exercisable by Riverwood and Pegasus Capital, respectively, as the “primary investor” of such series. At any time on or after the 42 month anniversary of the Issuance Date, so long as the primary investor of the respective series of Preferred Shares beneficially owns any shares of such series of Preferred Shares, the respective primary investor will have the right to require the company to redeem all or a portion of such primary investor’s Preferred Shares for an amount in cash equal to the Liquidation Amount (as defined below) of such Preferred Shares (the “Optional Redemption Right”). If the primary investor of a series of the Preferred Shares elects to exercise its Optional Redemption Right, all other holders of such series of Preferred Shares will have the right to have all or any portion of their Preferred Shares redeemed for an amount in cash equal to the Liquidation Amount of such Preferred Shares.

After the primary investor of either series of Preferred Shares no longer beneficially owns any shares of such series of Preferred Shares, each holder of such series will have the right, at any time thereafter, to require us to redeem all or a portion of such holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares. Each holder of Preferred Shares may also require us to redeem all or a portion of such holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount upon the occurrence of a Redemption Event or a Change of Control (each as defined in the Certificates of Designation). We may not redeem, or be required to redeem, any Preferred Shares for so long as such redemption would result in an event of default under the Wells Fargo Facility or the Ares Letter of Credit Facility, or any amendments or restatements of, supplements to, or new facility or facilities entered into in replacement thereof.

So long as Riverwood or Pegasus Capital continues to beneficially own at least 2,500 shares of Series H Preferred Stock or Series I Preferred Stock, respectively, each will have the right, on behalf of the holders of each respective series of Preferred Shares, to elect a number of directors to the Board equal to the greater of: (i) two directors and (ii) the number of directors (rounded to the nearest whole number) equal to the product obtained by multiplying (A) the total number of directors that constitute the whole Board by (B) the percentage of our outstanding common stock and common stock equivalents beneficially owned at such time by Riverwood or Pegasus Capital in the aggregate. Subject to applicable laws and regulations, at least one director elected by Riverwood must be appointed to the audit committee of the Board and at least one director elected by Pegasus Capital must be appointed to the audit committee of the Board (unless waived by either party). In the event that Riverwood or Pegasus Capital ceases to hold the requisite number of Preferred Shares, the holders of the applicable series of Preferred Shares will be entitled to elect one director to the Board so long as such Preferred Shares represent at least 10% or more of our capital stock (on an as-converted basis).

The Series H Certificate of Designation provides that upon the occurrence of a Redemption Event or if we do not satisfy a request for redemption pursuant to the Optional Redemption Right or upon a change of control of the company (a “Control Event”), we must take any and all actions required and permitted to (a) increase the size of the Board to a size that would permit Riverwood (as the primary investor of the Series H Preferred Stock) to appoint a majority of the directors to the Board and (b) cause the election or appointment of the directors designated by Riverwood to serve as members of the Board until such director designees’ resignation, death, removal or disqualification or until we satisfy or otherwise cure the obligations giving rise to the Control Event. Riverwood’s rights with respect to a Control Event will automatically terminate if it ceases to beneficially own at least 10,000 shares of Series H Preferred Stock (or the equivalent number of shares of common stock issued upon conversion of such shares of Series H Preferred Stock).

So long as the primary investor of either series of Preferred Shares continues to beneficially hold a prescribed number of Preferred Shares, we may not take certain actions without first obtaining the written consent of the primary investors. These actions include, but are not limited to, re-issuing any Preferred Shares that have been converted or redeemed; paying dividends, engaging in any recapitalization, merger, consolidation, reorganization or similar transaction; incurring indebtedness in excess of $10.0 million, subject to certain exceptions; or appointing a new, or removing the then-current, Chief Executive Officer, Chief Operating Officer, Chief Financial Officer or Chief Technology Officer. The Company is also subject to certain restrictive covenants, including minimum EBITDA requirements, so long as the primary investor of either series of Preferred Shares continues to beneficially hold at least a prescribed number of Preferred Shares.

Except with respect to certain specified actions, the remaining holders of each series of Preferred Shares generally do not have a right to vote on any matter other than those prescribed by Delaware law and amendments or changes to the rights of the Preferred Shares that would adversely affect them.

The “Liquidation Amount” of each Preferred Share is equal the greater of (a) the fair market value of the Optional Conversion Shares and (b) if the applicable reference date occurs (i) on or prior to the one year anniversary of the Issuance Date, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.5; (ii) subsequent to the one year anniversary of the Issuance Date and on or prior to the two year anniversary of the Issuance Date, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.75; and (iii) subsequent to the two year anniversary of the Issuance Date, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 2.0 (collectively, the “Returned Value”).

In addition to the rights provided in the Series H Certificate of Designation, the Subscription Agreement provides Riverwood with the right, effective following the consummation of a QPO, to designate, and requires us to nominate and recommend for election, that number (rounded to the nearest whole number) of nominees to the Board equal to the product of (a) the total number of members then comprising the whole Board and (b) the percentage of the company’s outstanding capital stock beneficially owned at such time by Riverwood in the aggregate for so long as Riverwood owns shares of our common stock issued upon conversion of at least 10,000 shares of Series H Preferred Stock after the consummation of a QPO.

In addition, following the consummation of a QPO and without the prior written consent of Riverwood, the Subscription Agreement prohibits us from (a) entering into any new agreements or transactions with Pegasus Capital, any affiliate of the company, or any other holder of 5% or more of our capital stock or any affiliate of such persons, or (b) amending or modifying the terms of any such existing agreement to provide for the payment of more than (i) $500,000 annually in the aggregate to Pegasus Capital pursuant to the 2012 Services Agreement or any similar agreement or (ii) $200,000 annually in the aggregate to Riverwood pursuant to the Riverwood Services Agreement or any similar agreement.

This is not a complete description of the Series H Certificate of Designation, Series I Certificate of Designation or the Subscription Agreement and is qualified by the full text of such agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Amended and Restated Equity-Based Compensation Plan

As of September 24, 2012, we had outstanding options to purchase 33,410,004 shares of our common stock and 139,471 outstanding unvested shares of restricted stock under the Equity Plan, and 18,968,878 shares were available for issuance pursuant to the Equity Plan.

2011 Employee Stock Purchase Plan

As of September 24, 2012, 78,339 shares of our common stock had been issued pursuant to our 2011 ESPP.

Anti-takeover provisions

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws include a number of provisions that may have the effect of delaying, deferring or preventing another party from acquiring control of us and encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our Board rather than pursue non-negotiated takeover attempts. These provisions include the items described below.

Blank check preferred stock. We believe that the availability of the preferred stock under our Certificate of Incorporation provides us with flexibility in addressing corporate issues that may arise. The existence of authorized but unissued shares of preferred stock may enable our Board to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise. For example, if in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal is not in the best interests of our stockholders, our Board could cause shares of preferred stock to be issued without stockholder approval in one or more private offerings or other transactions that might dilute the voting or other rights of the proposed acquirer or insurgent stockholder or stockholder group. In this regard, our Certificate of Incorporation grants our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock. Our Board will make any determination to issue shares based on its judgment as to our and our stockholders’ best interests.

Management. Our Board has the power to retain and discharge our officers. These provisions could make it more difficult for existing stockholders or another party to effect a change in management.

Special meetings. Our Bylaws provide that our Chairman of the Board, our President, a majority of our Board or, upon written request, the holders of at least 50.1% of the total number of our outstanding capital stock, may call a special meeting of stockholders.

No cumulative voting. Under Delaware law, the right to vote cumulatively does not exist unless the Certificate of Incorporation specifically authorizes cumulative voting. Our Certificate of Incorporation does not grant stockholders the right to vote cumulatively.

Amendment to Certificate of Incorporation and Bylaws. As required by the DGCL, any amendment of our Certificate of Incorporation must first be approved by a majority of our Board, and if required by law or our Certificate of Incorporation, must thereafter be approved by a majority of the outstanding shares entitled to vote on the amendment and a majority of the outstanding shares of each class entitled to vote thereon as a class. Our Bylaws may be amended by the affirmative vote of a majority of the directors then in office.

Delaware Anti-Takeover Statute

We are a Delaware corporation and are subject to Section 203 of the DGCL. In general, Section 203 prevents us from engaging in a business combination with an “interested stockholder” (generally, a person owning 15% or more of our outstanding voting stock) for three years following the time that person becomes a 15% stockholder unless either:

•	before that person became a 15% stockholder, our Board approved the transaction in which the stockholder became a 15% stockholder or approved the business combination;

•

upon completion of the transaction that resulted in the stockholder’s becoming a 15% stockholder, the stockholder owns at least 85% of our voting stock outstanding at the time the transaction began (excluding stock held by directors who are also officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•

after the transaction in which that person became a 15% stockholder, the business combination is approved by our Board and authorized at a stockholder meeting by at least two-thirds of the outstanding voting stock not owned by the 15% stockholder.

Delaware law defines the term “business combination” to encompass a wide variety of transactions with, or caused by, an interested stockholder, including mergers, asset sales and other transactions in which the interested stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders. This law could have an anti-takeover effect with respect to transactions not approved in advance by our Board, including discouraging takeover attempts that might result in a premium over the market price for the shares of the common stock.

Shares eligible for future sale

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time. The number of shares available for future sale in the public market is subject to legal and contractual restrictions, some of which are described below. The expiration of these restrictions will permit sales of substantial amounts of our common stock in the public market, or could create the perception that these sales may occur, which could adversely affect the prevailing market price of our common stock. These factors could also make it more difficult for us to raise funds through future offerings of common stock.

Sale of outstanding shares

Upon completion of this offering, we will have                 shares of common stock outstanding. Of these shares of common stock:

•	the shares of common stock being sold in this offering will be freely tradable without restriction under the Securities Act;

•	shares will be freely tradable without restriction under the Securities Act, assuming all shares that are currently traded on the OTC Bulletin Board are freely tradable, and

•

                shares will be freely tradable upon the expiration of the lock-up agreements described in “Underwriting,” subject to the volume limitations and other restrictions of Rule 144 promulgated under the Securities Act, or Rule 144, described below.

The remaining shares of common stock that will be outstanding upon completion of this offering will be “restricted securities,” as that phrase is defined in Rule 144, and may be resold only after registration under the Securities Act or pursuant to an exemption from such registration, including, among others, the exemptions provided by Rule 144 under the Securities Act, which is summarized below.

Rule 144

The shares of our common stock being sold in this offering will generally be freely tradable without restriction or further registration under the Securities Act, except that any shares of our common stock held by an “affiliate” of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits our common stock that has been acquired by a person who is an affiliate of ours, or has been an affiliate of ours within the past three months, to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

•	1% of the total number of shares of our common stock outstanding which will equal approximately shares after this offering; or

•	the average weekly reported trading volume of our common stock on the OTC Bulletin Board, or the NASDAQ stock market, as applicable, for the four calendar weeks prior to the sale.

Such sales are also subject to specific manner-of-sale provisions, a six-month holding period requirement for restricted securities, notice requirements and the availability of current public information about us.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least one year beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of common stock under Rule 144 without regard to the public information requirements of Rule 144.

Stock plans

We have filed registration statements on Form S-8 under the Securities Act to register shares of our common stock issued or reserved for issuance under the Equity Plan and the 2011 ESPP. Accordingly, shares registered under such registration statements are available for sale in the open market unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or the lock-up restrictions described below. As of September 24, 2012, there were outstanding Equity Plan-based options to purchase 33,410,004 shares of our common stock and 18,968,878 shares available for issuance pursuant to awards under the Equity Plan. As of September 24, 2012, 78,339 shares of common stock had been issued pursuant to the 2011 ESPP.

Lock-up agreements

We, all of our directors and executive officers and holders of substantially all of our outstanding stock (other than shares held by public stockholders) and holders of securities exercisable for or convertible into shares of common stock have agreed with the underwriters, subject to specified exceptions, not to dispose of or hedge any of the shares of common stock or securities convertible into or exchangeable for, or that represent the right to receive, shares of common stock during the period from the date of this prospectus continuing through the date that is 180 days after the date of this prospectus, except with the prior written consent of the underwriters. See “Underwriting.”

Registration rights

We have entered into an Amended and Restated Registration Rights Agreement with Pegasus IV, an affiliate of Pegasus Capital (the “Pegasus Registration Rights Agreement”). Under the terms of the Pegasus Registration Rights Agreement, if we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, Pegasus IV and its affiliates (including LED Holdings and LSGC Holdings) are entitled to notice of registration and are entitled to include their shares of common stock in the registration. The Pegasus Registration Rights Agreement also provides Pegasus IV and its affiliates with specified demand registration rights under which they may require us to file a registration statement under the Securities Act at our expense with respect to our shares of common stock, and we are required to use our commercially reasonable efforts to effect this registration. Further, Pegasus IV and its affiliates may require us to file additional registration statements on Form S-3. These registration rights are subject to conditions and limitations

In connection with the Riverwood Offering, on May 25, 2012, we entered into a Registration Rights Agreement with Riverwood Holdings and Riverwood Management, both affiliates of Riverwood Capital (the “Riverwood Registration Rights Agreement”). Pursuant to the Riverwood Registration Rights Agreement, the company granted Riverwood the right, after consummation of a qualified public offering (as such term is defined in the Riverwood Registration Rights Agreement), for up to three demand registrations and unlimited piggyback registration rights. Such registration rights relate to (a) any shares of common stock issued upon (i) conversion of the shares of Series H Preferred Stock issued to Riverwood pursuant to the Riverwood Offering or (ii) exercise of the warrant issued to Riverwood in connection with the Riverwood offering, or (b) such additional shares of common stock acquired by Riverwood while it continues to hold any registrable securities (as such term is defined in the Riverwood Registration Rights Agreement).

On May 25, 2012, we entered into an amendment to the Pegasus Registration Rights Agreement to, among other things, revise and conform certain terms of the Pegasus Registration Rights Agreement to be consistent with those found in the Riverwood Registration Rights Agreement.

We are also party to an Amended and Restated Registration Rights Agreement with the former stockholders of Lighting Partner B.V. (the “LPBV Registration Rights Agreement”). We do not currently have an obligation to register the shares of common stock held by the former stockholders of Lighting Partner B.V. because such shares are freely tradable pursuant to Rule 144 and therefore do not constitute “registrable securities,” as such term is defined in the LPBV Registration Rights Agreement. As a result, holders of approximately shares of our common stock will be entitled to rights with respect to registration of those shares under the Securities Act.

This is not a complete description of the Pegasus Registration Rights Agreement, the Riverwood Registration Rights Agreement or the LPBV Registration Rights Agreement and is qualified by the full text of such agreements, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Material U.S. federal income and estate tax considerations for non-U.S. holders

The following is a general discussion of the material U.S. federal income and estate tax consequences to a non-U.S. holder of the acquisition, ownership and disposition of our common stock. Except as specifically provided below, for the purpose of this discussion, a non-U.S. holder is any beneficial owner of our common stock that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or any state or the District of Columbia;

•	a partnership (or other entity treated as a partnership for U.S. federal income tax purposes);

•	an estate whose income is subject to U.S. federal income tax regardless of its source; or

•

a trust (x) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in the partnership will generally depend on the status of the partner and upon the activities of the partnership. Accordingly, we urge partnerships that hold our common stock and partners in such partnerships to consult their own tax advisors regarding the tax treatment of acquiring and holding our common stock.

This discussion assumes that a non-U.S. holder will hold our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation or any aspects of state, local or non-U.S. taxation, nor does it consider any U.S. federal income tax considerations that may be relevant to non-U.S. holders which may be subject to special treatment under U.S. federal income tax laws, including, without limitation, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, tax-exempt or governmental organizations, dealers in securities or currency, banks or other financial institutions, and investors that hold our common stock as part of a hedge, straddle or conversion transaction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect.

We urge each prospective investor to consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

If we pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder’s adjusted tax basis in its common stock, but not below zero, and then will be treated as gain from the sale of the common stock (see “— Gain on disposition of common stock”).

Any dividend paid out of earnings and profits to a non-U.S. holder of our common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. To receive the benefit of a reduced treaty rate, a non-U.S. holder generally must provide us (or another relevant withholding agent) with an Internal Revenue Service (“IRS”) Form W-8BEN certifying qualification for the reduced rate.

Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder will be exempt from such withholding tax. To obtain this exemption, the non-U.S. holder must provide us (or another relevant withholding agent) with an IRS Form W-8ECI properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, generally will be subject to U.S. federal income tax on a net income basis at the same graduated U.S. tax rates generally applicable to U.S. persons, net of certain deductions and credits, subject to any applicable tax treaty providing otherwise. In addition to the income tax described above, dividends received by corporate non-U.S. holders that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

Gain on disposition of common stock

A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•

the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if required by an applicable tax treaty, is attributable to a U.S. permanent establishment maintained by such non-U.S. holder;

•

the non-U.S. holder is an individual who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•

we are or have been a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes and the non-U.S. holder holds or has held, directly or indirectly, at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period, more than 5% of our common stock. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are or have been a “U.S. real property holding corporation” at any time during the periods described above and our common stock is not regularly traded on an established securities market, then the gain recognized on the sale or other disposition of our common stock by a non-U.S. holder would be subject to U.S. federal income tax regardless of the non-U.S. holder’s ownership percentage.

In the case of a non-U.S. holder described in the first bullet point immediately above, the gain will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the non-U.S. holder were a U.S. person as defined under the Code (unless an applicable income tax treaty provides otherwise), and a non-U.S. holder that is a foreign corporation may be subject to an additional branch profits tax equal to 30% of its effectively connected earnings and profits attributable to such gain (or at such lower rate as may be specified by an applicable income tax treaty). In the case of an individual non-U.S. holder described in the second bullet point immediately above, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S.-source capital losses, will be subject to a flat 30% tax.

We believe we are not and do not anticipate becoming a USRPHC for U.S. federal income tax purposes. If, however, we are or become a USRPHC, so long as our common stock is considered to be regularly traded on an established securities market, only a non-U.S. holder who actually or constructively holds or held (at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period) more than 5% of our common stock will be subject to U.S. federal income tax, under the third bullet point immediately above, on the disposition of our common stock. You should consult your own advisor about the consequences that could result if we are, or become, a USRPHC.

Backup withholding and information reporting

Generally, we must report annually to the IRS the amount of dividends paid to each non-U.S. holder, and the amount, if any, of tax withheld with respect to those dividends. A similar report is sent to each non-U.S. holder. These information reporting requirements apply even if withholding was not required. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient’s country of residence.

Payments of dividends to a non-U.S. holder may be subject to backup withholding (at a rate of 28% through 2012) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding also may apply if we have actual knowledge, or reason to know, that the beneficial owner is a U.S. person that is not an exempt recipient.

Payments of the proceeds from sale or other disposition by a non-U.S. holder of our common stock effected outside the United States by or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, information reporting will apply to those payments if the broker does not have documentary evidence that the holder is a non-U.S. holder, an exemption is not otherwise established, and the broker has certain relationships with the United States.

Payments of the proceeds from a sale or other disposition by a non-U.S. holder of our common stock effected by or through a U.S. office of a broker generally will be subject to information reporting and backup withholding (at a rate of 28% through 2012) unless the non-U.S. holder establishes an exemption, for example, by properly certifying its non-U.S. status on an IRS Form W-8BEN or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, information reporting and backup withholding also may apply if the broker has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is timely furnished to the IRS.

Additional withholding requirements

Recently enacted legislation would impose a 30% withholding tax on any dividend payments on our common stock made to a foreign financial institution or non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), and on the gross proceeds of the sale or other disposition of our common stock, unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity, or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules.

Although this legislation currently applies to payments made after December 31, 2012, the Treasury and the IRS have issued administrative guidance indicating that they plan to issue Treasury Regulations providing that withholding will only apply to payments of dividends made on or after January 1, 2014 and to payments of gross proceeds from a sale or other disposition made on or after January 1, 2015. Proposed Treasury Regulations have been issued which, if finalized, would confirm the extension of the effective dates for withholding. Non-U.S. holders should consult with their own tax advisors regarding the possible implications of this legislation on an investment in our common stock.

Estate tax

Our common stock owned or treated as owned by an individual who is not a citizen or resident of the U.S. (as specifically defined for U.S. federal estate tax purposes) at the time of death will be includible in the individual’s gross estate for U.S. federal estate tax purposes and may be subject to U.S. federal estate tax unless an applicable estate tax treaty provides otherwise.

Underwriting

                             and                             are acting as joint book-running managers for this offering and representatives of the underwriters.                             ,                             and                             are acting as co-managers for this offering. Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus, the underwriters named below have severally agreed to purchase, and we have agreed to sell to them, the number of shares of common stock indicated in the table below:

Underwriters	Number of Shares

Total

The underwriters are offering the shares of common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the shares of common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below. The underwriters initially propose to offer part of the shares of common stock directly to the public at the public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions, and part to certain dealers at a price that represents a concession not in excess of $         a share under the public offering price. After the initial offering of the shares of common stock, the offering price and other selling terms may from time to time be varied by the representatives.

Option to purchase additional shares

We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to an aggregate             of additional shares of common stock at the public offering price, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of common stock offered by this prospectus. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of the additional shares of common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of common stock listed next to the names of all underwriters in the preceding table. If the underwriters’ option to purchase additional shares is exercised in full, the total price to the public would be $        , the total underwriters’ discounts and commissions would be $         and the total proceeds to us would be $        .

Commissions and discounts

The following table shows the per share and total underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option.

Paid by Us
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

In addition, we estimate that the expenses of this offering other than underwriting discounts and commissions payable by us will be approximately $         million.

Public offering price

The public offering price in this offering will be determined by negotiations between us and the representatives of the underwriters. Among the factors to be considered in determining the public offering price will be our future prospects and those of our industry in general; sales, earnings and other financial operating information in recent periods; and the price-earnings ratios, price-sales ratios and market prices of securities and certain financial and operating information of companies engaged in activities similar to ours. The estimated public offering price range set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. An active trading market for the shares may not exist, and it is possible that after the offering the shares will not trade in the market above their offering price.

Discretionary shares

The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of common stock offered by them.

No sales of similar securities

We, all of our directors and executive officers and holders of substantially all of our outstanding stock (other than shares held by public stockholders) and holders of securities exercisable for or convertible into shares of common stock have agreed that, subject to specified exceptions, without the prior written consent of                                          and                                          on behalf of the underwriters, we and they will not, during the period beginning on the date of this prospectus and ending 180 days thereafter:

•

offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock;

•	enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of common stock; or

•	make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

with respect to the first and second bullets above, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise.

The restrictions described in the preceding paragraphs are subject to certain exceptions, including that such restrictions do not apply to:

•	the sale by us of shares to the underwriters in connection with the offering;

•	the transfer by our directors, executive officers and other stockholders of shares of common stock as a bona fide gift or gifts;

•	distributions of shares of our common stock to members, affiliates or stockholders of our stockholders;

•	the exercise of a warrant or an option to purchase shares of our common stock;

•	the sale or transfer of shares to us to satisfy payment or withholding obligations in connection with any cashless exercise of warrants or options;

•	the conversion or exchange of any warrant, preferred stock or other equity interest into shares of our common stock; or

•

the establishment of a trading plan pursuant to Rule 10b5-1 under the Exchange Act (provided that such plan does not provide for the transfer of shares of common stock during the lock-up period and no public announcement or filing under the Exchange Act shall be made during the lock-up period).

The 180-day restricted period described in the preceding paragraph will be extended if:

•	during the last 17 days of the 180-day restricted period we issue an earnings release or material news or a material event relating to us occurs; or

•	prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period,

in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

Price stabilization, short positions and penalty bids

In order to facilitate this offering of common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under the option to purchase additional shares. The underwriters can close out a covered short sale by exercising the option to purchase additional shares or by purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. In addition, to stabilize the price of the common stock, the underwriters may bid for and purchase shares of common stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an underwriter or a dealer for distributing the common stock in the offering, if the syndicate repurchases previously distributed common stock to cover syndicate short positions or to stabilize the price of the common stock. These activities may raise or maintain the market price of the common stock above independent market levels or prevent or retard a decline in the market price of the common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.

Listing on the NASDAQ stock market

We intend to apply to have our common stock approved for listing on the NASDAQ stock market under the symbol “LSGC.”

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

Electronic distribution

A prospectus in electronic format may be made available on the Internet sites or through other online services maintained by one or more of the underwriters participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations.

Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter and should not be relied upon by investors.

Other relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. These underwriters have received customary fees and commissions for these transactions. We and Moelis & Company LLC, a FINRA member, have entered into an agreement pursuant to which Moelis & Company LLC will act as a financial advisor and capital markets advisor to us in connection with this offering. We have agreed to pay Moelis & Company LLC a fee of $200,000 at the initial closing of this offering for their financial advisor and capital markets services and to reimburse Moelis & Company LLC for all reasonable out-of-pocket accountable expenses including the reasonable out-of-pocket accountable expenses of Moelis & Company LLC’s legal counsel, up to $35,000 in the aggregate and subject to our approval for further expenses incurred. Moelis & Company LLC’s services include assisting us with certain pre-offering preparatory steps to be mutually agreed upon by us and Moelis & Company LLC, assisting us in structuring the offering, meeting with our Board to discuss this offering and its financial implications, assisting us in discussions with the underwriters regarding this offering and marketing, and providing such other advice and assistance in connection with the offering as may be mutually agreed upon by us and Moelis & Company LLC.

Selling restrictions

The common stock is being offered for sale in those jurisdictions in the United States, the European Union and elsewhere where it is lawful to make such offers.

Notice to prospective investors in the European Economic Area

In relation to each Member State of the European Economic Area (the “EEA”) which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	by the underwriters to fewer than 100 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

(a)	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

(b)	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Notice to prospective investors in the United Kingdom

Each of the underwriters severally represents, warrants and agrees as follows:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or the FSMA) to persons who have professional experience in matters relating to investments falling with Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and

(b)	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom.

Notice to prospective investors in Switzerland

This document, as well as any other material relating to the shares which are the subject of the offering contemplated by this prospectus, do not constitute an issue prospectus pursuant to Article 652a of the Swiss Code of Obligations. The shares will not be listed on the SWX Swiss Exchange and, therefore, the documents relating to the shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SWX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SWX Swiss Exchange. The shares are being offered in Switzerland by way of a private placement, i.e. to a small number of selected investors only, without any public offer and only to investors who do not purchase the shares with the intention to distribute them to the public. The investors will be individually approached by us from time to time. This document, as well as any other material relating to the shares, is personal and confidential and do not constitute an offer to any other person. This document may only be used by those investors to whom it has been handed out in connection with the offering described herein and may neither directly nor indirectly be distributed or made available to other persons without our express consent. It may not be used in connection with any other offer and shall in particular not be copied and/or distributed to the public in (or from) Switzerland.

Notice to prospective investors in the Dubai International Financial Centre

This document relates to an exempt offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to persons of a type specified in those rules. It must not be delivered to, or relied on by, any other person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with exempt offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The shares which are the subject of the offering contemplated by this prospectus may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this document you should consult an authorized financial adviser.

Notice to prospective investors in Australia

This prospectus is not a formal disclosure document and has not been lodged with the Australian Securities and Investments Commission, or ASIC. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus for the purposes of Chapter 6D.2 of the Australian Corporations Act 2001, or the Act, in relation to the securities or our company.

This prospectus is not an offer to retail investors in Australia generally. Any offer of securities in Australia is made on the condition that the recipient is a “sophisticated investor” within the meaning of section 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act, or on condition that the offer to that recipient can be brought within the exemption for ‘Small-Scale Offerings’ (within the meaning of section 708(1) of the Act). If any recipient does not satisfy the criteria for these exemptions, no applications for securities will be accepted from that recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of the offer, is personal and may only be accepted by the recipient.

If a recipient on-sells their securities within 12 months of their issue, that person will be required to lodge a disclosure document with ASIC unless either:

•

the sale is pursuant to an offer received outside Australia or is made to a “sophisticated investor” within the meaning of 708(8) of the Act or a “professional investor” within the meaning of section 708(11) of the Act; or

•

it can be established that our company issued, and the recipient subscribed for, the securities without the purpose of the recipient on-selling them or granting, issuing or transferring interests in, or options or warrants over them.

Notice to prospective investors in Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of the issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) or any rules made thereunder.

Notice to prospective investors in India

This prospectus has not been and will not be registered as a prospectus with the Registrar of Companies in India. This prospectus or any other material relating to these securities may not be circulated or distributed, directly or indirectly, to the public or any members of the public in India. Further, persons into whose possession this prospectus comes are required to inform themselves about and to observe any such restrictions. Each prospective investor is advised to consult its advisors about the particular consequences to it of an investment in these securities. Each prospective investor is also advised that any investment in these securities by it is subject to the regulations prescribed by the Reserve Bank of India and the Foreign Exchange Management Act and any regulations framed thereunder.

Notice to prospective investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to prospective investors in Korea

Our securities may not be offered, sold and delivered directly or indirectly, or offered or sold to any person for reoffering or resale, directly or indirectly, in Korea or to any resident of Korea except pursuant to the applicable laws and regulations of Korea, including the Securities and Exchange Act and the Foreign Exchange Transaction Law and the decrees and regulations thereunder. Our securities have not been registered with the Financial Supervisory Commission of Korea for public offering in Korea. Furthermore, our securities may not be resold to Korean residents unless the purchaser of our securities complies with all applicable regulatory requirements (including but not limited to government approval requirements under the Foreign Exchange Transaction Law and its subordinate decrees and regulations) in connection with the purchase of our securities.

Notice to prospective investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275 (1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole whole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

By accepting this prospectus, the recipient hereof represents and warrants that he is entitled to receive it in accordance with the restrictions set forth above and agrees to be bound by limitations contained herein. Any failure to comply with these limitations may constitute a violation of law.

Notice to prospective investors in Germany

Each person who is in possession of this prospectus is aware of the fact that no German sales prospectus (Verkaufsprospekt) within the meaning of the Securities Sales Prospectus Act, Wertpapier-Verkaufsprospektgesetz, or the Act, of the Federal Republic of Germany has been or will be published with respect to our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in (offentliches Angebot) within the meaning of the Act with respect to any of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements.

Notice to prospective investors in France

The shares of common stock are being issued and sold outside the Republic of France and that, in connection with their initial distribution, it has not offered or sold and will not offer or sell, directly or indirectly, any shares of common stock to the public in the Republic of France, and that it has not distributed and will not distribute or cause to be distributed to the public in the Republic of France this prospectus or any other offering material relating to the shares of common stock, and that such offers, sales and distributions have been and will be made in the Republic of France only to qualified investors (investisseurs qualifiés) in accordance with Article L.411-2 of the Monetary and Financial Code and decrét no. 98-880 dated 1st October, 1998.

Notice to prospective investors in The Netherlands

Our common stock may not be offered, sold, transferred or delivered in or from The Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to, individuals or legal entities situated in The Netherlands who or which trade or invest in securities in the conduct of a business or profession (which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institution, central governments, large international and supranational organizations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities (hereinafter, the Professional Investors), provided that in the offer, prospectus and in any other documents or advertisements in which a forthcoming offering of our common stock is publicly announced (whether electronically or otherwise) in The Netherlands it is stated that such offer is and will be exclusively made to such Professional Investors. Individual or legal entities who are not Professional Investors may not participate in the offering of our common stock, and this prospectus or any other offering material relating to our common stock may not be considered an offer or the prospect of an offer to sell or exchange our common stock.

Notice to prospective investors in Italy

No prospectus has or will be registered in the Republic of Italy with the Italian Stock Exchange Commission (Commissione Nazionale per le Societá di Borsa), or Consob, pursuant to the Prospectus Directive and Italian laws and regulations on financial products. Accordingly, the common stock may not be offered, sold or delivered in the Republic of Italy, and copies of this prospectus or any other document relating to the common stock may not be distributed in the Republic of Italy, except to (a) qualified investors (investori qualificati), or the Qualified Investors, pursuant to Article 100 of Legislative Decree no. 58 dated February 24, 1998, as amended, or the Financial Act, as defined in Article 34-ter of Consob Regulation no. 11971 dated May 14. 1999, as amended, Regulation no. 11971; or (b) in circumstances where there is an exemption from the rules governing an offer to the public of financial products pursuant to Article 94 et seq. of the Financial Act, and to Regulation no. 11971. Any offer, sale or delivery of the common stock in the Republic of Italy must be (a) made by an investment firm, a bank or financial intermediary authorized to engage in such activities in Italy, in compliance with the Financial Act and with Legislative Decree no. 385 dated September 1, 1993, as amended and Consob Regulation no. 16190 dated October 29, 2007, as amended, and any other applicable law and regulation; and (b) in compliance with any applicable Italian laws and regulations and any other condition or limitation that may be imposed by Consob, the Bank of Italy (Banca d’Italia) and any other relevant Italian authorities.

Legal matters

The validity of the common stock offered hereby will be passed upon for us by Haynes and Boone, LLP, Dallas, Texas. The underwriters are represented by , in connection with certain legal matters related to this offering.

Experts

The consolidated financial statements of the company as of December 31, 2011, and the year ended December 31, 2011, have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of the company as of December 31, 2010, and the years ended December 31, 2010 and 2009, have been included herein and in the registration statement in reliance upon the report of McGladrey LLP (formerly McGladrey & Pullen, LLP), independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not include all the information contained in the registration statement and the exhibits, schedules and amendments to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus about the contents of any contract or other document filed as an exhibit are not necessarily complete, and, in each instance, we refer you to the copy of the contract or other documents filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

We also file annual, quarterly and current reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information, as well as the registration statement and the exhibits thereto, may be read and copied at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers, such as us, that file electronically with the SEC. More information about us can be found on our website at www.lsgc.com. These references to the SEC’s website and our website are inactive textual references only and are not hyperlinks. The contents of our website are not part of this prospectus, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

Index to consolidated financial statements

Lighting Science Group Corporation Audited Financial Statements

Lighting Science Group Corporation Unaudited Financial Statements

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Lighting Science Group Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheets of Lighting Science Group Corporation and Subsidiaries as of December 31, 2011 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2011. These financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lighting Science Group Corporation and Subsidiaries as of December 31, 2011 and the results of their operations and their cash flows for the year ended December 31, 2011, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Orlando, FL

April 16, 2012

Certified Public Accountants

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Lighting Science Group Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Lighting Science Group Corporation and Subsidiaries as of December 31, 2010, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity (deficit), and cash flows for each of the years ended December 31, 2010 and 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lighting Science Group Corporation and Subsidiaries as of December 31, 2010, and the results of their operations and their cash flows for the years ended December 31, 2010 and 2009, in conformity with U.S. generally accepted accounting principles.

/s/ McGladrey & Pullen, LLP

Orlando, FL

April 1, 2011, except for the second paragraph of Note 5, as to which the date is June 29, 2011

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$3,071,673	$14,489,700
Restricted cash	5,000,000	—
Accounts receivable, net	29,008,313	15,722,762
Inventories, net	44,887,539	23,046,912
Prepaid expenses	9,159,977	4,711,754
Other current assets	520,660	485,236

Total current assets	91,648,162	58,456,364

Property and equipment, net	20,595,723	7,830,341
Intangible assets, net	989,096	3,952,927
Goodwill	—	1,626,482
Other long-term assets	1,417,527	627,249

Total assets	$114,650,508	$72,493,363

Liabilities and Stockholders’ Equity
Current liabilities:
Lines of credit	$34,227,288	$6,075,679
Current portion of long-term debt	11,025	93,193
Accounts payable	29,350,816	37,236,525
Reserve for losses on non-cancellable purchase commitments	5,806,032	—
Accrued expenses	3,927,350	4,267,944
Unearned revenue	40,999	132,010

Total current liabilities	73,363,510	47,805,351

Long-term debt, less current portion	18,796	6,501
Redeemable Series G Preferred Stock, $0.001 par value, authorized 40,000 shares, issued and outstanding 34,108 shares as of December 31, 2011.	28,683,703	—

Total other liabilities	28,702,499	6,501

Total liabilities	102,066,009	47,811,852

Stockholders’ equity:
Preferred stock, $.001 par value, authorized 100,000,000 shares, no shares issued or outstanding as of December 31, 2011 and 2010
Common stock, $.001 par value, authorized 400,000,000 shares, 204,815,210 and 125,595,418 shares issued and outstanding as of December 31, 2011 and 2010, respectively	204,815	125,595
Additional paid-in-capital	549,603,740	471,255,918
Accumulated deficit	(533,576,159)	(443,141,591)
Accumulated other comprehensive loss	(3,647,897)	(3,558,411)

Total stockholders’ equity	12,584,499	24,681,511

Total liabilities and stockholders’ equity	$114,650,508	$72,493,363

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	For the Years Ended December 31,
	2011	2010	2009

Revenue (net of noncash sales incentives of $2.5 million for the year ended December 31, 2011)	$108,981,588	$53,169,013	$31,376,816
Cost of goods sold (includes inventory valuation allowance of $20.5 million and reserve for losses on purchase commitments of $8.5 million for the year ended December 31, 2011, due to restructuring)	129,187,145	59,021,851	28,880,949

Gross (deficit) margin	(20,205,557)	(5,852,838)	2,495,867

Operating expenses:
Sales and marketing (includes related party expenses of $918,000 and $379,000 for 2011 and 2010, respectively)	18,897,241	11,107,379	7,200,323
Operations	14,199,162	4,834,592	6,243,968
Research and development	10,670,455	10,246,511	4,395,320
General and administrative (includes related party expenses of $625,000 and $1.1 million for 2011 and 2010, respectively)	19,721,022	17,753,656	20,753,513
Write-off of deferred offering costs	1,269,318	—	—
Restructuring expenses	598,037	1,101,992	1,111,189
Impairment of goodwill and other long-lived assets	4,121,349	11,548,650	—
Depreciation and amortization	4,895,742	2,867,866	5,327,033

Total operating expenses	74,372,326	59,460,646	45,031,346

Loss from operations	(94,577,883)	(65,313,484)	(42,535,479)

Other income (expense):
Interest income	153,539	3,450	1,104
Interest expense	(2,016,388)	(616,545)	(2,378,544)
Related party interest expense	(43,200)	(2,884,511)	(3,680,149)
(Increase) decrease in fair value of liabilities under derivative contracts	—	(150,557,529)	2,731
Dividends on preferred stock	(237,824)	(3,534,795)	(37,356)
Accretion of preferred stock	(239,408)	(73,077,280)	(126,017)
Other income (expense), net	6,526,596	(281,352)	203,781

Total other income (expense)	4,143,315	(230,948,562)	(6,014,450)

Loss before income tax benefit	(90,434,568)	(296,262,046)	(48,549,929)

Income tax benefit	—	(1,123,107)	(413,002)

Net loss	(90,434,568)	(295,138,939)	(48,136,927)

Foreign currency translation loss	(89,486)	(912,296)	(849,695)

Comprehensive loss	$(90,524,054)	$(296,051,235)	$(48,986,622)

Dividend requirements:
6% return on Series B Preferred Stock	—	784,142	1,217,642
8% return on Series C Preferred Stock	—	213,610	266,400

Net loss attributable to common stock	$(90,434,568)	$(296,136,691)	$(49,620,969)

Basic and diluted net loss per weighted average common share	$(0.48)	$(6.69)	$(1.69)

Basic and diluted weighted average number of common shares outstanding	189,671,299	44,274,077	29,352,585

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

									Accumulated	Total
							Additional		Other
	Series B Preferred Stock		Series C Preferred Stock		Common Stock		Paid In Capital	Accumulated Deficit	Comprehensive
	Shares	Amount	Shares	Amount	Shares	Amount			Loss
Balance December 31, 2008	2,000,000	$2,000	251,739	$252	28,985,897	$28,986	$112,505,607	$(99,865,725)	$(1,876,263)	$10,794,857
Issuance of common stock for directors’ compensation	—	—	—	—	817,341	817	559,183	—	—	560,000
Stock based compensation expense	—	—	—	—	62,500	63	3,376,319	—	—	3,376,382
Stock issued under equity compensation plans	—	—	—	—	8,108	8	5,971	—	—	5,979
Net loss	—	—	—	—	—	—	—	(48,136,927)	—	(48,136,927)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(849,695)	(849,695)

Balance December 31, 2009	2,000,000	$2,000	251,739	$252	29,873,846	$29,874	$116,447,080	$(148,002,652)	$(2,725,958)	$(34,249,404)
Issuance of common stock for directors’ compensation	—	—	—	—	807,070	807	785,016	—	—	785,823
Stock based compensation expense	—	—	—	—	—	—	3,837,757	—	—	3,837,757
Stock issued under equity compensation plans	—	—	—	—	601,710	601	361,956	—	—	362,557
Stock issued for settlement of service fees	—	—	—	—	66,000	67	144,311	—	—	144,378
Issuance of common stock in connection with private placement	—	—	—	—	15,625,000	15,625	24,984,375	—	—	25,000,000
Exchange of Series B Preferred Stock, Series C Preferred Stock and Series E Units for common stock	(2,000,000)	(2,000)	(251,739)	(252)	32,612,249	32,612	49,718,433	—	—	49,748,793
Exchange of Series C Warrants for common stock	—	—	—	—	1,937,420	1,937	(1,937)	—	—	—
Exchange of Series D Preferred Stock and dividends for common stock	—	—	—	—	44,072,123	44,072	70,486,367	—	—	70,530,439
Reclassification of Series D Warrants to equity	—	—	—	—	—	—	204,492,560	—	—	204,492,560
Net loss	—	—	—	—	—	—	—	(295,138,939)	—	(295,138,939)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(832,453)	(832,453)

Balance December 31, 2010	—	$—	—	$—	125,595,418	$125,595	$471,255,918	$(443,141,591)	$(3,558,411)	$24,681,511
Issuance of common stock for directors’ compensation	—	—	—	—	286,365	286	944,715	—	—	945,001
Stock based compensation expense	—	—	—	—	—	—	3,675,353	—	—	3,675,353
Stock issued under equity compensation plans	—	—	—	—	2,380,556	2,381	1,362,247	—	—	1,364,628
Issuance of common stock in connection with private placements, net of $1.8 million issuance costs	—	—	—	—	15,779,527	15,780	57,500,651	—	—	57,516,431
Issuance of common stock for conversion of debt	—	—	—	—	1,635,800	1,636	6,541,564	—	—	6,543,200
Issuance of common stock in exchange for outstanding warrants	—	—	—	—	56,306,580	56,306	(56,306)	—	—	—
Issuance of common stock in connection with Series F and G Units	—	—	—	—	2,830,964	2,831	5,898,698			5,901,529
Warrant issued to a customer	—	—	—	—	—	—	2,480,900	—	—	2,480,900
Net loss	—	—	—	—	—	—	—	(90,434,568)	—	(90,434,568)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(89,486)	(89,486)

Balance December 31, 2011	—	$—	—	$—	204,815,210	$204,815	$549,603,740	$(533,576,159)	$(3,647,897)	$12,584,499

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2011	2010	2009
Cash flows from operating activities:
Net loss	$(90,434,568)	$(295,138,939)	$(48,136,927)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,895,742	2,867,866	5,327,033
Impairment of goodwill and other long-lived assets	4,121,349	11,548,650	—
Issuance of common stock for directors’ compensation	945,001	930,202	560,000
Non-cash stock option and restricted stock compensation expense	3,675,353	3,837,757	3,376,382
Accretion of preferred stock redemption value	239,408	73,077,280	126,017
Non-cash sales incentive	2,480,900	—	—
Allowance for doubtful accounts receivable	2,001,614	604,761	747,828
Inventory valuation allowance	20,537,341	2,691,787	4,451,542
Reserve for losses on purchase commitments	8,549,202	—	—
Write-off of deferred offering costs	1,269,318	—	—
Increase in fair value of warrants	—	150,557,529	2,731
Dividends on preferred stock	237,824	3,534,795	37,356
Loss on disposal of assets	460,925	1,198,846	143,846
Deferred income tax	—	(1,123,107)	(413,002)
Changes in operating assets and liabilities:
Accounts receivable	(15,282,283)	(11,267,920)	865,834
Inventories	(42,335,216)	(17,257,429)	(377,447)
Prepaid expenses	(5,716,070)	(4,016,820)	297,245
Other current and long-term assets	(825,702)	754,480	(280,854)
Accounts payable	(10,637,915)	29,222,471	1,077,385
Accrued expenses and other liabilities	(297,394)	2,467,808	2,024,775
Unearned revenue	(91,011)	119,379	(989,073)

Net cash used in operating activities	(116,206,182)	(45,390,604)	(31,159,329)

Cash flows from investing activities:
Purchase of property and equipment	(17,568,135)	(6,651,591)	(1,111,656)
Capitalized patents	(217,621)	—	—
Proceeds from sale of property and equipment	81,942	54,500	—

Net cash used in investing activities	(17,703,814)	(6,597,091)	(1,111,656)

Cash flows from financing activities:
Net proceeds from draws on lines of credit and other short-term borrowings	34,619,866	(11,705,199)	(2,400,000)
Proceeds from issuance of promissory notes	—	—	35,896,619
Proceeds from long-term borrowings	25,700	—	—
Payment of short and long-term debt	(97,860)	(2,101,423)	(1,486,335)
Restricted cash related to line of credit	(5,000,000)	—	—
Proceeds from issuance of common stock under equity compensation plans	1,364,628	362,557	5,979
Redemption of 6% Convertible Preferred Stock	—	(596,890)	—
Payment of 6% Convertible Preferred Stock dividends	—	(17,116)	(37,889)
Proceeds from issuance of mandatorily redeemable Series D Preferred Stock	—	25,379,144	—
Proceeds from issuance of mandatorily redeemable Series E Preferred Stock	—	30,000,112	—
Proceeds from issuance of Series G Preferred Units	34,108,000	—	—
Proceeds from private placement of common stock	59,299,928	25,000,000	—
Placement agent commissions on private placements	(1,783,497)	—	—

Net cash provided by financing activities	122,536,765	66,321,185	31,978,374

Effect of exchange rate fluctuations on cash	(44,796)	(110,838)	305,121

Net (decrease) increase in cash	(11,418,027)	14,222,652	12,510
Cash and cash equivalents balance at beginning of period	14,489,700	267,048	254,538

Cash and cash equivalents balance at end of period	$3,071,673	$14,489,700	$267,048

Supplemental disclosures:
Interest paid during the period	$1,878,635	$565,786	$1,222,439

Non-cash investing and financing activities:
Conversion of debt to equity	$6,543,200	$—	$—

Conversion of notes payable and accrued interest to Series D Units	$—	$40,590,240	$—

Conversion of accrued guaranty fees and interest to Series D Units	$—	$1,694,482	$—

Conversion of Series E Units to common stock		$49,748,792	$—

Conversion of Series D Units to common stock	$—	$275,022,999	$—

The accompanying notes are an integral part of the consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1: Description of Business and Basis of Presentation

Overview

Lighting Science Group Corporation (the “Company”) was incorporated in Delaware in 1988 and it designs, develops, manufactures and markets general illumination products that exclusively use light emitting diodes (“LEDs”) as their light source. The Company’s product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose built LED-based luminaires (light fixtures) for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. The Company assembles and manufactures its products both internally and through its contract manufacturers in Mexico and Asia.

Basis of Financial Statement Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and the rules of the Securities Exchange Commission (“SEC”). The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

Note 2: Summary of Significant Accounting Policies

Use of Estimates

The preparation of the accompanying consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions about future events. These estimates and the underlying assumptions affect the amounts of assets and liabilities reported, disclosures about contingent assets and liabilities, and reported amounts of revenues and expenses. Such estimates include the valuation of accounts receivable, inventories, goodwill, intangible assets, and other long-lived assets, legal contingencies, and customer incentives, among others. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic environment, which management believes to be reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Illiquid credit markets, volatile equity, foreign currency, and energy markets, and declines in consumer spending have combined to increase the uncertainty inherent in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods.

Foreign Currency Translation

The functional currency for the foreign operations of the Company is the local currency of the respective foreign subsidiary. For the operations of Lighting Science Group B.V. (“LSGBV”), the Company’s Netherlands based subsidiary, the functional currency is the Euro and for the operations of Lighting Science Group Mexico SRL, (“LSG Mexico”), the Company’s Mexican subsidiary, the functional currency is the Mexican Peso. The translation of foreign currencies into U.S. dollars is performed for balance sheet accounts using exchange rates in effect at the balance sheet dates and for revenue and expense accounts using the average exchange rate for each period during the year. Any gains or losses resulting from the translation are included in accumulated other comprehensive loss in the consolidated statements of stockholders’ equity (deficit) and are excluded from net loss.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less at the date of purchase to be cash equivalents. As of December 31, 2011 and 2010, the Company had $72,000 and $286,000, respectively, in cash equivalents. The Company regularly maintains cash balances in excess of federally insured limits. To date, the Company has not experienced any losses on its cash and cash equivalents. As of December 31, 2011, the Company had $10.6 million in cash and cash equivalents and restricted cash held in banks in the United States in excess of the federally insured limits.

Restricted Cash

As required by the Company’s asset-based revolving credit facility with Wells Fargo Bank N.A. (Wells Fargo”) (as amended, the “Wells Fargo ABL”) the Company is required to maintain a minimum qualified cash balance of $5.0 million as a compensating balance against the Wells Fargo ABL. Changes in the restricted cash balance are reflected as a financing activity in the Consolidated Statement of Cash Flows.

Accounts Receivable

The Company records accounts receivable at the invoiced amount when its products are shipped to customers or upon the completion of specific milestone billing requirements. The Company’s receivable balance is recorded net of allowances for amounts not expected to be collected from our customers. This allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, aging of receivables and known collectability issues. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances that such amounts will not be collected. The Company reviews its allowance for doubtful accounts on a quarterly basis. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. Generally, the Company does not require collateral for its accounts receivable and does not regularly charge interest on past due amounts. As of December 31, 2011 and 2010, accounts receivable of the Company are reflected net of an allowance for doubtful accounts of $1.5 million and $851,000, respectively.

As of December 31, 2011 and 2010, there were $19.5 million and $10.9 million, respectively of accounts receivable pledged as collateral for the Company’s lines of credit with Wells Fargo and IFN Finance.

Inventories

Inventories, which consist of raw materials and purchased components and subsystems, work-in-process and finished lighting products, are stated at the lower of cost or market. The Company uses a standard costing methodology to value its inventories. This costing methodology approximates actual cost on a weighted average basis. The Company reviews and sets its standard costs of raw materials, work-in-process and finished goods inventory quarterly to ensure that its inventories approximate current actual costs. Any purchase price variances related to labor and overhead that would indicate a loss on disposition of inventory is recorded to cost of goods sold in the statement of operations at the end of each reporting period. Work in process and finished lighting products include raw materials, labor and allocated overhead. Slow product adoption, rapid technological changes and new product introductions and enhancements could result in excess or obsolete inventory. The Company evaluates inventory levels and expected usage on a periodic basis to specifically identify obsolete, slow-moving or non-salable inventory. The write down of excess and obsolete inventory based on this evaluation creates a new cost basis and is included in cost of goods sold.

On a quarterly basis, the Company considers the need to record a lower of cost or market adjustment once raw materials are used to produce specific finished goods. The market value of finished goods is determined based upon current sales transactions, less the cost of disposal of the respective finished goods. The write-down of inventory to the lower of cost or market creates a new cost basis that cannot be marked up even if there are subsequent changes in the underlying facts and circumstances.

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Equipment under capital leases is stated at the present value of future minimum lease payments. Depreciation is provided using the straight-line method over the estimated economic lives of the assets, as follows:

Estimated Useful Lives
Leasehold improvements	1-5 years
Office, furniture and equipment	2-5 years
Tooling, production and test equipment	4 years

Leasehold improvements and equipment under capital leases are amortized on a straight-line basis over the shorter of the minimum lease term or the estimated useful life of the assets. Expenditures for repairs and maintenance are charged to expense as incurred. The costs for major renewals and improvements are capitalized and depreciated over their estimated useful lives. All costs incurred for building of production tooling and molds are capitalized and amortized over the estimated useful life of the tooling set or mold.

Intangible Assets and Goodwill

The Company records the assets acquired and liabilities assumed in business combinations at their respective fair values at the date of acquisition, with any excess purchase price recorded as goodwill. Valuation of intangible assets entails significant estimates and assumptions including, but not limited to, estimating future cash flows from product sales, developing appropriate discount rates, continuation of customer relationships and renewal of customer contracts and approximating the useful lives of the intangible assets acquired.

Intangible assets with estimable useful lives are amortized over their respective useful lives. The Company is currently amortizing its acquired intangible assets with definite lives over periods ranging from three months to twenty years. Goodwill is not amortized, but instead the Company performs a goodwill impairment analysis, using the two-step method at the end of the Company’s third quarter, and whenever events or changes in circumstances indicate that the carrying value of goodwill may not be recoverable.

The recoverability of goodwill is measured at the reporting unit level. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate for the business, the useful life over which cash flows will occur and the determination of the weighted average cost of capital. If the fair value of a reporting unit is less than the carrying amount, goodwill of the reporting unit is considered impaired and the second step is performed. The second step of the impairment test, when required, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the amount equal to that excess.

Impairment of Long-lived Assets

Long lived assets, such as property, plant, and equipment, and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If circumstances require a long lived asset or asset group be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that asset or asset group to its carrying value. If the carrying value of the long lived asset or asset group is not recoverable on an undiscounted cash flow basis, an impairment is recognized to the extent that the carrying value exceeds its fair value. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third party independent appraisals, as considered necessary.

Derivative Instruments and Hedging Activities

The Company recognizes all derivative instruments as either assets or liabilities in the balance sheet at their respective fair values. For derivatives designated in hedging relationships, changes in the fair value are either offset through earnings against the change in fair value of the hedged item attributable to the risk being hedged or recognized in accumulated other comprehensive income, to the extent the derivative is effective at offsetting the changes in cash flows being hedged until the hedged item affects earnings.

All derivatives are recorded at fair value on the consolidated balance sheets and changes in the fair value of such derivatives are measured in each period and are reported in other income (expense).

Fair Value of Financial Instruments

The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs to the extent possible. The Company determines fair value based on assumptions that market participants would use in pricing an asset or liability in the principal or most advantageous market. When considering market participant assumptions in fair value measurements, the following fair value hierarchy distinguishes between observable and unobservable inputs, which are categorized in one of the following levels:

•	Level 1 Inputs: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date.

•

Level 2 Inputs: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.

•

Level 3 Inputs: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at measurement date.

In January 2010, the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements, which provides additional disclosures for transfers in and out of Levels I and II and for activity in Level III. This ASU also clarifies certain other existing disclosure requirements including level of desegregation and disclosures around inputs and valuation techniques. The provisions of the ASU are effective for annual or interim reporting periods beginning after December 15, 2009, except for the requirement to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis, which are effective for years beginning after December 15, 2010, and for interim periods within those years. In the period of initial adoption, the reporting entity shall not be required to provide the disclosures required for any previous periods presented for comparative purposes. The Company adopted the provisions of the ASU in 2010, except for the requirements to provide the Level 3 activity for purchases, sales, issuances, and settlements on a gross basis, which were adopted in 2011. The adoption of ASU 2010-06 did not have a material effect on the Company’s consolidated financial statements. See note 7 to the Consolidated Financial Statements.

Revenue Recognition

The Company records revenue when its products are shipped and title passes to customers. When sales of products are subject to certain customer acceptance terms, revenue from such sales is recognized once these terms have been met. The Company also provides its customers with limited rights of return for non-conforming shipments or product warranty claims.

The Company recognizes revenue on certain long-term, fixed price, custom lighting design projects using the percentage of completion method measured by the ratio of costs incurred in a period to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

For smaller or shorter term custom lighting design projects or projects where estimated total costs cannot be determined, revenue is recognized using the completed contract method and revenue is recognized upon substantial completion and acceptance by the customer of the project. Amounts received as deposits against future completion of completed contract method projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Shipping and Handling Fees and Costs

Shipping and handling fees billed to customers are included in revenue. Shipping and handling costs associated with in-bound freight are recorded in cost of goods sold. Other shipping and handling costs are included in sales and marketing expenses and totaled $2.7 million, $2.1 million and $149,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Research and Development

The Company expenses all research and development costs, including amounts for design prototypes and modifications made to existing prototypes, as incurred, except for prototypes that have alternative future uses.

Product Warranties

The Company provides a limited warranty covering defective materials and workmanship. The Company generally provides a five year warranty on its products and such warranty may require the Company to repair, replace or reimburse the purchaser for the purchase price of the product. The estimated costs related to warranties are accrued at the time products are sold based on various factors, including the Company’s stated warranty policies and practices, the historical frequency of claims and the cost to repair or replace its products under warranty. The following table summarizes the warranty provision during the years ended December 31, 2011 and 2010:

Warranty provision as of December 31, 2009	$443,987
Additions to provision	749,327
Less warranty costs	(582,426)

Warranty provision as of December 31, 2010	610,888
Additions to provision	1,549,869
Less warranty costs	(1,633,851)

Warranty provision as of December 31, 2011	$526,906

Share Based Compensation

The Company recognizes all employee stock based compensation as a cost in the financial statements based on the fair value of the share based compensation award. Equity classified awards are measured at the grant date fair value of the award. The Company estimates grant date fair value using the Black Scholes Merton option pricing model.

As of December 31, 2011 and 2010, the Company had two share based compensation plans. The fair value of share based compensation awards, which historically have included stock options and restricted stock awards, is recognized as compensation expense in the statement of operations. The fair value of stock options is estimated on the date of grant using the Black-Scholes option pricing model. Option valuation methods require the input of highly subjective assumptions, including the expected stock price volatility. Measured compensation expense related to such option grants is recognized ratably over the vesting period of the related grants. Restricted stock awards are valued on the date of grant.

Income taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in its income tax provision.

Earnings (Loss) Per Share

Basic earnings per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding for the applicable period. Diluted earnings per share is computed in the same manner as basic earnings per share except the number of shares is increased to assume exercise of potentially dilutive stock options, unvested restricted stock and contingently issuable shares using the treasury stock method, unless the effect of such increases would be anti-dilutive. The Company had 9.2 million, 4.9 million and 40,000 common stock equivalents outstanding as of December 31, 2011, 2010 and 2009, respectively, which were not included in the diluted net loss per common share as the common stock equivalents were anti-dilutive, as a result of being in a net loss position.

Advertising

Advertising costs, included in sales and marketing expenses, are expensed when the advertising first takes place. The Company primarily promotes its product lines through print media and trade shows, including trade publications and promotional brochures. Advertising expenses were $2.0 million, $548,000 and $564,000 for the years ended December 31, 2011, 2010 and 2009, respectively.

Segment Reporting

The Company operates as a single segment under Accounting Standard Codification (“ASC”) 280-10-50, “Disclosures about Segments of an Enterprise and Related Information”. The Company’s chief operating decision maker reviews financial information at the enterprise level and makes decisions accordingly.

Reclassification

Certain prior period amounts in the accompanying consolidated financial statements have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net loss of shareholders’ deficit.

New Accounting Pronouncements

The Company has reviewed all recently issued accounting pronouncements and does not believe the adoption of any of these pronouncements has had or will have a material impact on the Company’s consolidated financial condition or the results of its operations or cash flows.

Note 3: Liquidity and Capital Resources

As shown in the consolidated financial statements, the Company has experienced significant net losses as well as negative cash flows from operations. Cash outflows primarily relate to procurement of inventory and payment of salaries, benefits and other operating costs as well as purchases of production equipment and other capital investments such as the Company’s new Enterprise Resource Planning (“ERP”) system. The Company’s anticipated growth is expected to significantly increase its working capital needs during 2012, and meeting these needs will be an ongoing challenge. The Company’s primary sources of liquidity have historically been sales of common stock and preferred stock to, and short-term loans from, affiliates of Pegasus Capital Advisors, L.P. (“Pegasus Capital”), including Pegasus Partners IV, L.P. (“Pegasus IV”), LSGC Holdings, LLC (“LSGC Holdings”), LSGC Holdings II, LLC (“Holdings II”) and PCA LSG Holdings, LLC (“PCA Holdings”), which together with its affiliates, is the Company’s controlling stockholder. During the year ended December 31, 2011, the Company also relied heavily on borrowings under its credit facilities.

During the year ended December 31, 2011, the Company received $98.2 million of net proceeds from seven private placements of its common and preferred stock and from a related party demand note that was converted to equity (see Note 10 – Stockholders’ Equity and Recapitalization Agreement for further discussion of these private placements). As of December 31, 2011, the Company had cash and cash equivalents of $3.1 million and an additional $5.0 million in cash subject to restrictions under the Wells Fargo ABL. As of December 31, 2011, the Wells Fargo ABL provided the Company with borrowing capacity of up to (A) 85% of its eligible accounts receivable and inventory plus (B) qualified cash, plus (C) the aggregate amount of any standby letter of credit pledged in favor of Wells Fargo by or for the account of Ares Capital Corporation (“Ares Capital”) and for the benefit of the Company, up to a maximum of $50.0 million. As of December 31,

2011 the Company had $33.8 million outstanding under the Wells Fargo ABL and additional borrowing capacity of $14.4 million. The Company is required to maintain minimum excess borrowing availability of $5.0 million and would be required to comply with certain specified EBITDA requirements in the event that it has less than $2.0 million available for borrowing on the Wells Fargo ABL.

LSGBV has a short term debt facility with ABN AMRO Bank (“ABN AMRO”) and a working capital facility with IFN Finance. As of December 31, 2011, the ABN AMRO facility had a maximum availability of €75,000, or $97,000, and the total amount outstanding under the ABN AMRO facility was €27,000, or $35,000. Effective January 1, 2012, the maximum availability on the ABN AMRO facility was reduced to €50,000, or $65,000. The IFN Finance facility is an asset-based facility with a maximum line of credit of €1.5 million, or $1.9 million, and availability is based on 75% of LSGBV’s eligible trade receivable invoices. As of December 31, 2011, the total amount outstanding under the IFN Finance facility was €288,000, or $372,000. Both of these facilities are due on demand. In accordance with previous arrangements, the Company subsequently repaid the borrowing under the ABN AMRO facility in full on February 29, 2012.

The Company believes it will have sufficient capital to fund its operations for the next 12 months. The Company has historically been dependent on affiliates of Pegasus Capital for its liquidity needs because other sources of liquidity have been insufficient or unavailable to meet our needs. Pegasus Capital and Pegasus IV have committed to support the Company for the next 12 months, up to $35.0 million (with such amount reduced by amounts funded by other parties at any time over the next 12 months that are not repayable by the Company on or before the next 12 months) of the capital needed to fund its operations and debt service requirements as they come due. However, their support, which in no way amounts to a guarantee of these obligations, may be effected through a variety of mechanisms, which may or may not be similar to those previously employed. Furthermore, in exchange for such support, Pegasus Capital and Pegasus IV, as the Company’s indirect controlling shareholders, may request that the Company take certain actions related to operations, capital structure or otherwise, which, if accepted, may have a negative effect on its business and results of operations. In addition, such parties may seek other terms and consideration that would require, and may not receive, approval by the independent committee of the Company’s board of directors.

The Company filed a registration statement relating to a proposed underwritten public offering of its common stock, but such offering has been delayed and remains subject to a number of conditions. In contemplation of this offering, the Company had initially capitalized $1.3 million of legal and accounting costs associated with its proposed offering. With the extended postponement of the proposed offering, the Company has expensed these capitalized costs to the statement of operations during the year ended December 31, 2011 in accordance with SEC Staff Accounting Bulletin Topic 5A.

Note 4: Fair Value Measurements

Cash and cash equivalents, accounts receivable, note and accounts payable, amounts due under lines of credit, promissory notes, including convertible notes, accrued expenses and other current liabilities are carried at book value amounts, which approximate fair value due to the short-term maturity of these instruments.

Long-term debt bears interest at variable interest rates and, therefore, its carrying value approximates fair value.

After the Company completed its annual goodwill impairment test as of September 30, 2011, goodwill and amortizable intangible assets related to the acquisition of LED Effects were accounted for at fair value on a non-recurring basis, using Level 3 valuation inputs and were written down to their estimated fair values.

Goodwill and amortizable intangible assets related to the acquisition of LSGBV were written down to their estimated fair values as of June 30, 2010 and certain amortizable intangible assets related to the acquisition of LED Effects were written down to their estimated fair value as of December 31, 2010. The estimated fair values were determined under various methodologies under the income approach of valuation and using discount rates comparable to those used to value the Company’s goodwill.

The Company has applied liability accounting to the Series F and Series G Preferred Stock (defined in Note 9), which was initially measured at fair value and subsequently measured at present value of the amount to be paid at settlement.

The Company has applied liability accounting to the Series D and Series E Warrants (defined in Note 9) for 2010 and these warrants were recorded at fair value using the Monte Carlo valuation method and were valued on a recurring basis for the year ended December 31, 2010. The Monte Carlo valuation method used Level 3 inputs in valuing these instruments.

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a non-recurring basis as of December 31, 2011, according to the valuation techniques the Company used to determine their fair values:

Fair Value Measurement as of December 31, 2011
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets (Non-recurring):
Intangible assets	$—	$—	$—
Goodwill	—	—	—

	$—	$—	$—

The following table sets forth by level within the fair value hierarchy the Company’s financial assets and liabilities that were accounted for at fair value on a non-recurring basis as of December 31, 2010, according to the valuation techniques the Company used to determine their fair values:

	Fair Value Measurement as of December 31, 2010
	Quoted Price in Active Markets for Identical Assets	Significant Other Observable Inputs	Significant Unobservable Inputs
	Level 1	Level 2	Level 3
Assets (Non-recurring):
Intangible assets	$—	$—	$822,958
Goodwill	—	—	—

	$—	$—	$822,958

The following table is a reconciliation of the beginning and ending balances for assets that were accounted for at fair value on a recurring basis using Level 3 inputs as defined above for the year ended December 31, 2010:

Derivative Financial Instruments
Beginning balance, December 31, 2009	$1
Realized and unrealized losses included in net loss	150,557,529
Realized and unrealized losses included in other comprehensive loss	—
Purchases, sales, issuances and settlements	73,123,016
Reclassification to equity	(223,680,546)

Ending balance, December 31, 2010	$—

The Company had financial assets that were accounted for at fair value during the year ended December 31, 2010 related to Series D and Series E Preferred Stock and Warrants (Note 9). As of December 31, 2011 and 2010, the Company had no financial assets or liabilities that were accounted for at fair value on a recurring basis.

Note 5: Inventories

Inventories are comprised of the following:

	As of December 31,
	2011	2010

Raw materials and components	$33,050,569	$17,410,440
Work-in-process	3,196,654	761,171
Finished goods	8,640,316	4,875,301

Total inventory, net	$44,887,539	$23,046,912

Consigned inventory is held at third-party locations, including those of the Company’s contract manufacturers. The Company retains title to the inventory until such inventory is purchased by a third-party. Consigned inventory, consisting of raw materials, was $2.4 million and $0 as of December 31, 2011 and 2010, respectively.

On a quarterly basis, the Company performs a review of its inventory for estimated obsolete or slow-moving inventory based upon assumptions about future demand and market conditions. As a result of these reviews, the Company recorded a provision for excess and obsolete inventory of $20.5 million, $1.5 million and $4.1 million for the years ended December 31, 2011, 2010 and 2009, respectively, with the expense included in cost of goods sold. For the year ended December 31, 2011, an inventory valuation allowance of $20.5 million and a provision for losses on non-cancellable purchase commitments of $8.5 million were recorded in the third quarter of 2011 as the Company began implementing a restructuring plan designed to further increase efficiencies across the organization and lower the overall cost structure (See note 13 – Restructuring Expenses). These allowances were the result of changes in the Company’s business strategy following changes in the Company’s management team and the implementation of the restructuring plan in the third quarter of 2011. The Company considered a number of factors in estimating the required inventory allowances, including (i) changes in market conditions including increased competition, (ii) strategic focus on core products to meet the demands of key customers, (iii) the desire to focus the business on newer products with lower cost technologies and (iv) updated demand forecasts and greater visibility into production planning as a result of the implementation of the Company’s new ERP system in July 2011. For the year ended December 31, 2010, $898,000 of the provision for excess and obsolete inventory was driven by restructuring activities for both the European operations and the operations previously based in California related to the discontinuation of certain products previously produced exclusively in these locations. As of December 31, 2011 and 2010, inventories are stated net of inventory allowances of $19.7 million and $4.3 million, respectively.

During the year ended December 31, 2011, the Company recorded $8.5 million in provisions for losses on non-cancellable purchase commitments of which $5.8 million was accrued as of December 31, 2011.

The Company has identified certain finished goods that have and continue to generate negative margins. These finished goods are manufactured using common raw materials that are implemented into a number of product SKUs, which are used in the manufacture of other finished goods inventory that also generate positive margins for the Company. On a quarterly basis, the Company considers the need to record a lower of cost or market adjustment for the raw materials and finished goods inventory. The market value of finished goods is determined based upon current sales transactions, less the cost of disposal of the respective finished goods.

Note 6: Property and Equipment

Property and equipment consists of the following:

	As of December 31,
	2011	2010

Leasehold improvements	$1,585,126	$500,244
Office furniture and equipment	1,186,260	761,016
Computer hardware and software	6,365,630	3,144,984
Tooling, production and test equipment	16,058,742	7,334,068
Construction-in-process	1,546,524	997,112

Total property and equipment	26,742,282	12,737,424
Accumulated depreciation	(6,146,559)	(4,907,083)

Total property and equipment, net	$20,595,723	$7,830,341

Depreciation related to property and equipment was $4.2 million, $1.4 million and $1.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

Note 7: Intangible Assets and Goodwill

Intangible assets that have finite lives are amortized over their useful lives. The intangible assets, their original fair values, adjusted for impairment charges in the second and fourth quarters of 2010 and the third quarter of 2011, and their net book values are detailed below as of the dates presented:

	Cost, Less Impairment Charges	Accumulated Amortization	Net Book Value	Estimated Remaining Useful Life
December 31, 2011:
Technology and intellectual property	$2,282,513	$(1,831,236)	$451,277	1.3 to 20.0 years
Trademarks	409,934	(383,380)	26,554	1.3 years
Customer relationships	2,585,296	(2,120,209)	465,087	0.3 to 3.0 years
License agreements	2,030,010	(1,983,832)	46,178	6.3 years

	$7,307,753	$(6,318,657)	$989,096

December 31, 2010:
Technology and intellectual property	$3,849,156	$(2,067,991)	$1,781,165	1.7 to 13.4 years
Trademarks	1,070,483	(407,517)	662,966	2.3 to 17.6 years
Customer relationships	3,460,132	(1,999,859)	1,460,273	1.3 to 11.5 years
License agreements	2,077,668	(2,029,145)	48,523	7.3 years

	$10,457,439	$(6,504,512)	$3,952,927

Goodwill	$1,626,482	$—	$1,626,482

Total intangible amortization expense was $713,000, $1.5 million and $4.0 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The changes in the carrying amounts of goodwill for the years ended December 31, 2011 and 2010 were as follows:

Balance as of December 31, 2009	$5,770,245
Goodwill acquired during the year	—
Impairment charges	(3,529,609)
Currency translation adjustments	(614,154)

Balance as of December 31, 2010	1,626,482
Goodwill acquired during the year	—
Impairment charges	(1,626,482)
Currency translation adjustments	—

Balance as of December 31, 2011	$—

Impairment of Goodwill and Intangible Assets

Goodwill and intangible assets acquired in a business combination and determined to have an indefinite useful life are not amortized, but instead are tested for impairment annually at the end of the Company’s third quarter, or more frequently if certain indicators arise. This review includes an assessment of industry factors, contract retentions, cash flow projections and other factors the Company believes are relevant. If an impairment is indicated, the asset is written down to its fair market value based on an estimate of its discounted cash flows and income.

The fair value of the business related to the acquisition of LED Effects in 2007 and the associated goodwill was estimated using the income approach, which was based on the future, expected cash flows to be generated by LED Effects, discounted to their present values. During the restructuring of the Company’s California based operations, the Company closed its California location and moved the business to the Company’s Satellite Beach, Florida headquarters in October 2010. The portion of the business related to the acquisition of LED Effects incurred a significant reduction in revenue during 2011, which had an impact on the projected cash flows and estimated fair value of the reporting unit. In connection with the restructuring (see note 13) and the Company’s annual impairment test, that the Company recorded an impairment charge of $1.6 million for the year ended December 31, 2011.

Intangible assets with estimable useful lives are amortized over their respective useful lives to their estimated residual values, and reviewed to determine if their estimable lives have decreased. Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever, in management’s judgment, conditions indicate a possible impairment. Such impairment tests compare estimated undiscounted cash flows to the carrying value of the asset. If an impairment is indicated, the asset is written down to its fair value based on an estimate of its discounted cash flows.

In addition, the Company performed an impairment analysis of amortizable intangible assets related to the acquisition of LED Effects in the third quarter of 2011 due to the reduction in revenue noted above to determine whether the intangible assets were impaired. This review included an assessment of the current use of these intangible assets and their estimated useful lives. The Company also performed an impairment analysis of the intangible assets related to Lamina as of December 31, 2011 due to the continued decline in sales of products related to this acquisition to determine whether the intangible assets were impaired. This review also included an assessment of the current use of these intangible assets and their estimated useful lives. As a result of these assessments, the Company recorded an impairment charge of $4.1 million for the year ended December 31, 2011.

The following table summarizes the total impairment charges recorded by the Company in 2011:

Goodwill arising on the acquisition of LED Effects	$1,626,482
Technology and patents acquired on the acquisition of LED Effects	1,252,335
Trademarks acquired on the acquisition of Lamina	590,782
Customer relationships acquired on the acquisition of Lamina	651,750

Total impairment charge	$4,121,349

Because of LSGBV’s on-going negative cash flows and other factors, as of June 30, 2010, the Company performed an impairment analysis of LSGBV’s assets to determine whether any goodwill or intangible assets were impaired. The fair value of the LSGBV assets and the associated goodwill were estimated using the discounted cash flow and income approaches, which were based on the future expected cash flows to be generated by LSGBV, discounted to their present values, using a 17% discount rate. Amortizable intangible assets with carrying values were tested to determine their recoverability by comparing the future undiscounted cash flows expected to be generated by such assets (or asset groups), to their carrying values. Because the carrying values exceeded their undiscounted cash flows, such assets were written down to their estimated fair values as of June 30, 2010. The estimated fair values were determined under various methodologies under the income approach of valuation and using discount rates comparable to those used to value the Company’s goodwill. The result of these valuations was that an impairment charge totaling $10.5 million was recorded as of June 30, 2010.

The Company performed an impairment analysis of the intangible assets related to the acquisition of LED Effects as of December 31, 2010, due to the greater than anticipated headcount reductions, a triggering event in the fourth quarter of 2010, associated with the restructuring of the Company’s California based operations, including the closure of the California location and subsequent move of the business to the Company’s Satellite Beach, FL headquarters. This review included an assessment of the current use of these intangible assets and the estimated useful lives. The result of this assessment was that an impairment charge of $1.1 million was recorded as of December 31, 2010.

The following table summarizes the total impairment charges recorded by the Company in 2010:

Goodwill arising on the acquisition of LSGBV	$3,529,609
Trademarks acquired on the acquisition of LSGBV	191,500
Customer relationships acquired on the acquisition of LSGBV	1,967,400
License agreements acquired on the acquisition of LSGBV	4,766,500
Trademarks acquired on the acquisition of LED Effects	533,975
Customer relationships acquired on the acquisition of LED Effects	559,666

Total impairment charge	$11,548,650

No impairments to goodwill were recorded as of September 30, 2010 or 2009, as a result of the Company’s annual testing in accordance with its accounting policy for goodwill.

The table below is the estimated amortization expense, adjusted for any impairment charges, for the Company’s intangible assets for each of the next five years and thereafter:

2012	$266,267
2013	167,516
2014	152,946
2015	21,120
2016	21,120
Thereafter	360,126

$989,096

Note 8: Short-Term Debt

The Company and its subsidiaries had the following balances outstanding under lines of credit and other short-term debt facilities:

	Balance Outstanding as of December 31,
Facility	2011	2010

ABN AMRO Bank, revolving line of credit	$34,732	$226,421

IFN Finance, working capital line	372,422	1,157,406

Wells Fargo, revolving line of credit	33,820,134	4,691,852

	$34,227,288	$6,075,679

ABN AMRO Bank

As of December 31, 2011, the maximum borrowing capacity on the ABN AMRO revolving line of credit was €75,000, or $97,000, and the interest rate on the facility was 6.35% and 7.5% per annum as of December 31, 2011 and 2010, respectively. Borrowings under the ABN AMRO revolving line of credit are payable on demand. Effective January 1, 2012, the maximum borrowing capacity on the ABN AMRO facility was reduced to €50,000, or $65,000, and the Company has separately agreed to repay all outstanding borrowings under the ABN AMRO facility by February 29, 2012. ABN AMRO had a senior security interest in the inventory and property and equipment of LSGBV and a secondary security interest in the accounts receivable of LSGBV junior to the security interest of IFN Finance. On February 29, 2012, the Company repaid the outstanding balance of the ABNAMRO facility.

IFN Finance

As of December 31, 2011, the maximum line of credit on the IFN Finance facility was €1.5 million, or $1.9 million, and availability is based on 75% of the value of LSGBV’s eligible trade receivables. As of December 31, 2011 there were $682,000 of accounts receivable pledged as collateral for outstanding borrowings. Interest is payable monthly on this facility and the interest rate was 6.7% and 7.15% per annum as of December 31, 2011 and 2010, respectively. Borrowings under the IFN Finance facility are payable on demand. IFN Finance has a senior security interest in all accounts receivable of LSGBV.

Wells Fargo

On November 22, 2010, the Company entered into the Wells Fargo ABL that provided borrowing capacity of up to 85% of its applicable and eligible inventory and accounts receivable plus qualified cash, up to a maximum of $15.0 million. On April 22, 2011, the Company entered into Amendment No. 1 (the “Amendment”) to the Wells Fargo ABL and (i) increased the maximum borrowing capacity under the Wells Fargo ABL from $15.0 million to $25.0 million, (ii) amended the basis of calculating the unused line fee from an amount between $10.0 million and $15.0 million to $25.0 million and (iii) modified the covenants relating to the minimum unrestricted cash balance and minimum EBITDA. The Company paid Wells Fargo a fee of $100,000 in connection with the Amendment.

On May 6, 2011, the Company entered into Amendment No. 2 to the Wells Fargo ABL and (i) authorized a demand note issued by the Company to Holdings II (see Note 9 – Stockholders’ Equity for further discussion), (ii) authorized certain payments to Holdings II pursuant to the demand note and (iii) increased the maximum amount of authorized advances or payments to or on behalf of LSG Mexico for each month in 2011 and thereafter from $250,000 to $500,000.

On August 8, 2011, the Company entered into Amendment No. 3 (“Amendment No. 3”) to the Wells Fargo ABL, which was effective August 5, 2011, and (i) increased the maximum borrowing capacity under the Loan Agreement from $25 million to $50 million with such additional borrowing capacity being based on the issuance of certain standby letters of credit by JP Morgan Chase, N.A. on behalf of Pegasus IV or any other entity, in favor of Wells Fargo for the benefit of the Company (the “Supplemental Loan Availability”); (ii) adjusted the basis used to calculate the unused line fee in respect of the amount of the Supplemental Loan Availability by the amount of any standby letters of credit pledged in favor of Wells Fargo for the benefit of the Company, (iii) increased the maximum amount of authorized advances or payments to or for the benefit of LSG Mexico in each month beginning on July 1, 2011 from $500,000 to $750,000, (iv) added all current and future owned equipment, real property and fixtures of the Company and its domestic subsidiaries as collateral securing the Company’s borrowings under the Loan Agreement and (v) adjusted the interest rate applicable to all loans made pursuant to the Supplemental Loan Availability to the daily three month LIBOR rate plus 2%. The Company paid Wells Fargo a fee of $125,000 in connection with Amendment No. 3.

On September 21, 2011, the Company entered into Amendment No. 4 (“Amendment No. 4”) to the Wells Fargo ABL and replaced certain standby letters of credit issued by JP Morgan Chase, N.A. on behalf of Pegasus IV with the $25.0 million standby letter of credit pledged for the account of Ares Capital (the “Ares LOC”), in favor of Wells Fargo for the benefit of the Company.

On February 24, 2012, the Company entered into Amendment No. 5 (“Amendment No. 5”) to the Wells Fargo ABL, and increased the maximum amount of authorized advances or payments to or for the benefit of LSG Mexico in each month from $750,000 to (i) $860,000 for the month ended December 31, 2011, (ii) $1.4 million for the period from January 1, 2012 through March 31, 2012, (iii) $1.5 million for the period from April 1, 2012 through September 30, 2012, and (iv) $1.8 million for October 1, 2012 and for each month thereafter. Further, Wells Fargo may, in good faith and in the exercise of its reasonable business judgment, agree to amend the maximum amount of authorized advances or payments to LSG Mexico. Amendment No. 5 also provides the Company with borrowing base eligibility for additional accounts receivable. The Company paid Wells Fargo a fee of $5,000 in connection with this amendment.

As of December 31, 2011, qualified collateral included $18.8 million of accounts receivable, $2.4 million of inventory and $5.8 million of qualified cash. Other than with respect to loans made pursuant to the Supplemental Loan Availability, borrowings under the Wells Fargo ABL bear interest at one of the following two rates (at the Company’s election): (a) the sum of (1) the greater of: (x) the federal funds rate plus 0.50%, (y) the daily three month LIBOR rate plus 1.0% and (z) Wells Fargo’s prime rate; and (2) 0.75%, 1.25% or 1.75%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the facility; or (b) the sum of (1) the daily three month LIBOR rate; plus 3.0%, 3.5% or 4.0%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the facility. The annual interest rate was equal to 4.1% and 3.9% as of December 31, 2011 and 2010, respectively.

The Company is required to pay certain fees, including an unused line fee ranging from 0.375% to 1.0% of the unused portion of the facility. Outstanding loans may be prepaid without penalty or premium, except that the Company is required to pay a termination fee ranging from $250,000 to $500,000 (depending on the date of termination) if the facility is terminated by the Company prior to the scheduled maturity date of November 22, 2013 or by Wells Fargo during a default period.

The Wells Fargo ABL contains customary financial covenants, which limit the Company’s ability to incur additional indebtedness or guarantee indebtedness of others, create liens on the Company’s assets, enter into mergers or consolidations, dispose of assets, prepay indebtedness or make changes to the Company’s governing documents and certain agreements, pay dividends or make other distributions on the Company’s capital stock, redeem or repurchase capital stock, make investments, including acquisitions; and enter into transactions with affiliates. The Company is also required to maintain a minimum of $5.0 million of qualified cash, which is included in restricted cash, minimum excess borrowing availability of $5.0 million and would be required to comply with certain specified EBITDA requirements in the event that the Company has less than $2.0 million available for borrowing on the Wells Fargo ABL. The Wells Fargo ABL also contains customary events of default and affirmative covenants. The Wells Fargo ABL contains a subjective acceleration clause, a lockbox requirement and cross default provisions. As of December 31, 2011, the Company had available borrowing capacity under the Wells Fargo ABL of $14.4 million.

Ares Capital

In connection with Amendment No. 4 to the Wells Fargo ABL and as a condition to Ares Capital’s agreement to provide the Ares LOC for the benefit of the Company, the Company entered into the Second Lien Letter of Credit, Loan and Security Agreement (the “Ares Loan Agreement”) with Ares Capital. In accordance with the Ares Loan Agreement, the Company agreed to reimburse Ares Capital for any amounts drawn on the Ares LOC and to permanently reduce the face amount of the Ares LOC by such amount. Further, the Company agreed that any such reimbursement obligation would automatically convert into a term loan (an “Ares Term Loan”) by Ares Capital to the Company secured by substantially all of the assets of the Company. The Ares LOC may only be used to collateralize borrowings pursuant to the Wells Fargo ABL, and the proceeds from any Ares Term Loan may only be used to satisfy the reimbursement obligations incurred pursuant to a draw on the Ares LOC.

Interest on any Ares Term Loan accrues at either (at the Company’s election): (a) 9.0% per annum plus the highest of (i) The Wall Street Journal prime rate, (ii) the sum of 0.50% per annum and the federal funds rate and (iii) the sum of 1.0% per annum and the higher of the daily one month LIBOR rate and 1.5% per annum; or (b) 10.0% per annum plus the highest of (i) 1.5% per annum and (ii) the daily one-month LIBOR rate. The Company is required to pay certain fees to Ares Capital under the Ares Loan Agreement including: (a) an annual administrative fee of $50,000, payable quarterly in advance; (b) a quarterly fronting fee equal to the product of the average daily undrawn face amount of the Ares LOC multiplied by 0.75% per annum; and (c) a quarterly letter of credit fee equal to the product of the average daily undrawn face amount of the Ares LOC multiplied by 10.0% per annum. The Company also paid Ares Capital a $375,000 fee in connection with the Ares Loan Agreement.

Note 9: Series D, Series E, Series F and Series G Preferred Units

Series F Preferred Units and Series G Preferred Units

On November 17, 2011, the Company entered into a Subscription Agreement (the “Series F Subscription Agreement”) with PCA Holdings and Pegasus IV, (together with PCA Holdings and any permitted assignees under the Subscription Agreement, the “Purchasers”) pursuant to which the Company gave the Purchasers the option (the “Series F Option”), on or prior to December 31, 2011, to purchase up to 40,000 units (the “Series F Units”) of its securities at a price per Series F Unit of $1,000. Each Series F Unit consisted of: (i) one share of the Company’s newly designated Series F Preferred Stock (the “Series F Preferred Stock”) and (ii) 83 shares of the Company’s common stock, par value $0.001 per share.

Pursuant to the Series F Subscription Agreement, if, at any time while shares of Series F Preferred Stock remain outstanding, the Company issued securities (other than pursuant to the Company’s equity-based compensation plans) that resulted in gross proceeds to the Company of at least $50.0 million (a “Subsequent Issuance”), the Company must notify all holders of Series F Preferred Stock of the terms and conditions of such Subsequent Issuance. Simultaneous with, and subject to the closing of, such Subsequent Issuance, each holder of Series F Preferred Stock would have the right to: (i) require the Company to use the proceeds of such Subsequent Issuance to redeem all of such holder’s Series F Preferred Stock or (ii) convert all or a portion of such holder’s Series F Preferred Stock into the securities issued in the Subsequent Issuance on substantially the same terms and conditions governing the Subsequent Issuance. If a holder elected to convert its shares of Series F Preferred Stock, such holder would retain all of the shares of Common Stock issued in conjunction with each converted share of Series F Preferred Stock. All outstanding Series F Preferred Stock were to be redeemed on the later of February 21, 2014 or up to 91 days after a Subsequent Issuance.

In accordance with ASC 480, Distinguishing Liabilities from Equity, the Series F Preferred Stock was recorded initially at fair value as a liability and subsequently recorded at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. The common stock was recorded to equity at fair value and is not subsequently revalued. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series F Preferred Stock.

In connection with the execution of the Series F Subscription Agreement, PCA Holdings purchased 10,000 Series F Units for an aggregate purchase price of $10.0 million. On November 17, 2011, Leon Wagner, one of the Company’s directors, also purchased 1,500 Series F Units for an aggregate purchase price of $1.5 million.

On December 1, 2011, the Company entered into the Series G Unit Subscription Agreement (the “Series G Subscription Agreement”) with PCA Holdings, Pegasus IV, Holdings II, and certain accredited investors (together with Pegasus IV, PCA Holdings, Holdings II and any additional investors that may become party to the Series G Subscription Agreement, the “Series G Purchasers”). Pursuant to the Series G Subscription Agreement, the Company issued an aggregate of 34,108 units (the “Series G Units”) of the Company’s securities at a price per Series G Unit of $1,000. Each Series G Unit consists of: (i) one share of the Company’s newly designated Series G Preferred Stock (the “Series G Preferred Stock”) and (ii) 83 shares of the Company’s common stock. Holdings II purchased 12,958 Series G Units and the additional accredited investors purchased 9,650 Series G Units for an aggregate of 22,608 Series G Units and total consideration of $22.6 million. In accordance with ASC 480, Distinguishing Liabilities from Equity, the Series G Preferred Stock was recorded initially at fair value as a liability and subsequently recorded at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. The common stock was recorded to equity at fair value and is not subsequently revalued. The difference between the amount recorded at issuance and the original issuance price is being accreted using the effective interest method over the term of the Series G Preferred Stock. Accretion of Series G Preferred Stock was $239,000 for the year ended December 31, 2011.

The Series F Subscription Agreement provided that if the Company issued securities (other than issuances pursuant to the Company’s equity-based compensation plans) which PCA Holdings, in its sole discretion, determined were more favorable than the Series F Units, PCA Holdings would have the right (the “Conversion Right”), at any time prior to November 17, 2013, to require all Series F Unit Purchasers to exchange their Series F Units for such newly issued securities. Upon such occurrence, any outstanding right to purchase Series F Units under the Series F Option would also convert into the right to purchase the newly issued securities on substantially the same terms and conditions as those offered to the purchasers of the newly issued securities.

In connection with the issuance of Series G Units by the Company, and pursuant to the Conversion Right, PCA Holdings elected to exchange all of its outstanding Series F Units and outstanding Series F Preferred Stock for Series G Units and Series G Preferred Stock, which required Mr. Wagner to also exchange his Series F Preferred Stock for Series G Preferred Stock. In connection with the exercise of the Conversion Right, (i) the Company exchanged each Series F Preferred Stock for one Series G Preferred Stock and agreed that the Series G Preferred Stock issued to the Series F Preferred Stock purchasers would be deemed to have begun earning and accruing the Dividend (as defined below) as of November 17, 2011 and (ii) the Series F Option was replaced by a right to purchase Series G Units pursuant to the terms and conditions of the Series G Subscription Agreement (the “Series G Option”). The Company issued 10,000 shares of Series G Preferred

Stock to PCA Holdings and 1,500 shares of Series G Preferred Stock to Mr. Wagner pursuant to the Conversion Right. PCA Holdings, Pegasus IV and Holdings II may assign all or any portion of their right to purchase Series G Units pursuant to the Series G Option to assignees of their choosing. Upon the conversion of the Series F Preferred Stock to Series G Preferred Stock, the Company treated this as an exchange with no remeasurement of the fair value of the Series F Preferred Stock at that time given both the Series F Preferred Shares and Series G Preferred Shares have similar terms. The converted Series F Preferred Stock to Series G Preferred Stock would subsequently be valued consistently with the other outstanding Series G Preferred Stock which is at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. All outstanding shares of Series G Preferred Stock are to be redeemed on the later of February 21, 2014 or up to 91 days after a Subsequent Issuance.

As of December 31, 2011, the Company had issued 34,108 Series G Units and raised an aggregate of $34.1 million pursuant to the Series G Subscription Agreement and the Series F Subscription Agreement.

Pursuant to the Series G Subscription Agreement, if, at any time while shares of Series G Preferred Stock remain outstanding, the Company issues securities (other than pursuant to the Company’s equity-based compensation plans) that results in gross proceeds to the Company of at least $50.0 million (a “Series G Subsequent Issuance”), the Company must notify all holders of Series G Preferred Stock of the terms and conditions of such Series G Subsequent Issuance. Simultaneous with, and subject to the closing of, such Series G Subsequent Issuance, each holder of Series G Preferred Stock would have the right to: (i) require the Company to use the proceeds of such Series G Subsequent Issuance to redeem all of such holder’s Series G Preferred Stock or (ii) convert all or a portion of such holder’s Series G Preferred Stock into the securities issued in the Series G Subsequent Issuance on substantially the same terms and conditions governing the Series G Subsequent Issuance. If a holder elects to convert its shares of Series G Preferred Stock, such holder would retain all of the shares of Common Stock issued in conjunction with each converted share of Series G Preferred Stock. Upon any conversion or redemption of the Series G Preferred Stock, each share of Series G Preferred Stock would be valued at its Accrued Value (as defined below).

In addition, if, at any time prior to November 17, 2013, the Company issues securities (other than issuances pursuant to the Company’s equity based compensation plans or pursuant to a Series G Subsequent Issuance) which PCA Holdings, in its sole reasonable discretion, determines are more favorable than the Series G Units, each Purchaser may exchange all of its Series G Stock, valued at the Accrued Value (as defined below) of the Series G Preferred Stock included in such Series G Unit Subscription, for such newly issued securities. Upon such occurrence, any outstanding rights to purchase Series G Units would also convert into the right to purchase the newly issued securities on substantially the same terms and conditions as those offered to the purchasers of the newly issued securities.

The following table sets forth the allocation of the proceeds on the Series F and Series G Units between the fair market value of the common stock and the redeemable preferred shares:

	Total Proceeds	Fair Market Value of Common Stock	Redeemable Preferred Stock

Series F Units issued	$11,500,000	$2,204,895	$9,295,105
Series G Units issued	22,608,000	3,696,634	18,911,366

Total Series F and G Units	$34,108,000	$5,901,529	$28,206,471

Series G Preferred Stock Annual Cumulative Dividend

Each share of Series G Preferred Stock is entitled to an annual cumulative dividend of, (i) initially, 10.0%, (ii) commencing on November 17, 2012, 15.0%, and (iii) commencing on February 21, 2014, 18.0%, on the accrued value of such share. The dividend accrues daily and compounds on (i) November 17, 2012 and, (ii) from and after November 17, 2012, December 31 and June 30 of each year.

The dividend is accrued over the term of the Series G Preferred Stock on a weighted average rate based upon the applicable dividend rate over the term. On each dividend payment date subsequent to November 17, 2012, such dividend is required to be paid to each holder in cash semi-annually in arrears. The Company is only required to pay such dividend in cash to the extent that such payment would not result in an event of default under the Company’s (i) Wells Fargo ABL or (ii) Ares Capital Loan. Any dividend that accrues on or after November 17, 2012, and is required to be paid in cash but is not paid in cash, would continue to accrue and compound and be added to the accrued value of the Series G Preferred Stock.

During the year ended December 31, 2011, the Company accrued and expensed $238,000 of dividends on the Series G Preferred Stock.

Series D Units and Series D Preferred Stock

In 2010, the Company consummated a rights offering and issued a total of 67,260,304 Series D Units in exchange for $25.4 million in gross proceeds, the conversion of $35.2 million of principal and accrued interest on a convertible note previously issued to Pegasus IV, the conversion of $5.4 million of principal and accrued interest on a convertible note previously issued to Koninklijke Philips Electronics, N.V. (“Philips”) and the satisfaction of $1.6 million of guaranty fees payable to Pegasus IV related to a line of credit formerly maintained with the Bank of Montreal (“BMO”). Each Series D Unit was comprised of one share of Series D Preferred Stock (the “Series D Preferred Stock”) and a warrant to purchase one share of common stock (the “Series D Warrants”).

The Series D Preferred Stock comprising part of the Series D Units was recorded at the original issuance price net of the fair value of the Series D Warrants, which was determined using the Monte Carlo valuation method. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series D Preferred Stock. The Series D Preferred Stock was initially recorded as a liability because it was mandatorily redeemable. Accretion of Series D Preferred Stock was $49.0 million for the year ended December 31, 2010. On December 22, 2010, all outstanding shares of the Series D Preferred Stock were converted into 44,072,123 shares of common stock pursuant to the certificate of amendment to the Company’s Amended and Restated Certificate of Incorporation and as agreed by the Company under the terms of the Stock Purchase, Exchange and Recapitalization Agreement (the “Recapitalization Agreement”) with Pegasus IV, LSGC Holdings and LED Holdings LLC, which was entered into as of September 30, 2010.

Series D Warrants

Each Series D Warrant comprising part of the Series D Units evidenced the right of the holder to purchase one share of the Company’s common stock at an exercise price of $6.00 per share of common stock except for the Series D Warrants comprising the Series D Units issued to Philips, which had an exercise price of $12.00 per share. Each Series D Warrant expires on the twelfth anniversary of the date of issuance. On December 22, 2010, the Company entered into a Warrant Agreement with American Stock Transfer & Trust Company, LLC as warrant agent (the “Warrant Agent”), that effectively amended the terms of the outstanding Series D Warrants. Pursuant to the Warrant Agreement, the exercise price of the Series D Warrants was reduced from $6.00 to between $5.90 and $5.92 per share of common stock issuable upon exercise of such Series D Warrants (depending on the date of issuance) except for the Series D Warrant held by Philips, which was reduced from $12.00 to $11.90 per share of common stock issuable upon exercise of such Series D Warrant. This exercise price reduction corresponded to the amount of the accrued Exercise Price Accrual (as defined in the Warrant Agreement) at December 22, 2010.

Each Series D Warrant holder also received a credit for their benefit, which equaled the total unaccrued Exercise Price Accrual and LV Accrual (as defined in the Warrant Agreement) of each share of Series D Preferred Stock that would have accrued following September 30, 2010, the date of the Recapitalization Agreement, through the eighth anniversary of the issuance of the Series D Preferred Stock (the “Accrual Credit”). The Accrual Credit may only be used to fund the payment of the exercise price of all or a portion of such holder’s Series D Warrants and cannot be used until the earlier of: (i) the passage of eight years from the date of issuance of the relevant Series D Warrant or (ii) a Liquidation Event (as defined in the Warrant Agreement) of the Company. The Accrual Credit will remain registered with the Warrant Agent in the name of the Series D Warrant holder until used or until the date at which the warrants are no longer exercisable in accordance with their terms. After application of the Accrual Credit, the remaining exercise price of each Series D Warrant, following a Liquidation Event or the eighth anniversary of its issuance, would be between $1.04 to $1.05 per share of common stock (depending on the date of issuance), except in the case of the Series D Warrant held by Philips, whose remaining exercise price would be approximately $7.05 per share of common stock.

Upon original issuance, the Series D Warrants were considered a derivative financial instrument under FASB ASC 815-10-15, “Derivatives and Hedging,” due to a “down round” provision contained in the Series D Warrants and as a result were recorded as liabilities at fair value using the Monte Carlo valuation method with changes in fair value measured and recorded at the end of each quarter. Pursuant to the terms of the Warrant Agreement, the Series D Warrants were amended to omit the down round provision. As of December 22, 2010, the effective date of the Warrant Agreement, the Series D Warrants were adjusted to fair value using the Monte Carlo valuation method and reclassified to additional paid-in capital. The change in fair value for the year ended December 31, 2010 related to the Series D Warrants resulted in an increase of $155.5 million and is recorded in the increase in fair value of liabilities under derivative contracts in the consolidated statements of operations and comprehensive loss. The change in fair value for the year ended December 31, 2010 was due primarily to the change in the price of the Company’s common stock during this period.

On February 9, 2011, the Company entered into an Exchange Agreement (the “Exchange Agreement”), effective as of February 4, 2011, with LSGC Holdings pursuant to which the Company issued 54,500,000 shares of common stock in exchange for LSGC Holdings’ Series D Warrant to purchase 60,758,777 shares of common stock and LSGC Holdings’ warrant to purchase 942,857 shares of common stock, which was previously issued to Pegasus IV in connection with its guaranty of the Company’s line of credit with the Bank of Montreal (“BMO”).

On April 27, 2011, the Company entered into an Exchange Agreement (the “Philips Exchange”) with Philips pursuant to which the Company issued 1,359,273 shares of common stock in exchange for Philips’ Series D Warrant to purchase 5,330,482 shares of common stock.

Series E Units and Series E Preferred Stock

On June 23, 2010, the Company entered into a subscription agreement Pegasus IV pursuant to which it sold Pegasus IV 235,295 Series E Units at a price per Series E Unit of $127.50, for an aggregate purchase price of $30.0 million. Each Series E Unit was comprised of one share of Series E Preferred Stock (the “Series E Preferred Stock”) and a warrant to purchase 50 shares of common stock (the “Series E Warrant”) at a price per share of $7.00.

The Series E Preferred Stock comprising part of the Series E Units was recorded at the original issuance price net of the fair value of the Series E Warrants, which was determined using the Monte Carlo valuation method. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series E Preferred Stock. The Series E Preferred Stock was initially recorded as a liability because it was mandatorily redeemable. Accretion of Series E Preferred Stock was $24.1 million for the year ended December 31, 2010. On September 30, 2010, pursuant to the Recapitalization Agreement, Pegasus IV exchanged all of its outstanding shares of Series E Preferred Stock and its Series E Warrant for shares of common stock.

Each share of Series E Preferred Stock underlying the Series E Units was entitled to an annual cumulative dividend of 13.454% of $127.50, which compounded annually on the anniversary of the date of issuance.

Series E Warrants

Each Series E Warrant comprising part of the Series E Units evidenced the right of the holder to purchase 50 shares of the Company’s common stock at an exercise price of $7.00 per share of common stock. Each Series E Warrant was scheduled to expire on the twelfth anniversary of the date of issuance. Upon original issuance, the Series E Warrants were considered a derivative financial instrument due to a “down round” provision contained in the Series E Warrants and as a result were recorded as liabilities at fair value using the Monte Carlo valuation method with changes in fair value measured and recorded at the end of each quarter. The change in fair value for both the year ended December 31, 2010 related to the Series E Warrants was a decrease of $5.0 million, and was recorded in the decrease in fair value of liabilities under derivative contracts in the consolidated statements of operations and comprehensive loss. The change in fair value for the year ended December 31, 2010 was due primarily to the decrease in the price of the Company’s common stock during this period.

The following table sets forth the allocation of the proceeds on the Series D and Series E Units between the fair market value of the warrants and the redeemable preferred shares:

Date of Issuance	Total Proceeds	Fair Market Value of Warrants	Preferred Stock
Series D Units:
March 3, 2010	$40,893,316	$27,644,882	$13,248,434
April 18, 2010	26,681,922	21,236,793	5,445,129
July 9, 2010	88,630	178,898	—

Total Series D Units	$67,663,868	$49,060,573	$18,693,563

Series E Units:
June 23, 2010	$30,000,112	$24,062,443	$5,937,669

Note 10: Stockholders’ Equity and Recapitalization Agreement

Common Stock Issuances

On January 3, 2011, the Company issued 286,365 shares of common stock to its non-employee directors in settlement of directors’ fees of $945,000 for 2011.

On January 13, 2011, the Company issued a warrant to The Home Depot (the “THD Warrant”) pursuant to which The Home Depot may purchase up to 5,000,000 million shares of the Company’s common stock at an exercise price of $2.00 per share, subject to certain vesting conditions. The THD Warrant was issued in connection with the Company’s Strategic Purchasing Agreement with The Home Depot, which it entered into on July 23, 2010 and pursuant to which it supplies The

Home Depot with LED retrofit lamps and fixtures. The THD Warrant provides that 1.0 million shares of common stock will be eligible for vesting following each fiscal year ending December 31, 2011 through December 31, 2015, subject to The Home Depot having gross product orders from the Company, in dollar terms, that are at least 20% more than the gross product orders in the immediately preceding year. For the shares underlying the THD Warrant to be eligible for vesting following the years ending December 31, 2014 and 2015, The Home Depot would be required to extend the Strategic Purchasing Agreement for additional one-year periods beyond its initial term of three years. Each vested portion of the THD Warrant will expire on the third anniversary following the vesting of such portion. The $2.00 exercise price was established based upon the market price of the Company’s common stock during negotiations with The Home Depot in July 2010 when the Company entered into the Strategic Purchasing Agreement. The fair value of the THD Warrant is determined using the Monte Carlo valuation method and will be adjusted at each reporting date until they have been earned for each year and these adjustments will be recorded as a reduction in the related revenue (sales incentive) from The Home Depot. In June 2011, the Company determined that 1,000,000 shares issuable pursuant to the THD Warrant had vested based on purchases made in the first half of 2011 and recorded a $2.5 million reduction in revenue for the year ended December 31, 2011.

On January 26, 2011, the Company received $18.0 million from a private placement of 5,454,545 shares of its common stock to certain accredited investors, including affiliates of Pegasus Capital and two of the Company’s directors.

On February 9, 2011, the Company entered into the Exchange Agreement, effective as of February 4, 2011, with LSGC Holdings pursuant to which, the Company agreed to issue 54,500,000 shares of common stock in exchange for its Series D Warrant to purchase 60,758,777 shares of common stock and its warrant to purchase 942,857 shares of common stock, which was previously issued in connection with the original guaranty of the Company’s line of credit with BMO.

On April 22, 2011, the Company entered into an Assignment Agreement (the “Assignment Agreement”) with Holdings II, pursuant to which it sold all of its rights, title and interests in the expected proceeds from a key-man life insurance policy on Zachary Gibler, the Company’s former Chairman and Chief Executive Officer. The Company received $6.5 million from Holdings II in conjunction with the sale of these expected proceeds.

On April 27, 2011, the Company consummated the Philips Exchange with Philips and issued 1,359,273 shares of its common stock in exchange for the Series D Warrant to purchase 5,330,482 shares of its common stock held by Philips.

In May 2011, the Company received $7.0 million in proceeds from Mr. Gibler’s key man life insurance policy, which is included in other income, net, on the condensed consolidated statement of operations and comprehensive loss, and Holdings II surrendered its rights thereto pursuant to the Assignment Agreement. In exchange for surrendering its rights to these proceeds, the Company issued Holdings II a demand note on May 6, 2011 pursuant to which it promised to pay $6.5 million to Holdings II plus $1,800 per day in interest from April 22, 2011 until the balance on the demand note (including accrued interest) was paid in full. Holdings II subsequently elected to convert the outstanding principal and accrued interest on this demand note in accordance with its terms into shares of the Company’s common stock on May 16, 2011. As a result of this conversion, the $6.5 million demand note and accrued interest thereon was converted into 1,635,800 shares of the Company’s common stock at a conversion price of $4.00 per share. The conversion provisions of the demand note contained a price protective anti-dilution provision that would require the Company to issue additional shares of common stock in the event the Company sells shares of its common stock for less than $4.00 per share pursuant to its proposed underwritten public offering. The Company evaluated this feature in accordance with ASC 815-10-15, “Derivatives and Hedging” and concluded the feature was not required to be separated from the equity transaction and has been accounted for in equity.

The Company also sold shares of its common stock for $4.00 per share in conjunction with several common stock offerings in May 2011. The table below sets forth the details of each of these offerings:

Investor	Effective Date of Purchase	Shares Purchased	Net Proceeds to the Company

Geveran Investments Ltd.	May 11, 2011	6,250,000	$23.8 million

Al Bawardi Enterprises	May 16, 2011	324,982	$1.2 million

LSGC Holdings	May 26, 2011	3,750,000	$14.4 million

Each of the agreements governing the above common stock offerings contained a price protective anti-dilution provision that would require the Company to issue additional shares of common stock in the event the Company sells shares of its common stock for less than $4.00 per share pursuant to its proposed underwritten public offering. The Company evaluated this feature in accordance with ASC 815-10-15, “Derivatives and Hedging” and concluded the feature was not required to be separated from the equity transaction and has been accounted for in equity.

Recapitalization Agreement

On September 30, 2010, the Company entered into the Recapitalization Agreement with Pegasus IV, LSGC Holdings and LED Holdings. Pursuant to the Recapitalization Agreement on September 30, 2010, LSGC Holdings purchased 12,500,000 shares of common stock at a price per share of $1.60, for an aggregate purchase price of $20.0 million. On October 5, 2010, LSGC Holdings exercised its option to purchase an additional 3,125,000 shares of common stock at a price per share of $1.60, for an aggregate purchase price of $5.0 million. In total, the Company issued 15,625,000 shares of common stock to LSGC Holdings for an aggregate purchase price of $25.0 million.

In conjunction with the Recapitalization, Pegasus IV, LED Holdings and an unrelated holder exchanged all of their respective shares of Series B Preferred Stock (the “Series B Preferred Stock”), Series C Preferred Stock (the “Series C Preferred Stock”), Series E Preferred Stock, and the Series E Warrant for 32,612,249 shares of common stock. The holders of the Series C Preferred Stock held warrants (“Series C Warrants”) to purchase a total of 3,776,078 shares of common stock. These warrants were exercisable only following the dissolution, winding-up or change of control of the Company or the repurchase or other acquisition by the Company of all of the Series C Preferred Stock. These warrants had an exercise price of $0.85 per share and a term of five years. On September 30, 2010 and in conjunction with the Recapitalization Agreement, the holders of all of the Series C Warrants exercised such warrants, in accordance with their terms, on a cashless basis for 1,937,420 shares of common stock.

On September 30, 2010 and in conjunction with the Recapitalization Agreement, the Board of Directors of the Company approved, and recommended to the stockholders for approval, a Certificate of Amendment to the Certificate of Incorporation of the Company (the “Certificate of Amendment”) that amended the Certificate of Designation (the “Series D Certificate”) concerning the Company’s Series D Preferred Stock to provide for the automatic conversion of all shares of Series D Preferred Stock into common stock upon the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware. Pegasus IV, as holder of the majority of the Series D Preferred Stock, and, together with LSGC Holdings, the majority holders of the voting power of the Company, approved the Certificate of Amendment. The Company filed the Certificate of Amendment on December 22, 2010. After the Certificate of Amendment was effective, holders of Series D Preferred Stock received between 0.64 to 0.66 shares of common stock for each share of Series D Preferred Stock they held (dependent upon the date of issuance of their Series D Preferred Stock) for a total of 44,072,123 shares of common stock.

As of September 30, 2010, pursuant to the terms of the Recapitalization Agreement, the exercise price of certain outstanding warrants adjusted, pursuant to the terms of such warrants, from $6.00 to $1.60 per share of common stock. The number of shares of common stock into which such warrants were exercisable also adjusted, pursuant to the terms of such warrants, from 842,742 to 3,160,281 shares.

6% Convertible Preferred Stock

As of December 31, 2010, 186,528 shares of the 6% Convertible Preferred Stock were redeemed for $597,000. As of December 31, 2010, 10,374 shares of 6% Convertible Preferred Stock were effectively redeemed, but had not been presented for redemption. Upon presentment, the Company will pay $33,000 to redeem these shares and this amount is included in accrued expenses as of December 31, 2010.

Warrants for the Purchase of Common Stock

As of December 31, 2011, the Company had the following warrants outstanding for the purchase of common stock:

Warrant Holder	Reason for Issuance	Number of Common Shares	Exercise Price	Expiration Date

Investors in March 2007 private placement	Private Placement A Warrants	2,966,157	$1.60	March 9, 2012 through November 5, 2012

Line of credit guarantors	Financing guarantees	27,625	$6.00	January 22, 2012 through March 5, 2012

Investors in rights offering	Series D Warrants	1,171,044	$5.90 to $5.92	March 3, 2022 through April 19, 2022

The Home Depot	Purchasing agreement	5,000,000	$2.00	December 31, 2014 through December 31, 2018

		9,164,826

As of December 31, 2011, all warrants shown in the table above are fully vested, except those issued to The Home Depot. As discussed above, 1,000,000 shares issuable pursuant to the THD Warrant vested during the year ended December 31, 2011 when the product purchases for the period satisfied the prescribed vesting conditions.

Note 11: Related Party Transactions

Effective June 23, 2010, the Company entered into a support services agreement with Pegasus Capital, pursuant to which the Company agreed to pay Pegasus Capital $750,000 as reimbursement for prior financial, strategic planning, monitoring and other related services previously provided by Pegasus Capital. In addition, the Company agreed to pay $187,500 for the next four calendar quarters and $125,000 for each of the four calendar quarters thereafter in exchange for these support services during such periods. Pegasus Capital is an affiliate of Pegasus IV and LSGC Holdings, which are the Company’s largest stockholders and beneficially owned approximately 84.1% of the Company’s common stock as of December 31, 2011. During the years ended December 31, 2011, 2010 and 2009, the Company recorded $625,000, $1.1 million and $0, respectively, of management fees pursuant to the Support Services Agreement.

During the year ended December 31, 2011, the Company incurred consulting fees of $369,000 for services provided by GYRO LLC, a marketing company affiliated with Pegasus Capital. No fees were paid to GYRO LLC during the years ended December 31, 2010 and 2009.

During the year ended December 31, 2011 the Company recorded $43,000 in interest expense related to the advance on Mr. Gibler’s life insurance from Holdings II. During the years ended December 31, 2011, 2010 and 2009, the Company recorded $0, $1.7 million and $4.7 million, respectively, in combined interest expense, guaranty fees and transaction fees related to the convertible note issued to Pegasus IV and Pegasus IV’s promissory notes and guaranty of the BMO line of credit.

During the years ended December 31, 2011, 2010 and 2009 the Company incurred consulting fees of $549,000, $379,000 and $0, respectively, for services provided by MWW Group, which is owned by Michael Kempner, a director of the Company.

In addition, the Company issued common stock and preferred stock (units) to related parties as discussed in notes 9 and 10.

Note 12: Equity Based Compensation Plans

On July 26, 2005, a predecessor company adopted the Lighting Science Group Corporation 2005 Equity-Based Incentive Compensation Plan (the “2005 Plan”), and a proposal to implement such plan was approved at the annual stockholders’ meeting in August 2005. In April 2008, the Company’s Board of Directors amended, restated and renamed the 2005 Plan (the “Equity Plan”), and a proposal to approve the Equity Plan was approved at the annual stockholders’ meeting in October 2008. On August 31, 2009, the Board of Directors approved an amendment to the Equity Plan that among other things increased the total number of shares of common stock available for issuance thereunder from 5,000,000 shares to 20,000,000 shares. Such amendment was subsequently approved at the annual stockholders’ meeting on May 26, 2010. On February 10, 2011, the Board of Directors approved an additional amendment to the Equity Plan that increased the total number of shares of common stock available for issuance thereunder from 20,000,000 shares to 28,000,000 shares. Such amendment was subsequently approved at the annual stockholders’ meeting on August 10, 2011.

Awards granted under the Amended and Restated Plan may include incentive stock options, which are qualified under Section 422 of the Internal Revenue Code (the “Code”), stock options other than incentive stock options, which are not qualified under Section 422 of the Code, stock appreciation rights, restricted stock, phantom stock, bonus stock and awards in lieu of obligations, dividend equivalents and other stock-based awards. Awards may be granted to employees, members of the Board of Directors, and consultants. The Equity Plan is generally administered by the Compensation Committee of the Board of Directors. Vesting periods and terms for awards are determined by the plan administrator. The exercise price of each stock option or stock appreciation right is equal to or greater than the market price of the Company’s stock on the date of grant and no stock option or stock appreciation right granted may have a term in excess of ten years.

Stock Option Awards

The following table summarizes stock option activity as of December 31, 2011 and changes during the year then ended:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value

Outstanding as of December 31, 2010	12,753,756	$1.38
Granted	2,850,000	3.66
Exercised	(1,227,125)	1.02
Forfeited or expired	(1,308,782)	3.05

Outstanding as of December 31, 2011	13,067,849	$1.75	7.28	$4,881,048

Vested or expected to vest as of December 31, 2011	12,565,148	$1.70	7.22	$4,808,791

Exercisable as of December 31, 2011	8,352,099	$1.22	6.38	$4,072,204

The stock option agreements issued on August 21, 2009 and November 18, 2009 contained a clause whereby all nonvested, outstanding options would become fully vested upon the occurrence of a Capitalization Threshold Event. For purposes of these options a “Capitalization Threshold Event” was deemed to have occurred on the first trading day immediately following any sixty consecutive trading day period during which the Company’s market capitalization, including all issued and outstanding common and preferred stock, exceeded $300.0 million. The Capitalization Threshold Event was deemed to have occurred as of December 31, 2010 and 4,531,875 options vested.

The total intrinsic value in the table above represents the total pretax intrinsic value, which is the total difference between the closing price of the Company’s common stock on December 31, 2011 and the exercise price for each in-the-money option that would have been received by the holders if all instruments had been exercised on December 31, 2011. This value fluctuates with the changes in the price of the Company’s common stock. As of December 31, 2011, there was $7.7 million of unrecognized compensation cost related to unvested stock options, which is expected to be recognized over a weighted average period of 2.22 years.

The following table summarizes information about stock options outstanding and exercisable as of December 31, 2011:

	Options Outstanding			Options Exercisable
Range of Exercise Price	Number	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Number	Weighted Average Exercise Price

$1.00 - $1.00	8,351,256	7.09	1.00	6,880,631	1.00
$1.11 - $3.28	2,020,493	5.84	2.06	1,133,368	1.59
$3.29 - $3.99	1,890,350	9.22	3.54	132,350	3.38
$4.08 - $4.95	737,750	8.44	4.36	187,750	4.90
$5.05 - $5.05	50,000	9.07	5.05	—	0.00
$7.40 - $7.40	5,500	5.11	7.40	5,500	7.40
$10.80 - $10.80	12,500	5.59	10.80	12,500	10.80

Total	13,067,849	7.28	1.75	8,352,099	1.22

Other information pertaining to stock options is as follows:

	For the Years Ended December 31,
	2011	2010	2009

Weighted average grant date fair value per share of options	$3.66	$1.00	$0.27
Total intrinsic value of options exercised	$3,044,903	$659,148	$—

Restricted Stock Awards

In April 2008, the Company issued restricted stock awards to certain of its management staff for a total of 841,250 shares of common stock. The vesting schedule for these restricted stock awards was as follows: (i) 33% of the total awarded shares vest on the first date after the grant date that the Company’s “Recognized Revenue” equals $50 million, (ii) 34% of the awarded shares vest on the first date after the grant date that the Company’s Recognized Revenue is greater than $115 million and (iii) 33% of the awarded shares shall vest on the first day after the grant date that the Company’s Recognized Revenue is greater than $150 million. In any event, all outstanding restricted stock awards vested on the third anniversary of the grant date, which was April 2011. For purposes of the vesting schedule, Recognized Revenue is defined as the cumulative gross revenue generated by (i) sales of products that have been delivered to customers of the Company or one of its subsidiaries, or (ii) licensing of the technology developed by the Company or one of its subsidiaries, since January 1, 2008.

On April 28, 2011, the Company issued restricted stock awards to its Chief Executive Officer for a total of 1,000,000 shares of common stock. The vesting schedule for these restricted stock awards is 100% vested on the fourth anniversary of the grant date.

For the years ended December 31, 2011, 2010 and 2009, the Company recorded compensation expense related to restricted stock awards of $484,000, $(14,000) and $2.1 million, respectively.

A summary of nonvested shares of restricted stock awards (“RSAs”) outstanding under the Company’s Equity Plan as of December 31, 2011 and changes during the year then ended is as follows:

	Number of Shares	Weighted Average Grant Date Fair Value

Nonvested as of December 31, 2010	176,668	$4.90
Granted	1,000,000	3.50
Vested	(135,001)	4.90
Forfeited	(41,667)	4.90

Nonvested as of December 31, 2011	1,000,000	$3.50

The fair value of the restricted stock that vested during the years ended December 31, 2011 and 2010 was $662,000 and $1.1 million, respectively. As of December 31, 2011, there was $2.9 million of unrecognized compensation cost related to restricted stock granted under the Equity Plan.

Stock–Based Compensation Valuation and Expense

The Company accounts for its stock-based compensation plan using the fair value method. The fair value method requires the Company to estimate the grant date fair value of its stock based awards and amortize this fair value to compensation expense over the requisite service period or vesting term. To estimate the fair value of the Company’s stock-based awards the Company currently uses the Black-Scholes pricing model. The determination of the fair value of stock-based awards on the date of grant using an option- pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors, the risk-free interest rate and expected dividends. Due to the inherent limitations of option-valuation models available today, including future events that are unpredictable and the estimation process utilized in determining the valuation of the stock-based awards, the ultimate value realized by award holders may vary significantly from the amounts expensed in the Company’s financial statements. For restricted stock awards, grant date fair value is based upon the market price of the Company’s common stock on the date of the grant. This fair value is then amortized to compensation expense over the requisite service period or vesting term.

Stock-based compensation expense is recorded net of estimated forfeitures such that expense is recorded only for those stock-based awards that are expected to vest. A forfeiture rate is estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from initial estimates.

The Company recorded stock option expense of $3.2 million, $3.9 million and $1.3 million for the years ended December 31, 2011, 2010 and 2009, respectively.

The weighted average assumptions used to value stock option grants were as follows:

	For the Years Ended December 31,
Variable Ranges	2011	2010	2009
Exercise price	$2.50 - $5.05	$1.00 - $3.31	$0.60 - $1.00
Fair market value of the underlying stock on date of grant	$2.50 - $5.05	$0.85 - $3.31	$0.60 - $0.41
Stock Option Grants:
Risk-free interest rate	0.92% - 2.37%	1.33% - 2.61%	2.43% - 3.52%
Expected life, in years	4.00 - 6.25	0.12 - 6.25	10.0
Expected volatility	71.10% - 100.05%	63.4% - 86.1%	75.0%
Expected dividend yield	0.0%	0.0%	0.0%
Expected forfeiture rate	8.78%	23.0%	0.0%
Fair value per share	$1.91 - $3.29	$0.29 - $2.28	$0.28 - $0.35

The following describes each of these assumptions and the Company’s methodology for determining each assumption:

Risk-Free Interest Rate

The Company estimates the risk-free interest rate using the U.S. Treasury bill rate with a remaining term equal to the expected life of the award.

Expected Life

The expected life represents the period that the stock option awards are expected to be outstanding derived using the “simplified” method as allowed under the provisions of the SEC’s Staff Accounting Bulletin No. 107 as the Company does not believe it has sufficient historical data to support a more detailed assessment of the estimate.

Expected Volatility

The Company estimates expected volatility based on the historical volatility of the Company’s common stock and its peers.

Expected Dividend Yield

The Company estimates the expected dividend yield by giving consideration to its current dividend policies as well as those anticipated in the future considering the Company’s current plans and projections.

2008 Employee Stock Purchase Plan

On December 23, 2008, the board of directors adopted the Lighting Science Group Corporation 2008 Employee Stock Purchase Program (the “2008 ESPP”). The purpose of the 2008 ESPP was to provide a means through which employees could purchase shares of common stock on an after-tax basis through payroll deductions. All Company employees were eligible to participate and amounts credited to a participant’s account during each payroll period were automatically used to purchase a whole share based on the fair market value of the common stock on the date the shares are purchased. There was no limit on the number of shares that may be purchased under the 2008 ESPP. On February 10, 2011, in conjunction with the board of directors’ adoption of the Lighting Science Group Corporation 2011 Employee Stock Purchase Plan (the “2011 ESPP”), the 2008 ESPP was amended, effective as of March 1, 2011, to prohibit individuals who are eligible to participate in the 2011 ESPP from participating in the 2008 ESPP. During 2011, the Company issued 350 shares of its common stock to certain employees under the 2008 ESPP at $4.13 per share.

2011 Employee Stock Purchase Plan

All employees of the Company and any designated subsidiary are eligible to participate in the 2011 ESPP, subject to certain exceptions. The total number of shares of common stock that may be purchased by eligible employees under the 2011 ESPP is 2,000,000 shares, subject to adjustment. The 2011 ESPP is a qualified employee stock purchase plan under Section 423 of the Code and was approved by the Company’s stockholders at its annual meeting on August 10, 2011.

The purpose of the 2011 ESPP is to provide employees of the Company and designated subsidiaries with an opportunity to acquire a proprietary interest in the Company. Accordingly, the 2011 ESPP offers eligible employees the opportunity to purchase shares of common stock of the Company at a discount to the market value through voluntary systematic payroll deductions. For the initial offering under the 2011 ESPP, a participant may elect to use up to 30% of his or her compensation to purchase whole shares of common stock of the Company, but may not purchase more than 2,000 shares per year. The purchase price for each purchase period will be 85% of the fair market value of a share of common stock of the Company on the purchase date, rounded up to the nearest whole cent. Unless sooner terminated by the board of directors, the 2011 ESPP will remain in effect until December 31, 2020. During 2011, the Company issued 13,705 shares of its common stock to certain employees under the 2011 ESPP at prices ranging from $1.62 to $2.32 per share.

Note 13: Restructuring Expenses

In September 2011, the Company began implementing a restructuring plan designed to further increase efficiencies across the organization and lower the overall cost structure. This restructuring plan included a reduction in full time headcount in the United States, which was completed in October 2011. For the year ended December 31, 2011, the Company incurred $522,000 of costs as a result of severance and termination benefits and a write-down of tooling, production and test equipment of $76,000. In addition, the restructuring plan included recording an inventory valuation allowance of $19.2 million and a provision for losses on purchase commitments of $8.5 million for the year ended December 31, 2011, which are included in cost of goods sold.

In August 2010, the Company announced restructuring plans to increase efficiencies across the organization and lower the overall cost structure. These plans included the consolidation of the Company’s research and development and product development operations, including its California operations to the Company’s headquarters in Satellite Beach, Florida and the restructuring of the European operations from a development and manufacturing business to a sales and marketing business. These restructuring plans included a reduction in full time headcount in the United States and Europe, which was partially completed by December 2010 and was completed in the first quarter of 2011. For the year ended December 31, 2010, the Company incurred $1.7 million of severance and termination benefits and rent costs as a result of the closing of the California offices and a reduction in workforce and relocation to smaller offices in The Netherlands. These expenses were partially offset by the $601,000 gain on the exit of LEDS Japan, the Company’s Japanese operation.

In the second quarter of 2009, the Company determined it would consolidate U.S. operations from four locations to two and moved both the Dallas, Texas based headquarters and the New Jersey based light engine business to Satellite Beach, Florida. In addition, headcount was reduced for the California business. For the year ended December 31, 2009, the Company incurred $950,000 of costs related to severance and termination benefits related to these headcount reductions.

A summary of the restructuring and other costs recognized for the years ended December 31, 2011, 2010 and 2009 are as follows:

	Workforce Reduction	Excess Facilities	Other Exit Costs	Total

Amounts expected to be incurred	$2,185,694	$764,718	$461,648	$3,412,060

Amounts incurred in:
2009	702,625	408,564	—	1,111,189
2010	961,437	356,154	385,243	1,702,834
2011	521,632	—	76,405	598,037

Cumulative amount incurred as of December 31, 2011	$2,185,694	$764,718	$461,648	$3,412,060

The expenses for the year ended December 31, 2010 were partially offset by the $601,000 gain on the exit of LEDS Japan, the Company’s Japanese operation.

As of December 31, 2011 and 2010, the accrued liability associated with the restructuring and other related charges consisted of the following:

	Workforce Reduction	Excess Facilities	Total
Accrued liability as of December 31, 2009	$602,598	$408,565	$1,011,163
Charges	961,438	356,154	1,317,592
Payments	(1,400,259)	(297,412)	(1,697,671)

Accrued liability as of December 31, 2010	$163,777	$467,307	$631,084
Charges	521,632	—	521,632
Payments	(317,241)	(292,468)	(609,709)

Accrued liability as of December 31, 2011	$368,168	$174,839	$543,007

The remaining accrual as of December 31, 2011, of $543,000 is expected to be paid during the year ending December 31, 2012.

The restructuring and other related charges are included in the line item restructuring expenses in the consolidated statement of operations.

Note 14: Income Taxes

The Company accounts for income taxes under FASB ASC 740, “Accounting for Income Taxes” (“ASC 740”). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

The components of the consolidated income tax provision (benefit) from continuing operations are as follows:

	For the Years Ended December 31,
	2011	2010	2009

Loss before taxes
Domestic	$(88,529,365)	$(280,248,240)	$(41,270,723)
Foreign	(1,905,203)	(16,013,806)	(7,279,206)

Total	$(90,434,568)	$(296,262,046)	$(48,549,929)

Deferred income tax expense (benefit)
Federal	$—	$—	$1,191,588
State	—	—	—
Foreign	—	(1,123,107)	(1,604,590)

Deferred income tax benefit	$—	$(1,123,107)	$(413,002)

Income tax benefit	$—	$(1,123,107)	$(413,002)

The reconciliation of the provision for income taxes from continuing operations at the United States Federal statutory tax rate of 34% is as follows:

	For the Years Ended December 31,
	2011	2010	2009

Loss before taxes	$(90,434,568)	$(296,262,046)	$(48,549,929)

Income tax benefit applying United States federal statutory rate of 34%	$(30,747,753)	$(100,729,096)	$(16,506,976)
State taxes, net of federal benefit	(2,101,978)	(1,862,197)	—

Permanent differences
Accretion of preferred stock	81,399	24,846,275.00	—
Preferred stock dividends	80,860	1,201,830.00	—
Derivative fair value adjustment	—	51,189,560.00	—
Qualified stock option expense	—	754,640.00	—
Goodwill impairment	978,797	—	—
Life insurance proceeds	(2,380,000)	—	—
Other	110,030	—	61,791
Increase in valuation allowance	31,771,303	27,396,343	15,992,522
Change in effective tax rate - United States	2,333,139	(4,138,374)	—
Change in effective tax rate - foreign	266,728	406,760	—
Rate difference between United States federal statutory rate and Netherlands statutory rate	—	2,241,933	577,652
Other	(392,525)	(2,430,781)	(537,991)

Income tax expense (benefit)	$—	$(1,123,107)	$(413,002)

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred income taxes are as follows:

	As of December 31,
	2011	2010

Deferred income tax assets
Net operating loss carryforwards	$84,966,611	$62,204,274
Net operating loss carryforwards recorded by foreign subsidiary	2,945,626	2,565,528
Charitable contribution carryforward	31,714	10,348
Stock based compensation	2,190,217	1,517,591
Inventories	6,538,048	1,048,025
Reserve for losses on non-cancelable purchase commitments	1,727,951	—
Accounts receivable	501,188	170,472
Impairment on intangible assets	450,867	—
Warranty liability	191,194	204,942
Accrued vacation	247,767	175,629
Accrued Florida use tax	45,633	—

Total deferred income tax assets	99,836,816	67,896,809
Less: valuation allowance	(99,668,104)	(67,896,809)

Net deferred tax assets	$168,712	$—

Deferred income tax liabilities
Stock losses	$(168,712)	$—

Total deferred income tax liabilities	(168,712)	—

Net deferred tax liabilities	$—	$—

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. After consideration of all evidence, both positive and negative, management has determined that a $99.7 million valuation allowance as of December 31, 2011 is necessary to reduce the deferred tax assets to the amount that will more likely than not be realized. The change in the valuation allowance for the current year is $31.8 million.

As of December 31, 2011, the Company had tax loss carryforwards available to offset future income taxes, subject to expiration as follows:

Year of Expiration	United States Net Operating Tax Loss Carryforwards	The Netherlands Net Operating Tax Loss Carryforwards

2012	$4,586,864	$—
2016	—	3,869,995
2017	—	4,265,206
2018	13,760,592	4,692,440
2019	2,293,432	1,900,491
2020	1,473,066	—
2021	2,769,043	—
2022	1,840,300	—
2023	2,031,270	—
2024	3,353,481	—
2025	2,293,432	—
2026	2,293,432	—
2027	9,937,230	—
2028	29,631,134	—
2029	33,916,312	—
2030	50,887,617
2031	68,050,710

Total	$229,117,915	$14,728,132

At the time of the reverse merger transaction and resulting change in control, the Company had accumulated approximately $75.0 million in loss carryforwards. As a result of the change in control, the Company is limited by Section 382 of the Internal Revenue Code in the amount of loss carryforwards that it may apply to its taxable income in any tax year. These loss carryforwards expire from 2012 through 2030. To the extent the Company is able to utilize available loss carryforwards that arose from operations in tax years prior to September 26, 2003, any benefit realized will be credited to income tax expense.

The Company recognizes tax benefits from uncertain tax positions only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. As of December 31, 2011 and 2010, the Company had no unrecognized tax benefits. The Company’s policy is to recognize interest and penalties related to income taxes in its income tax provision. The Company has not accrued or paid interest or penalties which were material to its results of operations for the years ended December 31, 2011, 2010 and 2009.

The Company files income tax returns in its U.S. federal jurisdictions and various state jurisdictions. As of December 31, 2011, the Company’s income tax returns prior to 2008 and 2007 are closed to examination for federal and state purposes, respectively. The Company’s 2008 federal income tax return is currently being examined by the Internal Revenue Service. Additionally, income tax returns filed in the Netherlands for the years 2009 and 2010 are being examined by the taxing authorities. The Company does not anticipate any material change in the next 12 months for uncertain tax positions.

Note 15: Geographic Information

For the years ended December 31, 2011, 2010 and 2009, the Company has determined that the United States and the Netherlands were the only regions from which the Company had in excess of 10% of revenue. The following tables set out the total revenue and total assets of the geographical regions:

	For the Years Ended December 31,
Total Revenues by Geographical Region	2011	2010	2009
United States	$101,189,399	$42,223,225	$18,270,531
The Netherlands	6,218,034	8,843,899	10,428,418
Other	1,574,155	2,101,889	2,677,867

	$108,981,588	$53,169,013	$31,376,816

	As of December 31,
Total Assets by Geographical Region	2011	2010
United States	$104,919,955	$64,860,527
Mexico	4,912,973	2,054,782
The Netherlands	2,648,464	4,675,136
Other	2,169,116	902,918

	$114,650,508	$72,493,363

Note 16: Concentrations of Credit Risk

For the years ended December 31, 2011 and 2010, the Company had two customers whose revenue collectively represented 73% and 56% of total revenue, respectively. For the year ended December 31, 2009, the Company had no customers whose revenue was greater than 10% of total revenue.

As of December 31, 2011 and 2010, the Company had two customers whose accounts receivable balance collectively represented 69% and 47% of accounts receivables, net of reserves, respectively.

Note 17: Commitments and Contingencies

Purchase Commitments

As of December 31, 2011, the Company had $45.2 million in purchase commitments, which are generally non-cancellable.

Lease Commitments

As of December 31, 2011, the Company had the following commitments under operating leases for property and equipment for each of the next five years:

Year	Amount
2012	$2,006,155
2013	650,755
2014	466,558
2015	98,152
2016	38,174
Thereafter	—

$3,259,794

During the years ended December 31, 2011, 2010 and 2009, the Company incurred rent expense of $2.6 million, $1.4 million and $1.5 million, respectively.

Agreements with Contract Manufacturers

The Company currently depends on a small number of contract manufacturers to manufacture its products. If any of these contract manufacturers were to terminate their agreements with the Company or fail to provide the required capacity and quality on a timely basis, the Company may be unable to manufacture and ship products until replacement contract manufacturing services could be obtained.

Other Contingencies

In the ordinary course of business, the Company and its subsidiaries are routinely defendants in or parties to pending and threatened legal actions and proceedings. In accordance with applicable accounting guidance, the Company establishes an accrued liability for litigation and regulatory matters when those matters present loss contingencies that are both probable and estimable. In such cases, there may be an exposure to loss in excess of any amounts accrued. When a loss contingency is not both probable and estimable, the Company does not establish an accrued liability. As a litigation or regulatory matter develops, the Company, in conjunction with counsel handling the matter, evaluates on an ongoing basis whether such matter presents a loss contingency that is probable and estimable. If, at the time of evaluation, the loss contingency related to a litigation or regulatory matter is not both probable and estimable, the matter will continue to be monitored for further developments that would make such loss contingency both probable and estimable. Once the loss contingency related to a litigation or regulatory matter is deemed to be both probable and estimable, the Company will establish an accrued liability with respect to such loss contingency and record a corresponding amount of litigation-related expense. The Company continues to monitor matters for further developments that could affect the amount of the accrued liability that has been previously established.

During October 2011, the Company was notified of a contract dispute with one of its customers of LSGBV that seeks monetary damages of $1.2 million. Because of the inherent uncertainties associated with the matter, including the early stage, the Company can only estimate a possible range of loss of zero to $1.2 million, and accordingly, no amounts have been provided in the Company’s financial statements. The Company believes it has meritorious defenses to the allegations, and the Company intends to vigorously defend against the allegations.

Note 18: Defined Contribution Plan

The Company has a qualified 401(k) plan (the “401(k) Plan”) covering substantially all employees in the United States. The 401(k) Plan was established under Internal Revenue Code Section 401(k). As of January 1, 2011, the Company began matching 50% of the first 6% of employee contributions and for the year ended December 31, 2011, the Company contributed $194,000 to the 401(k) Plan. No contributions were made to the 401(k) Plan for the years ended December 31, 2010 or 2009.

Note 19: Quarterly Financial Data (Unaudited)

The following is a summary of the Company’s consolidated quarterly results of operations for each of the years ended December 31, 2011 and 2010:

	2011
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Revenue	$21,218,416	$23,441,614	$27,350,283	$36,971,275
Gross margin	(1,518,969)	1,375,859	(25,126,342)	5,063,895
Net loss	(16,361,792)	(7,180,563)	(49,084,542)	(17,807,671)
Basic and diluted net loss per weighted average common share	$(0.10)	$(0.04)	$(0.25)	$(0.09)

	2010
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter

Revenue	$5,433,944	$9,759,159	$15,137,902	$22,838,008
Gross margin	1,122,500	(774,671)	(1,658,756)	(4,541,911)
Net loss	(13,593,828)	(112,082,211)	(56,698,794)	(112,764,106)
Basic and diluted net loss per weighted average common share	$(0.47)	$(3.70)	$(1.85)	$(1.32)

Note 20: Valuation and Qualifying Accounts

Valuation and qualifying accounts deducted from the assets to which they apply	Balance as of Beginning of Period	Currency Translation Adjustments	Additions Charged to Costs and Expenses	Additions Charged (Credited) to Other Accounts	Deductions from Allowances	Balance as of End of Period
Allowance for doubtful accounts
2011	$851,191	(9,133)	2,001,614	—	(1,330,061)	$1,513,611
2010	$620,664	(28,275)	604,761	—	(345,959)	$851,191
2009	$995,462	(6,765)	747,828	—	(1,115,861)	$620,664

Inventory valuation allowance
2011	$4,338,665	(32,485)	20,537,341	2,743,170	(7,844,811)	$19,741,880
2010	$7,842,604	(230,112)	2,691,787	—	(5,965,614)	$4,338,665
2009	$4,864,532	38,349	4,451,542	—	(1,511,819)	$7,842,604

Provision for purchase commitments
2011	$—	—	8,549,202	(2,743,170)	—	$5,806,032
2010	$—	—	—	—	—	$—
2009	$—	—	—	—	—	$—

Note 21: Subsequent Events

From January 1, 2012 through April 13, 2012, the Company issued an aggregate of 12,250 units of its Series G Preferred Units for total proceeds of $12.3 million. Each Series G Unit consists of: (i) one share of the Series G Preferred Stock (the “Series G Preferred Stock”) and (ii) 83 shares of common stock.

Of the 46,358 Series G Units issued through April 13, 2012, the Company issued 5,000 units of its Series G Units to Continental Casualty Company (“Continental”) on January 17, 2012, for total proceeds of $5.0 million. As partial consideration for Continental’s purchase of the Series G Units, LSGC Holdings agreed to certain amendments to the terms of the senior preferred membership interests in LSGC Holdings held by Continental. In addition, LSGC Holdings may be obligated to redeem the preferred membership interests if the Company (i) incurs aggregate indebtedness that exceeds (a) the indebtedness permitted under its working capital facility, not to exceed $75.0 million in total credit thereunder and (b) such additional unsecured indebtedness that when aggregated with such working capital facility, if any, exceed 300% of its earnings before interest, taxes, depreciation and amortization for the last 12 months or (ii) the Company issues outstanding preferred equity securities having an original principal amount of over $80.0 million in the aggregate. On January 17, 2012, in consideration for LSGC Holdings’ agreement to amend the preferred membership interest held by Continental, the Company entered into a letter agreement with LSGC Holdings pursuant to which it agreed to indemnify LSGC Holdings and its affiliates for any and all losses or damages as a result of any breach of, or redemption obligation arising, in connection, with the LSGC Holdings preferred membership interests held by Continental arising out of or relating to the Company’s incurrence of indebtedness in excess of the applicable cap or issuance of preferred equity securities in excess of the applicable cap. Pursuant to the letter agreement, the Company also agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to the Private Placements.

Through April 13, 2012, 15,650 and 12,958 Series G Units have been issued to PCA Holdings and Holdings II, respectively, for total proceeds of $15.7 million and $13.0 million, respectively, and 4,500 Series G Units have been issued to Leon Wagner, a member of the board of directors, for total proceeds of $4.5 million.

LIGHTING SCIENCE GROUP CORPORATION

AND SUBSIDIARIES

FORM 10-Q

For the Quarter Ended June 30, 2012

Page

PART I—Financial Information	F-38

Item 1. Financial Statements (Unaudited)	F-38

Condensed Consolidated Balance Sheets	F-38

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Three Months Ended June 30, 2012 and 2011	F-39

Condensed Consolidated Statements of Operations and Comprehensive Loss for the Six Months Ended June 30, 2012 and 2011	F-40

Condensed Consolidated Statement of Stockholders’ (Deficit) Equity	F-41

Condensed Consolidated Statements of Cash Flows	F-42

Notes to the Condensed Consolidated Financial Statements (Unaudited)	F-43

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Item 3. Quantitative and Qualitative Disclosures about Market Risk

Item 4. Controls and Procedures

PART II — Other Information

Item 1. Legal Proceedings

Item 2. Unregistered Sales of Equity Securities and Use of Proceeds

Item 5. Other Information

Item 6. Exhibits

Signatures

PART I—FINANCIAL INFORMATION

Item 1. Financial Statements

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2012	December 31, 2011
Assets
Current assets:
Cash and cash equivalents	$29,741,038	$3,071,673
Restricted cash	5,000,000	5,000,000
Accounts receivable, net	16,415,297	29,008,313
Inventories, net	39,942,152	44,887,539
Prepaid expenses	5,326,315	9,159,977
Other current assets	514,407	520,660

Total current assets	96,939,209	91,648,162

Property and equipment, net	20,001,381	20,595,723
Intangible assets, net	1,059,617	989,096
Other long-term assets	1,067,082	1,417,527

Total assets	$119,067,289	$114,650,508

Liabilities and Stockholders’ (Deficit) Equity
Current liabilities:
Lines of credit	$28,175,466	$34,227,288
Current portion of long-term debt	3,881	11,025
Accounts payable	24,883,349	29,350,816
Provision for losses on non-cancelable purchase commitments	5,351,697	5,806,032
Accrued expenses	4,549,671	3,927,350
Unearned revenue	5,923	40,999

Total current liabilities	62,969,987	73,363,510

Long-term debt, less current portion	16,814	18,796
Redeemable Series G Preferred Stock, $0.001 par value, authorized 80,000 shares, issued and outstanding 0 and 34,108 shares as of June 30, 2012 and December 31, 2011, respectively.	—	28,683,703
Riverwood Warrant liability	16,102,335	—

Total other liabilities	16,119,149	28,702,499

Total liabilities	79,089,136	102,066,009

Series H Redeemable Convertible Preferred stock, $.001 par value, authorized 90,000 shares, 65,051 and 0 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	130,105,110	—
Series I Redeemable Convertible Preferred stock, $.001 par value, authorized 90,000 shares, 62,359 and 0 shares issued and outstanding as of June 30, 2012 and December 31, 2011, respectively	124,736,627	—

	254,841,737	—

Commitments and contingencies

Stockholders' (deficit) equity:

Preferred stock, $.001 par value, authorized 100,000,000 shares, 65,051 shares of Series H and 62,359 shares of series I issued and outstanding as of June 30, 2012 and 34,108 shares of Series G issued and outstanding as of December 31, 2011

Common stock, $.001 par value, authorized 400,000,000 shares, 206,947,124 and 204,815,210 shares issued as of June 30, 2012 and December 31, 2011, respectively, 204,442,124 and 204,815,210 shares outstanding as of June 30, 2012 and December 31, 2011, respectively	206,947	204,815
Additional paid-in capital	394,701,875	549,603,740
Accumulated deficit	(602,529,930)	(533,576,159)
Accumulated other comprehensive loss	(3,484,976)	(3,647,897)
Treasury stock, 2,505,000 and 0 shares as of June 30, 2012 and December 31, 2011, respectively, at cost	(3,757,500)	—

Total stockholders’ (deficit) equity	(214,863,584)	12,584,499

Total liabilities and stockholders’ (deficit) equity	$119,067,289	$114,650,508

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended June 30,
	2012	2011
Revenue (net of noncash sales incentives of $341,000 and $535,000 for the three months ended June 30, 2012 and 2011, respectively)	$30,073,451	$23,441,614
Cost of goods sold (includes inventory valuation allowance of $12.3 million and provision for losses on purchase commitments of $2.7 million for the three months ended June 30, 2012, due to restructuring, and inventory valuation allowance of $255,000 and provision for losses on purchase commitments of $0 for the three months ended June 30, 2011)	50,339,725	22,065,755

Gross (deficit) margin	(20,266,274)	1,375,859

Operating expenses:
Sales and marketing (includes related party expenses of $44,000 and $174,000 for the three months ended June 30, 2012 and 2011, respectively)	4,715,819	4,263,117
Operations (includes related party expenses of $19,000 and $70,000 for the three months ended June 30, 2012 and 2011, respectively)	4,312,357	3,314,129
Research and development	2,535,139	2,909,837
General and administrative (includes related party expenses of $145,000 and $188,000 for the three months ended June 30, 2012 and 2011, respectively)	5,289,211	4,018,731
Restructuring expenses	1,851,252	—
Depreciation and amortization	2,345,518	1,010,324

Total operating expenses	21,049,296	15,516,138

Loss from operations	(41,315,570)	(14,140,279)

Other income (expense):
Interest income	1,045	149,267
Interest expense	(1,478,320)	(194,796)
Related party interest expense	(227,409)	(43,200)
Decrease in fair value of liabilities under derivative contracts	361,850	—
Dividends on preferred stock	(776,835)	—
Accretion of preferred stock	(6,847,782)	—
Other (expense) income, net	(146,633)	7,048,445

Total other (expense) income	(9,114,084)	6,959,716

Loss before income tax expense	(50,429,654)	(7,180,563)

Income tax expense	—	—

Net loss	(50,429,654)	(7,180,563)

Foreign currency translation gain	133,176	73,368

Comprehensive loss	$(50,296,478)	$(7,107,195)

Basic and diluted net loss per weighted average common share	$—	$(0.04)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.98)	$—

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(0.94)	$—

Basic and diluted weighted average number of common shares outstanding	—	193,222,011

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	171,864,462	—

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	33,181,675	—

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
Revenue (net of noncash sales incentives of $716,000 and $2.5 million for the six months ended June 30, 2012 and 2011, respectively)	$69,012,432	$44,660,030
Cost of goods sold (includes inventory valuation allowance of $12.4 million and provision for losses on purchase commitments of $2.7 million for the six months ended June 30, 2012, due to restructuring, and inventory valuation allowance of $265,000 and provision for losses on purchase commitments of $0 for the six months ended June 30, 2011)	85,357,714	44,803,140

Gross deficit	(16,345,282)	(143,110)

Operating expenses:
Sales and marketing (includes related party expenses of $209,000 and $278,000 for the six months ended June 30, 2012 and 2011, respectively)	10,040,768	7,667,383
Operations (includes related party expenses of $23,000 and $116,000 for the six months ended June 30, 2012 and 2011, respectively)	8,463,159	6,371,606
Research and development	4,885,544	5,043,581
General and administrative (includes related party expenses of $270,000 and $375,000 for the six months ended June 30, 2011 and 2010, respectively)	11,141,586	9,058,847
Restructuring expenses	1,851,252	—
Depreciation and amortization	4,318,851	1,825,437

Total operating expenses	40,701,160	29,966,854

Loss from operations	(57,046,442)	(30,109,964)

Other income (expense):
Interest income	4,323	152,387
Interest expense	(2,576,964)	(354,004)
Related party interest expense	(250,000)	(43,200)
Decrease in fair value of liabilities under derivative contracts	361,850	—
Dividends on preferred stock	(1,799,392)	—
Accretion of preferred stock	(7,523,459)	—
Other income (expense), net	(123,687)	6,812,424

Total other (expense) income	(11,907,329)	6,567,607

Loss before income tax expense	(68,953,771)	(23,542,357)

Income tax expense	—	—

Net loss	(68,953,771)	(23,542,357)

Foreign currency translation gain	162,921	216,573

Comprehensive loss	$(68,790,850)	$(23,325,784)

Basic and diluted net loss per weighted average common share	$—	$(0.13)

Basic and diluted net loss per weighted average common share attributable to controlling shareholders	$(0.99)	$—

Basic and diluted net loss per weighted average common share attributable to noncontrolling shareholders	$(1.46)	$—

Basic and diluted weighted average number of common shares outstanding	—	178,194,716

Basic and diluted weighted average number of common shares outstanding attributable to controlling shareholders	172,079,397	—

Basic and diluted weighted average number of common shares outstanding attributable to noncontrolling shareholders	32,767,721	—

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ (DEFICIT) EQUITY

(Unaudited)

	Common Stock		Additional Paid In Capital	Treasury Stock	Accumulated Deficit	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance December 31, 2011	204,815,210	$204,815	$549,603,740	$—	$(533,576,159)	$(3,647,897)	$12,584,499
Issuance of restricted stock and options for directors’ compensation	548,448	549	633,041	—	—	—	633,590
Stock based compensation expense	—	—	1,994,035	—	—	—	1,994,035
Stock issued under equity compensation plans	68,716	68	845,947	—	—	—	846,015
Deemed dividends on Series H and I Redeemable Convertible Preferred Stock (including a beneficial conversion feature of $34.6 million)	—	—	(148,505,466)		—	—	(148,505,466)
Issuance of Repurchase obligation	—	—	(12,100,000)		—	—	(12,100,000)
Issuance of common stock in connection with Series G Units	1,514,750	1,515	1,903,169	—	—	—	1,904,684
Receipt of treasury stock	(2,505,000)	—	—	(3,757,500)	—	—	(3,757,500)
Change in fair value of Repurchase Obligation	—	—	(388,175)	—	—	—	(388,175)
Warrant issued to a customer	—	—	715,584	—	—	—	715,584
Net loss	—	—	—	—	(68,953,771))	—	(68,953,771)
Foreign currency translation adjustment	—	—	—	—	—	162,921	162,921

Balance June 30, 2012	204,442,124	$206,947	$394,701,875	$(3,757,500)	$(602,529,930)	$(3,484,976)	$(214,863,584)

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Net loss	$(68,953,771)	$(23,542,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,318,851	1,825,437
Issuance of restricted stock and stock options for directors' compensation	633,590	945,001
Non-cash stock option and restricted stock compensation expense	1,994,035	1,238,979
Accretion of preferred stock redemption value	7,523,459	—
Non-cash sales incentive	715,584	2,480,900
Allowance for doubtful accounts receivable	393,289	523,953
Inventory valuation allowance	12,358,895	264,567
Provision for losses on non-cancelable purchase commitments	2,655,567	—
Decrease in fair value of warrants	(361,850)	—
Dividends on preferred stock	1,799,392	—
(Gain) loss on disposal of assets	(35,482)	187,569
Changes in operating assets and liabilities:
Accounts receivable	12,200,840	(4,114,298)
Inventories	(10,491,799)	(37,366,720)
Prepaid expenses	3,835,623	(1,026,015)
Other current and long-term assets	356,697	(128,243)
Accounts payable	(4,467,467)	6,830,501
Accrued expenses and other liabilities	656,151	(960,315)
Unearned revenue	(35,076)	(115,152)

Net cash used in operating activities	(34,903,472)	(52,956,193)

Cash flows from investing activities:
Purchase of property and equipment	(3,576,077)	(10,181,675)
Capitalized patents	(219,796)	—
Proceeds from sale of property and equipment	36,000	67,500

Net cash used in investing activities	(3,759,873)	(10,114,175)

Cash flows from financing activities:
Net (payments) proceeds from draws on lines of credit and other short-term borrowings	(6,063,550)	9,806,823
Proceeds from long-term borrowings	—	25,700
Payment of short and long-term debt	(9,211)	(42,865)
Restricted cash related to line of credit	—	(5,000,000)
Proceeds from issuance of common stock under equity compensation plans	846,015	949,360
Redemption of 6% Convertible Preferred Stock	(33,830)	—
Proceeds from private placement of common stock	—	59,299,928
Placement agent commissions on private placements	(4,620,413)	(1,783,497)
Proceeds from issuance of Series G Preferred Units	18,250,000	—
Proceeds from issuance of Series H Redeemable Convertible Preferred Stock	60,705,000	—
Proceeds from issuance of Series I Redeemable Convertible Preferred Stock	6,364,000
Payment in settlement of Repurchase Obligation	(10,245,675)	—

Net cash provided by financing activities	65,192,336	63,255,449

Effect of exchange rate changes on cash	140,374	(7,816)

Net increase in cash	26,669,365	177,265
Cash and cash equivalents balance at beginning of period	3,071,673	14,489,700

Cash and cash equivalents balance at end of period	$29,741,038	$14,666,965

Supplemental disclosures:
Interest paid during the period	$2,854,392	$66,469

Non-cash investing and financing activities:
Issuance of Repurchase Obligation	$12,100,000	$—

Change in fair value of Repurchase Obligation	$388,175	$—

Settlement of Repurchase Obligation with issuance of Series I Redeemable Convertible Preferred Stock	$(6,000,000)	$—

Treasury stock received in settlement of Repurchase Obligation	$3,757,500	$—

Deemed dividends on Series H and I Preferred Stock	$(148,505,466)	$—

Conversion of debt to equity	$—	$6,543,200

The accompanying notes are an integral part of the condensed consolidated financial statements.

LIGHTING SCIENCE GROUP CORPORATION AND SUBSIDIARIES

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

NOTE 1. DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Overview

Lighting Science Group Corporation (the “Company”) was incorporated in Delaware in 1988 and it designs, develops, manufactures and markets general illumination products that exclusively use light emitting diodes (“LEDs”) as their light source. The Company’s product portfolio includes LED-based retrofit lamps (replacement bulbs) that can be used in existing light fixtures and sockets as well as purpose built LED-based luminaires (light fixtures), for many common indoor and outdoor residential, commercial, industrial and public infrastructure lighting applications. The Company assembles and manufactures its products both internally and through its contract manufacturer in Mexico.

Basis of Financial Statement Presentation

The accompanying unaudited condensed consolidated financial statements are presented pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”) in accordance with the disclosure requirements for the quarterly report on Form 10-Q and therefore do not include all of the information and footnotes required by generally accepted accounting principles (“GAAP”) for complete financial statements. In the opinion of management, the unaudited condensed consolidated financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary to fairly state the results for the interim periods presented. The condensed consolidated balance sheet as of December 31, 2011 is derived from the Company’s audited financial statements. Operating results for the three and six months ended June 30, 2012 are not necessarily indicative of the results that may be expected for the year ending December 31, 2012. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements as of and for the year ended December 31, 2011 and notes thereto included in the Company’s Annual Report on Form 10-K filed with the SEC on April 16, 2012, as amended by that certain Amendment No. 1 on Form 10-K/A filed with the SEC on April 30, 2012 and that certain Amendment No. 2 on Form 10-K/A filed with the SEC on May 2, 2012.

The condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in the accompanying consolidated financial statements.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenue and expenses during the reporting periods. The Company’s actual results could differ from these estimates.

Accounts Receivable

The Company records accounts receivable at the invoiced amount when its products are shipped to customers or upon the completion of specific milestone billing requirements. The Company’s receivable balance is recorded net of allowances for amounts not expected to be collected from customers. This allowance for doubtful accounts is the Company’s best estimate of probable credit losses in the Company’s existing accounts receivable. Estimates used in determining the allowance for doubtful accounts are based on historical collection experience, aging of receivables and known collectability issues. The Company writes off accounts receivable when it becomes apparent, based upon age or customer circumstances that such amounts will not be collected. The Company reviews its allowance for doubtful accounts on a quarterly basis. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. Generally, the Company does not require collateral for its accounts receivable and does not regularly charge interest on past due amounts. As of June 30, 2012 and December 31, 2011, accounts receivable of the Company is reflected net of an allowance for doubtful accounts of $1.2 million and $1.5 million, respectively.

As of June 30, 2012 and December 31, 2011, there were $14.4 million and $19.5 million, respectively, of eligible accounts receivable pledged as collateral for the Company’s lines of credit with Wells Fargo Bank, N.A. (“Wells Fargo”) and IFN Finance B.V. (“IFN Finance”).

Revenue Recognition

The Company records revenue when its products are shipped and title passes to customers. When sales of products are subject to certain customer acceptance terms, revenue from such sales is recognized once such terms have been met. The Company also provides its customers with limited rights of return for non-conforming shipments or product warranty claims.

The Company recognizes revenue on certain long-term, fixed price, custom lighting design projects using the percentage of completion method based on the ratio of costs incurred for each contract in a period to the estimated total costs to be incurred for each contract. Contract costs include all direct material, direct labor and other indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. Changes in job performance, job conditions, estimated profitability and final contract settlements may result in revisions to costs and income and are recognized in the period in which the revisions are determined.

For smaller or shorter term custom lighting design projects or projects where estimated total costs cannot be determined, revenue is recognized using the completed contract method and revenue is recognized upon substantial completion and acceptance by the customer of the project. Amounts received as deposits against future completion of completed contract method projects are recorded as unearned revenue until such projects are completed and title passes to the customer.

Fair Value Measurements

Cash and cash equivalents, accounts receivable, accounts payable, amounts due under lines of credit and other short term borrowings, accrued expenses and other current liabilities are carried at their book values, which approximate fair value due to the short-term maturity of these instruments.

The Company’s long-term debt bears interest at variable interest rates and, therefore, its carrying value approximates fair value. The Company’s Series G Preferred Stock (the “Series G Preferred Stock”) was classified as a liability and was carried at its accreted value, which approximates fair value. The Repurchase Obligation (as defined in Note 8 below) was initially recorded at fair value and was marked to fair value each quarter until it was redeemed on May 25, 2012. The Company’s Riverwood Warrant (as defined in Note 8 below) was initially recorded at fair value and is marked to fair value each quarter.

NOTE 3. LIQUIDITY AND CAPITAL RESOURCES

As shown in the condensed consolidated financial statements, the Company has experienced significant net losses as well as negative cash flows from operations since its inception. The Company’s cash outflows primarily relate to its procurement of inventory, payment of salaries, benefits and other operating costs and purchases of production equipment and other capital investments. The Company’s anticipated continued growth is expected to significantly increase its working capital needs during the remainder of 2012, and meeting these needs will be an ongoing challenge. The Company’s primary sources of liquidity have historically been borrowings from Wells Fargo and sales of common stock and preferred stock to, and short-term loans from, affiliates of Pegasus Capital Advisors, L.P. (“Pegasus Capital”), including Pegasus Partners IV, L.P. (“Pegasus IV”), LSGC Holdings, LLC (“LSGC Holdings”), LSGC Holdings II, LLC (“Holdings II”) and PCA LSG Holdings, LLC (“PCA Holdings”), which together with its affiliates, is the Company’s controlling stockholder. However, as detailed below, the Company’s most recent source of liquidity (the Series H and I Preferred Offering) was provided primarily by parties other than Pegasus Capital and its affiliates.

As of June 30, 2012, the Company had cash and cash equivalents of $29.7 million and an additional $5.0 million in cash subject to restrictions pursuant to the Company’s asset-based revolving credit facility with Wells Fargo (the “Wells Fargo ABL”). As of June 30, 2012, the Wells Fargo ABL provided the Company borrowing capacity up to $50.0 million equal to the sum of (i) 85% of its eligible accounts receivable plus up to $7.5 million of eligible inventory less certain reserves established against such accounts receivable and inventory by Wells Fargo from time to time and pursuant to the Wells Fargo ABL plus (ii) unrestricted cash held in a Wells Fargo deposit account (“Qualified Cash”), plus (iii) the amount of the Second Lien Letter of Credit Facility with Ares Capital Corporation (“Ares Capital”), pledged in favor of Wells Fargo (the “Ares Letter of Credit Facility”) for the benefit of the Company, (collectively, the “Borrowing Base”). The Company is at all times required to maintain (i) a Borrowing Base that exceeds by at least $5.0 million, the amount of its outstanding borrowings under the Wells Fargo ABL and (ii) $5.0 million in Qualified Cash. The Company would be required to comply with certain specified EBITDA requirements in the event that it has less than $2.0 million available for borrowing on the Wells Fargo ABL. As of June 30, 2012, the Company had $27.9 million outstanding under the Wells Fargo ABL and additional borrowing capacity of $21.8 million.

Lighting Science Group, B.V. (“LSGBV”), the Company’s Netherlands based subsidiary, has a working capital facility with IFN Finance. The IFN Finance facility is an asset-based facility with a maximum line of credit of €1.5 million, or $1.9 million, and availability is based on 75% of LSGBV’s eligible trade receivable invoices. As of June 30, 2012, the total amount outstanding under the IFN Finance facility was €222,000, or $279,000. This facility is due on demand.

From January 11, 2012 through May 18, 2012, the Company issued an aggregate of 18,250 of its preferred units (the “Series G Preferred Units”) for total proceeds of $18.3 million. Each Series G Preferred Unit consisted of: (i) one share of the Series G Preferred Stock and (ii) 83 shares of common stock. Of these issuances, (a) 6,000 of the Series G Preferred Units were issued to PCA Holdings for total proceeds of $6.0 million, (b) 2,000 of the Series G Preferred Units were issued to Holdings II for total proceeds of $2.0 million, (c) 5,000 of the Series G Preferred Units were issued to Leon Wagner, a member of the Company’s board of directors, for total proceeds of $5.0 million, (d) 250 of the Series G Preferred Units were issued to accredited investors for total proceeds of $250,000 and (e) the remaining 5,000 Series G Preferred Units were issued to Continental Casualty Company (“Continental”) for total proceeds of $5.0 million. As partial consideration for Continental’s purchase of the Series G Preferred Units, LSGC Holdings agreed to certain amendments to the terms of the senior preferred membership interests held by Continental in LSGC Holdings. See Note 9 for additional discussion of the terms of the Series G Preferred Units issued to Continental and the Repurchase Obligation, which was also entered into by the Company with LSGC Holdings in connection with Continental’s purchase of Series G Preferred Units.

On May 25, 2012, the Company entered into a preferred stock subscription agreement (the “Series H and I Subscription Agreement”) with RW LSG Holdings LLC, (“Riverwood Holdings”), an affiliate of Riverwood LSG Management Holdings LLC (“Riverwood Management”) and Riverwood Capital Partners L.P. (“Riverwood Capital,” and together with Riverwood Holdings, Riverwood Management and their affiliates, “Riverwood”) and certain other purchasers, pursuant to which the Company issued 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock (together with the Series H Preferred Stock, the “Preferred Shares”) at a price of $1,000 per Preferred Share (the “Series H and I Preferred Offering”), for gross proceeds of $67.1 million. In conjunction with the Series H and I Preferred Offering, the Company entered into a Support Services Agreement (the “Riverwood Support Services Agreement”) with Riverwood Holdings and Riverwood Management. In connection with the Series H and I Preferred Offering, Riverwood agreed to provide certain financial and structural analysis, due diligence investigations, corporate strategy and other advice and negotiation assistance to the Company (the “Riverwood Services”). As compensation for the Riverwood Services, the Company issued a warrant to Riverwood Management, (the “Riverwood Warrant”) representing the right to purchase 18,092,511 shares of common stock.

The issuance of the Series H Preferred Stock and the Series I Preferred Stock in connection with the consummation of the Series H and I Preferred Offering constituted a “Subsequent Transaction” (as defined in the certificate of designation governing the Series G Preferred Stock), which provided the holders of the Series G Preferred Stock with the right to convert their shares of Series G Preferred Stock into the securities issued in the Subsequent Transaction. The holders of the Series G Preferred Units elected to convert all 52,358 outstanding shares of Series G Preferred Stock into 50,001 shares of Series I Preferred Stock and 4,346 shares of Series H Preferred Stock. See Note 8 for additional discussion of the terms of the Series H and I Preferred Stock and the conversion of the Series G Preferred Stock into Series H and I Preferred Stock.

The Company believes it will have sufficient capital to fund its operations for the next 12 months based on its current business plan and assumptions of future results. The Company could utilize its available capital resources sooner than it currently expects, which could require it to seek additional sources of liquidity or further reduce its expenditures to preserve the Company’s cash. There can be no assurance that sources of liquidity will be available in an amount or on terms that are acceptable to the Company.

The Company has historically been dependent on affiliates of Pegasus Capital for its liquidity needs because other sources of liquidity have been insufficient or unavailable to meet its needs. In April 2012, Pegasus Capital and Pegasus IV committed to support the Company through April 16, 2013, with up to $35.0 million (with such amount reduced by any amounts funded by other parties at any time through April 16, 2013 that are not repayable by the Company on or before April 16, 2013) of the capital needed to fund its operations and debt service requirements as they come due. The Series H and I Preferred Offering, fulfilled the commitment obligation of Pegasus Capital and Pegasus IV.

On May 25, 2012, in conjunction with the consummation of the Series H and I Preferred Offering, the Company entered into a commitment agreement (the “Commitment Agreement”) with Pegasus Capital, PCA Holdings, Holdings II and Pegasus IV, (together, the “Commitment Investors”) pursuant to which the Commitment Investors and certain permitted assignees may purchase an aggregate of 21,131 shares of the Company’s Series H Preferred Stock or Series I Preferred Stock for $1,000 per share. Further, the Commitment Investors have committed to purchase any of such Preferred Shares that have not been purchased by September 25, 2012. The aggregate expected proceeds to the Company upon fulfillment of the Commitment Agreement is $21.1 million.

NOTE 4. DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Inventories

Inventories consist of the following:

	As of June 30, 2012	As of December 31, 2011
Raw materials and components	$21,595,959	$33,050,569
Work-in-process	4,181,938	3,196,654
Finished goods	14,164,255	8,640,316

Total inventory, net	$39,942,152	$44,887,539

In May 2012, the Company began implementing a new restructuring plan designed to build upon the restructuring plan initiated in the third quarter of 2011 and further increase efficiencies across the organization and lower the overall cost structure. As part of this restructuring plan, the Company accelerated its focus on the next generation of products, which it expects to launch in the third quarter of 2012, and initiated the end-of-life planning for certain of its current generation of products. As a result, the Company recorded an inventory valuation allowance of $12.3 million related to components and products utilized in its current generation of products and a provision for losses on non-cancelable purchase commitments of $2.7 million related to such components for the three and six months ended June 30, 2012, which are included in cost of goods sold. As of June 30, 2012 and December 31, 2011, inventories are stated net of inventory allowances of $29.0 million and $19.7 million, respectively. The Company considered a number of factors in estimating the required inventory allowances, including (i) the focus of the business on the next generation of the Company’s products with lower cost technologies, (ii) the strategic focus on core products to meet the demands of key customers and (iii) the expected demand for the Company’s current generation of products approaching the end of their lifecycle upon the introduction of the next generation of products.

Property and Equipment, Net

Property and equipment, net consists of the following:

	As of June 30, 2012	As of December 31, 2011
Leasehold improvements	$1,768,879	$1,585,126
Office furniture and equipment	910,165	1,186,260
Computer hardware and software	6,561,274	6,365,630
Tooling, production and test equipment	18,349,924	16,058,742
Construction-in-process	2,711,757	1,546,524

Total property and equipment	30,301,999	26,742,282
Accumulated depreciation	(10,300,618)	(6,146,559)

Total property and equipment, net	$20,001,381	$20,595,723

Depreciation related to property and equipment was $2.3 million and $805,000 for the three months ended June 30, 2012 and 2011, respectively. Depreciation related to property and equipment was $4.2 million and $1.4 million for the six months ended June 30, 2012 and 2011, respectively.

NOTE 5. GOODWILL AND INTANGIBLES

Intangible assets that have finite lives are amortized over their useful lives. The intangible assets, their original fair values, adjusted for impairment charges in the third and fourth quarters of 2011, and their net book values are detailed below as of June 30, 2012 and December 31, 2011:

	Cost, Less Impairment Charges	Accumulated Amortization	Net Book Value	Estimated Remaining Useful Life
June 30, 2012:
Technology and intellectual property	$861,266	$(208,133)	$653,133	0.8 to 20.0 years
Trademarks	279,914	(258,574)	21,340	0.8 year
Customer relationships	2,182,319	(1,841,423)	340,896	2.5 years
License agreements	1,971,534	(1,927,286)	44,248	5.8 years

	$5,295,033	$(4,235,416)	$1,059,617

December 31, 2011:
Technology and intellectual property	$2,282,513	$(1,831,236)	$451,277	1.3 to 20.0 years
Trademarks	409,934	(383,380)	26,554	1.3 years
Customer relationships	2,585,296	(2,120,209)	465,087	0.3 to 3.0 years
License agreements	2,030,010	(1,983,832)	46,178	6.3 years

	$7,307,753	$(6,318,657)	$989,096

Total intangible amortization expense was $66,000 and $205,000 for the three months ended June 30, 2012 and 2011, respectively. Total intangible amortization expense was $137,000 and $410,000 for the six months ended June 30, 2012 and 2011, respectively.

NOTE 6. LINES OF CREDIT

The Company and its subsidiaries had the following balances outstanding under lines of credit and other short-term debt facilities:

	Balance Outstanding as of
Facility	June 30, 2012	December 31, 2011
ABN AMRO Bank, revolving line of credit	$—	$34,732
IFN Finance, working capital line	279,128	372,422
Wells Fargo, revolving line of credit	27,896,338	33,820,134

	$28,175,466	$34,227,288

ABN AMRO Bank

On February 29, 2012, the Company repaid the outstanding balance of its credit facility with ABN AMRO Bank N.V. (“ABN AMRO”) and closed the facility. ABN AMRO had a senior security interest in the inventory and property and equipment of LSGBV and a secondary interest in the accounts receivable of LSGBV after IFN Finance.

IFN Finance

As of June 30, 2012, the maximum borrowing capacity on the IFN Finance facility was €1.5 million, or $1.9 million, and availability was based on 75% of the value of LSGBV’s eligible trade receivables. As of June 30, 2012, qualified collateral consisted of $469,000 of accounts receivable. Interest is payable monthly on this facility and the interest rate was 6.70% per annum as of June 30, 2012. Borrowings under the IFN Finance facility are payable on demand. IFN Finance has a senior security interest in all accounts receivable of LSGBV.

Wells Fargo

As of June 30, 2012, the Wells Fargo ABL provided the Company with borrowing capacity of up to $50.0 million equal to the sum of (i) 85% of its eligible accounts receivable plus $7.5 million of eligible inventory less certain reserves established against such accounts receivable and inventory by Wells Fargo from time to time pursuant to the Wells Fargo ABL, plus (ii) Qualified Cash, plus (iii) the amount of the Ares Letter of Credit Facility. As of June 30, 2012, the Company had $27.9 million outstanding under the Wells Fargo ABL and additional borrowing capacity of $21.8 million.

As of June 30, 2012, qualified collateral included $13.9 million of accounts receivable, $18.0 million of inventory and $5.0 million of Qualified Cash. Borrowings under the Wells Fargo ABL bear interest at one of the following two rates (at the Company’s election): (a) the sum of (1) the greater of: (x) the federal funds rate plus 0.50%, (y) the daily three month LIBOR rate plus 1.0% and (z) Wells Fargo’s prime rate; and (2) 0.75%, 1.25% or 1.75%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the Wells Fargo ABL; or (b) the sum of the daily three month LIBOR rate plus 3.0%, 3.5% or 4.0%, as applicable, depending on the amount available for borrowing under the facility and subject to any reserves established by Wells Fargo in accordance with the terms of the facility. The interest rate was 4.46% as of June 30, 2012.

The Company is required to pay certain fees, including an unused line fee ranging from 0.375% to 1.0% of the unused portion of the facility. Outstanding loans may be prepaid without penalty or premium, except that the Company is required to pay a termination fee ranging from $250,000 to $500,000 (depending on the date of termination) if the Wells Fargo ABL is terminated by the Company prior to the scheduled maturity date of November 22, 2013 or by Wells Fargo during a default period.

The Wells Fargo ABL contains financial covenants that limit the Company’s ability to incur additional indebtedness or guaranty indebtedness of others, create liens on the Company’s assets, enter into mergers or consolidations, dispose of assets, prepay indebtedness or make changes to the Company’s governing documents and certain agreements, pay dividends or make other distributions on the Company’s capital stock, redeem or repurchase capital stock, make investments, including acquisitions and enter into certain transactions with affiliates. The Company is at all times required to maintain (i) a Borrowing Base that exceeds by at least $5.0 million the amount of its outstanding borrowings under the Wells Fargo ABL and (ii) $5.0 million of Qualified Cash. The Company would be required to comply with certain specified EBITDA requirements in the event that it has less than $2.0 million available for borrowing on the Wells Fargo ABL. The Wells Fargo ABL also contains customary events of default and affirmative covenants, a subjective acceleration clause, a lockbox requirement and cross default provisions.

On February 24, 2012, the Company entered into Amendment No. 5 (“Amendment No. 5”) to the Wells Fargo ABL, and increased the maximum amount of authorized advances or payments to or for the benefit of its wholly-owned subsidiary, Lighting Science Group Mexico S. de R.L. de C.V. (“LSG Mexico”), in each month from $750,000 to (i) $860,000 for the month ended December 31, 2011, (ii) $1.4 million per month for the period from January 1, 2012 through March 31, 2012, (iii) $1.5 million per month for the period from April 1, 2012 through September 30, 2012, and (iv) $1.8 million per month for October 1, 2012 and for each month thereafter. Amendment No. 5 also provides the Company with borrowing base eligibility for additional accounts receivable. The Company paid Wells Fargo a fee of $5,000 in connection with this amendment.

Ares Capital

On September 21, 2011, the Company entered into the Ares Letter of Credit Facility, a $25.0 million standby letter of credit issued by Ares Capital, in favor of Wells Fargo for the benefit of the Company. As a condition to Ares Capital’s agreement to provide the Ares Letter of Credit Facility for the benefit of the Company, the Company entered into the Second Lien Letter of Credit, Loan and Security Agreement (the “Ares Loan Agreement”) with Ares Capital. In accordance with the Ares Loan Agreement, the Company agreed to reimburse Ares Capital for any amounts drawn on the Ares Letter of Credit Facility and to permanently reduce the face amount of the Ares Letter of Credit Facility by such amount. Further, the Company agreed that any such reimbursement obligation would automatically convert into a term loan (an “Ares Term Loan”) by Ares Capital to the Company secured by substantially all of the assets of the Company. The Ares Letter of Credit Facility may only be used to collateralize borrowings pursuant to the Wells Fargo ABL.

Interest on any Ares Term Loan accrues at either (at the Company’s election): (a) 9.0% per annum plus the greater of (i) The Wall Street Journal prime rate, (ii) the sum of 0.50% per annum and the federal funds rate and (iii) the sum of 1.0% per annum and the higher of the daily one month LIBOR rate and 1.5% per annum; or (b) 10.0% per annum plus the greater of (i) 1.5% per annum and (ii) the daily one-month LIBOR rate. The Company is required to pay certain fees to Ares Capital under the Ares Loan Agreement including: (a) an annual administrative fee of $50,000, payable quarterly in advance; (b) a quarterly fronting fee equal to the product of the average daily undrawn face amount of the Ares Letter of Credit Facility multiplied by 0.75% per annum; and (c) a quarterly letter of credit fee equal to the product of the average daily undrawn face amount of the Ares Letter of Credit Facility multiplied by 10.0% per annum.

NOTE 7. FAIR VALUE MEASUREMENTS

The Fair Value Measurements and Disclosures Topic of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) defines fair value as the price at which an asset could be exchanged in a current transaction between knowledgeable, willing parties. A liability’s fair value is defined as the amount that would be paid to transfer the liability to a new obligor, not the amount that would be paid to settle the liability with the creditor.

Assets and liabilities measured at fair value are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels are directly related to the amount of subjectivity associated with the inputs to a fair valuation of these assets and liabilities and are based on (i) unadjusted quoted prices that are available in active markets for the identical assets or liabilities at the measurement date (Level 1); (ii) quoted prices in non-active markets or inputs that are observable either directly or indirectly for substantially the full term of the asset or liability (Level 2); and (iii) prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement (Level 3).

The Company has applied liability accounting to the Riverwood Warrant, which is recorded at fair value using the Monte Carlo valuation method and is valued on a recurring basis at the end of each quarter. As of June 30, 2012, the Riverwood Warrant was valued at $16.1 million using Level 3 valuation inputs and was the only liability the Company had that was accounted for at fair value on a recurring basis. As of June 30, 2012, the Company had no financial assets or liabilities that were accounted for at fair value on a non-recurring basis.

NOTE 8. SERIES H AND SERIES I REDEEMABLE CONVERTIBLE PREFERRED STOCK

Series H and I Preferred Stock

On May 25, 2012, the Company entered into the Series H and I Subscription Agreement with Riverwood and certain other accredited investors. Pursuant to the Series H and I Subscription Agreement, the Company issued an aggregate of 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Preferred Stock at a price of $1,000 (the “Stated Value”) per Preferred Share. The Company raised gross proceeds of $67.1 million in the Series H and I Preferred Offering.

The Preferred Shares are entitled to dividends of the same type as any dividends or other distribution of any kind payable or to be made on outstanding shares of common stock, on an as converted basis. Each Preferred Share is convertible at any time, at the election of the holder thereof, into the number of shares of common stock (the “Optional Conversion Shares”) equal to the quotient obtained by dividing (a) the Stated Value of such Preferred Share by (b) the $1.18 conversion price, subject to certain adjustments. The fair market value of the common stock was $1.50 per share on the date of the Series H and I Preferred Offering. Consequently, the difference between the conversion price of $1.18 and the fair market value of the common stock of $1.50, multiplied by the number of issuable common shares upon conversion, was recorded as a deemed dividend due to the beneficial conversion feature with an increase of $17.7 million and $16.9 million to the Series H Preferred Stock and Series I Preferred Stock, respectively, and an offset of $34.6 million to additional paid-in capital as of May 25, 2012.

Upon the consummation of an underwritten public offering (a “QPO”) where (i) the gross proceeds received by the Company and any selling stockholders in the offering are no less than $100 million and (ii) the market capitalization of the Company immediately after consummation of the offering is no less than $500 million, each outstanding Preferred Share will automatically convert into the number of shares of common stock equal to the greater of (a) the number of Optional Conversion Shares or (b) the quotient obtained by dividing (i) the Returned Value (as defined below) by (ii) the price per share of common stock paid by the public in the QPO.

At any time on or after November 25, 2015, so long as the “Primary Investor” (as defined in the certificate of designation governing the Series H Preferred Stock (the “Series H Certificate of Designation”) and Series I Preferred Stock (the “Series I Certificate of Designation”), respectively) of the respective series of Preferred Shares beneficially owns any shares of such series of Preferred Shares, the respective primary investor will have the right to require the Company to redeem all or a portion of such primary investor’s Preferred Shares for an amount in cash equal to the Liquidation Amount (as defined below) of such Preferred Shares (the “Optional Redemption Right”). If the Primary Investor of a series of the Preferred Shares elects to exercise its Optional Redemption Right, all other holders of such series of Preferred Shares will have the right (the “Contingent Redemption Right”) to have all or any portion of their Preferred Shares redeemed for an amount in cash equal to the Liquidation Amount of such Preferred Shares.

After the Primary Investor of a series of Preferred Shares no longer beneficially owns any shares of such series of Preferred Shares, each holder of such series will have the right, at any time thereafter, to require the Company to redeem all or a portion of such holder’s Preferred Shares for an amount in cash equal to the Liquidation Amount of such Preferred Shares. Each holder of Preferred Shares may also require the Company to redeem all or a portion of such holder’s Preferred

Shares for an amount in cash equal to the Liquidation Amount upon the occurrence of a Redemption Event or a Change of Control (each as defined in the Series H Certificate of Designation and Series I Certificate of Designation). The Company may not redeem, or be required to redeem, any Preferred Shares for so long as such redemption would result in an event of default under the Wells Fargo ABL or the Ares Loan Agreement.

The “Liquidation Amount” of each Preferred Share is equal to the greater of (a) the fair market value of the Optional Conversion Shares and (b) if the applicable reference date occurs (i) on or prior to the one year anniversary of the original date of issuance, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.5; (ii) subsequent to the one year anniversary of the original date of issuance and on or prior to the two year anniversary of the original date of issuance, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 1.75; and (iii) subsequent to the two year anniversary of the original date of issuance, an amount equal to the product obtained by multiplying (A) the Stated Value by (B) 2.0 (collectively, the “Returned Value”).

In accordance with ASC 480, “Distinguishing Liabilities from Equity,” the Preferred Shares are recorded as mezzanine equity as the Preferred Shares have certain conditions that allow the holder to redeem the shares for cash, and for which redemption is not solely within the control of the Company. In accordance with ASC 480-10-S99, the Company will recognize changes in the redemption value immediately as they occur and adjust the carrying amount of the Preferred Shares to equal the redemption value at the end of each reporting period. The Preferred Shares were recorded at redemption value as of May 25, 2012, which included a deemed dividend due to the redemption feature and recording an increase of $66.2 million and $47.7 million to the Series H Preferred Stock and Series I Preferred Stock, respectively, and an offset of $113.9 million to additional paid-in capital. There was no change in the redemption value as of June 30, 2012.

Rollover Offering

As a result of the consummation of the Series H and I Preferred Offering, and the issuance of the Preferred Shares in connection therewith, PCA Holdings, Holdings II, Leon Wagner, Continental and certain other holders of the Company’s Series G Preferred Stock were entitled to elect to convert (the “Conversion Right”) all or less than all of their shares of Series G Preferred Stock into the number of shares of Series H Preferred Stock or Series I Preferred Stock equal to the quotient obtained by dividing (i) the aggregate liquidation value of such holders outstanding shares of Series G Preferred Stock by (ii) the Stated Value (the “Rollover Offering”).

Pursuant to the Conversion Right, (a) each of PCA Holdings and Holdings II converted all 17,650 and 14,958 of their shares of Series G Preferred Stock, respectively, into 18,314 and 15,575 shares of Series I Preferred Stock, respectively; (b) Mr. Wagner converted all 6,500 of his shares of Series G Preferred Stock into 6,649 shares of Series I Preferred Stock, (c) Continental converted all 5,000 of its shares of Series G Preferred Stock into 5,176 shares of Series I Preferred Stock and (d) the remaining holders of Series G Preferred Stock collectively converted all 8,250 of the remaining shares of Series G Preferred Stock into 4,346 shares of Series H Preferred Stock and 4,281 shares of Series I Preferred Stock. In total, the Company issued 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock pursuant to the Rollover Offering.

Settlement of Repurchase Obligation

Following consummation of the Series H and I Preferred Offering, the amount of preferred equity issued by the Company exceeded $80.0 million, and, as a result, LSGC Holdings, a related party, was required to redeem 15,000,000 of its issued and outstanding senior preferred member interests held by Continental (the “LSGC Holdings Class C Interests”) pursuant to an existing agreement between such parties. See Note 9 for a discussion of the Repurchase Obligation agreement. As previously disclosed, pursuant to that certain letter agreement, dated January 17, 2012, from the Company to LSGC Holdings (the “LSGC Letter Agreement”), the Company agreed to indemnify LSGC Holdings for, among other things, the cost of redeeming the LSGC Holdings Class C Interests (the “Repurchase Obligation”) in the event that the Company issued preferred equity securities in excess of $80.0 million. Additionally, under the terms of the LSGC Letter Agreement, in the event that the Company would be required to indemnify LSGC Holdings under the LSGC Letter Agreement, LSGC Holdings agreed to surrender 3,750,000 shares of common stock to the Company less any shares of common stock previously distributed by LSGC Holdings to Continental.

On May 25, 2012, in conjunction with the Series H and I Preferred Offering, the Company, LSGC Holdings and Continental entered into that certain Exchange and Redemption Agreement (the “Exchange Agreement”) to, among other things, facilitate LSGC Holdings redemption of the LSGC Holdings Class C Interests and common stock held by Continental, the Company’s indemnification payment to LSGC Holdings and LSGC Holdings, surrender of shares of common stock to the Company in accordance with the LSGC Letter Agreement. Pursuant to the Exchange Agreement, (a) the Company made a $16.2 million indemnification payment directly to Continental, which amount represented the cost to redeem the LSGC Holdings Class C Interests. The payment consisted of: (i) a cash payment of $10.2 million, and (ii) in lieu of an additional $6.0 million in cash, 6,000 shares of Series I Preferred Stock at the Stated Value. Continental also surrendered the LSGC Holdings Class C Interests to LSGC Holdings and LSGC Holdings surrendered a total of 2,505,000 shares of common stock with a fair value of $3.8 million to the Company.

Riverwood Warrant

The Riverwood Warrant was issued to Riverwood Management on May 25, 2012, in consideration of the Riverwood Services provided in connection with the Series H and I Preferred Offering to be consummated. The Riverwood Warrant represents the right to purchase 18,092,511 shares of common stock at an exercise price to be determined on the date of exercise. The exercise price will be equal to the difference obtained by subtracting (a) the fair market value for each share of common stock on the day immediately preceding the date of exercise and (b) the quotient obtained by dividing (i) 5% of the amount by which the total equity value of the Company exceeds $500 million by (ii) the number of shares of common stock underlying the Riverwood Warrant. The Riverwood Warrant provides for certain anti-dilution adjustments and if unexercised, expires on May 25, 2022.

The Riverwood Warrant is considered a derivative financial instrument in accordance with ASC 815-10-15, “Derivatives and Hedging” due to the variable nature of the warrant exercise price. The Riverwood Warrant was recorded as a liability at fair value using the Monte Carlo valuation method at issuance with changes in fair value measured and recorded at the end of each quarter. The change in fair value of the Riverwood Warrant was $362,000 for the three and six months ended June 30, 2012 and was included in the increase in fair value of liabilities under derivative contracts in the consolidated statement of operations and comprehensive loss. The change in fair value as of June 30, 2012 was due primarily to fluctuations in the price of the Company’s underlying common stock.

NOTE 9. SERIES G PREFERRED UNITS AND REPURCHASE OBLIGATION

Series G Preferred Units

On December 1, 2011, the Company entered into a Series G Preferred Unit Subscription Agreement (the “Series G Subscription Agreement”) with PCA Holdings, Pegasus IV, Holdings II, and certain accredited investors (together with Pegasus IV, PCA Holdings, Holdings II and any additional investors that may become party to the Series G Subscription Agreement, the “Series G Purchasers”). Pursuant to the Series G Subscription Agreement, the Company issued an aggregate of 39,358 Series G Preferred Units at a price per Series G Preferred Unit of $1,000 between December 2011 and March 2012. Between February and May 2012, the Company issued an additional 13,000 Series G Preferred Units to PCA Holdings, Holdings II and Leon Wagner, a member of the Company’s board of directors, pursuant to subscription agreements substantially in the form of the Series G Subscription Agreement at a price per Series G Preferred Unit of $1,000.

The Company issued an aggregate of 52,358 Series G Preferred Units for total consideration of $52.4 million. Holdings II purchased an aggregate of 14,958 Series G Preferred Units; PCA Holdings purchased an aggregate of 17,650 Series G Preferred Units; Leon Wagner purchased an aggregate of 6,500 Series G Preferred Units and the additional accredited investors purchased an aggregate of 13,250 Series G Preferred Units. In accordance with ASC 480, “Distinguishing Liabilities from Equity,” the Series G Preferred Stock was recorded initially at fair value as a liability as the Series G Preferred Stock may require settlement in a variable number of shares of common stock. Subsequent to initial recognition, the Series G Preferred Stock was recorded at the present value of the amount to be paid at settlement, accruing interest cost using the rate implicit at inception. The common stock was recorded to equity at fair value and was not subsequently revalued. The difference between the amount recorded at issuance and the original issuance price was being accreted using the effective interest method over the term of the Series G Preferred Stock. Accretion of Series G Preferred Stock was $6.8 million and $7.5 million for the three and six months ended June 30, 2012. In conjunction with the Series H and I Preferred Offering, the Company recognized $6.3 million as a loss on the conversion of the Series G Preferred Stock, which is included in the accretion of preferred stock for the three and six months ended June 30, 2012.

As of December 31, 2011, 34,108 Series G Preferred Units were issued and outstanding and the Company had raised an aggregate of $34.1 million pursuant to the sale of Series G Preferred Units. From January 1, 2012 through May 18, 2012, the Company issued an additional 18,250 Series G Preferred Units for total proceeds of $18.3 million.

Pursuant to the Series G Subscription Agreement, if, at any time while shares of Series G Preferred Stock remained outstanding, the Company issued securities (other than pursuant to the Company’s equity-based compensation plans) that resulted in gross proceeds to the Company of at least $50.0 million (a “Series G Subsequent Issuance”), the Company was required to notify all holders of Series G Preferred Stock of the terms and conditions of such Series G Subsequent Issuance. Upon the consummation of the Series H and I Preferred Offering, the Company completed the required notification and, as described above, and pursuant to the Rollover Offering, all holders of Series G Preferred Stock converted their shares of Series G Preferred Stock into a number of shares of Series H Preferred Stock or Series I Preferred Stock (at the holder’s election) equal to the quotient obtained by dividing the aggregate liquidation value of the outstanding shares of Series G Preferred Stock held by each holder by the Stated Value. Each holder retained all of the shares of common stock issued as part of the Series G Preferred Units. Upon this conversion of the Series G Preferred Stock, each share of Series G Preferred Stock was valued at its accrued value, which included the initial fair value plus any dividends accrued through the date of conversion.

Series G Preferred Stock Annual Cumulative Dividend

Each share of Series G Preferred Stock was entitled to an annual cumulative dividend of, (i) initially, 10.0%, (ii) commencing on November 17, 2012, 15.0%, and (iii) commencing on February 21, 2014, 18.0%, on the accrued value of such share. The dividend accrued daily and was scheduled to compound on (i) November 17, 2012 and, (ii) from and after November 17, 2012, December 31 and June 30 of each year.

The dividend was scheduled to accrue over the term of the Series G Preferred Stock on a weighted average rate based upon the applicable dividend rate over the term. On each dividend payment date subsequent to November 17, 2012, such dividend was required to be paid to each holder in cash semi-annually in arrears. The Company is only required to pay such dividend in cash to the extent that such payment would not result in an event of default under the Company’s (i) Wells Fargo ABL or (ii) Ares Loan Agreement. Any dividend that was scheduled to accrue on or after November 17, 2012, and was required to be paid in cash but was not actually paid in cash, was to continue to accrue and compound and be added to the accrued value of the Series G Preferred Stock.

During the three and six months ended June 30, 2012, the Company accrued and expensed $777,000 and $1.8 million of dividends on the Series G Preferred Stock.

Repurchase Obligation

In May 2011, the Company entered into an agreement with LSGC Holdings pursuant to which LSGC Holdings agreed to purchase 3,750,000 shares of the Company’s common stock at a purchase price of $4.00 per share (the “Holdings Placement”). This purchase was completed on May 26, 2011 and generated net proceeds, after deducting placement agent commissions, of $14.4 million. To facilitate the Holdings Placement in May 2011, LSGC Holdings issued 15,000,000 LSGC Holdings Class C Interests and distributed 562,500 shares of common stock of the Company, to Continental for $15.0 million.

On January 17, 2012, in connection with Continental’s purchase of 5,000 Series G Preferred Units from the Company for $5.0 million, LSGC Holdings agreed to certain amendments to the terms of the LSGC Holdings Class C Interests held by Continental, including to increase the interest rate on the LSGC Holdings Class C Interests and to distribute 682,500 additional shares of common stock of the Company to Continental (the “Class C Amendments”). In addition, pursuant to the terms of the agreement governing the Holding Placement, LSGC Holdings may be obligated to redeem the LSGC Holdings Class C Interests if the Company (i) incurred aggregate indebtedness that exceeded (a) the indebtedness permitted under the Wells Fargo ABL, not to exceed $75.0 million in total credit thereunder and (b) such additional unsecured indebtedness that when aggregated with such working capital facility, if any, exceeded 300% of its earnings before interest, taxes, depreciation and amortization for the preceding 12 months or (ii) the Company issued outstanding preferred equity securities having an original principal amount of more than $80.0 million in the aggregate.

On January 17, 2012, in connection with the Class C Amendments, the Company entered into the LSGC Letter Agreement with LSGC Holdings pursuant to which it agreed to the Repurchase Obligation arising out of or relating to the Company’s incurrence of indebtedness in excess of the applicable cap or issuance of preferred equity securities in excess of the applicable cap in the Class C Amendments. In exchange, LSGC Holdings agreed to return to the Company 3,750,000 shares of common stock less any shares of common stock that had been previously distributed to Continental (or 2,505,000 shares common stock) in the event the Company was required to settle the Repurchase Obligation. Pursuant to the LSGC Letter Agreement, the Company also agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to these transactions. This fee was recognized as interest expense over the life of the Series G Preferred Units. For the three and six months ended June 30, 2012, the Company recognized related party interest expense of $227,000 and $250,000, respectively.

The Repurchase Obligation was determined to be a financial instrument that may require the repurchase of common stock based on the contingent events described above. The Repurchase Obligation was recorded initially at fair value as a liability with an offset to additional paid-in capital. Subsequent changes in fair value of the Repurchase Obligation were also measured and recorded at the end of each period in the Company’s consolidated financial statements. The terms of the Repurchase Obligation required the Company to repurchase its common stock held by LSGC Holdings, an entity that is controlled by Pegasus Capital, for an amount that exceeded the fair value of the underlying common stock. The fair value of the Repurchase Obligation is considered a deemed dividend to the Company’s controlling stockholder. The deemed dividend is applicable only to the shares held by Pegasus Capital and its affiliates and as a result, for financial reporting purposes only, creates a separate class of common stock referred to herein as the Company’s common stock attributable to controlling shareholders. As of May 25, 2012, pursuant to the Exchange Agreement, the Company made the required indemnification payments and completed the repurchase of its common stock, fulfilling the Repurchase Obligation. On May 25, 2012, the fair value of the Repurchase Obligation was $12.5 million and the change in fair value of the Repurchase Obligation for the periods from April 1, 2012 through May 25, 2012 and from the date of issuance on January 17, 2012 through May 25, 2012, were $(1.2 million) and $388,000, respectively, and was recorded as deemed dividends with a corresponding offset to additional paid in capital. Prior to fulfillment of the Repurchase Obligation, the fair value of the Repurchase Obligation was based on the probability of required settlement of the contractual terms of the LSGC Holdings Class C Interest of LSGC Holdings less the fair value of the common stock of the Company that it would receive upon settlement. As of May 25, 2012, the fair value of the Repurchase Obligation was based on the actual settlement terms, less the fair value of the common stock received. The terms of the LSGC Letter Agreement and the related Repurchase Obligation resulted in the establishment of two classes of common stock, for financial reporting purposes only, with common stock attributable to controlling shareholders representing all common stock beneficially owned by Pegasus Capital and its affiliates and common stock attributable to noncontrolling shareholders representing the minority interest stockholders.

NOTE 10. STOCKHOLDERS’ EQUITY

On March 14, 2012, in settlement of director fees of $875,000 for the year ended December 31, 2012, the board of directors issued to each of its non-employee directors an option to receive $100,000 payable in either: (i) stock options to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.19 per share, the closing price of the Company’s common stock on March 13, 2012, or (ii) an amount of restricted shares of the Company’s common stock equal to $100,000 as of March 13, 2012. Additionally, each member of the Company’s Audit Committee and Committee of Independent Directors were issued an option to receive either: (i) stock options to purchase 25,000 shares of the Company’s common stock at an exercise price of $1.19 per share, or (ii) an amount of restricted shares of the Company’s common stock having a value equal to $25,000 as of March 13, 2012. The stock options and restricted shares of common stock vest, for directors in office at such time, on the first day of each calendar quarter, commencing January 1, 2012, at the rate of 25% for each quarter. Any stock options elected to be received under the options would expire, if unexercised, on March 13, 2022. Pursuant to the respective elections made by each director, on March 28, 2012, the Company issued a total of 630,254 shares of restricted common stock and stock options to purchase 125,000 shares of the Company’s common stock to its non-employee directors.

On May 25, 2012, in connection with the Series H and I Preferred Offering, six members of the board of directors resigned and five new directors were appointed. Upon the resignation of the board members, 220,594 unvested restricted shares were cancelled and returned to the Company. In settlement of the director fees for newly appointed directors, which totaled $347,000 for the period from May 25, 2012 through December 31, 2012 and pursuant to the respective elections made by each new director, the Company issued a total of 218,096 shares of restricted common stock and stock options to purchase 15,068 shares of common stock to these non-employee directors. For the three and six months ended June 30, 2012, the Company recorded expense of $257,000 and $504,000, respectively, related to the restricted stock awards and $102,000 and $117,000, respectively, related to the stock options issued to the directors.

On April 28, 2011, James Haworth was appointed Chief Executive Officer and the Company issued 1,000,000 shares of restricted stock to Mr. Haworth as part of his compensation package. On May 18, 2012, upon the termination of Mr. Haworth, 736,111 unvested shares of restricted stock were cancelled and returned to the Company.

On January 13, 2011, the Company issued a warrant (the “THD Warrant”) to The Home Depot Inc. (“The Home Depot”) pursuant to which The Home Depot may purchase up to 5,000,000 million shares of the Company’s common stock at an exercise price of $2.00 per share, subject to certain vesting conditions. The THD Warrant was issued in connection with the Company’s Strategic Purchasing Agreement with The Home Depot, which it entered into on July 23, 2010 and pursuant to which it supplies The Home Depot with LED retrofit lamps and fixtures. The THD Warrant provides that 1.0 million shares of common stock will be eligible for vesting following each year ending December 31, 2011 through December 31, 2015, subject to The Home Depot having gross product orders from the Company, in dollar terms, that are at least 20% more than the gross product orders in the immediately preceding year. For the shares underlying the THD Warrant to be eligible for vesting following the years ending December 31, 2014 and 2015, The Home Depot would be required to extend the Strategic Purchasing Agreement for additional one-year periods beyond its initial term of three years. Each vested portion of the THD Warrant will expire on the third anniversary following the vesting of such portion. The $2.00 exercise price was established based upon the market price of the Company’s common stock during negotiations with The Home Depot in July 2010 when the Company entered into the Strategic Purchasing Agreement.

Warrants for the Purchase of Common Stock

As of June 30, 2012, the following warrants for the purchase of common stock were outstanding:

Warrant Holder	Reason for Issuance	Number of Common Shares	Exercise Price	Expiration Date
Investors in March 2007 private placement	Private Placement A Warrants	1,726,249	$1.18	July 5, 2012 through November 5, 2012
Investors in rights offering	Series D Warrants	1,240,798	$5.57 to $5.59	March 3, 2022 through April 19, 2022
The Home Depot	Purchasing agreement	5,123,715	$1.95	2014 through 2018
RW LSG Management Holdings LLC	Riverwood Warrant	18,092,511	Variable	May 25, 2022

		26,183,273

As of June 30, 2012, all warrants shown in the table above were fully vested and exercisable, except those issued to The Home Depot. As discussed above, 1,024,713 shares issuable pursuant to the THD Warrant vested during the year ended December 31, 2011 when the product purchases for the period satisfied the prescribed vesting conditions and 1,024,743 shares issuable pursuant to the THD Warrant may vest in 2012 if the product purchases for the year reach the required levels.

As of May 25, 2012, as a result of the Series H and I Preferred Offering, the exercise price of the THD Warrants adjusted, pursuant to the terms of such warrants, from $2.00 to $1.95 per share of common stock. The number of shares of common stock into which the THD Warrants were exercisable also adjusted, pursuant to the terms of the warrant, from 5,000,000 to 5,123,715 shares.

The fair value of the THD Warrant is determined using the Monte Carlo valuation method and will be adjusted at each reporting date until they have been earned for each year and these adjustments will be recorded as a reduction in the related revenue (sales incentive) from The Home Depot. As of June 30, 2012 and 2011, the Company determined that a portion of the THD Warrant was expected to vest during the period based on purchases made by The Home Depot during the six months ended June 30, 2012 and, accordingly, recorded a $341,000 and $716,000 reduction in revenue for the three and six months ended June 30, 2012. As of June 30, 2011, the Company determined that 1,024,713 shares issuable pursuant to the THD Warrant vested during the six months ended June 30, 2011 based on purchases made and, accordingly, recorded a $535,000 and $2.5 million reduction in revenue for the three and six months ended June 30, 2011.

As of May 25, 2012, as a result of the Series H and I Preferred Offering, the exercise price of the warrants to purchase shares of common stock pursuant to that certain Securities Purchase Agreement, dated March 9, 2007 (the “2007 Private Placement Warrants”) adjusted, pursuant to the terms of such warrants, from $1.60 to $1.18 per share of common stock. The number of shares of common stock into which the 2007 Private Placement Warrants were exercisable also adjusted, pursuant to the terms of such warrants, from 1,273,112 to 1,726,249 shares. In addition, as of May 25, 2012, as a result of the Series H and I Preferred Offering, the exercise price of the warrants issued in conjunction with the Company’s Series D Non-Covertible Preferred Stock (the “Series D Warrants”) adjusted, pursuant to the terms of such warrants, from a range of $5.90 to $5.92 per share of common stock to a range of $5.57 to $5.59 per share of common stock. The number of shares of common stock into which the Series D Warrants were exercisable also adjusted, pursuant to the terms of such warrants, from 1,171,044 to 1,240,798 shares.

NOTE 11: EARNINGS (LOSS) PER SHARE

Upon issuance of the LSGC Letter Agreement on January 17, 2012, the Company determined that two classes of common stock had been established for financial reporting purposes only, with common stock attributable to controlling shareholders representing shares beneficially owned and controlled by Pegasus Capital and its affiliates and the common stock attributable to noncontrolling shareholders representing the minority interest shareholders. For the three and six months ended June 30, 2012, the Company computed net loss per share of noncontrolling shareholders and controlling shareholders common stock using the two-class method. For the three and six months ended June 30, 2011, the Company had a single class of common shares outstanding for financial reporting purposes only. Net loss from operations is initially allocated based on the underlying common shares held by controlling and noncontrolling shareholders. The allocation of the net losses attributable to the common stock attributable to controlling shareholders is then reduced by the amount of the deemed dividend related to the Repurchase Obligation, while the allocation of net losses attributable to the common stock attributable to noncontrolling shareholders is increased by the amount of the deemed dividend related to the Repurchase Obligation. See Note 9. Series G Preferred Units and Repurchase Obligation for further discussion. In addition, net loss attributable to all common shareholders is decreased by deemed dividends for the beneficial conversion feature and the changes in redemption value on the Series H and I Preferred Stock. See Note 8. Series H and Series I Redeemable Convertible Preferred Stock for further discussion.

The following table sets forth the computation of basic and diluted net loss per share of common stock:

	Three Months Ended June 30, 2012
	2012		2011
	Controlling Shareholders	Noncontrolling Shareholders
Basic and diluted net income per share:
Net loss from operations	$(42,268,855)	$(8,160,799)	$(7,180,563)
Deemed dividends related to the Repurchase Obligation on common stock attributable to controlling shareholders	(1,211,825)	1,211,825	—
Deemed dividends related to the Series H and I Preferred Stock attributable to all shareholders	(124,207,129)	(24,298,337)	—

Undistributed net loss	$(167,687,809)	$(31,247,311)	$(7,180,563)

Basic and diluted weighted average number of common shares outstanding	171,864,462	33,181,675	193,222,011

Basic and diluted net loss per common share	$(0.98)	(0.94)	$(0.04)

	Six Months Ended June 30, 2012
	2012		2011
	Controlling Shareholders	Noncontrolling Shareholders
Basic and diluted net income per share:
Net loss from operations	$(57,923,799)	$(11,029,972)	$(23,542,357)
Deemed dividends related to the Repurchase Obligation on common stock attributable to controlling shareholders	12,488,175	(12,488,175)	—
Deemed dividends related to the Series H and I Preferred Stock attributable to all shareholders	(124,207,129)	(24,298,337)	—

Undistributed net loss	$(169,642,753)	$(47,816,484)	$(23,542,357)

Basic and diluted weighted average number of common shares outstanding	172,079,397	32,767,721	178,194,716

Basic and diluted net loss per common share:	$(0.99)	$(1.46)	$(0.13)

Basic earnings per share is computed by dividing net loss available to common stockholders by the weighted average number of common shares outstanding for the applicable period. Diluted earnings per share is computed in the same manner as basic earnings per share except the number of shares is increased to assume exercise of potentially dilutive stock options, unvested restricted stock and contingently issuable shares using the treasury stock method and convertible preferred shares using the if-converted method, unless the effect of such increases would be anti-dilutive. The Company had 45.1 million and 11.1 million common stock equivalents for the three months ended June 30, 2012 and 2011, respectively, and 24.0 million and 11.5 million common stock equivalents for the six months ended June 30, 2012 and 2011, respectively, which were not included in the diluted net loss per common share as the common stock equivalents were anti-dilutive, as a result of being in a net loss position.

NOTE 12: RELATED PARTY TRANSACTIONS

Effective June 23, 2010, the Company entered into the Support Services Agreement with Pegasus Capital, pursuant to which the Company agreed to pay Pegasus Capital $187,500 for each of the four calendar quarters following the effective date of the Support Services Agreement and $125,000 for each of the four calendar quarters thereafter in exchange for certain support services during such periods. The Support Services Agreement expired on June 30, 2012. Pegasus Capital is an affiliate of Pegasus IV and LSGC Holdings, which are the Company’s largest stockholders and beneficially owned approximately 86.5% of the Company’s common stock as of June 30, 2012.

On January 17, 2012, the Company entered into the LSGC Letter Agreement with LSGC Holdings pursuant to which it agreed to the Repurchase Obligation. Pursuant to the LSGC Letter Agreement, the Company agreed to pay Pegasus IV a fee of $250,000 for expenses incurred by Pegasus IV and its affiliates related to the these transactions. This fee was recognized as interest expense over the life of the Series G Units. For the three and six months ended June 30, 2012, the Company recognized interest expense of $227,000 and $250,000, respectively, due to the conversion of the Series G Preferred Units into Series H and I Preferred Stock. For the three and six months ended June 30, 2011, the Company recognized interest expense of $43,000 related to the advance on the Company’s former Chief Executive Officer and Chairman of the Board, Zachary Gibler’s, key-man life insurance from Holdings II. In addition, during the three months ended June 30, 2012, and 2011, the Company recorded $125,000 and $188,000, respectively, of management fees pursuant to the Support Services Agreement. For the six months ended June 30, 2012, the Company recorded $250,000 and $375,000, respectively, of management fees pursuant to the Support Services Agreement.

On May 25, 2012, the Company entered into a new Support Services Agreement (“2012 Support Services Agreement”) with Pegasus Capital, pursuant to which the Company agreed to pay Pegasus Capital $125,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The 2012 Support Services Agreement expires upon the earlier of: (i) June 30, 2017, (ii) a Change of Control or (iii) a QPO. During the first 30 days of any calendar quarter, the Company has the right to terminate the 2012 Support Services Agreement, effective immediately upon written notice to Pegasus Capital.

On May 25, 2012, the Company entered into the Riverwood Support Services Agreement with Riverwood Holdings, pursuant to which the Company agreed to pay Riverwood Holdings $20,000 for the period from May 25, 2012 through June 30, 2012 and thereafter $50,000 for each calendar quarter beginning on July 1, 2012, in exchange for certain support services during such periods. The Riverwood Support Services Agreement expires upon the earlier of: (i) May 25, 2022, (ii) such date that Riverwood Management and/or its affiliates directly or indirectly beneficially own less than 37.5% of the shares of Series H Preferred Stock purchased pursuant to the Preferred Offering, on an as-converted basis (together with any shares of common stock issued upon conversion thereof); (iii) such date that the Company and Riverwood may mutually agree in writing (iv) a Change of Control or (v) a QPO. During both the three and six months ended June 30, 2012, the Company recorded $20,000 of management fees pursuant to the Riverwood Support Services Agreement.

During each of the three month periods ended June 30, 2012 and 2011, the Company incurred no consulting fees for services provided by GYRO LLC, a marketing company affiliated with Pegasus Capital. During the six months ended June 30, 2012 and 2011, the Company incurred consulting fees of $101,000 and $0, respectively, for services provided by GYRO LLC, a marketing company affiliated with Pegasus Capital.

During the three month period ended June 30, 2012 and 2011, the Company incurred consulting fees of $19,000 and $70,000, respectively, for services provided by T&M Protection Resources, primarily for the facility in Monterrey, Mexico. T&M Protection Resources is a security company affiliated with Pegasus Capital. During the six months ended June 30, 2012 and 2011, the Company incurred consulting fees of $23,000 and $116,000, respectively, for services provided by T&M Protection Resources, primarily for the facility in Monterrey, Mexico.

During the three months ended June 30, 2012 and 2011, the Company incurred consulting fees of $44,000 and $174,000, respectively, for public relations and corporate communications services provided by MWW Group, which is owned by Michael Kempner, a former director of the Company. During the six months ended June 30, 2012 and 2011, the Company incurred consulting fees of $108,000 and $278,000, respectively, for services provided by MWW Group.

On February 24, 2012, April 12, 2012 and May 2, 2012, respectively, the Company issued 2,000, 1,000 and 2,000 Series G Preferred Units to Leon Wagner, a member of the board of directors, for total proceeds of $5.0 million.

On each of March 20, March 28, 2012 and May 18, 2012 the Company issued 2,000 Series G Preferred Units, respectively, to PCA Holdings for total proceeds of $6.0 million. On April 13, 2012, the Company issued 2,000 Series G Preferred Units to Holdings II for total proceeds of $2.0 million.

NOTE 13. CONCENTRATIONS OF CREDIT RISK

For the three months ended June 30, 2012 and 2011, the Company had two customers whose revenue collectively represented 74% and 67% of total revenue, respectively. For the six months ended June 30, 2012 and 2011, the Company had two customers whose revenue collectively represented 74% and 71% of total revenue, respectively.

As of June 30, 2012 and December 31, 2011, the Company had two customers whose accounts receivable balance collectively represented 64% and 69% of accounts receivables, net of allowances, respectively.

NOTE 14. RESTRUCTURING EXPENSES

In May 2012, the Company began implementing a new restructuring plan designed to build upon the restructuring plan initiated in the third quarter of 2011 and further increase efficiencies across the organization and lower its overall cost structure. This restructuring plan included a significant reduction in full time headcount in Mexico, as the Company continued to shift its manufacturing and production work to the Company’s contract manufacturer in Mexico. The Company also replaced seven members of management in the United States, following the completion of the Series H and I Preferred Offering, in May 2012.

For the three and six months ended June 30, 2012, the Company incurred $1.9 million of costs as a result of severance and termination benefits. In addition, the Company recorded an inventory valuation allowance of $12.3 million for both the three and six months ended June 30, 2012, and a provision for expected losses on non-cancelable purchase commitments of $2.7 million for the three and six months ended June 30, 2012, which are included in cost of goods sold.

As of June 30, 2012, the accrued liability associated with the restructuring charges consisted of the following:

	Severance Benefits	Excess Facilities	Total
Accrued liability as of December 31, 2011	$368,168	$174,839	$543,007
Charges	1,851,252	—	1,851,252
Payments	(859,645)	(148,266)	(1,007,911)

Accrued liability as of June 30, 2012	$1,359,775	$26,573	$1,386,348

The remaining accrual as of June 30, 2012 of $1.4 million is expected to be paid during the second half of 2012 and the year ended December 31, 2013.

The restructuring charges are included in the line item restructuring expenses in the consolidated statements of operations and comprehensive loss.

NOTE 15. COMMITMENTS AND CONTINGENCIES

Legal Proceedings

The Company is subject to the possibility of loss contingencies arising in its business and such contingencies are accounted for in accordance with ASC Topic 450, "Contingencies.” In determining loss contingencies, the Company considers the possibility of a loss as well as the ability to reasonably estimate the amount of such loss or liability. An estimated loss is recorded when it is considered probable that a liability has been incurred and when the amount of loss can be reasonably estimated. The Company is the subject of various pending and threatened claims in the ordinary course of business. The Company believes that any liability resulting from these various claims will not have a material adverse effect on its results of operations or financial condition; however, it is possible that extraordinary or unexpected legal fees could adversely impact our financial results during a particular period. During its ordinary course of business, the Company enters into obligations to defend, indemnify and/or hold harmless various customers, officers, directors, employees, and other third parties. These contractual obligations could give rise to additional litigation costs and involvement in court proceedings.

On June 22, 2012, Geveran Investments Limited (“Geveran”), a stockholder of the Company, filed a lawsuit against the Company and others in the Circuit Court of the 17th Judicial District in Broward County, Florida. The action, styled Geveran Invs. Ltd. v. Lighting Science Group Corp., et al, Cause No. 12-17738(07), names as defendants the Company, J.P. Morgan Securities, L.L.C. (“J.P. Morgan”), Pegasus Capital and a number of related entities, and certain individuals affiliated with the Company, J.P. Morgan and Pegasus Capital. The complaint asserts claims against the defendants for common law negligent misrepresentation and violation of the Florida securities laws. Geveran seeks unspecified damages, rescission of its $25.0 million investment in the Company, as well as recovery of costs and attorneys’ fees. The Company denies liability in connection with this matter and intends to vigorously defend this case.

The Company believes that, subject to the terms and conditions of the relevant policies (including retention and policy limits), Directors and Officers insurance coverage will be available, however, given the unspecified nature of Geveran’s maximum damage claims, such insurance may not be sufficient to cover a judgment in favor of Geveran. In addition to the legal expenses the Company will incur in defending this case, the Company also expects to pay the reasonable legal expenses incurred by the J.P. Morgan defendants in connection with the engagement of J.P. Morgan as placement agent for certain of the Company’s offerings. The engagement letter executed with J.P. Morgan provides that the Company will indemnify the J.P. Morgan defendants from liabilities relating to J.P. Morgan’s activities as placement agent, unless such activities are finally judicially determined to have resulted from J.P. Morgan’s bad faith, gross negligence or willful misconduct.

Because the case is at a very early stage, it is not yet possible to determine the probability of an adverse outcome, and the amount of possible loss, if any, cannot be reasonably estimated.

NOTE 16. SUBSEQUENT EVENTS

On August 10, 2012, the Company closed a tender offer pursuant to which the Company proposed to exchange all of its outstanding Series D Warrants for its common stock.

Through and including            , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Shares

Common Stock

PROSPECTUS

            , 2012

Part II

Information Not Required in Prospectus

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than the underwriting discounts and commissions payable by us, in connection with the offer and sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

SEC registration fee		$17,415
FINRA filing fee		$15,500
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Miscellaneous expenses	$

Total expenses	$

Item 14.	Indemnification of Directors and Officers.

Section 102(b)(7) of the DGCL allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides for this limitation of liability.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or were, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our Certificate of Incorporation or Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

We have entered into indemnification agreements with each of our officers and directors. Under these agreements, we have agreed to indemnify our officers and directors to the fullest extent permitted by applicable law against any and all expenses arising from any “proceeding” (as such term is defined in the Indemnification Agreement) in which an officer or director was, is or will be involved as a party or otherwise by reason of such officer or director’s service as, or actions taken while, (i) a director or officer of the company or (ii) at the request of the company, a director, officer, employee, agent or trustee of another enterprise. Following a written request by an officer or director, we are required to advance (within 20 days of receipt of such written request) to such officer or director, whether prior to or after final disposition of any proceeding, any and all expenses relating to such officer or director’s defense of such proceeding. Our obligations to provide indemnification is subject to a determination, (i) upon written request of an officer or director, by independent counsel (chosen by such officer or director) in a written opinion to the Board, or (ii) if such written request is not made, by us in accordance with applicable law. In such instances, we shall bear the burden of proof in establishing that such officer or director is not entitled to indemnification. Additionally, we are not required to indemnify an officer or director: (i) for amounts otherwise identifiable under the indemnification agreements that such officer or director has already received under any insurance policy, contract, agreement or otherwise (subject to certain exceptions as described in the Indemnification Agreement), (ii) for expenses and the payment of profits relating to any violation of Section 16(b) of the Exchange Act, (iii) as prohibited by applicable law, or (iv) for any proceeding initiated or brought voluntarily by such officer or director, unless (A) such proceeding is brought (x) to enforce such officer or director’s rights under his/her indemnification agreement, our charter documents or any other insurance policy or agreements relating to indemnification, or (y) with the permission of the Board; or (B) otherwise required by Delaware law.

We also maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In the underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us with the meaning of the Securities Act against certain liabilities.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold by us within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

Issuances During Fiscal Year 2009

1.	On March 20, 2009, we issued a total of 237,692 shares of common stock to our n directors in settlement of director fees for the fourth quarter of 2008. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

2.	On May 15, 2009, we entered into a Convertible Note Agreement with Pegasus IV (the “Pegasus Convertible Note”), which provided us with approximately $31,650,000. Pursuant to the Pegasus Convertible Note, upon the consummation of a rights offering, each $1.006 of outstanding principal and interest owed to Pegasus IV would automatically convert into one unit Series D Unit. The Pegasus Convertible Note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

3.	On August 27, 2009, we entered into a new Convertible Note Agreement (the “New Pegasus Convertible Note”) with Pegasus IV in the principal amount of $32,846,619. Pursuant to the New Pegasus Convertible Note, upon the consummation of a rights offering, each $1.006 of outstanding principal and interest owed to Pegasus IV would automatically convert into one Series D Unit. The New Pegasus Convertible Note replaced the Pegasus Convertible Note and was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

4.	On August 27, 2009, we entered into the Convertible Note Agreement (the “Philips Convertible Note”) with Philips, pursuant to which we borrowed $5,000,000. Pursuant to the Philips Convertible Note, upon the consummation of a rights offering, each $1.006 of outstanding principal and interest owed to Philips would automatically convert into one Series D Unit. The Philips Convertible Note was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

5.	On September 11, 2009, we issued a total of 393,666 shares of common stock to our non-employee directors in settlement of director fees for the first and second quarters of 2009. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

6.	On November 14, 2009, we issued a total of 185,983 shares of common stock to our non-employee directors in settlement of director fees for the third quarter of 2009. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

7.	During 2009, we issued 8,108 shares of our common stock to certain employees under the 2008 ESPP at prices ranging from $0.43 to $1.44 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Issuances During Fiscal Year 2010

8.	On January 1, 2010, we issued a total of 149,737 shares of common stock to our non-employee directors in settlement of director fees for the fourth quarter of 2009. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

9.	On March 3, 2010, in connection with the consummation of our rights offering, we issued 35,017,667 Series D Units to Pegasus IV in satisfaction of approximately $35,200,000 in principal and accrued interest owed to Pegasus IV pursuant to the New Pegasus Convertible Note. These Series D Units were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

10.	On March 3, 2010, in connection with the consummation of our rights offering, we issued 5,330,482 Series D Units to Philips in satisfaction of approximately $5,400,000 in principal and accrued interest owed to Philips pursuant to the Philips Convertible Note. The Series D Warrant underlying the Series D Units issued to Pegasus had an exercise price of $12.00 per share. These Series D Units were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

11.	On April 19, 2010, we issued 24,097,148 Series D Units to Pegasus IV and 869,777 Series D Units to certain of Pegasus IV’s assignees pursuant to a standby purchase option previously granted to Pegasus IV in the New Pegasus Convertible Note. These Series D Units were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

12.	On April 20, 2010, we issued 1,555,860 Series D Units to Pegasus IV in satisfaction of a guaranty fee of $1,565,195 payable pursuant to a Guaranty Extension Agreement with Pegasus IV. These Series D Units were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

13.	On April 23, 2010, we issued a total of 640,000 shares of common stock to our non-employee directors in settlement of director fees for 2010. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

14.	On June 23, 2010, we issued 235,295 Series E Units. The Series E Units were sold for $127.50 per Series E Unit for an aggregate purchase price of $30,000,112.50. These Series E Units were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

15.	On July 9, 2010, we issued 88,102 Series D Units to Pegasus IV in satisfaction of an accrued portion of a guaranty fee payable to Pegasus IV. These Series D Units were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

16.	On July 14, 2010, we issued 50,000 shares of common stock to a consultant in accordance with the terms of our consulting agreement. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

17.	On July 19, 2010, we issued 16,000 shares of common stock to Huibrecht Kodde. These shares were issued in connection with our previous acquisition of Lighting Partner B.V. in 2008 and specifically in consideration of Mr. Kodde’s termination of the United States distributorship of certain products of Lighting Partner B.V. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

18.	On September 30, 2010, we issued LSGC Holdings 12,500,000 shares of common stock and an option to purchase an additional 3,125,000 shares of common stock exercisable at a price of $1.60 per share for an aggregate purchase price of $20,000,000. These shares of common stock and the option were each issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

19.	On September 30, 2010, Pegasus IV and Govi Rao exercised their 3,605,316 and 176,739 Series C Warrants, respectively, on a cashless basis pursuant to the terms of the Series C Warrants for 1,846,882 and 90,538 shares of common stock, respectively. Such shares underlying the Series C Warrants were each exempt from registration under the Securities Act, pursuant to an exemption from registration in accordance with Section 3(a)(9) of the Securities Act.

20.	On September 30, 2010, we exchanged all of our outstanding shares of Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock and the Series E Warrant for 32,612,249 shares of common stock. These shares of common stock were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

21.	On October 6, 2010, LSGC Holdings exercised its option to purchase 3,125,000 shares of common stock for $5,000,000. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

22.	On December 21, 2010, we issued 17,333 shares of our common stock to one of our non-employee directors as pro-rata settlement of director fees for 2010. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

23.	On December 21, 2010, we issued an option to each of our non-employee directors to receive shares of our common stock for $3.30 per share in lieu of receiving cash compensation owed to such director for serving as a non-employee director during 2011. These options were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder

24.	On December 21, 2010, we issued 44,072,123 shares of our common stock in exchange for all of our 67,260,303 outstanding shares of Series D Preferred Stock. These shares of common stock were issued pursuant to the exemption from registration provided by section 3(a)(9) of the Securities Act.

25.	During 2010, we issued 6,047 shares of our common stock to certain employees under the 2008 ESPP at prices ranging from $0.82 to $3.28 per share. These shares of common stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Issuances During Fiscal Year 2011

26.	On January 3, 2011, we issued 286,365 shares of common stock to our non-employee directors in settlement of directors’ fees of $945,000 for 2011. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

27.	On January 13, 2011, we issued the THD Warrant to The Home Depot pursuant to which The Home Depot may purchase up to 5,000,000 shares of common stock at an exercise price of $2.00 per share, subject to vesting as described therein. The THD Warrant was issued to The Home Depot pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

28.	On January 26, 2011, we issued 5,454,545 shares of our common stock, at a price per share of $3.30 and aggregate proceeds of $18.0 million, in a private placement to Pegasus IV, Messrs. Kempner and Wagner, certain operating advisors of Pegasus Capital, and certain trusts affiliated with, and business associates of, Mr. Wagner. Pegasus IV and two of its operating advisors purchased an aggregate of 3,167,333 shares of our common stock for an aggregate purchase price of $10,452,200. Mr. Kempner, a former director of the company and operating advisor of Pegasus Capital, and Mr. Wagner, a director of the company, also purchased 60,606 and 634,394 shares of common stock, respectively, for an aggregate purchase price of $200,000 and $2,093,500, respectively. Such shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act, and the safe harbors for sales under Section 4(2) provided by Regulation D promulgated pursuant to the Securities Act.

29.	On February 9, 2011, we entered into an exchange agreement with LSGC Holdings, effective as of February 4, 2011, pursuant to which we issued 54,500,000 shares of our common stock in exchange for LSGC Holdings’: (i) Series D Warrant to purchase 60,758,777 shares of our common stock and (ii) warrant, originally issued to Pegasus IV on July 25, 2008, to purchase 942,857 shares of our common stock. The warrant exchange was exempt from registration under the Securities Act pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act.

30.	On April 27, 2011, the company entered into an exchange agreement with Koninklijke Philips Electronics N.V (“Philips”) pursuant to which we issued 1,359,273 shares of our common stock to Philips in exchange for the warrant held by Philips to purchase 6,501,526 shares of common stock, which was issued upon separation of our Series D Units. The warrant exchange was exempt from registration under the Securities Act pursuant to an exemption from registration provided by Section 3(a)(9) of the Securities Act.

31.	On May 10, 2011 and May 16, 2011, respectively, we entered into subscription agreements with Geveran and Al Bawardi Enterprises LLC, organized under the laws of the jurisdiction of United Arab Emirates (“Al Bawardi”), pursuant to which we issued 6,250,000 and 387,500 shares of common stock to Geveran and Al Bawardi, respectively, at a price per share of $4.00 for an aggregate purchase price of $26,550,000. The shares of common stock were issued to Geveran and Al Bawardi in a private placement exempt from registration pursuant to Regulation S of the Securities Act.

32.	On May 16, 2011, we entered into a subscription agreement with LSGC Holdings and Holdings II, pursuant to which LSGC Holdings and Holdings II purchased 3,750,000 and 1,635,800 shares of common stock, respectively, at a price per share of $4.00 for an aggregate purchase price of $21,543,200. We issued the shares of common stock to LSGC Holdings and Holdings II in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act.

33.	On November 17, 2011, we entered into a subscription agreement with PCA Holdings and Pegasus IV pursuant to which we gave PCA Holdings, Pegasus IV and their permitted assigns the option to purchase up to 40,000 units of our Series F Units. PCA Holdings purchased 10,000 Series F Units for an aggregate purchase price of $10,000,000 and Mr. Wagner purchased 1,500 Series F Units for an aggregate purchase price of $1,500,000. We issued the option to PCA Holdings and Pegasus IV, and the shares of Series F Preferred Stock and common stock to PCA Holdings and Mr. Wagner, pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

34.	On December 1, 2011, we entered into the Series G Unit Subscription Agreement with PCA Holdings, Pegasus IV, Holdings II, Ensemble Lights, LLC, (“Ensemble”), Belfer Investment Partners L.P., (“Belfer”), Lime Partners, LLC, (“Lime”), Mr. Mark Kristoff and Mr. Alan Docter, pursuant to which we issued an aggregate of 23,958 Series G Units. Holdings II, Ensemble, Belfer, Lime, Mr. Doctor and Mr. Kristoff purchased 6,458, 2,000, 1,200, 800, 1,000, and 1,000 Series G Units, respectively, for an aggregate of 12,458 Series G Units and total consideration of $12,458,000.00. We issued the shares of Series G Preferred Stock and common stock to the these purchasers pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder. In addition, pursuant to their respective conversion rights, we issued PCA Holdings and Mr. Wagner 10,000 and 1,500 Series G Units, respectively, in exchange for the Series F Units held by PCA Holdings and Mr. Wagner. Furthermore, the option held by PCA Holdings to purchase Series F Units was replaced by a right to purchase Series G Units. We issued the shares of Series G Preferred Stock and common, and the option to purchase Series G Units, to the PCA Holdings and Mr. Wagner (as applicable) pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

35.	On December 16, 2011, we issued 6,500 Series G Units to Holdings II at a price per Series G Unit of $1,000 and total consideration of $6,500,000. The Company issued the shares of Series G Preferred Stock and common stock to Holdings II pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

36.	During 2011, we issued 13,705 shares of our common stock to certain employees under the 2011 ESPP at prices ranging from $1.62 to $2.32 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

37.	During 2011, we issued 350 shares of our common stock to certain employees under the 2008 ESPP at $4.13 per share. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

Issuances During Fiscal Year 2012

38.	On January 11, 2012, the company issued 150 Series G Units to an accredited investor for total proceeds of $150,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

39.	On January 17, 2012, we issued 5,000 of our Series G Units to Continental for total proceeds of $5,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

40.	On February 24, 2012, we issued 2,000 Series G Units to Mr. Wagner at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

41.	On March 13, 2012, we issued 100 Series G Units to an accredited investor for total proceeds of $100,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

42.	On March 20, 2012, we issued 2,000 Series G Units to PCA Holdings at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

43.	On March 28, 2012, we issued a total of 630,254 shares of restricted common stock and stock options to purchase 125,000 shares of the common stock to our non-employee directors in settlement of director fees for 2012. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

44.	On March 28, 2012, we issued 2,000 Series G Units to PCA Holdings for total proceeds of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

45.	On April 12, 2012, we issued 1,000 Series G Units to Mr. Wagner for total proceeds of $1.0 million. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

46.	On April 13, 2012, we issued 2,000 Series G Units of the company’s securities to Holdings II at a price per Series G Unit of $1,000.00 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

47.	On May 2, 2012, we issued 2,000 Series G Units to Mr. Wagner at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

48.	On May 18, 2012, we issued 2,000 Series G Units to PCA Holdings at a price per Series G Unit of $1,000 and total consideration of $2,000,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

49.	On May 25, 2012, pursuant to the Riverwood Offering, we issued an aggregate of 60,705 shares of Series H Preferred Stock and 6,364 shares of Series I Convertible Preferred Stock at a price of $1,000, for gross proceeds of approximately $67,069,000. These Series G Units, including the shares of our Series G Preferred Stock and common stock issuable therewith, were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

50.	On May 25, 2012, pursuant to the Rollover Offering, we issued a total of 4,346 shares of Series H Preferred Stock and 50,001 shares of Series I Preferred Stock to the Series G Investors. Such shares of Series H Preferred Stock and Series I Preferred Stock were issued pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

51.	On May 25, 2012, we issued 6,000 shares of Series I Preferred Stock to Continental in lieu of $6,000,000 owed to pursuant to a letter agreement. Such shares of Series H Preferred Stock and Series I Preferred Stock were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

52.	On May 25, 2012, we issued a total of 218,096 shares of restricted common stock and stock options to purchase 15,068 shares of the common stock to certain of our non-employee directors in settlement of director fees for the remainder of 2012. These shares were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act.

53.	On May 25, 2012, in connection with the Riverwood Offering, we issued the Original Riverwood Warrant to Riverwood Management. The Original Riverwood Warrant represented the right to purchase 18,092,511 shares of common stock at an exercise price determined at the date of exercise pursuant to a formula as described therein. The Original Riverwood Warrant was issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act and the safe harbors for sales provided by Regulation D promulgated thereunder.

54.	On June 15, 2012, in exchange for the Original Riverwood Warrant, we issued the New Riverwood Warrant and Transfer Warrants to purchase 12,664,760 and 5,427,751 shares of common stock, respectively. The New Riverwood Warrant and Transfer Warrants were issued pursuant to the exemption from registration pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibit index attached hereto is incorporated herein by reference.

(b)	Financial Statement Schedules

No financial statement schedules are provided because the information called for is not applicable or is shown in the financial statements or notes.

Item 17.	Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)	For the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Satellite Beach, State of Florida, on September 27, 2012.

LIGHTING SCIENCE GROUP CORPORATION

/s/ Steven G. Marton

Steven G. Marton
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 27th day of September 2012.

Signature	Capacity in which Signed

/s/ Steven G. Marton	Chief Executive Officer and Director
Steven G. Marton	(Principal Executive Officer)

/s/ Thomas C. Shields	Chief Financial Officer
Thomas C. Shields	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board of Directors
Nicholas Brathwaite

*	Director
Andrew Cooper

*	Director
Donald Harkleroad

*	Director
Karel (Kaj) Robert den Daas

*	Director
Thomas Smach

*	Director
Steven Wacaster

*	Director
Leon Wagner

*By:	/s/ Thomas C. Shields.
Thomas C. Shields
Attorney-in-Fact (pursuant to a power of attorney filed herewith)

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION

1.1#	Form of Underwriting Agreement.

3.1*	Certificate of Incorporation of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Quarterly Report on Form 10-Q filed on October 14, 2009, File No. 0-20354, and incorporated herein by reference).

3.2*	Bylaws of Lighting Science Group Corporation (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 28, 2010, File No. 0-20354, and incorporated herein by reference).

3.3*	Certificate of Elimination of the Certificates of Designations of Preferred Stock filed with the Secretary of State of Delaware on April 5, 2011 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

3.4*	Certificate of Elimination filed with the Secretary of State of Delaware on December 6, 2011 (previously filed as Exhibit 3.1 to the Current Report on Form 8-K filed on December 6, 2011, File No. 0-20354, and incorporated herein by reference).

4.1*	Form of Warrant A, dated March 9, 2007 (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on March 12, 2007, File No. 0-20354, and incorporated herein by reference).

4.2*	Specimen Common Stock Certificate (previously filed as Exhibit 4.14 to Amendment No. 1 to the Registration Statement on Form S-1 filed on January 12, 2010, File No. 333-162966, and incorporated herein by reference).

4.3*	Warrant Agreement, dated as of December 22, 2010 by and among Lighting Science Group Corporation and American Stock Transfer & Trust Company, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 4, 2011, File No. 0-20354, and incorporated herein by reference).

4.4*	Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated January 13, 2011 and issued to The Home Depot, Inc. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

4.5*	Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated May 25, 2012 and issued to RW LSG Management Holdings LLC (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.6†	Form of Warrant to Purchase Common Stock of Lighting Science Group Corporation, dated June 15, 2012 and issued to RW LSG Management Holdings LLC and certain other investors.

4.7*	Registration Rights Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation and RW LSG Holdings LLC and RW LSG Management Holdings LLC (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.8*	Amendment to Amended and Restated Registration Rights Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, Pegasus Partners IV, L.P. and LSGC Holdings LLC (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.9*	Amended and Restated Registration Rights Agreement, dated as of January 23, 2009, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on January 30, 2009, File No. 0-20354, and incorporated herein by reference).

4.10*	Registration Rights Agreement, dated January 14, 2011 between Lighting Science Group Corporation and The Home Depot, Inc. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on January 20, 2011, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

4.11*	Registration Rights Agreement, dated as of June 6, 2011, between Lighting Science Group Corporation and Geveran Investments, Ltd (previously filed as Exhibit 4.8 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

4.12*	Amended and Restated Registration Rights Agreement, dated April 22, 2008, by and among Lighting Science Group Corporation, C. van de Vrie Holding B.V., W. van de Vrie Holding B.V., R.Q. van de Vrie Holding B.V. and Q. van de Vrie Jr. Holding B.V., Y.B. van de Vrie Holding B.V. and LED Holdings, LLC (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on April 24, 2008, File No. 0-20354, and incorporated by reference).

4.13*	Certificate of Designation of Series F Preferred Stock (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on November 21, 2011, File No. 0-20354, and incorporated herein by reference).

4.14*	Certificate of Designation of Series G Preferred Stock (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on December 6, 2011, File No. 0-20354, and incorporated herein by reference).

4.15*	Certificate of Increase of Series G Preferred Stock filed with the Secretary of State of Delaware on February 24, 2012 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

4.16*	Certificate of Designation of Series H Preferred Stock filed with the Secretary of State of Delaware on May 25, 2012 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.17*	Certificate of Designation of Series I Preferred Stock filed with the Secretary of State of Delaware on May 25, 2012 (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

4.18*	Warrant, dated as of September 25, 2012, issued to Cleantech Europe II (A) LP. (previously filed as Exhibit 4.1 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.19*	Warrant, dated as of September 25, 2012, issued to Cleantech Europe II (B) LP. (previously filed as Exhibit 4.2 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.20*	Warrant, dated as of September 25, 2012, by and between Lighting Science Group Corporation and Portman Limited. (previously filed as Exhibit 4.3 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.21*	Certificate of Increase of Series H Preferred Stock filed with the Secretary of State of Delaware on September 24, 2012. (previously filed as Exhibit 4.4 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.22*	Amended and Restated Registration Rights Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation and RW LSG Holdings LLC. RW LSG Management Holdings LLC, Portman Limited, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP. (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.23*	Voting Agreement, dated as of September 25, 2012, by and between Lighting Science Group Corporation and RW LSG Holdings LLC. (previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

4.24*	Voting Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation, Pegasus Capital Advisors, L.P. and LSGC Holdings II LLC. (previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

5.1#	Opinion of Haynes and Boone, LLP.

10.1*	Amended and Restated Equity Based Compensation Plan (previously filed as Appendix A to the Proxy Statement on Schedule 14A filed on August 28, 2012, File No. 0-20354 and incorporated herein by reference).

10.2*	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Stock Option Agreement (previously filed as Exhibit 4.13 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.3*	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Employee Incentive Stock Option Agreement, (previously filed as Exhibit 4.14 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.4*	Form of Lighting Science Group Corporation 2005 Equity-Based Compensation Plan Restricted Stock Award Agreement (previously filed as Exhibit 4.15 to the Registration Statement on Form S-8 filed on May 5, 2008, File No. 0-20354, and incorporated herein by reference).

10.5*	Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Plan Nonqualified Stock Option Agreement (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.6*	Form of Lighting Science Group Corporation Amended and Restated Equity-Based Compensation Incentive Stock Option Agreement (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on August 27, 2009, File No. 0-20354, and incorporated herein by reference).

10.7*	Lighting Science Group Corporation 2011 Employee Stock Purchase Plan (previously filed as Exhibit 4.8 to the Registration Statement on Form S-8 filed on February 5, 2011, File No. 333-172466, and incorporated herein by reference).

10.8*	Governing Agreement and Complete Releases, dated August 27, 2009, among Lighting Science Group Corporation, LED Holdings, LLC, LED Effects, Inc., Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., Philips Electronics North America Corporation, Philips Solid-State Lighting Solutions, Inc. and Koninklijke Philips Electronics N.V. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 28, 2009, File No. 0-20354, and incorporated herein by reference).

10.9*	Support Services Agreement, dated as of June 23, 2010, between Lighting Science Group Corporation and Pegasus Capital Advisors, L.P. (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on June 29, 2010, File No. 0-20354, and incorporated herein by reference).

10.10*	Stock Purchase, Exchange and Recapitalization Agreement, dated as of September 30, 2010, by and among Lighting Science Group Corporation and Pegasus Partners IV, L.P., LSGC Holdings LLC, and LED Holdings, LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on October 6, 2010, File No. 0-20354, and incorporated herein by reference).

10.11*	Loan and Security Agreement, dated as of November 22, 2010, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, N.A., in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 29, 2010, File No. 0-20354, and incorporated herein by reference).

10.12*	Exchange Agreement, dated as of February 4, 2011, between Lighting Science Group Corporation and LSGC Holdings LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 10, 2011, File No. 0-20354, and incorporated herein by reference).

10.13*	Employment Letter, dated March 30, 2011 but effective as of February 10, 2011, between Lighting Science Group Corporation and Fredric Maxik (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

10.14*	Employment Letter, dated March 30, 2011 but effective as of February 10, 2011, between Lighting Science Group Corporation and Gregory Kaiser (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

10.15*	Amendment No. 1 to Loan and Security Agreement, dated as of November 22, 2010, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 28, 2011, File No. 0-20354, and incorporated herein by reference).

10.16*	Exchange Agreement, dated as of April 26, 2011, between Lighting Science Group Corporation and Koninklijke Philips Electronics N.V. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on April 28, 2011, File No. 0-20354, and incorporated herein by reference).

10.17*	Assignment Agreement, dated as of April 22, 2011, between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on April 28, 2011, File No. 0-20354, and incorporated herein by reference).

10.18*	Employment Letter, dated April 28, 2011, between Lighting Science Group Corporation and James Haworth (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 4, 2011, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.19*	Demand Note, dated as of May 6, 2011, between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.20*	Amendment No. 2 to Loan and Security Agreement, dated as of May 6, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, N.A., in its capacity as issuing bank and agent (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on May 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.21*	Subordination Agreement, dated as of May 6, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, N.A., in its capacity as issuing bank and agent (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on May 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.22*	Amendment No. 3 to Loan and Security Agreement and Waiver, dated as of August 5, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank agent and a lender thereunder (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on August 12, 2011, File No. 0-20354, and incorporated herein by reference).

10.23*	Subscription Agreement, dated as of May 10, 2011, between Lighting Science Group Corporation and Geveran Investments, Ltd. (previously filed as Exhibit 10.8 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

10.24*	Subscription Agreement, dated as of May 13, 2011, between Lighting Science Group Corporation and Al Bawardi Enterprises LLC (previously filed as Exhibit 10.9 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

10.25*	Subscription Agreement, dated as of May 16, 2011, by and among Lighting Science Group Corporation, LSGC Holdings LLC and LSGC Holdings II LLC (previously filed as Exhibit 10.10 to the Quarterly Report on Form 10-Q filed on August 15, 2011, File No. 0-20354, and incorporated herein by reference).

10.26*	Second Lien Letter of Credit, Loan and Security Agreement, dated as of September 20, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Ares Capital Corporation, in its capacity as agent and a lender thereunder (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 27, 2011, File No. 0-20354, and incorporated herein by reference).

10.27*	Amendment No. 4 to Loan and Security Agreement and Consent, dated as of September 20, 2011, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank, agent, and a lender thereunder (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on September 27, 2011, File No. 0-20354, and incorporated herein by reference).

10.28*	Subscription Agreement, dated November 17, 2011, among Lighting Science Group Corporation, PCA LSG Holdings, LLC and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on November 21, 2011, File No. 0-20354, and incorporated herein by reference).

10.29*	Series G Unit Subscription Agreement, dated December 1, 2011, among Lighting Science Group Corporation, PCA LSG Holdings, LLC, Pegasus Partners IV, L.P., LSGC Holdings II LLC, Ensemble Lights, LLC, Belfer Investment Partners L.P., Lime Partners, LLC, Mr. Mark Kristoff and Mr. Alan Docter (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on December 6, 2011, File No. 0-20354, and incorporated herein by reference).

10.30*	Letter Agreement, dated as of January 17, 2012, between Lighting Science Group Corporation and LSGC Holdings LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 23, 2012, File No. 0-20354, and incorporated herein by reference).

10.31*	Amendment No. 5 to Loan and Security Agreement and Consent, dated as of February 24, 2012, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

10.32*	Series G Unit Subscription Agreement, dated as of February 24, 2012, by and between Lighting Science Group Corporation and Mr. Leon Wagner (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.33*	Series G Unit Subscription Agreement, dated as of March 20, 2012, by and between Lighting Science Group Corporation and PCA LSG Holdings, LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on March 26, 2012, File No. 0-20354, and incorporated herein by reference).

10.34*	Employment Letter, dated August 17, 2009, between Lighting Science Group Corporation and Zachary S. Gibler (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 30, 2009, File No. 0-20354, and incorporated herein by reference).

10.35*	Employment Letter, dated March 30, 2011 but effective as of February 10, 2011, between Lighting Science Group Corporation and John T. Stanley (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on April 5, 2011, File No. 0-20354, and incorporated herein by reference).

10.36*	Employment Letter, dated as of February 10, 2011, between Lighting Science Group Corporation and David Henderson (previously filed as Exhibit 10.38 to the Annual Report on Form 10-K/A filed on May 3, 2012, File No. 0-20354, and incorporated herein by reference).

10.37*	Employment Letter, dated as of February 10, 2011, between Lighting Science Group Corporation and Edward Russ (previously filed as Exhibit 10.39 to the Annual Report on Form 10-K/A filed on May 3, 2012, File No. 0-20354, and incorporated herein by reference).

10.38*	Preferred Stock Subscription Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, RW LSG Holdings LLC and each of the other parties signatory thereto (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.39*	Exchange and Redemption Agreement, dated as May 25, 2012, by and among Lighting Science Group Corporation, LSGC Holdings LLC and Continental Casualty Company (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.40*	Commitment Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, Pegasus Capital Advisors, L.P., Pegasus Partners IV, L.P., PCA LSG Holdings, LLC and LSGC Holdings II LLC (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.41*	Support Services Agreement, dated as of May 25, 2012, by and among Lighting Science Group Corporation, RW LSG Holdings LLC and RW LSG Management Holdings LLC. (previously filed as Exhibit 10.6 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.42*	Support Services Agreement, dated as of May 25, 2012, by and between Lighting Science Group Corporation and Pegasus Capital Advisors, L.P. (previously filed as Exhibit 10.7 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.43*	Employment Letter, dated as of May 25, 2012, by and between Lighting Science Group Corporation and Keith Scott (previously filed as Exhibit 10.8 to the Current Report on Form 8-K filed on June 1, 2012, File No. 0-20354, and incorporated herein by reference).

10.44*	Form of Indemnification Agreement (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on June 14, 2012, File No. 0-20354, and incorporated herein by reference).

10.45*	Series G Unit Subscription Agreement, dated as of March 28, 2012, by and between Lighting Science Group Corporation and PCA LSG Holdings, LLC (previously filed as Exhibit 10.5 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 14, 2012, File No. 0-20354, and incorporated herein by reference).

10.46*	Series G Unit Subscription Agreement, dated as of April 12, 2012, by and between Lighting Science Group Corporation and Mr. Leon Wagner (previously filed as Exhibit 10.6 to the Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 filed on May 14, 2012, File No. 0-20354, and incorporated herein by reference).

10.47*	Series G Unit Subscription Agreement, dated as of April 13, 2012, by and between Lighting Science Group Corporation and LSGC Holdings II LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on April 19, 2012, File No. 0-20354, and incorporated herein by reference).

10.48*	Series G Unit Subscription Agreement, dated as of May 2, 2012, by and between Lighting Science Group Corporation and Mr. Leon Wagner (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on May 7, 2012, File No. 0-20354, and incorporated herein by reference).

EXHIBIT NUMBER	DESCRIPTION

10.49*	Letter Agreement, dated as of January 17, 2012, between Lighting Science Group Corporation and LSGC Holdings LLC (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on January 23, 2012, File No. 0-20354, and incorporated herein by reference).

10.50*	Amendment No. 5 to Loan and Security Agreement and Consent, dated as of February 24, 2012, by and among Lighting Science Group Corporation, Biological Illumination, LLC, LSGC, LLC and Wells Fargo Bank, National Association, in its capacity as issuing bank and agent (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on February 29, 2012, File No. 0-20354, and incorporated herein by reference).

10.51*	Preferred Stock Subscription Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation and Portman Limited. (previously filed as Exhibit 10.1 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.52*	Preferred Stock Subscription Agreement, dated as of September 25, 2012, by and among Lighting Science Group Corporation, Cleantech Europe II (A) LP and Cleantech Europe II (B) LP. (previously filed as Exhibit 10.2 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.53*	Promissory Note, dated as of September 25, 2012, issued by Cleantech Europe II (A) LP to Lighting Science Group Corporation. (previously filed as Exhibit 10.3 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.54*	Promissory Note, dated as of September 25, 2012, issued by Cleantech Europe II (B) LP to Lighting Science Group Corporation. (previously filed as Exhibit 10.4 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

10.55*	Commitment Agreement, dated as of September 25, 2012, by and between Lighting Science Group Corporation and Pegasus Partners IV, L.P. (previously filed as Exhibit 10.5 to the Current Report on Form 8-K filed on September 27, 2012, File No. 0-20354, and incorporated herein by reference).

21.1*	Subsidiaries of Lighting Science Group Corporation.

23.1†	Consent of KPMG, LLP, Independent Registered Public Accounting Firm.

23.2†	Consent of McGladrey & Pullen, LLP, Independent Registered Public Accounting Firm.

23.3#	Consent of Haynes and Boone, LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

24.2†	Power of Attorney.

101.INS‡	XBRL Instance Document.

101.SCH‡	XBRL Taxonomy Extension Schema Document.

101.CAL‡	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF‡	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB‡	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE‡	XBRL Taxonomy Extension Presentation Linkbase Document.

*	Previously filed.
†	Filed herewith.
#	To be filed by amendment.
‡	Pursuant to Rule 406T of Regulation S-T, these interactive data files are deemed not filed or part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933 or Section 18 of the Securities Exchange Act of 1934 and otherwise are not subject to liability under these sections.